As filed with the Securities and Exchange Commission on April 25, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LEVI STRAUSS & CO.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	2325	94-0905160
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1155 BATTERY STREET, SAN FRANCISCO, CALIFORNIA 94111 (415) 501-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jennifer Chaloemtiarana

Chief Counsel, Finance & Governance, Retail & Commercial Operations

Levi Strauss & Co.

1155 Battery Street

San Francisco, California 94111

(415) 501-7448

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Brett Cooper

Lynne T. Hirata

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, California 94105

(415) 773-5700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
6 7/8% Senior Notes due 2022	$140,000,000	100%	$140,000,000.00	$19,096

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act.
(2)	Calculated pursuant to Rule 457 under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept any offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 25, 2013

Prospectus

LEVI STRAUSS & CO.

Offer to Exchange

all outstanding unregistered 6 7/8% Senior Notes due 2022

($140,000,000 aggregate principal amount outstanding)

for

6 7/8% Senior Notes due 2022

($140,000,000 aggregate principal amount)

which have been registered under the Securities Act of 1933

The Exchange Offer

•	Expires 5:00 p.m., New York City time on , 2013, unless extended.

•	Not conditional upon any minimum principal amount of outstanding unregistered 6 7/8% Senior Notes due 2022 (the “old notes”) being tendered for exchange.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of old notes may be withdrawn any time prior to 5:00 p.m., New York City time on the date of the expiration of the exchange offer.

•	The exchange of old notes will generally not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The Exchange Notes

•

The terms of the exchange notes (the “exchange notes”) to be issued in the exchange offer for old notes are substantially similar to the old notes, except, in each case, for transfer restrictions and registration rights relating to the old notes.

Resale of Exchange Notes

•	We do not intend to apply for a listing of the exchange notes on any securities exchange or an automated dealer quotation system.

•

The exchange notes will be part of a series of notes for which certain dealers currently make a market. However, there can be no assurance as to the continuance or liquidity of any market for the exchange notes.

Broker dealers who receive exchange notes pursuant to the exchange offer acknowledge that they will deliver a prospectus in connection with any resale of such exchange notes. Broker dealers who acquired the old notes as a result of market-making or other trading activities may use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of the exchange notes.

See “Risk factors” beginning on page 10 for a discussion of factors that you should consider before tendering your old notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2013.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) a registration statement on Form S-4 under the Securities Act of 1933 (the “Securities Act”) relating to the exchange offer that includes important business and financial information about us that is not included in or delivered with this prospectus. This prospectus does not contain all of the information included in the registration statement. This information is available from us without charge to holders of old notes as specified below. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the document or matter involved.

We voluntarily file periodic reports and other information with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”).

You may read and copy the registration statement, including the attached exhibits, and any report, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to the public from commercial document retrieval services and at the SEC’s Internet site at www.sec.gov.

You may request a copy of any of our filings with the SEC, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

Levi Strauss & Co.

1155 Battery Street

San Francisco, California 94111

Attention: Investor Relations

Telephone: (800) 438-0349 or (415) 501-6000

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than five business days before the expiration date of the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time on                 , 2013 (the “expiration date”). The exchange offer can be extended by us in our sole discretion. See the caption “The Exchange Offer” for more detailed information.

You should rely only on the information provided in this prospectus. No person has been authorized to provide you with different information. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

Any old notes not tendered and accepted in the exchange offer will remain outstanding. To the extent old notes are tendered and accepted in the exchange offer, a holder’s ability to sell untendered old notes could be adversely affected. Following consummation of the exchange offer, the holders of old notes will continue to be subject to the existing restrictions upon transfer thereof and we will have fulfilled one of our obligations under the registration rights agreement. Holders of old notes who do not tender their notes generally will not have any further registration rights under the registration rights agreement or otherwise.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this prospectus, certain matters discussed in this prospectus, including (without limitation) statements under “Summary,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Although we believe that, in making any such statements, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

These forward-looking statements include statements relating to our anticipated financial performance and business prospects and/or statements preceded by, followed by or that include the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “could,” “plans,” “seeks” and similar expressions. These forward-looking statements speak only as of the date stated and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by these forward-looking statements will not be realized. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, including those disclosed under “Risk Factors” in this prospectus and in our filings with the SEC, some of which may be beyond our control and that could cause actual results to differ materially from those suggested by the forward-looking statements and include, without limitation:

•

changes in the level of consumer spending for apparel in view of general economic and environmental conditions and pricing trends, and our ability to plan for and respond to the impact of those changes;

•	consequences of impacts to the businesses of our wholesale customers caused by factors such as lower consumer spending, pricing changes, general economic conditions and changing consumer preferences;

•	our ability to mitigate the variability of costs related to manufacturing, sourcing, and raw materials supply and to manage consumer response to such mitigating actions;

•

our effectiveness in increasing productivity and efficiency in our operations and our ability to implement organizational changes intended to optimize operations without business disruption or mitigation to such disruptions;

•	our and our wholesale customers’ decisions to modify strategies and adjust product mix, and our ability to manage any resulting product transition costs;

•	our ability to gauge and adapt to changing U.S. and international retail environments and fashion trends and changing consumer preferences in product, price-points and shopping experiences;

•	our ability to respond to price, innovation and other competitive pressures in the apparel industry, on our key customers and in our key markets;

•	our ability to increase the number of dedicated stores for our products, including through opening and profitably operating company-operated stores;

•	consequences of foreign currency exchange rate fluctuations;

•	the impact of the variables that affect the net periodic benefit cost and future funding requirements of our postretirement benefits and pension plans;

•	our dependence on key distribution channels, customers and suppliers;

•	our ability to utilize our tax credits and net operating loss carryforwards;

•	ongoing or future litigation matters and disputes and regulatory developments;

•	changes in or application of trade and tax laws; and

•	political, social and economic instability in countries where we do business.

Our actual results might differ materially from historical performance or current expectations. We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information on these and other factors, see “Risk Factors” in this prospectus. We caution prospective purchasers not to place undue reliance on these forward-looking statements. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements and the risk factors contained throughout this prospectus.

SUMMARY

This summary contains basic information about our company and the offering. This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before exchanging your old notes for exchange notes. For a more complete understanding of our company and this offering, you should read this entire prospectus, including “Risk Factors” and the financial information and the notes thereto included herein. Unless otherwise indicated or required by the context, the terms “we,” “our,” “us” and the “Company” refer to Levi Strauss & Co. and all of its subsidiaries that are consolidated under U.S. GAAP and all references to financial results or data for a particular year are to our fiscal years.

Our Company

From our California Gold Rush beginnings, we have grown into one of the world’s largest brand-name apparel companies. A history of responsible business practices, rooted in our core values, has helped us build our brands and engender consumer trust around the world. Under our brand names, we design, market and sell —directly or through third parties and licensees — products that include jeans, casual and dress pants, tops, shorts, skirts, jackets, footwear, and related accessories for men, women and children.

An Authentic American Icon

Our Levi’s® brand has become one of the most widely recognized brands in the history of the apparel industry. Its broad distribution reflects the brand’s appeal across consumers of all ages and lifestyles. Its merchandising and marketing reflect the brand’s core attributes: original, definitive, honest, confident and youthful.

Our Dockers® brand was at the forefront of the business casual trend in the United States, offering an alternative to suit dressing and casual wear that led to the American staple — the khaki pant. The brand quickly planted its stake in the marketplace and today, the Dockers® brand has evolved around the world as a market leader in the casual pant category.

Our Global Reach

Our products are sold in more than 110 countries, grouped into three geographic regions: Americas, Europe and Asia Pacific. We support our brands throughout these regions through a global infrastructure, developing, sourcing and marketing our products around the world. Although our brands are recognized as authentically “American,” we derive approximately half of our net revenues from outside the United States.

Our products are sold in approximately 50,000 retail locations worldwide, including approximately 2,300 retail stores dedicated to our brands, both franchised and company-operated. We distribute our Levi’s® and Dockers® products primarily through chain retailers and department stores in the United States and primarily through department stores, specialty retailers and franchised stores outside of the United States. Levi’s® and Dockers® products are also sold through our brand-dedicated company-operated stores and through the online stores we operate, as well as the online stores of certain of our key wholesale customers and other third parties. We distribute Signature by Levi Strauss & Co.™ and Denizen® brand products primarily through mass channel retailers in the Americas.

Our Business Strategies

Our goal is to generate and sustain profitable growth over the long term in order to significantly improve the value of the enterprise. The management team is focused on four key strategies to achieve this goal:

•

Drive the profitable core business. We will focus our resources behind our businesses that we believe will provide long-term, sustained profitability. We consider our core businesses to be the ones that create the most value on a brand, geographic, customer or business-segment basis. These businesses include our men’s bottoms business for the Levi’s® brand globally and the Dockers® brand in the United States. We consider our core products, including our 501® jean and our Dockers® khaki pant, to be key assets. We also consider our key wholesale accounts in the United States and Europe to be vital elements of our long-term growth strategies.

•

Expand the reach of our brands. We intend to grow our two largest brands through new or expanded product categories, consumer segments and geographic markets. We intend to build upon our brand equity and our innovative design and marketing expertise to expand the reach and appeal of our brands globally. For example, we believe we can better serve the female consumer, and that there are significant opportunities in tops, outerwear and accessories. We also believe opportunities remain to expand in emerging and underpenetrated geographic markets.

•

Elevate the performance of our dedicated retail channel. We will continue to expand our consumer reach through brand-dedicated stores globally, whether company-operated stores, dedicated e-commerce sites, franchisee or other dedicated store models. We believe these stores represent an attractive opportunity to establish incremental distribution and sales as well as to showcase the full breadth of our product offerings and deliver a consistent brand experience to the consumer.

•

Leverage our global scale to develop a competitive cost structure. We are focused on improving productivity, managing our controllable cost structure and driving efficiencies through our global supply chain. We will balance our pursuit of improved agility and marketplace responsiveness with our cost management efforts.

Failure to Exchange Your Old Notes

In this prospectus, we refer to the $140.0 million principal amount of unregistered 6 7/8% Senior Notes due 2022 that we issued in March 2013 as the old notes. The old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities under the Securities Act. Therefore, you may only transfer or resell them in a transaction registered under or exempt from the Securities Act and applicable state securities laws. We will issue the exchange notes in exchange for the old notes under the exchange offer only following the satisfaction of the procedures and conditions described under the caption “The Exchange Offer.”

Because we anticipate that most holders of the old notes will elect to exchange their old notes, we expect that the liquidity of the markets, if any, for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the old notes.

Corporate Information

Levi Strauss & Co. was founded in San Francisco, California, in 1853 and incorporated in Delaware in 1971. Our common stock is owned primarily by descendants of the family of Levi Strauss and their relatives. We conduct our operations outside the United States through foreign subsidiaries owned directly or indirectly by Levi Strauss & Co. We have headquarter offices in San Francisco, Brussels and Singapore. Our corporate offices are located at Levi’s Plaza, 1155 Battery Street, San Francisco, California 94111, and our main telephone number is (415) 501-6000. Our website address is www.levistrauss.com. The information on our website is not a part of this prospectus.

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes. In this summary, “notes” refers to both our old notes and the exchange notes.

Issuer	Levi Strauss & Co.

Notes Offered	$140,000,000 aggregate principal amount of 6 7/8% senior notes due 2022 and registered under the Securities Act. The exchange notes offered hereby and the old notes form a part of the same series as our 6 7/8% Senior Notes due 2022 that we issued on May 8, 2012, in the aggregate principal amount of $385 million (the “2012 Notes”). The exchange notes, the old notes and the 2012 Notes will be treated as a single class for all purposes under the Indenture under which they were issued, including, without limitation, waivers, amendments, redemptions, and offers to purchase. As used in this prospectus, the exchange notes, the old notes and the 2012 Notes are collectively referred to as the “Senior Notes.”

Maturity Date	May 1, 2022.

Interest	Interest on the exchange notes will accrue at a rate of 6 7/8% per annum and will be payable semi-annually in cash in arrears on May 1 and November 1 of each year, commencing November 1, 2013.

Ranking	The exchange notes will be general senior obligations of Levi Strauss & Co. and will:

•	rank equally in right of payment to all our existing and future senior unsecured debt;

•	rank senior in right of payment to our future debt that is expressly subordinated in right of payment to the notes;

•	be effectively subordinated to our secured indebtedness, including indebtedness under our existing credit facilities, to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated to all of the existing and future liabilities, including trade payables, of our subsidiaries.

As of February 24, 2013, after giving effect to the issuance of the old notes and the application of proceeds of such old notes, we had approximately $1.6 billion of debt, of which none was secured. In addition, unused availability under our senior revolving credit facility was $573.7 million, which, if borrowed, would be secured debt. In addition, as of February 24, 2013, our subsidiaries had approximately $569.5 million of liabilities, including trade payables, but excluding intercompany obligations.

Optional Redemption	On or after May 1, 2017, we may redeem some or all of the exchange notes at any time at the redemption prices described in the section “Description of Exchange Notes—Optional Redemption” plus accrued interest, if any, to the redemption date. Prior to such dates, we may redeem some or all of the notes at a redemption price of 100% of the principal amount plus accrued and unpaid interest, if any, to the redemption date, plus a “make-whole” premium. In addition, we may redeem up to 35% of the aggregate principal amount of the Senior Notes before May 1, 2015 with the proceeds of certain equity offerings at a redemption price of 106.875% of the principal amount plus accrued and unpaid interest, if any, to the redemption date.

Change of Control	If we experience certain kinds of changes of control, we must offer to purchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest. For more details, see the section “Description of Exchange Notes” under the heading “Change of Control.”

Certain Covenants	The indenture contains covenants that limit, among other things, our ability and the ability of some of our subsidiaries to:

•	incur additional debt;

•	pay dividends or make other restricted payments;

•	consummate specified asset sales;

•	enter into transactions with affiliates;

•	incur liens;

•	impose restrictions on the ability of a subsidiary to pay dividends or make payments to us and our restricted subsidiaries;

•	merge or consolidate with any other person; and

•	sell, assign, transfer, lease convey or otherwise dispose of all or substantially all of our assets or the assets of our restricted subsidiaries.

If the exchange notes receive and maintain an investment grade rating by both Standard & Poor’s Ratings Service and Moody’s Investors Service and we and our restricted subsidiaries are and remain in compliance with the indenture governing the notes, we and our restricted subsidiaries will not be required to comply with particular covenants contained in the indenture. For more detailed description on covenants contained in the indenture, see “Description of Exchange Notes—Certain Covenants.”

Market for the Exchange Notes

We do not intend to apply for a listing of the exchange notes on any securities exchange or an automated dealer quotation system. If issued, the exchange notes are expected to become fungible with the 2012 Notes. Certain dealers currently make a market in the 2012

Notes. Accordingly, we expect that the market-making activities will extend to the exchange notes once they become fungible with the 2012 Notes. However, there can be no assurance as to the continuance or liquidity of any market for the 2012 Notes or the exchange notes.

Risk Factors

See “Risk Factors,” which begins on page 10, for a discussion of certain factors that should be considered by prospective investors in evaluating an investment in the exchange notes.

Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

Three Months Ended February 24, 2013	Year Ended
	November 25, 2012	November 27, 2011	November 28, 2010	November 29, 2009	November 30, 2008
4.2x	2.0x	2.0x	2.2x	2.0x	2.9x

The Exchange Offer

The $140.0 million unregistered old notes were issued in a private placement. In this exchange offer, we are offering to exchange, for your old notes, exchange notes which are substantially similar in all material respects to the old notes except that the exchange notes have been registered under the Securities Act and certain transfer restrictions and registration rights relating to the old notes do not apply to the exchange notes.

Registration rights agreement	In connection with the issuance of the $140.0 million of old notes on March 14, 2013, we entered into a registration rights agreement with the initial purchasers with respect to the old notes in which we agreed, among other things, to complete an exchange offer.

You may exchange your old notes for exchange notes, which have substantially similar terms to your old notes. The exchange offer satisfies your rights and our obligations under the registration rights agreement. After the exchange offer is over, you will not be entitled to any exchange or registration rights with respect to your old notes.

The exchange offer	We are offering to exchange up to $140.0 million aggregate principal amount of old notes for up to $140.0 million aggregate principal amount of exchange notes.

You may exchange old notes only in a minimum denomination of $2,000 and integral multiples of $1,000 principal amount in excess thereof.

Purpose and effect	The purpose of the exchange offer is to give you the opportunity to exchange your old notes for exchange notes that have been registered under the Securities Act.

Resale	Except as indicated in this prospectus, we believe that the exchange notes may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not a broker-dealer who purchased the old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act.

Our belief is based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties. We do not intend to seek a no-action letter, and there is no assurance that the staff of the SEC would make a similar determination with respect to the exchange notes. If this interpretation is inapplicable, and you transfer any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not assume, or indemnify holders against, such liability.

Each broker-dealer that is issued exchange notes for its own account in exchange for old notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. To the extent described in “Plan of Distribution,” a broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes.

Expiration of the exchange offer; withdrawal of tender	The exchange offer will expire at 5:00 p.m., New York City time, on , 2013, or a later date and time to which we may extend it. We do not currently intend to extend the expiration of the exchange offer. You may withdraw your tender of old notes pursuant to the exchange offer at any time before expiration of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of the exchange offer.

Conditions to the exchange offer	We will not be required to accept old notes for exchange:

•	if the exchange offer would be unlawful or would violate any interpretation of the SEC staff; or

•	if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer.

The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered. Please read “The Exchange Offer—Conditions” for more information about the conditions to the exchange offer.

Procedures for tendering old notes	We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all of the old notes are held in book-entry accounts maintained by the exchange agent at DTC, a holder should not submit a letter of transmittal. However, all holders who exchange their old notes for exchange notes in accordance with the procedures outlined below will be deemed to have acknowledged receipt of, and agreed to be bound by, and to have made all of the representations and warranties contained in, the letter of transmittal.

To tender in the exchange offer, a holder must comply with the following procedures, as applicable:

If you wish to exchange your old notes and either you or your registered holder hold your old notes in book-entry form directly through DTC, you must submit an instruction and follow the procedures for book-entry transfer as provided under “—Book-Entry Transfer.”

Only a registered holder of record of old notes may tender old notes in the exchange offer. If you are a beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you may request your respective broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you. Alternatively, if you are a beneficial owner and you wish to act on your own behalf in connection with the exchange offer, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder.

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the old notes or the exchange notes;

•	you are not our affiliate;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that you acquired as result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes.

Effect on holders of old notes	If you are a holder of old notes and you do not tender your old notes in the exchange offer, you will continue to hold your old notes and will be entitled to all the rights and subject to all the limitations applicable to the old notes in the indenture.

The trading market for old notes could be adversely affected if some but not all of the old notes are tendered and accepted in the exchange offer.

Consequences of failure to exchange	All untendered old notes will remain subject to the restrictions on transfer provided for in the old notes and in the indenture. Generally,

the old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities and may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

Certain federal income tax considerations	The exchange of old notes for exchange notes in the exchange offer will generally not be a taxable exchange for U.S. federal income tax purposes. See the caption “Certain U.S. Federal Income Tax Considerations” for a more detailed description of the tax consequences of the exchange.

Use of proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange agent	Wells Fargo Bank, National Association

RISK FACTORS

Your investment in the exchange notes will involve risks. You should carefully consider the following factors described below and all other information in this prospectus before deciding to exchange your old notes for exchange notes. In this section, “notes” refers to both our old notes and the exchange notes.

Risks Relating to the Notes

If you do not exchange your old notes, they may be difficult to resell.

It may be difficult for you to sell old notes that are not exchanged in the exchange offer, since any old notes not exchanged will remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act.

These restrictions on transfer of your old notes exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities and may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, we do not intend to register the old notes under the Securities Act.

To the extent any old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

Because the notes are effectively subordinated to all of our secured debt and the liabilities of our subsidiaries, we may not have sufficient assets to pay amounts owed on the notes if a default occurs.

The notes are general senior obligations that rank equal in right of payment with all of our existing and future unsecured and unsubordinated debt, including our 2012 Notes, 2018 Notes and 2020 Notes and our Yen-denominated eurobonds due 2016. The notes are effectively subordinated to all of our secured debt to the extent of the value of the assets securing that debt. As of February 24, 2013, after giving effect to the issuance of our old notes and the application of proceeds of such old notes, we had approximately $1.6 billion of debt, of which none was secured. In addition, unused availability under our senior revolving credit facility was $573.7 million, which, if borrowed, would be secured debt.

Because our senior secured revolving credit facility is a secured obligation, failure to comply with their terms or our inability to pay our lenders at maturity would entitle those lenders immediately to foreclose on most of our assets, including our U.S. trademarks and the capital stock of all of our U.S. and most of our foreign subsidiaries, and the assets of our material U.S. subsidiaries, which serve as collateral. In the event of any foreclosure on our assets, our secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including the holders of notes.

The notes are also structurally subordinated to all obligations of our subsidiaries since holders of notes will only be creditors of Levi Strauss & Co. and not of our subsidiaries. As of February 24, 2013, the liabilities, including trade payables, of our subsidiaries were approximately $569.5 million. The ability of our creditors, including you, to participate in any distribution of assets of any of our subsidiaries upon liquidation or bankruptcy will be subject to the prior claims of that subsidiary’s creditors, including trade creditors, and any prior or equal claim of any equity holder of that subsidiary. In addition, the ability of our creditors, including you, to participate in distributions of assets of our subsidiaries will be limited to the extent that the outstanding shares of capital stock of any of our subsidiaries are either pledged to secure other creditors, such as under our senior secured revolving credit facility, or are not owned by us, such as our Japanese subsidiary. As a result, you may receive less, proportionately, than our secured creditors and the creditors of our subsidiaries.

An active trading market for the exchange notes may not be sustained.

We have not listed and do not intend to list the exchange notes on any U.S. national securities exchange or quotation system. Although we expect that the exchange notes will be fungible with the 2012 Notes and certain dealers currently make a market in the 2012 Notes, we cannot assure you that the market for the 2012 Notes and the exchange notes will be sustained. If an active market is not sustained, the market price and liquidity of the exchange notes may be adversely affected.

The trading prices of our debt securities have been volatile, and may be volatile in the future.

Other than our 2018 Notes, which are listed on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF Market, none of our other debt securities are currently listed on any securities exchange or registered for quotation through any automated dealer quotation system. Accordingly, information regarding the trading prices of our debt securities is limited. Based on the information available to us, however, the trading prices of our debt securities have been volatile. We expect that the trading price of our debt securities, including the notes, will be affected by developments in our business and our financial results, liquidity position and capital structure as well as developments in the apparel industry, domestic and foreign economies and in the market for high yield debt securities. The trading price for the notes may be volatile, and we cannot assure you that the trading price of notes will not be lower than the issue price.

We may be unable to purchase the notes upon a change of control.

Upon a change of control event as defined in the indenture governing the notes, we would be required to offer to purchase the notes in cash at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any. We also would be required to offer to repurchase our 2012 Notes, 2018 Notes and our 2020 Notes on similar terms. A change of control under the terms of the notes is likely to constitute an event of default under our senior secured revolving credit facility. If this occurs, then the lenders under these financings may declare their debt immediately due and payable. Since our senior secured revolving credit facility is secured, the lenders under these financings could foreclose on most of our assets and be entitled to be repaid in full from the proceeds of any liquidation of those assets before any holder of the notes. We cannot assure you that we will have the financial resources necessary to repurchase the notes and satisfy our other payment obligations that could be triggered upon a change of control. If we do not have sufficient financial resources to effect a change of control offer for the notes, we would be required to seek additional financing from outside sources to repurchase the notes. We cannot assure you that financing would be available to us at that time on satisfactory terms, or at all. In addition, the terms of the notes may not protect you if we undergo a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you unless the transaction is included in the definition of a change of control in the indenture.

Each of the risks in this section is applicable to both the exchange notes and the old notes.

Risks Relating to Our Debt

We have debt and interest payment requirements at a level that may restrict our future operations.

As of February 24, 2013, after giving effect to $25.0 million in prepayments of the Senior Term Loan due 2014 made prior to this offering, and the application of the net proceeds from the offering of the old notes, together with cash on hand, to prepay the Company’s Senior Term Loan due 2014, we would have had approximately $1.6 billion of total debt. Our debt requires us to dedicate a substantial portion of any cash flow from operations to the payment of interest and principal due under our debt, which will reduce funds available for other business purposes, and result in us having lower net income than we would otherwise have had. This dedicated use of cash could impact our ability to successfully compete by, for example:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our flexibility in planning for or reacting to changes in our business and industry;

•	placing us at a competitive disadvantage compared to some of our competitors that have less debt; and

•	limiting our ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes.

In addition, borrowings under our senior secured revolving credit facility and our unsecured term loan bear interest at variable rates of interest. As a result, increases in market interest rates would require a greater portion of our cash flow to be used to pay interest, which could further hinder our operations. Increase in market interest rates may also affect the trading price of our debt securities that bear interest at a fixed rate. Our ability to satisfy our obligations and to reduce our total debt depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control.

Volatility in the capital markets could affect our ability to access capital or could increase our costs of capital.

A downturn or disruption in the credit markets may reduce sources of liquidity available to us or increase our costs of capital, which could impact our ability to maintain or grow our business, which in turn may adversely affect our business and results of operations.

Restrictions in our notes, indentures and senior secured revolving credit facility may limit our activities, including dividend payments, share repurchases and acquisitions.

The indenture governing the notes offered hereby and the indentures relating to our other senior unsecured notes, our Euro notes, our Yen-denominated Eurobonds and our senior secured revolving credit facility contain restrictions, including covenants limiting our ability to incur additional debt, grant liens, make acquisitions and other investments, prepay specified debt, consolidate, merge or acquire other businesses, sell assets, pay dividends and other distributions, repurchase stock, and enter into transactions with affiliates. These restrictions, in combination with our leveraged condition, may make it more difficult for us to successfully execute our business strategy, grow our business or compete with companies not similarly restricted.

If our foreign subsidiaries are unable to distribute cash to us when needed, we may be unable to satisfy our obligations under our debt securities, which could force us to sell assets or use cash that we were planning to use elsewhere in our business.

We conduct our international operations through foreign subsidiaries, and therefore we depend upon funds from our foreign subsidiaries for a portion of the funds necessary to meet our debt service obligations. We only receive the cash that remains after our foreign subsidiaries satisfy their obligations. Any agreements our foreign subsidiaries enter into with other parties, as well as applicable laws and regulations limiting the right and ability of non-U.S. subsidiaries and affiliates to pay dividends and remit cash to affiliated companies, may restrict the ability of our foreign subsidiaries to pay dividends or make other distributions to us. If those subsidiaries are unable to pass on the amount of cash that we need, we will be unable to make payments on our debt obligations, which could force us to sell assets or use cash that we were planning on using elsewhere in our business, which could hinder our operations and affect the trading price of our debt securities.

Risks Relating to the Industry in Which We Compete

Our revenues are influenced by economic conditions that impact consumer spending.

Apparel is a cyclical industry that is dependent upon the overall level of consumer spending. Our wholesale customers anticipate and respond to adverse changes in economic conditions and uncertainty by reducing inventories and canceling orders. Our brand-dedicated stores are also affected by these conditions which may lead to a decline in consumer traffic to, and spending in, these stores. As a result, factors that diminish consumer spending and confidence in any of the markets in which we compete, particularly deterioration in general economic conditions, volatility in investment returns, high levels and fear of unemployment, increases in energy costs or interest rates, housing market downturns, fear about and impact of pandemic illness, and other factors such as acts of war, acts of nature or terrorist or political events that impact consumer confidence, could reduce our sales and adversely affect our business and financial condition through their impact on our wholesale customers as well as its direct impact on us. The global financial economic downturn that has characterized the past several years has impacted consumer confidence and spending negatively in many markets in which we sell our products. These outcomes and behaviors have, and may continue to, adversely affect our business and financial condition.

Intense competition in the worldwide apparel industry could lead to reduced sales and prices.

We face a variety of competitive challenges in the worldwide apparel industry from a variety of jeanswear and casual apparel marketers, and competition has increased over the years due to factors such as the international expansion and increased presence of vertically integrated specialty stores; expansion into e-commerce by existing and new competitors; the proliferation of private labels or exclusive labels offered by department stores, chain stores and mass channel retailers; the introduction of jeans and casual apparel by well-known and successful non-apparel brands (such as athletic wear marketers); and the movement of apparel companies who traditionally relied on wholesale distribution channels into their own retail distribution network. Some of these competitors have greater financial and marketing resources than we do and may be able to adapt to changes in consumer preferences or retail requirements more quickly, devote greater resources to the building and sustaining of their brand equity and the marketing and sale of their products. In addition, some of these competitors may not respond to changing sourcing conditions in the same manner we do, and may be able to achieve lower product costs or adopt more aggressive pricing policies than we can. As a result, we may not be able to compete as effectively with them and may not be able to maintain or grow the equity of and demand for our brands. These evolving competitive factors could reduce our sales and adversely affect our business and financial condition.

The success of our business depends upon our ability to offer innovative and updated products at attractive price points.

The worldwide apparel industry is characterized by constant product innovation due to changing fashion trends and consumer preferences and by the rapid replication of new products by competitors. As a result, our success depends in large part on our ability to develop, market and deliver innovative and stylish products at a pace, intensity, and price competitive with other brands in our segments. In addition, we must create products at a range of price points that appeal to the consumers of both our wholesale customers and our dedicated retail stores. Our development and production cycles take place prior to full visibility into all of these factors for the coming seasons. Failure on our part to forecast consumer demand and market conditions and to regularly and rapidly develop innovative and stylish products and update core products could limit sales growth, adversely affect retail and consumer acceptance of our products, negatively impact the consumer traffic in our dedicated retail stores, leave us with a substantial amount of unsold inventory which we may be forced to sell at discounted prices, and impair the image of our brands. Moreover, our newer products may not produce as high a gross margin as our traditional products and thus may have an adverse effect on our overall margins and profitability.

The worldwide apparel industry is subject to ongoing pricing pressure.

The apparel market is characterized by low barriers to entry for both suppliers and marketers, global sourcing through suppliers located throughout the world, trade liberalization, continuing movement of product sourcing to lower cost countries, and the ongoing emergence of new competitors with widely varying strategies and resources. These factors have contributed, and may continue to contribute, to ongoing pricing pressure and uncertainty throughout the supply chain. Pricing pressure has been exacerbated by the variability of raw material and energy costs in recent years. This pressure could have the following effects:

•	require us to raise wholesale prices on existing products resulting in decreased sales volume;

•	result in reduced gross margins across our product lines;

•	increase retailer demands for allowances, incentives and other forms of economic support; and

•	increase pressure on us to reduce our production costs and our operating expenses.

Any of these factors could adversely affect our business and financial condition.

Increases in the price of raw materials could increase our cost of goods and negatively impact our financial results.

The principal materials used in our business are cotton, blends, synthetics and wools. The prices we pay our suppliers for our products are dependent in part on the market price for raw materials used to produce them, primarily cotton. The price and availability of cotton may fluctuate substantially, depending on a variety of factors, including demand, acreage devoted to cotton crops and crop yields, weather, supply conditions, transportation costs, energy prices, work stoppages, government regulation and government policy, economic climates, market speculation and other unpredictable factors. Any and all of these factors may be exacerbated by global climate change. Cotton prices suffered from unprecedented variability and uncertainty in 2010 and 2011. Increases in raw material costs, unless sufficiently offset with our pricing actions, have caused and may continue to cause a decrease in our profitability and impact our sales volume. These factors may also have an adverse impact on our cash and working capital needs as well as those of our suppliers.

Our business is subject to risks associated with sourcing and manufacturing overseas.

We import both raw materials and finished garments into all of our operating regions. Our ability to import products in a timely and cost-effective manner may be affected by conditions at ports or issues that otherwise affect transportation and warehousing providers, such as port and shipping capacity, labor disputes and work stoppages, political unrest, severe weather, or security requirements in the United States and other countries. These issues could delay importation of products or require us to locate alternative ports or warehousing providers to avoid disruption to our customers. These alternatives may not be available on short notice or could result in higher transportation costs, which could have an adverse impact on our business and financial condition.

Substantially all of our import operations are subject to customs and tax requirements and to tariffs and quotas set by governments through mutual agreements or bilateral actions. In addition, the countries in which our products are manufactured or imported may from time to time impose additional quotas, duties, tariffs or other restrictions on our imports or adversely modify existing restrictions. Adverse changes in these import costs and restrictions, or our suppliers’ failure to comply with customs regulations or similar laws, could harm our business.

Our operations are also subject to the effects of international trade agreements and regulations such as the North American Free Trade Agreement, the Dominican-Republic Central America Free Trade Agreement, the Egypt Qualified Industrial Zone program, and the activities and regulations of the World Trade Organization.

Although generally these trade agreements have positive effects on trade liberalization, sourcing flexibility and cost of goods by reducing or eliminating the duties and/or quotas assessed on products manufactured in a particular country, trade agreements can also impose requirements that adversely affect our business, such as setting quotas on products that may be imported from a particular country into our key markets such as the United States or the European Union.

Risks Relating to Our Business

We depend on a group of key customers for a significant portion of our revenues. A significant adverse change in a customer relationship or in a customer’s performance or financial position could harm our business and financial condition.

Sales to our top ten wholesale customers accounted for approximately 32%, 30% and 33% of our total net revenues in fiscal years 2012, 2011 and 2010, respectively. No customer represented 10% or more of net revenues in any of these years. While we have long-standing relationships with our wholesale customers, we do not have long-term contracts with them. As a result, purchases generally occur on an order-by-order basis, and the relationship, as well as particular orders, can generally be terminated by either party at any time. If any major customer decreases or ceases its purchases from us, reduces the floor space, assortments, fixtures or advertising for our products or changes its manner of doing business with us for any reason, such actions could adversely affect our business and financial condition. In addition, a customer may revise its strategy to one that shifts its focus away from our typical consumer or that otherwise results in a reduction of its sales of our products generally, negatively impacting our sales through that channel. Also, the performance and financial condition of a wholesale customer may cause us to alter our business terms or to cease doing business with that customer, which could in turn adversely affect our own business and financial condition.

The retail industry in the United States has experienced substantial consolidation over the last decade, and further consolidation may occur. Consolidation in the retail industry typically results in store closures, centralized purchasing decisions, increased customer leverage over suppliers, greater exposure for suppliers to credit risk and an increased emphasis by retailers on inventory management and productivity, any of which can, and have, adversely impacted our net revenues, margins and ability to operate efficiently.

We may be unable to maintain or increase our sales through our primary distribution channels.

In the United States, chain stores and department stores are the primary distribution channels for our Levi’s® and Dockers® products, and the mass channel is the primary distribution channel for Signature by Levi Strauss & Co.™ and Denizen® products. Outside the United States, department stores and independent jeanswear retailers have traditionally been our primary distribution channels.

We may be unable to maintain or increase sales of our products through these distribution channels for several reasons, including the following:

•

The retailers in these channels maintain—and seek to grow—substantial private-label and exclusive offerings as they strive to differentiate the brands and products they offer from those of their competitors.

•	These retailers may also change their apparel strategies and reduce fixture spaces and purchases of brands misaligned with their strategic requirements.

•

Other channels, including vertically integrated specialty stores, account for a substantial portion of jeanswear and casual wear sales. In some of our mature markets, these stores have already placed competitive pressure on our primary distribution channels, and many of these stores are now looking to our developing markets to grow their business.

Further success by retailer private-labels and vertically integrated specialty stores may continue to adversely affect the sales of our products across all channels, as well as the profitability of our brand-dedicated stores. Additionally, our ability to secure or maintain retail floor space, market share and sales in these channels depends on our ability to offer differentiated products and to increase retailer profitability on our products, which could have an adverse impact on our margins.

During the past several years, we have experienced significant changes in senior management. The success of our business depends on our ability to attract and retain qualified and effective senior management.

The composition of our senior management team has changed significantly in recent years. Substantially all of our executive officers joined the Company or changed their role within the Company since September 2011, including our Chief Executive Officer and our Chief Financial Officer. Collective or individual changes in our senior management group could have an adverse effect on our ability to determine and implement our strategies, which in turn may adversely affect our business and results of operations.

We must successfully maintain and/or upgrade our information technology systems and protect these systems from security breaches.

We rely on various information technology systems to manage our operations. Over the last several years we have been and continue to implement modifications and upgrades to our systems, including making changes to legacy systems, replacing legacy systems with successor systems with new functionality and acquiring new systems with new functionality. These types of activities subject us to inherent costs and risks associated with replacing and changing these systems, including impairment of our ability to fulfill customer orders, potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time, and other risks and costs of delays or difficulties in transitioning to new systems or of integrating new systems into our current systems. Our system implementations may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. In addition, the difficulties with implementing new technology systems may cause disruptions in our business operations and have an adverse effect on our business and operations, if not anticipated and appropriately mitigated. Also, cyber attacks on our systems or security breaches could result in the loss of valuable business information, personal information of our customers, consumers or employees, or a disruption of our business operations. If we are not able to maintain our systems in a manner to prevent or mitigate these types of incidents, we may be subject to legal or regulatory risks or reputational harm, and such incidents could have an adverse impact on our business or financial condition.

We currently rely on contract manufacturing of our products. Our inability to secure production sources meeting our quality, cost, working conditions and other requirements, or failures by our contractors to perform, could harm our sales, service levels and reputation.

We source approximately 95% of our products from independent contract manufacturers who purchase fabric and make our products and may also provide us with design and development services. As a result, we must locate and secure production capacity. We depend on independent manufacturers to maintain adequate financial resources, including access to sufficient credit, secure a sufficient supply of raw materials, and maintain sufficient development and manufacturing capacity in an environment characterized by continuing cost pressure and demands for product innovation and speed-to-market. In addition, we do not have material long-term contracts with any of our independent manufacturers, and these manufacturers generally may unilaterally terminate their relationship with us at any time. Finally, we may experience capability-building and infrastructure challenges as we expand our sourcing to new contractors throughout the world.

Our suppliers are subject to the fluctuations in general economic cycles, and the global economic conditions may impact their ability to operate their business. They may also be impacted by the increasing costs of raw materials, labor and distribution, resulting in demands for less attractive contract terms or an inability for them to meet our requirements or conduct their own businesses. The performance and financial condition of a supplier may cause us to alter our business terms or to cease doing business with a particular supplier, or change our sourcing practices generally, which could in turn adversely affect our own business and financial condition.

Our dependence on contract manufacturing could subject us to difficulty in obtaining timely delivery of products of acceptable quality. A contractor’s failure to ship products to us in a timely manner or to meet our quality standards, or interference with our ability to receive shipments due to factors such as port or transportation conditions, could cause us to miss the delivery date requirements of our customers. Failing to make timely deliveries may cause our customers to cancel orders, refuse to accept deliveries, impose non-compliance charges, demand reduced prices, or reduce future orders, any of which could harm our sales and margins.

We require contractors to meet our standards in terms of working conditions, environmental protection, security and other matters before we are willing to place business with them. As such, we may not be able to obtain the lowest-cost production. In addition, the labor and business practices of apparel manufacturers have received increased attention from the media, non-governmental organizations, consumers and governmental agencies in recent years. Any failure by our independent manufacturers to adhere to labor or other laws or appropriate labor or business practices, and the potential litigation, negative publicity and political pressure relating to any of these events, could harm our business and reputation.

Regulatory developments regarding the use of “conflict” minerals mined from the Democratic Republic of Congo and adjoining countries could affect the sourcing and availability of raw materials used by our suppliers in the manufacture of certain of our products. We may be subject to costs associated with the new regulations, including for the diligence pertaining to the presence of any conflict minerals used in our products and the cost of remediation and other changes to products, processes, or sources of supply as a consequence of such verification activities. The impact of the regulations may result in a limited pool of suppliers who provide conflict free metals, and we cannot assure you that we will be able to obtain products in sufficient quantities or at competitive prices. Also, because our supply chain is complex, we may face reputational challenges with our customers and other stakeholders if we are unable to sufficiently verify the origins for all metals used in the products that we sell.

We are a global company with significant revenues coming from our Europe and Asia Pacific businesses, which exposes us to political and economic risks as well as the impact of foreign currency fluctuations.

We generated approximately 40%, 43% and 42% of our net revenues from our Europe and Asia Pacific businesses in 2012, 2011 and 2010, respectively. A substantial amount of our products came from sources outside of the country of distribution. As a result, we are subject to the risks of doing business outside of the United States, including:

•	currency fluctuations, which have impacted our results of operations significantly in recent years;

•	political, economic and social instability;

•	changes in tariffs and taxes;

•	regulatory restrictions on repatriating foreign funds back to the United States; and

•	less protective foreign laws relating to intellectual property.

The functional currency for most of our foreign operations is the applicable local currency. As a result, fluctuations in foreign currency exchange rates affect the results of our operations and the value of our foreign assets and liabilities, including debt, which in turn may benefit or adversely affect results of operations and cash flows and the comparability of period-to-period results of operations. In addition, we engage in hedging activities to manage our foreign currency exposures resulting from certain product sourcing activities, some intercompany sales, foreign subsidiaries’ royalty payments, earnings repatriations, net investment in foreign operations and funding activities. However, our earnings may be subject to volatility since we do not fully hedge our foreign currency exposures and we are required to record in income the changes in the market values of our exposure management instruments that we do not designate or that do not qualify for hedge accounting treatment. Changes in the value of the relevant currencies may affect the cost of certain items required in our operations as the majority of our sourcing activities are conducted in U.S. Dollars. Changes in currency exchange rates may also affect the relative prices at which we and foreign competitors sell products in the same market. Foreign policies and actions regarding currency valuation could result in actions by the United States and other countries to offset the effects of such fluctuations. Recently, there has been a high level of volatility in foreign currency exchange rates and that level of volatility may continue and may adversely impact our business or financial conditions.

Furthermore, due to our global operations, we are subject to numerous domestic and foreign laws and regulations affecting our business, such as those related to labor, employment, worker health and safety, antitrust and competition, environmental protection, consumer protection, import/export, and anti-corruption, including but not limited to the Foreign Corrupt Practices Act which prohibits giving anything of value intended to influence the awarding of government contracts. Although we have put into place policies and procedures aimed at ensuring legal and regulatory compliance, our employees, subcontractors and agents could take actions that violate these requirements. Violations of these regulations could subject us to criminal or civil enforcement actions, any of which could have a material adverse effect on our business.

As a global company, we are exposed to risks of doing business in foreign jurisdictions and risks relating to U.S. policy with respect to companies doing business in foreign jurisdictions. Legislation or other changes in the U.S. tax laws could increase our U.S. income tax liability and adversely affect our after-tax profitability.

Most of the employees in our production and distribution facilities are covered by collective bargaining agreements, and any material job actions could negatively affect our results of operations.

In North America, most of our distribution employees are covered by various collective bargaining agreements, and outside North America, most of our production and distribution employees are covered by either industry-sponsored and/or state-sponsored collective bargaining mechanisms. Any work stoppages or other job actions by these employees could harm our business and reputation.

Our licensees may not comply with our product quality, manufacturing standards, marketing and other requirements.

We license our trademarks to third parties for manufacturing, marketing and distribution of various products. While we enter into comprehensive agreements with our licensees covering product design, product quality, sourcing, manufacturing, marketing and other requirements, our licensees may not comply fully with those agreements. Non-compliance could include marketing products under our brand names that do not meet our quality and other requirements or engaging in manufacturing practices that do not meet our supplier code of conduct. These activities could harm our brand equity, our reputation and our business.

Our success depends on the continued protection of our trademarks and other proprietary intellectual property rights.

Our trademarks and other intellectual property rights are important to our success and competitive position, and the loss of or inability to enforce trademark and other proprietary intellectual property rights could harm our business. We devote substantial resources to the establishment and protection of our trademark and other proprietary intellectual property rights on a worldwide basis. Our efforts to establish and protect our trademark and other proprietary intellectual property rights may not be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products. Unauthorized copying of our products or unauthorized use of our trademarks or other proprietary rights may not only erode sales of our products but may also cause significant damage to our brand names and our ability to effectively represent ourselves to our customers, contractors, suppliers and/or licensees. Moreover, others may seek to assert rights in, or ownership of, our trademarks and other proprietary intellectual property, and we may not be able to successfully resolve those claims. In addition, the laws and enforcement mechanisms of some foreign countries may not allow us to protect our proprietary rights to the same extent as we are able to in the United States and other countries.

We have substantial liabilities and cash requirements associated with postretirement benefits, pension and our deferred compensation plans.

Our postretirement benefits, pension, and our deferred compensation plans result in substantial liabilities on our balance sheet. These plans and activities have and will generate substantial cash requirements for us, and these requirements may increase beyond our expectations in future years based on changing market conditions. The difference between plan obligations and assets, or the funded status of the plans, is a significant factor in determining the net periodic benefit costs of our pension plans and the ongoing funding requirements of those plans. Many variables, such as changes in interest rates, mortality rates, health care costs, investment returns, and/or the market value of plan assets can affect the funded status of our defined benefit pension, other postretirement, and postemployment benefit plans and cause volatility in the net periodic benefit cost and future funding requirements of the plans. Plan liabilities may impair our liquidity, have an unfavorable impact on our ability to obtain financing and place us at a competitive disadvantage compared to some of our competitors who do not have such liabilities and cash requirements.

Earthquakes or other events outside of our control may damage our facilities or the facilities of third parties on which we depend.

Our corporate headquarters are located in California near major geologic faults that have experienced earthquakes in the past. An earthquake or other natural disaster or the loss of power caused by power shortages could disrupt operations or impair critical systems. Any of these disruptions or other events outside of our control could affect our business negatively, harming our operating results. In addition, if any of our other facilities, including our manufacturing, finishing or distribution facilities or our company-operated or franchised stores, or the facilities of our suppliers or customers, is affected by earthquakes, tsunamis, power shortages, floods, monsoons, terrorism, epidemics or other events outside of our control, our business could suffer. The Company has plans in place to mitigate the impact of these types of events on its own facilities including the geographic diversity of our IT infrastructure, the duplication of headquarter locations, training and education of employees for such circumstances, and the capacity for many employees to work remotely. Oversight to these preparedness strategies is provided by several committees comprised of key functions representing the regions in which the company does business. However, we cannot assure that these mitigation plans will offset the impact of such events, and we cannot control the impact of such events on the operations of our suppliers or customers.

THE EXCHANGE OFFER

General

In connection with the issuance of $140.0 million old notes on March 14, 2013, we entered into a registration rights agreement with the initial purchasers for the old notes, which provides for the exchange offer. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Under the registration rights agreements, we agreed to:

•	file and cause to become effective a registration statement with respect to an offer to exchange the old notes for the exchange notes; or

•	in certain circumstances file and cause to become effective a shelf registration statement with respect to the resale of the old notes.

The exchange offer being made hereby, if completed by October 10, 2013, will satisfy those requirements under the registration rights agreement. If the exchange offer is not completed by October 10, 2013 and a shelf registration statement has not been declared effective, then the interest rates on the old notes will increase by 0.25% per annum during the 90-day period immediately following October 10, 2013 and will increase by 0.25% per annum at the end of each subsequent 90-day period until the exchange offer is completed or a shelf registration statement is declared effective. In no event shall the additional interest exceed 1.00% per annum.

Purpose and Effect of the Exchange Offer

The exchange offer will give holders of old notes the opportunity to exchange the old notes for exchange notes that have been registered under the Securities Act. The exchange notes will be substantially similar in all material respects to the old notes except that the exchange notes have been registered under the Securities Act and certain transfer restrictions and registration rights relating to the old notes do not apply to the exchange notes. We are subject to the informational requirements of the Exchange Act. To satisfy those requirements, we file reports and other information with the SEC that will be made available to the holders of the old notes, if any are outstanding after the exchange offer, and the exchange notes and the general public.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of the jurisdiction.

If you participate in the exchange offer, you will receive an exchange note of equal principal amount and with limited exceptions, receive securities that are freely tradable and not subject to restrictions on transfer. See “—Resales of Exchange Notes” for more information relating to your ability to transfer the exchange notes.

If you are eligible to participate in this exchange offer and you do not tender your unregistered notes as described in this prospectus, you will not have any further registration rights, except in limited circumstances. Old notes will continue to bear interest at the current rate and will continue to be subject to all of the terms and conditions specified in the indenture, including restrictions on transfer under the Securities Act.

Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn before expiration of the exchange offer. The date of acceptance for exchange of the old notes and completion of the exchange offer is the exchange date, which will be the first business day following the expiration date unless we extend the date as described in this prospectus. The old notes may be tendered only in a minimum denomination of $2,000 and integral multiples of $1,000 principal amount thereafter. The exchange notes will be delivered promptly after the expiration date.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes, except the exchange notes:

•	will be registered under the Securities Act; and

•	will not bear legends restricting their transfer.

The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. For a description of the indenture, see the caption “Description of Exchange Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $140.0 million aggregate principal amount of the old notes are outstanding. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC. Old notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of old notes who surrender them in the exchange offer for the purposes of receiving the exchange notes from us and delivering the exchange notes to their holders. The exchange agent will make the exchange promptly on or after the date of acceptance for exchange of the old notes. The exchange date will be the first business day following the expiration date unless it is extended as described in this prospectus. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Conditions.”

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read the caption “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

Expiration of the Exchange Offer; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on                 , 2013. The exchange offer can be extended by us in our sole discretion, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will notify the exchange agent orally, confirmed in writing, or in writing, of any extension. We will notify the registered holders of old notes by public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions

Despite any other term of the exchange offer, we will not be required to accept for exchange any old notes and we may terminate or amend the exchange offer as provided in this prospectus before the expiration of the exchange offer if in our reasonable judgment:

•

the exchange notes to be received will not be tradeable by the holder, without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer.

We will not be obligated to accept for exchange the old notes of any holder that has not made to us:

•	the representations described under the caption “—Resale of Exchange Notes”; and

•

any other representations that may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of an extension to their holders. Any delay in accepting any old notes will be consistent with Rule 14e-1(c) under the Exchange Act. During an extension, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. By public announcement we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes promptly. If we amend the exchange offer in a manner determined by us to constitute a material change, including the waiver of a material condition, we will promptly disclose that amendment by means of a prospectus supplement and extend the exchange offer, if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

We will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any old notes, if at that time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering

We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all of the old notes are held in book-entry accounts maintained by the exchange agent at DTC, a holder should not submit a letter of transmittal. However, all holders who exchange their old notes for exchange notes in accordance with the procedures outlined below will be deemed to have acknowledged receipt of, and agreed to be bound by, and to have made all of the representations and warranties contained in the letter of transmittal.

Holders of old notes may hold their notes either directly through DTC. If you wish to exchange your old notes and either you or your registered holder hold your old notes in book-entry form directly through DTC, you must submit an instruction and follow the procedures for book-entry transfer as provided under “—Book-Entry Transfer.”

Only a registered holder of record of old notes may tender old notes in the exchange offer. If you are a beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you may request your respective broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you. Alternatively, if you are a beneficial owner and you wish to act on your own behalf in connection with the exchange offer, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder.

The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder tenders less than all of the old notes held by the holder, the tendering holder should so indicate. The amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of old notes and all other required documents or transmission of an agent’s message, as described under “—Book Entry Transfer,” to the exchange agent is at the election and risk of the holder. Holders should allow sufficient time to assure delivery of old notes before expiration of the exchange offer.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of old notes will not be deemed made until those defects or irregularities have been cured or waived.

Old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any old notes that remain outstanding subsequent to the expiration date, and (b) to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-entry Transfer

The exchange agent has established an account with respect to the old notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for such transfer. The exchange for old notes so tendered will only be made after a timely confirmation of a book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message.

The term “agent’s message” means a message transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express or deemed acknowledgment from a participant tendering old notes and that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgement from the tendering participant that the representations contained in the appropriate letter of transmittal and described below are true and correct.

Resale of Exchange Notes

By causing DTC to transmit an agent’s message to the exchange agent, each tendering holder of old notes will represent to us that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•

if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those exchange notes (see the caption “Plan of Distribution”); and

•	the holder is not an “affiliate” of ours, as defined in Rule 405 of the Securities Act.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time before expiration of the exchange offer.

For a withdrawal to be effective:

•

The exchange agent must receive a written notice of withdrawal, which may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under the caption “—Exchange Agent”; or

•	the exchange agent must receive a computer-generated notice of withdrawal transmitted by DTC on behalf of the holder in accordance with the standard operating procedures of DTC.

Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes to be withdrawn;

•	be signed by the person who tendered the old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the old notes are to be re-registered, if different from that of the withdrawing holder.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any old notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under the caption “—Procedures for Tendering” above at any time on or before expiration of the exchange offer.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

For All Deliveries:

Wells Fargo Bank, National Association

608 2nd Avenue South, 12th Floor

MAC: N9303-121

Minneapolis, MN 55402

Attention: Bondholder Communications

By Facsimile Transmission (for Eligible Institutions Only): (612) 667-9825

To Confirm by Telephone or for Information Call: (800) 344-5128

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by facsimile, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer, including the following:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees; and

•	our printing and mailing costs.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

As the terms of the exchange notes and the old notes are identical in all material respects, we will record the exchange notes in our accounting records at the same carrying value as the old notes as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. Costs of the exchange offer will be deferred and amortized to interest expense over the term of the notes.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes under the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive the old notes in like principal amount, the terms of which are identical in all material respects to the exchange notes. The old notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness or capital stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of February 24, 2013, and as adjusted to give effect to the application of the net proceeds from the offering of the old notes and the use of cash on hand to prepay in full the amount outstanding under our Senior Term Loan due 2014. There have been no material changes in our capitalization since February 24, 2013, other than as disclosed below.

	As of February 24, 2013
	Actual	As Adjusted(1)
	(Dollars in thousands)
Cash and cash equivalents	$449,596	$323,236

Long-term debt:
Secured:
Senior secured revolving credit facility(2)	$—	$—

Total secured	—	—

Unsecured:
Senior term loan due 2014	249,636	—
4 1/4% Yen-denominated Eurobonds due 2016	42,964	42,964
7 3/4% Euro senior note due 2018	395,670	395,670
7 5/8% Senior notes due 2020	525,000	525,000
6 7/8% Senior notes due 2022	385,000	536,200	(3)

Total unsecured	$1,598,270	$1,499,834

Less: current maturities	—	—
Total long-term debt	$1,598,270	$1,499,834

Short-term debt:
Senior term loan due 2014	$24,964	$—
Senior secured revolving credit facility(2)	—	—
Short-term borrowings	56,460	56,460
Current maturities of long-term debt	—	—

Total short-term debt	$81,424	$56,460

Total long-term and short-term debt	$1,679,694	$1,556,294

(1)	Reflects the prepayment of the Senior Term Loan due 2014 in full, through the application of net proceeds from the offering of the old notes and $126.4 million cash on hand.

(2)	Consists of a $850 million revolving credit facility with a floating rate of interest that matures on September 30, 2016. See “Description of Other Indebtedness — Senior Secured Revolving Credit Facility.” Total unused availability under our senior secured revolving credit facility was $573.7 million at February 24, 2013, as the total availability of $656.0 million was reduced by $82.3 million of letters of credit and other credit usage allocated under the facility.

(3)	Includes the principal amount of the old notes and $11.2 million premium recorded on the issuance of the old notes.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary historical consolidated financial data. The summary statements of income data and cash flow data for fiscal years 2012, 2011 and 2010 and the balance sheet data as of November 25, 2012 and November 27, 2011, are derived from our consolidated financial statements included in this prospectus. The summary statements of income data and cash flow data for fiscal years 2009 and 2008 and the balance sheet data as of February 26, 2012, November 28, 2010, November 29, 2009 and November 30, 2008, are derived from our consolidated financial statements not included in this prospectus.

The summary statements of income data and cash flow data for the quarterly periods ended February 24, 2013, and February 26, 2012, and the balance sheet data as of February 24, 2013, have been derived from our unaudited consolidated financial statements included in this prospectus. Income data and cash flow data for the three months ended February 24, 2013, and February 26, 2012, are not necessarily indicative of the results for the Company’s full fiscal year.

The financial data set forth below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes to those financial statements, which for the Company’s first fiscal quarters in 2013 and 2012 and fiscal years 2012, 2011 and 2010 are included in this prospectus.

	Three Months Ended		Year Ended
	February 24, 2013	February 26, 2012	November 25, 2012	November 27, 2011	November 28, 2010	November 29, 2009	November 30, 2008
			(Dollars in thousands)
Statements of Income Data:
Net revenues	$1,146,678	$1,164,961	$4,610,193	$4,761,566	$4,410,649	$4,105,766	$4,400,914
Cost of goods sold	554,800	616,167	2,410,862	2,469,327	2,187,726	2,132,361	2,261,112

Gross profit	591,878	548,794	2,199,331	2,292,239	2,222,923	1,973,405	2,139,802
Selling, general and administrative expenses	410,423	438,583	1,865,352	1,955,846	1,841,562	1,595,317	1,614,730

Operating income	181,455	110,211	333,979	336,393	381,361	378,088	525,072
Interest expense	(32,157)	(38,573)	(134,694)	(132,043)	(135,823)	(148,718)	(154,086)
Loss on early extinguishment of debt	(114)	—	(8,206)	(248)	(16,587)	—	(1,417)
Other income (expense), net	6,066	1,172	4,802	(1,275)	6,647	(39,445)	(303)

Income before taxes	155,250	72,810	195,881	202,827	235,598	189,925	369,266
Income tax expense	48,375	23,513	54,922	67,715	86,152	39,213	138,884

Net income	106,875	49,297	140,959	135,112	149,446	150,712	230,382
Net loss (income) attributable to noncontrolling interest	145	(79)	2,891	2,841	7,057	1,163	(1,097)

Net income attributable to Levi Strauss & Co.	$107,020	$49,218	$143,850	$137,953	$156,503	$151,875	$229,285

Statements of Cash Flow Data:
Net cash flow provided by (used for):
Operating activities	$143,054	$104,793	$530,976	$1,848	$146,274	$388,783	$224,809
Investing activities	(23,548)	(20,659)	(75,198)	(140,957)	(181,781)	(233,029)	(26,815)
Financing activities	(76,000)	(53,539)	(250,939)	77,707	32,313	(97,155)	(135,460)
Balance Sheet Data:
Cash and cash equivalents	$449,596	$238,320	$406,134	$204,542	$269,726	$270,804	$210,812
Working capital	866,466	911,741	881,493	870,960	891,607	778,888	713,644
Total assets	3,146,829	3,210,518	3,170,077	3,279,555	3,135,249	2,989,381	2,776,875
Total debt, excluding capital leases	1,679,694	1,928,333	1,729,211	1,972,372	1,863,146	1,852,900	1,853,207
Total capital leases	1,605	3,261	2,022	3,713	5,355	7,365	7,806
Total Levi Strauss & Co. stockholders’ deficit	(28,887)	(104,997)	(106,921)	(165,592)	(219,609)	(333,119)	(349,517)
Other Financial Data:
Depreciation and amortization	$28,368	$31,218	$122,608	$117,793	$104,896	$84,603	$77,983
Capital expenditures	20,883	17,291	83,855	130,580	154,632	82,938	80,350
Cash dividends paid	25,076	—	20,036	20,023	20,013	20,001	49,953

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Overview

Our Company

We design, market and sell — directly or through third parties and licensees — products that include jeans, casual and dress pants, tops, shorts, skirts, jackets, footwear and related accessories for men, women and children under our Levi’s®, Dockers®, Signature by Levi Strauss & Co.™ (“Signature”) and Denizen® brands around the world.

Our business is operated through three geographic regions: Americas, Europe and Asia Pacific. Our products are sold in approximately 50,000 retail locations in more than 110 countries. We support our brands through a global infrastructure, developing, sourcing and marketing our products around the world. We distribute our Levi’s® and Dockers® products primarily through chain retailers and department stores in the United States and primarily through department stores, specialty retailers and nearly 1,800 franchised and other brand-dedicated stores outside of the United States. Also, as of November 25, 2012, we distribute our Levi’s® and Dockers® products through 511 company-operated stores located in 32 countries, including the United States, and through the online stores we operate. Our company-operated and online stores generated approximately 21% of our net revenues in 2012, as compared to 18% in the same period in 2011. In addition, we distribute our Levi’s® and Dockers® products through online stores operated by certain of our key wholesale customers and other third parties. We distribute products under our Signature and Denizen® brands primarily through mass channel retailers in the Americas. During the third quarter of 2012, we decided to phase out our Denizen® brand in Asia Pacific in order to focus our attention on our Levi’s® brand in that region.

Our Europe and Asia Pacific businesses, collectively, contributed approximately 40% of our net revenues and 36% of our regional operating income in 2012. Sales of Levi’s® brand products represented approximately 84% of our total net sales in 2012. Pants represented approximately 86% of our total units sold in 2012, and men’s products generated approximately 75% of our total net sales.

Our Objectives

Our key long-term objectives are to strengthen our brands globally in order to deliver sustainable profitable growth, generate strong cash flow and reduce our debt. Critical strategies to achieve these objectives include driving our profitable core business; expanding the reach of our global brands in product categories, consumer segments and geographic markets; elevating the performance of our retail channel; and leveraging our global scale to develop a competitive cost structure.

Trends Affecting Our Business

We believe the key business and marketplace factors that we are managing include the following:

•

Factors that impact consumer discretionary spending, which continues to be weak and is becoming weaker in certain markets around the world, have created a challenging retail environment for us and our customers. Such factors include continuing pressures in the U.S. and global economies related to the lingering economic downturn, volatility in investment returns, slowing growth in emerging markets, high level and fear of unemployment, and other similar elements.

•

Wholesaler/retailer dynamics are changing as the wholesale channels face slowed growth prospects due to consolidation in the industry and the increasing presence of vertically integrated specialty stores and e-commerce shopping. As a result, many of our customers desire increased returns on their investment with us through increased margins and inventory turns, and they continue to build competitive exclusive or private-label offerings. Many apparel wholesalers, including us, seek to strengthen relationships with customers as a result of these changes in the marketplace through efforts such as investment in new products, marketing programs, fixtures and collaborative planning systems.

•

Many apparel companies that have traditionally relied on wholesale distribution channels have invested in expanding their own retail store distribution network, which has raised competitiveness in the retail market.

•

More competitors are seeking growth globally, thereby raising the competitiveness of the international markets. Some of these competitors are entering into markets where we already have a mature business such as the United States, western Europe and Japan, and those new brands provide consumers discretionary purchase alternatives or lower-priced apparel offerings.

•	The increasingly global nature of our business exposes us to earnings volatility resulting from exchange rate fluctuations.

•

Competition for, and price volatility of, resources throughout the supply chain have increased, causing us and other apparel manufacturers to continue to seek alternative sourcing channels and create new efficiencies in our global supply chain. Trends affecting the supply chain include the proliferation of low-cost sourcing alternatives, resulting in reduced barriers to entry for new competitors, and the impact of fluctuating prices of labor and raw materials. Trends such as these can bring additional pressure on us and other wholesalers and retailers to shorten lead-times, reduce costs and raise product prices.

These factors contribute to a global market environment of intense competition, constant product innovation and continuing cost pressure, and combine with the continuing global economic conditions to create a challenging commercial and economic environment. We evaluate these factors as we develop and execute our strategies.

Our First Quarter 2013 Results

•

Net revenues. Consolidated net revenues declined by 2% on both reported and constant-currency bases compared to the first quarter of 2012, reflecting the conditions in Asia Pacific and the licensing of our Levi’s® brand boys business.

•

Operating income. Consolidated operating income increased by 65% compared to the first quarter of 2012 and operating margin improved to 16%, reflecting a higher gross margin and lower SG&A. Gross margin increased primarily due to the lower cost of cotton, while SG&A declined primarily due to a shift in the timing of our advertising and promotion campaigns.

•

Cash flows. Cash flows provided by operating activities were $143 million for the three-month period in 2013 as compared to $105 million for the same period in 2012, primarily reflecting a tax refund from State of California and lower funding of our pension plans.

Our 2012 Results

Our 2012 results reflect strategic choices we have made to move toward improved profitability, the ongoing challenging economic conditions in Southern Europe and changing dynamics in our key markets in Asia.

•

Net revenues. Consolidated net revenues declined by 3% compared to 2011, and were down slightly on a constant-currency basis. Increased net revenues from our company-operated retail network in the Americas and Europe were offset by lower net revenues resulting from strategic choices in certain areas of our business and the slowing economic conditions in Asia Pacific.

•

Operating income. Consolidated operating income declined by 1% compared to 2011 primarily due to unfavorable currency effects. On a constant-currency basis, higher operating income and operating margin primarily reflected lower advertising and promotion expenses.

•

Cash flows. Cash flows provided by operating activities were $531 million for 2012 as compared to $2 million for the same period in 2011, primarily reflecting our lower purchases and the lower cost of inventory, and our lower operating expenses.

Financial Information Presentation

Fiscal year. Our fiscal year ends on the last Sunday of November in each year, although the fiscal years of certain foreign subsidiaries end on November 30. Each quarter of fiscal years 2012 and 2011 consisted of 13 weeks.

Segments. We manage our business according to three regional segments: the Americas, Europe and Asia Pacific.

Classification. Our classification of certain significant revenues and expenses reflects the following:

•

Net revenues is primarily comprised of sales of products to wholesale customers, including franchised stores, and direct sales to consumers at our company-operated and online stores and at our company-operated shop-in-shops located within department stores. It includes discounts, allowances for estimated returns and incentives. Net revenues also includes royalties earned from the use of our trademarks by third-party licensees in connection with the manufacturing, advertising and distribution of trademarked products.

•

Cost of goods sold is primarily comprised of product costs, labor and related overhead, sourcing costs, inbound freight, internal transfers, and the cost of operating our remaining manufacturing facilities, including the related depreciation expense.

•	Selling costs include, among other things, all occupancy costs and depreciation associated with our company-operated stores and commissions associated with our company-operated shop-in-shops.

•

We reflect substantially all distribution costs in selling, general and administrative expenses, including costs related to receiving and inspection at distribution centers, warehousing, shipping to our customers, handling, and certain other activities associated with our distribution network.

Gross margins may not be comparable to those of other companies in our industry since some companies may include costs related to their distribution network and occupancy costs associated with company-operated stores in cost of goods sold.

Constant currency. Constant-currency comparisons are based on translating local currency amounts in both periods at the foreign exchange rates used in the Company’s internal planning process for the current year. We routinely evaluate our financial performance on a constant-currency basis in order to facilitate period-to-period comparisons without regard to the impact of changing foreign currency exchange rates.

Results of Operations

Three Months Ended February 24, 2013, as Compared to Same Period in 2012

The following table summarizes, for the periods indicated, our consolidated statements of income, the changes in these items from period to period and these items expressed as a percentage of net revenues:

	Three Months Ended
	February 24, 2013	February 26, 2012	% Increase (Decrease)	February 24, 2013 % of Net Revenues	February 26, 2012 % of Net Revenues
	(Dollars in millions)
Net revenues	$1,146.7	$1,165.0	(1.6)%	100.0%	100.0%
Cost of goods sold	554.8	616.2	(10.0)%	48.4%	52.9%

Gross profit	591.9	548.8	7.9%	51.6%	47.1%
Selling, general and administrative expenses	410.4	438.6	(6.4)%	35.8%	37.6%

Operating income	181.5	110.2	64.6%	15.8%	9.5%
Interest expense	(32.2)	(38.6)	(16.6)%	(2.8)%	(3.3)%
Loss on early extinguishment of debt	(0.1)	—	—	—	—
Other income, net	6.1	1.2	417.6%	0.5%	0.1%

Income before income taxes	155.3	72.8	113.2%	13.5%	6.2%
Income tax expense	48.4	23.5	105.7%	4.2%	2.0%

Net income	106.9	49.3	116.8%	9.3%	4.2%
Net loss (income) attributable to noncontrolling interest	0.1	(0.1)	(283.5)%	—	—

Net income attributable to Levi Strauss & Co.	$107.0	$49.2	117.4%	9.3%	4.2%

Net revenues

The following table presents net revenues by reporting segment for the periods indicated and the changes in net revenues by reporting segment on both reported and constant-currency bases from period to period.

	Three Months Ended
			% Increase (Decrease)
	February 24, 2013	February 26, 2012	As Reported	Constant Currency
	(Dollars in millions)
Net revenues:
Americas	$647.1	$647.3	—	(0.2)%
Europe	296.6	289.5	2.5%	0.8%
Asia Pacific	203.0	228.2	(11.1)%	(9.8)%

Total net revenues	$1,146.7	$1,165.0	(1.6)%	(1.9)%

Total net revenues decreased on both reported and constant-currency bases for the three-month period ended February 24, 2013, as compared to the same prior year period.

Americas. For the three-month period, net revenues in our Americas region were flat on reported and constant-currency bases, with currency affecting net revenues favorably by approximately $1 million.

Increased volumes in our retail stores, mainly at outlet and online stores, were offset by a decline in wholesale net revenues, reflecting lower sales of women’s products and our decision to license the Levi’s® brand boys business beginning in the third quarter of 2012.

Europe. Net revenues in Europe increased on both reported and constant-currency bases, with currency affecting net revenues favorably by approximately $5 million.

Net revenue growth reflecting improved performance and expansion of our company-operated retail network was offset by lower sales in our traditional wholesale channels, most notably in southern Europe.

Asia Pacific. Net revenues in Asia Pacific declined on both reported and constant-currency bases for the three-month period, with currency affecting net revenues unfavorably by approximately $3 million.

The net revenues decline reflected lower Levi’s® brand sales at wholesale and retail, due to challenging conditions in most markets in the region during the first quarter.

Gross profit

The following table shows consolidated gross profit and gross margin for the periods indicated and the changes in these items from period to period:

	Three Months Ended
	February 24, 2013	February 26, 2012	% Increase (Decrease)
	(Dollars in millions)
Net revenues	$1,146.7	$1,165.0	(1.6)%
Cost of goods sold	554.8	616.2	(10.0)%

Gross profit	$591.9	$548.8	7.9%

Gross margin	51.6%	47.1%

Gross margin primarily improved due to the benefit of the lower cost of cotton. Increased revenue contribution from our company-operated retail network and our decision in the third quarter of 2012 to license the Levi’s® brand boys business in the Americas and to phase out the Denizen® brand in Asia Pacific also helped gross margin. Currency affected gross profit favorably by approximately $11 million.

Selling, general and administrative expenses

The following table shows our selling, general and administrative expenses (“SG&A”) for the periods indicated, the changes in these items from period to period and these items expressed as a percentage of net revenues:

	Three Months Ended
	February 24, 2013	February 26, 2012	% Increase (Decrease)	February 24, 2013 % of Net Revenues	February 26, 2012 % of Net Revenues
	(Dollars in millions)
Selling	$178.7	$176.8	1.1%	15.6%	15.2%
Advertising and promotion	32.8	45.9	(28.5)%	2.9%	3.9%
Administration	87.5	95.3	(8.1)%	7.6%	8.2%
Other	111.4	120.6	(7.7)%	9.7%	10.4%

Total SG&A	$410.4	$438.6	(6.4)%	35.8%	37.6%

Currency had no significant impact on the decline in SG&A for the three-month period ended February 24, 2013, as compared to the same prior-year period.

Selling. Selling expenses reflect costs such as rents and headcount associated with the support and continued expansion of our company-operated store network. We had 13 more company-operated stores at the end of the first quarter of 2013 than we did at the end of the first quarter of 2012.

Advertising and promotion. The decline in advertising and promotion expenses primarily reflected a difference in the timing of our campaigns.

Administration. The decline in administration expenses was primarily due to lower severance expenses.

Other. Other SG&A includes distribution, information resources, and marketing organization costs, all of which declined during the quarter as we continue to manage our spending.

Operating income

The following table shows operating income by reporting segment and corporate expenses for the periods indicated, the changes in these items from period to period and these items expressed as a percentage of net revenues:

	Three Months Ended
	February 24, 2013	February 26, 2012	% Increase (Decrease)	February 24, 2013 % of Net Revenues		February 26, 2012 % of Net Revenues
	(Dollars in millions)
Operating income:
Americas	$132.5	$79.6	66.3%	20.5%		12.3%
Europe	62.9	52.1	20.8%	21.2%		18.0%
Asia Pacific	49.0	41.2	19.0%	24.1%		18.0%

Total regional operating income	244.4	172.9	41.4%	21.3	%*	14.8	%*
Corporate expenses	62.9	62.7	0.4%	5.5	%*	5.4	%*

Total operating income	$181.5	$110.2	64.6%	15.8	%*	9.5	%*

Operating margin	15.8%	9.5%

*	Percentage of consolidated net revenues

Currency favorably affected total operating income by approximately $11 million for the three-month period ended February 24, 2013.

Regional operating income.

•	Americas. The increase in operating income and operating margin primarily reflected the region’s higher gross margin.

•	Europe. The increase in operating income and operating margin primarily reflected the region’s lower SG&A and improved gross margin, as well as the favorable impact of currency.

•	Asia Pacific. The increase in operating income and operating margin was primarily driven by our decision to phase out the Denizen® brand in the region as well as the region’s lower SG&A.

Corporate. Corporate expenses are selling, general and administrative expenses that are not attributed to any of our regional operating segments. As compared to the same prior-year period, lower severance expenses in the three-month period ended February 24, 2013, were offset by higher postretirement benefit plan costs, as the favorable impact of past plan amendments had substantially been fully recognized by the end of fiscal 2012.

Interest expense

Interest expense decreased to $32.2 million for the three-month period ended February 24, 2013, from $38.6 million for the same period in 2012. The decrease in interest expense was due to lower debt balances as a result of our debt refinancing activities during the second quarter of 2012, and lower interest expense on our deferred compensation plans.

The weighted-average interest rate on average borrowings outstanding for the three-month period ended February 24, 2013, was 6.91% as compared to 6.99% for the same period in 2012.

Income tax expense

Our effective income tax rate was 31.2% for the three months ended February 24, 2013, compared to 32.3% for the same period ended February 26, 2012. The decrease in our effective tax rate in 2013 is primarily a result of a favorable change in the projected mix of earnings in jurisdictions with lower effective tax rates.

2012 compared to 2011

The following table summarizes, for the periods indicated, our consolidated statements of income, the changes in these items from period to period and these items expressed as a percentage of net revenues:

	Year Ended
	November 25, 2012	November 27, 2011	% Increase (Decrease)	November 25, 2012 % of Net Revenues	November 27, 2011 % of Net Revenues
	(Dollars in millions)
Net revenues	$4,610.2	$4,761.6	(3.2)%	100.0%	100.0%
Cost of goods sold	2,410.9	2,469.4	(2.4)%	52.3%	51.9%

Gross profit	2,199.3	2,292.2	(4.1)%	47.7%	48.1%
Selling, general and administrative expenses	1,865.3	1,955.8	(4.6)%	40.5%	41.1%

Operating income	334.0	336.4	(0.7)%	7.2%	7.1%
Interest expense	(134.7)	(132.0)	2.0%	(2.9)%	(2.8)%
Loss on early extinguishment of debt	(8.2)	(0.3)	3,208.9%	(0.2)%	—
Other income (expense), net	4.8	(1.3)	(476.6)%	0.1%	—

Income before income taxes	195.9	202.8	(3.4)%	4.2%	4.3%
Income tax expense	54.9	67.7	(18.9)%	1.2%	1.4%

Net income	141.0	135.1	4.3%	3.1%	2.8%
Net loss attributable to noncontrolling interest	2.9	2.9	1.8%	0.1%	0.1%

Net income attributable to Levi Strauss & Co.	$143.9	$138.0	4.3%	3.1%	2.9%

Net revenues

The following table presents net revenues by reporting segment for the periods indicated and the changes in net revenues by reporting segment on both reported and constant-currency bases from period to period:

	Year Ended
			% Increase (Decrease)
	November 25, 2012	November 27, 2011	As Reported	Constant Currency
	(Dollars in millions)
Net revenues:
Americas	$2,749.3	$2,715.9	1.2%	1.9%
Europe	1,103.2	1,174.2	(6.0)%	1.9%
Asia Pacific	757.7	871.5	(13.1)%	(10.9)%

Total net revenues	$4,610.2	$4,761.6	(3.2)%	(0.4)%

As compared to the same periods in the prior year, net revenues were affected unfavorably by changes in foreign currency exchange rates across all regions.

Americas. On both reported and constant-currency bases, net revenues in our Americas region increased, with currency affecting net revenues unfavorably by approximately $18 million.

Net revenues increased in our retail stores in the region, primarily in the outlet channel, due to the price increases we have implemented and the mix of higher-priced products sold as compared to prior year. At wholesale, net revenues declined in the region, primarily reflecting a decline in Levi’s® and Dockers® brand sales to lower-margin channels, although Levi’s® brand net revenues benefited from the price increases we have implemented. The decline in wholesale net revenues also reflected our strategic decision to license the Levi’s® brand boys business beginning in our third quarter, whereby we now recognize a royalty rate on the licensee’s sales of these products, in lieu of recognizing the full wholesale revenues and related costs. Sales of our Signature and Denizen® brand products increased, reflecting the expansion of product lines at existing customers during the second half of the prior year.

Europe. Net revenues in Europe declined on a reported basis but increased on a constant-currency basis, with currency affecting net revenues unfavorably by approximately $93 million.

Net revenues of our company-operated retail network grew, reflecting the expansion and improved performance of our stores. Sales in our traditional wholesale channels declined, reflecting the ongoing depressed retail environment, most notably in southern Europe. Higher constant-currency revenues in 2012 also reflected the temporary issues we experienced during the third quarter of 2011 in fulfilling customer orders during the implementation and stabilization of our enterprise resource planning system.

Asia Pacific. Net revenues in Asia Pacific declined on both reported and constant-currency bases, with currency affecting net revenues unfavorably by approximately $20 million.

The net revenues decline primarily reflected a drop in wholesale revenues, including franchisees, due to the economic slowdown faced by most markets in the region during the second half of the year, particularly India. Additionally, our decision to phase out the Denizen® brand in the region negatively impacted revenues due to support we are providing to our customers.

Gross profit

The following table shows consolidated gross profit and gross margin for the periods indicated and the changes in these items from period to period:

	Year Ended
	November 25, 2012	November 27, 2011	% Increase (Decrease)
	(Dollars in millions)
Net revenues	$4,610.2	$4,761.6	(3.2)%
Cost of goods sold	2,410.9	2,469.4	(2.4)%

Gross profit	$2,199.3	$2,292.2	(4.1)%

Gross margin	47.7%	48.1%

As compared to prior year, the gross profit decline primarily resulted from unfavorable currency effects of approximately $97 million, and, due to our decision to phase out the Denizen® brand in Asia Pacific, an unfavorable impact of approximately $32 million inclusive of customer support and the markdown of our remaining inventory in that region. Excluding these factors, gross margin improved due to the increased revenue contribution from our company-operated retail network, the decline in sales to lower-margin channels and the benefit of the lower cost of cotton. Additionally, gross margin benefited from our decision to license the Levi’s® brand boys business in our Americas region, as that business generally had a lower gross margin than our other businesses.

Selling, general and administrative expenses

The following table shows our selling, general and administrative expenses (“SG&A”) for the periods indicated, the changes in these items from period to period and these items expressed as a percentage of net revenues:

	Year Ended
	November 25, 2012	November 27, 2011	% Increase (Decrease)	November 25, 2012 % of Net Revenues	November 27, 2011 % of Net Revenues
	(Dollars in millions)
Selling	$717.0	$711.1	0.8%	15.6%	14.9%
Advertising and promotion	260.4	313.8	(17.0)%	5.6%	6.6%
Administration	376.2	402.3	(6.5)%	8.2%	8.5%
Other	511.7	528.6	(3.2)%	11.1%	11.1%

Total SG&A	$1,865.3	$1,955.8	(4.6)%	40.5%	41.1%

Currency contributed approximately $50 million of the decline in SG&A as compared to the prior year.

Selling. Currency favorably impacted selling expenses by approximately $22 million as compared to prior year. We had 13 more company-operated stores at the end of 2012 than we did at the end of 2011. Higher selling expenses also reflect severance costs for headcount reductions in our commercial sales organization.

Advertising and promotion. The decline in advertising and promotion expenses primarily reflected a reduction of our advertising activities in some markets, and constituted the primary driver of our overall decline in SG&A in 2012. For the fourth quarter of 2012, the increase in advertising and promotion expenses as a percentage of net revenues reflected a difference in the timing of our campaigns as compared to the prior year.

Administration. Currency favorably impacted administration expenses by approximately $9 million as compared to prior year. The remaining decline in administration expenses was primarily due to higher separation benefits in 2011 related to the departure of executives.

Other. Other SG&A includes distribution, information resources, and marketing organization costs, all of which declined during the year. Currency favorably impacted other SG&A by approximately $10 million. Offsetting these declines was an $18.8 million impairment charge we recorded related to a decision we took in the third quarter to outsource distribution in Japan to a third-party and close our owned distribution center in that country.

Operating income

The following table shows operating income by reporting segment and corporate expenses for the periods indicated, the changes in these items from period to period and these items expressed as a percentage of net revenues:

	Year Ended
	November 25, 2012	November 27, 2011	% Increase (Decrease)	November 25, 2012 % of Net Revenues		November 27, 2011 % of Net Revenues
	(Dollars in millions)
Operating income:
Americas	$431.6	$393.9	9.6%	15.7%		14.5%
Europe	178.3	182.3	(2.2)%	16.2%		15.5%
Asia Pacific	66.8	108.1	(38.1)%	8.8%		12.4%

Total regional operating income	676.7	684.3	(1.1)%	14.7	%*	14.4	%*
Corporate expenses	342.7	347.9	(1.5)%	7.4	%*	7.3	%*

Total operating income	$334.0	$336.4	(0.7)%	7.2	%*	7.1	%*

Operating margin	7.2%	7.1%

*	Percentage of consolidated net revenues

Currency unfavorably affected total operating income by approximately $47 million.

Regional operating income.

•	Americas. The increase in operating income and operating margin reflected the region’s improved gross margin.

•	Europe. Excluding unfavorable currency effects, operating income increased, reflecting the region’s lower advertising and promotion expenses.

•	Asia Pacific. The decline in operating income and operating margin primarily reflected our decision to phase out the Denizen® brand in the region, as well as the region’s lower net revenues.

Corporate. Corporate expenses are selling, general and administrative expenses that are not attributed to any of our regional operating segments. Corporate expenses in 2012 reflect the $18.8 million impairment charge recorded for our distribution center in Japan and include severance charges for headcount reductions across the organization primarily during the second half of the year; corporate expenses in 2011 included higher separation benefits related to the departure of executives.

Corporate expenses in 2012 and 2011 include amortization of prior service benefit of $16.4 million and $28.9 million, respectively, related to postretirement benefit plan amendments in 2004 and 2003. For more information, see Note 8 to our audited consolidated financial statements included in this prospectus.

Interest expense

Interest expense was $134.7 million for the year ended November 25, 2012, as compared to $132.0 million in the prior year. The increase in 2012 was due to higher interest expense on our deferred compensation plans, partially offset by a decline in interest expense resulting from our second quarter 2012 debt refinancing activity.

The weighted-average interest rate on average borrowings outstanding for the 2012 was 7.05%, as compared to 6.90% for 2011.

Loss on early extinguishment of debt

For the year ended November 25, 2012, we recorded an $8.2 million net loss on early extinguishment of debt as a result of our debt refinancing activities during the second quarter of 2012. The loss was primarily comprised of a tender premium of $11.4 million and the write-off of $4.0 million of unamortized debt issuance costs, partially offset by a gain of $7.6 million related to the partial repurchase of Yen-denominated Eurobonds due 2016 at a discount to their par value. For more information, see Note 6 to our audited financial statements included in this prospectus.

Other income (expense), net

Other income (expense), net, primarily consists of foreign exchange management activities and transactions. For the year ended November 25, 2012, we recorded income of $4.8 million as compared to expense of $1.3 million for the prior year. The income in 2012 primarily reflected gains on our foreign currency denominated balances. The net expense in 2011 primarily reflected losses on our foreign currency denominated balances.

Income tax expense

Income tax expense was $54.9 million for the year ended November 25, 2012, compared to $67.7 million for the prior year. Our effective income tax rate was 28.0% for the year ended November 25, 2012, compared to 33.4% for the prior year.

The reduction in our income tax expense and effective income tax rate in 2012 was primarily due to a net tax benefit of $27.0 million recognized in 2012, resulting from a definitive agreement with the State of California on state tax refund claims involving tax years 1986 – 2004, partially offset by a $9.1 million write-off of domestic deferred tax assets and an unfavorable shift in the mix of foreign earnings to jurisdictions with higher effective tax rates.

2011 compared to 2010

The following table summarizes, for the periods indicated, our consolidated statements of income, the changes in these items from period to period and these items expressed as a percentage of net revenues:

	Year Ended
	November 27, 2011	November 28, 2010	% Increase (Decrease)	November 27, 2011 % of Net Revenues	November 28, 2010 % of Net Revenues
	(Dollars in millions)
Net revenues	$4,761.6	$4,410.6	8.0%	100.0%	100.0%
Cost of goods sold	2,469.4	2,187.7	12.9%	51.9%	49.6%

Gross profit	2,292.2	2,222.9	3.1%	48.1%	50.4%
Selling, general and administrative expenses	1,955.8	1,841.5	6.2%	41.1%	41.8%

Operating income	336.4	381.4	(11.8)%	7.1%	8.6%
Interest expense	(132.0)	(135.8)	(2.8)%	(2.8)%	(3.1)%
Loss on early extinguishment of debt	(0.3)	(16.6)	(98.5)%	—	(0.4)%
Other income (expense), net	(1.3)	6.6	(119.2)%	—	0.2%

Income before income taxes	202.8	235.6	(13.9)%	4.3%	5.3%
Income tax expense	67.7	86.2	(21.4)%	1.4%	2.0%

Net income	135.1	149.4	(9.6)%	2.8%	3.4%
Net loss attributable to noncontrolling interest	2.9	7.1	(59.7)%	0.1%	0.2%

Net income attributable to Levi Strauss & Co.	$138.0	$156.5	(11.9)%	2.9%	3.5%

Net revenues

The following table presents net revenues by reporting segment for the periods indicated and the changes in net revenues by reporting segment on both reported and constant-currency bases from period to period:

	Year Ended
			% Increase (Decrease)
	November 27, 2011	November 28, 2010	As Reported	Constant Currency
	(Dollars in millions)
Net revenues:
Americas	$2,715.9	$2,549.1	6.5%	6.2%
Europe	1,174.2	1,105.2	6.2%	3.2%
Asia Pacific	871.5	756.3	15.2%	10.4%

Total net revenues	$4,761.6	$4,410.6	8.0%	6.2%

Total net revenues increased on both reported and constant-currency bases for the year ended November 27, 2011, as compared to the prior year. Reported amounts were affected favorably by changes in foreign currency exchange rates across all regions.

Americas. On both reported and constant-currency bases, net revenues in our Americas region increased in 2011. Currency affected net revenues favorably by approximately $9 million.

Levi’s® brand net revenues increased in our retail stores, primarily due to a higher volume of sales in our outlets, and in our wholesale channels, where the benefit of price increases we have implemented were partially offset by corresponding volume declines. The region’s increased net revenues also reflected the launch of our Denizen® brand products. Dockers® brand net sales declined as compared to the prior year, primarily in men’s long bottoms due to a higher price-sensitivity of the traditional Dockers® consumer.

Europe. Net revenues in Europe increased on both reported and constant-currency bases. Currency affected net revenues favorably by approximately $33 million.

The increase in the region’s net revenues was due to the growth of our company-operated retail network, reflecting expansion and improved performance of our stores and the success of our Levi’s® brand women’s products throughout the region. This growth was partially offset by lower net sales to our wholesale customers, reflecting issues fulfilling customer orders during the implementation and stabilization of our enterprise resource planning system during second half of 2011 as well as the general economic downturn in Europe.

Asia Pacific. Net revenues in Asia Pacific increased on both reported and constant-currency bases. Currency affected net revenues favorably by approximately $34 million.

The net revenues increase was primarily from our Levi’s® brand through the continued expansion of our brand-dedicated retail network in China and India as well as other of our emerging markets, partially offset by the continued decline of net revenues in Japan. Our Denizen® brand products also contributed incremental revenues.

Gross profit

The following table shows consolidated gross profit and gross margin for the periods indicated and the changes in these items from period to period:

	Year Ended
	November 27, 2011	November 28, 2010	% Increase (Decrease)
	(Dollars in millions)
Net revenues	$4,761.6	$4,410.6	8.0%
Cost of goods sold	2,469.4	2,187.7	12.9%

Gross profit	$2,292.2	$2,222.9	3.1%

Gross margin	48.1%	50.4%

As compared to the prior year, the gross profit increase in 2011 resulted from the increase in our net revenues and a favorable currency impact of approximately $53 million, partially offset by a decline in our gross margin. The gross margin decrease was primarily due to an increase in sales to lower-margin channels to manage inventory, and the higher cost of cotton, which our price increases did not fully cover. The gross margin decrease was partially offset by the increased revenue contribution from our company-operated retail network, which generally has a higher gross margin than our wholesale business.

Selling, general and administrative expenses

The following table shows our selling, general and administrative expenses (“SG&A”) for the periods indicated, the changes in these items from period to period and these items expressed as a percentage of net revenues:

	Year Ended
	November 27, 2011	November 28, 2010	% Increase (Decrease)	November 27, 2011 % of Net Revenues	November 28, 2010 % of Net Revenues
	(Dollars in millions)
Selling	$711.1	$636.8	11.7%	14.9%	14.4%
Advertising and promotion	313.8	327.8	(4.3)%	6.6%	7.4%
Administration	402.3	403.7	(0.3)%	8.5%	9.2%
Other	528.6	473.2	11.7%	11.1%	10.7%

Total SG&A	$1,955.8	$1,841.5	6.2%	41.1%	41.8%

Currency contributed approximately $36 million of the $114 million increase in SG&A as compared to the prior year.

Selling. Currency contributed approximately $15 million of the $74 million increase. Higher selling expenses across all business segments primarily reflected additional costs, such as rents and increased headcount, associated with the support and continued expansion of our company-operated store network. We had 28 more company-operated stores at the end of 2011 than we did at the end of 2010.

Advertising and promotion. The $14 million decrease in advertising and promotion expenses was attributable to a reduction of our advertising activities in most markets as compared to the prior year.

Administration. Administration expenses declined slightly, as a decrease in incentive compensation expense related to lower projected funding and a decline in pension expense primarily as a result of changes to the U.S. pension plans in the second quarter of 2011 were offset primarily by higher severance costs for headcount reductions and separation benefits related to the departure of executives.

Other. Other SG&A includes distribution, information resources, and marketing organization costs. The $55 million increase in these costs was primarily due to our investment in global information technology systems and increased marketing project costs related to our strategic initiatives.

Operating income

The following table shows operating income by reporting segment and corporate expenses for the periods indicated, the changes in these items from period to period and these items expressed as a percentage of net revenues:

	Year Ended
	November 27, 2011	November 28, 2010	% Increase (Decrease)	November 27, 2011 % of Net Revenues		November 28, 2010 % of Net Revenues
	(Dollars in millions)
Operating income:
Americas	$393.9	$402.5	(2.1)%	14.5%		15.8%
Europe	182.3	163.5	11.5%	15.5%		14.8%
Asia Pacific	108.1	86.3	25.3%	12.4%		11.4%

Total regional operating income	684.3	652.3	4.9%	14.4	%*	14.8	%*
Corporate expenses	347.9	270.9	28.4%	7.3	%*	6.1	%*

Total operating income	$336.4	$381.4	(11.8)%	7.1	%*	8.6	%*

Operating margin	7.1%	8.6%

*	Percentage of consolidated net revenues

The net $45 million decline in total operating income as compared to the prior year included a favorable currency effect of approximately $17 million.

Regional operating income.

•

Americas. Operating margin declined due to the region’s decline in gross margin, the effects of which on operating income was partially offset by lower SG&A and the favorable impact of the region’s higher net revenues.

•

Europe. The increase in operating income primarily reflected the favorable impact of currency as well as the region’s higher net revenues. The increase was partially offset by a decline in the region’s gross margin.

•	Asia Pacific. The increase in operating margin and operating income reflected the region’s higher net revenues and the favorable impact of currency.

Corporate. Corporate expenses are selling, general and administrative expenses that are not attributed to any of our regional operating segments. The $77 million increase in corporate expenses in 2011 reflected higher severance costs for headcount reductions and separation benefits related to the departure of executives, as well as an increase in our investment in global information technology systems. Corporate expenses also increased due to the classification of marketing, advertising and promotion, information technology and human resources costs of a global nature that were centralized under corporate management during 2011. Such costs totaled approximately $29 million in our Americas region and were not significant to our Europe and Asia Pacific regions; prior period amounts have not been reclassified. These increases in corporate expenses were partially offset by a decrease in incentive compensation expense related to lower projected funding, and a decline in pension expense primarily as a result of changes to the U.S. pension plans in the second quarter of 2011.

Corporate expenses in 2011 and 2010 include amortization of prior service benefit of $28.9 million and $29.6 million, respectively, related to postretirement benefit plan amendments in 2004 and 2003. For more information, see Note 8 to our audited consolidated financial statements included in this prospectus.

Interest expense

Interest expense was $132.0 million for the year ended November 27, 2011, as compared to $135.8 million in the prior year.

The weighted-average interest rate on average borrowings outstanding for 2011 was 6.90% as compared to 7.05% for 2010.

Loss on early extinguishment of debt

For the year ended November 28, 2010, we recorded a $16.6 million loss on early extinguishment of debt as a result of our debt refinancing activities during the second quarter of 2010. The loss was comprised of tender premiums of $30.2 million and the write-off of $7.6 million of unamortized debt issuance costs, net of applicable premium, offset by a gain of $21.2 million related to the partial repurchase of Yen-denominated Eurobonds due 2016 at a discount to their par value.

Other income (expense), net

Other income (expense), net, primarily consists of foreign exchange management activities and transactions. For the year ended November 27, 2011, we recorded expense of $1.3 million compared to income of $6.6 million for the prior year.

The expense in 2011 primarily reflected losses on our foreign currency denominated balances. The income in 2010 primarily reflects transaction gains on our foreign currency denominated balances, partially offset by losses on foreign exchange derivatives which economically hedge future foreign currency cash flow obligations.

Income tax expense

Income tax expense was $67.7 million for the year ended November 27, 2011, compared to $86.2 million for the prior year. Our effective tax rate was 33.4% for the year ended November 27, 2011, compared to 36.6% for the prior year.

The 3.2 percentage point decrease in our effective tax rate was primarily caused by an increase in the proportion of our 2011 earnings in foreign jurisdictions where we are subject to lower tax rates, as well as the comparatively favorable net impact of the following three significant income tax entries recorded in 2010. In 2010, we recognized a $27.5 million tax charge for a valuation allowance to fully offset the amount of deferred tax assets in Japan and a $14.5 million tax charge for a reduction in deferred tax assets as a result of the enactment of the Patient Protection and Affordable Care Act; these charges were partially offset by a $34.2 million tax benefit arising from our plan to repatriate the prior undistributed earnings of certain foreign subsidiaries.

Liquidity and Capital Resources

Liquidity outlook

We believe we will have adequate liquidity over the next twelve months to operate our business and to meet our cash requirements.

Cash sources

We are a privately-held corporation. We have historically relied primarily on cash flows from operations, borrowings under credit facilities, issuances of notes and other forms of debt financing. We regularly explore financing and debt reduction alternatives, including new credit agreements, unsecured and secured note issuances, equity financing, equipment and real estate financing, securitizations and asset sales. Key sources of cash include earnings from operations and borrowing availability under our revolving credit facility.

We are borrowers under a senior secured revolving credit facility. The facility is an asset-based facility, in which the borrowing availability is primarily based on the value of our U.S. Levi’s® trademarks and the levels of accounts receivable and inventory in the United States and Canada. The maximum availability under the facility is $850 million, of which $800 million is available to us for revolving loans in U.S. Dollars and $50 million is available to us for revolving loans either in U.S. Dollars or Canadian Dollars.

As of November 25, 2012, we had no borrowings under the facility, and unused availability under the facility was $533.8 million, as our total availability of $616.1 million, based on collateral levels as defined by the agreement, was reduced by $82.3 million of other credit-related instruments.

As of November 25, 2012, we had cash and cash equivalents totaling approximately $406.1 million, resulting in a total liquidity position (unused availability and cash and cash equivalents) of $939.9 million.

Cash uses

Our principal cash requirements include working capital, capital expenditures, payments of principal and interest on our debt, payments of taxes, contributions to our pension plans and payments for postretirement health benefit plans, and, if market conditions warrant, occasional investments in, or acquisitions of, business ventures in our line of business. In addition, we regularly evaluate our ability to pay dividends or repurchase stock, all consistent with the terms of our debt agreements.

The following table presents selected cash uses in 2012 and the related projected cash uses for these items in 2013 as of November 25, 2012:

	Cash Used in 2012	Projected Cash Uses in 2013
	(Dollars in millions)
Capital expenditures(1)	$84	$120
Interest	129	124
Federal, foreign and state taxes (net of refunds)(2)	49	42
Pension plans(3)	61	33
Postretirement health benefit plans	18	18
Dividend(4)	20	25

Total selected cash requirements	$361	$362

(1)	Capital expenditures consist primarily of costs associated with information technology systems and investment in company-operated retail stores.
(2)	Projected cash use is net of the cash refund of state taxes of $29.0 million we received subsequent to the end of the fourth quarter 2012 in connection with the agreement we reached during the year with the State of California on state tax refund claims involving tax years 1986 – 2004.
(3)	The 2013 pension contribution amounts will be recalculated at the end of the plans’ fiscal years, which for our U.S. pension plan is at the beginning of the Company’s third fiscal quarter. Accordingly, actual contributions may differ materially from those presented here, based on factors such as changes in discount rates and the valuation of pension assets.
(4)	Subsequent to the fiscal year-end, our Board of Directors declared and we paid a cash dividend of $25.1 million.

The following table provides information about our significant cash contractual obligations and commitments as of November 25, 2012:

	Payments due or projected by period
	Total	2013	2014	2015	2016	2017	Thereafter
	(Dollars in millions)
Contractual and Long-term Liabilities:
Short-term and long-term debt obligations	$1,729	$60	$324	$—	$48	$—	$1,297
Interest(1)	754	113	106	103	102	96	234
Capital lease obligations	2	2	—	—	—	—	—
Operating leases(2)	709	146	115	96	81	70	201
Purchase obligations(3)	581	543	21	13	3	—	1
Postretirement obligations(4)	153	18	17	17	16	16	69
Pension obligations(5)	418	33	19	36	41	49	240
Long-term employee related benefits(6)	70	9	9	7	7	7	31

Total	$4,416	$924	$611	$272	$298	$238	$2,073

(1)	Interest obligations are computed using constant interest rates until maturity. The LIBOR rate as of November 25, 2012, was used for variable-rate debt.
(2)	Amounts reflect contractual obligations relating to our existing leased facilities as of November 25, 2012, and therefore do not reflect our planned future openings of company-operated retail stores. For more information, see “Item 2 – Properties.”
(3)	Amounts reflect estimated commitments of $498 million for inventory purchases and $83 million for human resources, advertising, information technology and other professional services.
(4)	The amounts presented in the table represent an estimate for the next ten years of our projected payments, based on information provided by our plans’ actuaries, and have not been reduced by estimated Medicare subsidy receipts, the amounts of which are not material. Our policy is to fund postretirement benefits as claims and premiums are paid. For more information, see Note 8 to our audited consolidated financial statements included in this prospectus.
(5)	The amounts presented in the table represent an estimate of our projected contributions to the plans for the next ten years based on information provided by our plans’ actuaries. For U.S. qualified plans, these estimates comply with minimum funded status and minimum required contributions under the Pension Protection Act. The 2013 contribution amounts will be recalculated at the end of the plans’ fiscal years, which for our U.S. pension plan is at the beginning of the Company’s third fiscal quarter. Accordingly, actual contributions may differ materially from those presented here, based on factors such as changes in discount rates and the valuation of pension assets. For more information, see Note 8 to our audited consolidated financial statements included in this prospectus.
(6)	Long-term employee-related benefits relate to the current and non-current portion of deferred compensation arrangements and workers’ compensation. We estimated these payments based on prior experience and forecasted activity for these items. For more information, see Note 12 to our audited consolidated financial statements included in this prospectus.

This table does not include amounts related to our uncertain tax positions of $63.6 million. We do not anticipate a material effect on our liquidity as a result of payments in future periods of liabilities for uncertain tax positions.

Information in the two preceding tables reflects our estimates of future cash payments. These estimates and projections are based upon assumptions that are inherently subject to significant economic, competitive, legislative and other uncertainties and contingencies, many of which are beyond our control. Accordingly, our actual expenditures and liabilities may be materially higher or lower than the estimates and projections reflected in these tables. The inclusion of these projections and estimates should not be regarded as a representation by us that the estimates will prove to be correct.

Cash flows

The following table summarizes, for the periods indicated, selected items in our consolidated statements of cash flows:

	Three Months Ended		Year Ended
	February 24, 2013	February 26, 2012	November 25, 2012	November 27, 2011	November 28, 2010
	(Dollars in millions)		(Dollars in millions)
Cash provided by operating activities	$143.1	$104.8	$531.0	$1.8	$146.3
Cash used for investing activities	(23.5)	(20.7)	(75.2)	(141.0)	(181.8)
Cash (used for) provided by financing activities	(76.0)	(53.5)	(250.9)	77.7	32.3
Cash and cash equivalents	449.6	238.3	406.1	204.5	269.7

Three Months Ended February 24, 2013, as Compared to Same Period in 2012

Cash flows from operating activities

Cash provided by operating activities was $143.1 million for the three-month period in 2013, as compared to $104.8 million for the same period in 2012. Cash provided by operating activities increased compared to the prior year due to a tax refund received from the State of California and lower funding of our pension plans. Lower cash received from customers, reflecting our lower beginning accounts receivable balance, was offset by less cash used for inventory, reflecting the lower cost of cotton.

Cash flows from investing activities

Cash used for investing activities was $23.5 million for the three-month period in 2013, as compared to $20.7 million for the same period in 2012. The increase in cash used for investing activities as compared to the prior year primarily reflects higher information technology spend.

Cash flows from financing activities

Cash used for financing activities was $76.0 million for the three-month period in 2013, as compared to $53.5 million for the same period in 2012. The increase in cash used in 2013 primarily related to the timing of our dividend payments to stockholders of $25.1 million as well as the $50.0 million prepayment of our Senior Term Loan due 2014 in the quarter.

2012 as compared to 2011

Cash flows from operating activities

Cash provided by operating activities was $531.0 million for 2012, as compared to $1.8 million for the same period in 2011. Cash provided by operating activities increased compared to the prior year due to less cash used for inventory, reflecting the lower cost of cotton and a reduction in our inventory levels, and a decline in payments to vendors, reflecting our lower SG&A. Also, cash received from customers increased, reflecting our higher beginning accounts receivable balance.

Cash flows from investing activities

Cash used for investing activities was $75.2 million for 2012, as compared to $141.0 million for the same period in 2011. The reduction in cash used for investing activities as compared to the prior year primarily reflects the higher information technology costs in 2011 associated with the installation of our global enterprise resource planning system.

Cash flows from financing activities

Cash used for financing activities was $250.9 million for 2012, as compared to cash provided of $77.7 million for the same period in 2011. Net cash used in 2012 and net cash provided in 2011 primarily related to net repayments and proceeds, respectively, of our senior revolving credit facility. Cash used in both years include dividend payments to stockholders of $20.0 million.

2011 as compared to 2010

Cash flows from operating activities

Cash provided by operating activities was $1.8 million for 2011, as compared to $146.3 million for 2010. Cash provided by operating activities declined compared to the prior year due to higher cash used for inventory as a result of higher cotton costs, and higher payments to vendors, reflecting the increase in our SG&A. This decline was partially offset by an increase in customer collections, reflecting our higher net revenues.

Cash flows from investing activities

Cash used for investing activities was $141.0 million for 2011 compared to $181.8 million for 2010. The decrease in cash used for investing activities as compared to the prior year primarily reflects higher costs in 2010 associated with the remodeling of the Company’s headquarters and the final payment for a 2009 acquisition. This was partially offset by an increase in 2011 in information technology costs associated with the installation of our global enterprise resource planning system.

Cash flows from financing activities

Cash provided by financing activities was $77.7 million for 2011 compared to $32.3 million for 2010. Net cash provided in 2011 primarily related to proceeds borrowed under our senior revolving credit facility. Net cash provided in 2010 reflected our May 2010 refinancing activities.

Indebtedness

The borrower of substantially all of our debt is Levi Strauss & Co., the parent and U.S. operating company. Of our total debt of $1.7 billion as of February 24, 2013, we had fixed-rate debt of approximately $1.4 billion (84% of total debt) and variable-rate debt of approximately $0.3 billion (16% of total debt). Subsequent to our refinancing actions in March 2013, our required aggregate debt principal payments on our unsecured long-term debt are $43.0 million in 2016, $395.7 million in 2018, and the remaining $1.1 billion in years after 2018. Short-term borrowings totaling $56.5 million as of February 24, 2013, are expected to be either paid over the next twelve months or refinanced at the end of their applicable terms.

Our long-term debt agreements contain customary covenants restricting our activities as well as those of our subsidiaries. Currently, we are in compliance with all of these covenants.

Effects of Inflation

We believe that inflation in the regions where most of our sales occur has not had a significant effect on our net revenues or profitability.

Investment and Credit Availability Risk

We manage cash and cash equivalents in various institutions at levels beyond FDIC coverage limits, and we purchase investments not guaranteed by the FDIC. Accordingly, there may be a risk that we will not recover the full principal of our investments or that their liquidity may be diminished. To mitigate this risk, our investment policy emphasizes preservation of principal and liquidity.

Multiple financial institutions are committed to provide loans and other credit instruments under our secured revolving credit facility. There may be a risk that some of these institutions cannot deliver against these obligations in a timely manner, or at all.

Derivative Financial Instruments

We are exposed to market risk primarily related to foreign currencies. We manage foreign currency risks with the objective to minimize the effect of fluctuations in foreign exchange rates on nonfunctional currency cash flows of the Company and its subsidiaries and selected assets or liabilities of the Company and its subsidiaries without exposing the Company to additional risk associated with transactions that could be regarded as speculative.

We are exposed to credit loss in the event of nonperformance by the counterparties to the over-the-counter forward foreign exchange contracts. However, we believe that our exposures are appropriately diversified across counterparties and that these counterparties are creditworthy financial institutions. We monitor the creditworthiness of our counterparties in accordance with our foreign exchange and investment policies. In addition, we have International Swaps and Derivatives Association, Inc. (“ISDA”) master agreements in place with our counterparties to mitigate the credit risk related to the outstanding derivatives. These agreements provide the legal basis for over-the-counter transactions in many of the world’s commodity and financial markets.

Foreign Exchange Risk

The global scope of our business operations exposes us to the risk of fluctuations in foreign currency markets. This exposure is the result of certain product sourcing activities, some intercompany sales, foreign subsidiaries’ royalty payments, interest payments, earnings repatriations, net investment in foreign operations and funding activities. Our foreign currency management objective is to minimize the effect of fluctuations in foreign exchange rates on nonfunctional currency cash flows of the Company and its subsidiaries and selected assets or liabilities of the Company and its subsidiaries without exposing the Company to additional risk associated with transactions that could be regarded as speculative.

We use a centralized currency management operation to take advantage of potential opportunities to naturally offset exposures against each other. For any residual exposures under management, we may enter into various financial instruments including forward exchange contracts to hedge certain forecasted transactions as well as certain firm commitments, including third-party and intercompany transactions.

Our foreign exchange risk management activities are governed by a foreign exchange risk management policy approved by our Treasury committee. Members of our Treasury committee, comprised of a group of our senior financial executives, review our foreign exchange activities to monitor compliance with our policies. The operating policies and guidelines outlined in the foreign exchange risk management policy provide a framework that allows for a managed approach to the management of currency exposures while ensuring the activities are conducted within established parameters. Our policy includes guidelines for the organizational structure of our risk management function and for internal controls over foreign exchange risk management activities, including various measurements for monitoring compliance. We monitor foreign exchange risk and related derivatives using different techniques including a review of market value, sensitivity analysis and a value-at-risk model. We use the market approach to estimate the fair value of our foreign exchange derivative contracts.

We use derivative instruments to manage certain but not all exposures to foreign currencies. Our approach to managing foreign currency exposures is consistent with that applied in previous years. As of November 25, 2012, we had forward foreign exchange contracts to buy $795.1 million and to sell $422.3 million against various foreign currencies. These contracts are at various exchange rates and expire at various dates through January 2014.

As of November 27, 2011, we had forward foreign exchange contracts to buy $875.6 million and to sell $415.8 million against various foreign currencies. These contracts were at various exchange rates and expired at various dates through November 2012.

The following table presents the currency, average forward exchange rate, notional amount and fair values for our outstanding forward and swap contracts as of November 25, 2012, and November 27, 2011. The average forward exchange rate is the weighted average of the forward rates of the contracts for the indicated currency. The notional amount represents the U.S. Dollar equivalent amount of the foreign currency at the inception of the contracts, and is the net sum of all buy and sell transactions for the indicated currency. A net positive notional amount represents a position to buy the U.S. Dollar versus the exposure currency, while a net negative notional amount represents a position to sell the U.S. Dollar versus the exposure currency. All transactions will mature before the end of January 2014.

	As of November 25, 2012			As of November 27, 2011
	Average Forward Exchange Rate	Notional Amount	Fair Value	Average Forward Exchange Rate	Notional Amount	Fair Value
	(Dollars in thousands)
Currency
Australian Dollar	1.02	$41,316	$(558)	1.00	$39,204	$1,433
Brazilian Real	2.08	16,339	746	1.81	18,021	1,262
Canadian Dollar	1.01	21,376	(183)	1.00	42,106	2,082
Swiss Franc	0.94	3,218	(15)	0.92	(16,542)	(73)
Czech Koruna	19.26	2,786	43	18.84	2,323	60
Danish Krone	5.75	(565)	(2)	5.50	24,517	352
Euro	1.29	70,697	(1,243)	1.37	65,826	2,107
British Pound Sterling	1.60	(10,106)	(45)	1.57	38,738	700
Hong Kong Dollar	7.75	(2,707)	(1)	7.77	(6,806)	(19)
Hungarian Forint	223.06	(7,150)	135	227.83	(7,537)	(334)
Indonesian Rupiah	9,838.63	11,919	1	9,090.91	15,659	592
Indian Rupee	56.30	15,985	(72)	49.64	28,234	1,994
Japanese Yen	79.08	30,894	1,229	78.33	38,768	215
South Korean Won	1,129.48	26,464	(871)	1,127.96	35,125	1,259
Mexican Peso	13.54	81,269	(2,020)	13.30	70,807	5,412
Malaysian Ringgit	3.11	14,730	(72)	3.21	10,838	2
Norwegian Krone	5.76	(161)	—	5.78	17,899	458
New Zealand Dollar	0.82	(11,702)	(33)	0.77	442	389
Philippine Peso	42.08	6,986	(302)	43.71	2,542	(5)
Polish Zloty	3.25	1,475	(133)	3.28	(41,531)	(2,480)
Russian Ruble	31.26	6,719	56	32.69	13,548	(117)
Swedish Krona	6.70	(152)	392	6.79	72,462	2,030
Singapore Dollar	1.22	396	(3)	1.25	(34,659)	(1,741)
Turkish Lira	1.82	12,293	(62)	1.83	(16,432)	(379)
New Taiwan Dollar	29.28	16,730	(254)	29.45	23,198	725
South African Rand	8.80	23,780	1,091	7.76	23,049	2,744

Total		$372,829	$(2,176)		$459,799	$18,668

Interest rate risk

We maintain a mix of short- and long-term fixed- and variable-rate debt.

The following table provides information about our financial instruments that are sensitive to changes in interest rates. The table presents principal (face amount) outstanding balances of our debt instruments and the related weighted-average interest rates for the years indicated based on expected maturity dates. The applicable floating rate index is included for variable-rate instruments. All amounts are stated in U.S. Dollar equivalents.

	As of November 25, 2012							As of November 27, 2011 Total
	Expected Maturity Date
	2013	2014	2015	2016	2017	Thereafter	Total
	(Dollars in thousands)
Debt Instruments
Fixed Rate (US$)	$—	$—	$—	$—	$—	$910,000	$910,000	$875,000
Average Interest Rate	—	—	—	—	—	7.31%	7.31%
Fixed Rate (Yen 4.0 billion)	—	—	—	48,508	—	—	48,508	118,243
Average Interest Rate	—	—	—	4.25%	—	—	4.25%
Fixed Rate (Euro 300 million)	—	—	—	—	—	386,520	386,520	400,350
Average Interest Rate	—	—	—	—	—	7.75%	7.75%
Variable Rate (US$)	—	325,000	—	—	—	—	325,000	525,000
Average Interest Rate(1)	—	2.46%	—	—	—	—	2.46%
Total Principal (face amount) of our debt instruments(2)	$—	$325,000	$—	$48,508	$—	$1,296,520	$1,670,028	$1,918,593

(1)	Assumes no change in short-term interest rates.
(2)	Amounts presented in this table exclude our other short-term borrowings of $59.8 million as of November 25, 2012, consisting of term loans and revolving credit facilities at various foreign subsidiaries which we expect to either pay over the next twelve months or refinance at the end of their applicable terms. Of the $59.8 million, $55.7 million was fixed-rate debt and $4.1 million was variable-rate debt.

Off-Balance Sheet Arrangements, Guarantees and Other Contingent Obligations

Off-balance sheet arrangements and other. We have contractual commitments for non-cancelable operating leases; for more information, see Note 13 to our audited consolidated financial statements included in this prospectus. We participate in a multiemployer pension plan, however our exposure to risks arising from participation in the plan and the extent to which we can be liable to the plan for other participating employers’ obligations are not material. We have no other material non-cancelable guarantees or commitments, and no material special-purpose entities or other off-balance sheet debt obligations.

Indemnification agreements. In the ordinary course of our business, we enter into agreements containing indemnification provisions under which we agree to indemnify the other party for specified claims and losses. For example, our trademark license agreements, real estate leases, consulting agreements, logistics outsourcing agreements, securities purchase agreements and credit agreements typically contain these provisions. This type of indemnification provision obligates us to pay certain amounts associated with claims brought against the other party as the result of trademark infringement, negligence or willful misconduct of our employees, breach of contract by us including inaccuracy of representations and warranties, specified lawsuits in which we and the other party are co-defendants, product claims and other matters. These amounts are generally not readily quantifiable: the maximum possible liability or amount of potential payments that could arise out of an indemnification claim depends entirely on the specific facts and circumstances associated with the claim. We have insurance coverage that minimizes the potential exposure to certain of these claims. We also believe that the likelihood of substantial payment obligations under these agreements to third parties is low and that any such amounts would be immaterial.

Critical Accounting Policies, Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the related notes. We believe that the following discussion addresses our critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Changes in such estimates, based on newly available information, or different assumptions or conditions, may affect amounts reported in future periods.

We summarize our critical accounting policies below.

Revenue recognition. Net sales is primarily comprised of sales of products to wholesale customers, including franchised stores, and direct sales to consumers at our company-operated and online stores and at our company-operated shop-in-shops located within department stores. We recognize revenue on sale of product when the goods are shipped or delivered and title to the goods passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectability is reasonably assured. Revenue is recorded net of an allowance for estimated returns, discounts and retailer promotions and other similar incentives. Licensing revenues from the use of our trademarks in connection with the manufacturing, advertising, and distribution of trademarked products by third-party licensees are earned and recognized as products are sold by licensees based on royalty rates as set forth in the licensing agreements.

We recognize allowances for estimated returns in the period in which the related sale is recorded. We recognize allowances for estimated discounts, retailer promotions and other similar incentives at the later of the period in which the related sale is recorded or the period in which the sales incentive is offered to the customer. We estimate non-volume based allowances based on historical rates as well as customer and product-specific circumstances. Actual allowances may differ from estimates due to changes in sales volume based on retailer or consumer demand and changes in customer and product-specific circumstances. Sales and value-added taxes collected from customers and remitted to governmental authorities are presented on a net basis in the accompanying consolidated statements of income.

Accounts receivable, net. We extend credit to our wholesale and licensing customers that satisfy pre-defined credit criteria. Accounts receivable are recorded net of an allowance for doubtful accounts. We estimate the allowance for doubtful accounts based upon an analysis of the aging of accounts receivable at the date of the consolidated financial statements, assessments of collectability based on historic trends, customer-specific circumstances, and an evaluation of economic conditions. Actual write-off of receivables may differ from estimates due to changes in customer and economic circumstances.

Inventory valuation. We value inventories at the lower of cost or market value. Inventory cost is generally determined using the first-in first-out method. We include product costs, labor and related overhead, sourcing costs, inbound freight, internal transfers, and the cost of operating our remaining manufacturing facilities, including the related depreciation expense, in the cost of inventories. We estimate quantities of slow-moving and obsolete inventory by reviewing on-hand quantities, outstanding purchase obligations and forecasted sales. In determining inventory market values, substantial consideration is given to the expected product selling price. We then estimate expected selling prices based on our historical recovery rates for sale of slow-moving and obsolete inventory and other factors, such as market conditions, expected channel of disposition, and current consumer preferences. Estimates may differ from actual results due to changes in resale or market value, avenues of disposition, consumer and retailer preferences and economic conditions.

Impairment. We review our goodwill and other non-amortized intangible assets for impairment annually in the fourth quarter of our fiscal year, or more frequently as warranted by events or changes in circumstances which indicate that the carrying amount may not be recoverable. We qualitatively assess goodwill impairment and impairment for other non-amortized intangible assets to determine whether it is more likely than not that the fair value of a reporting unit or other non-amortized intangible asset is less than its carrying amount. For goodwill and other non-amortized intangible assets not qualitatively assessed, a two-step quantitative approach is utilized. In the first step, we compare the carrying value of the reporting unit or applicable asset to its fair value, which we estimate using a discounted cash flow analysis or by comparison to the market values of similar assets. If the carrying amount of the reporting unit or asset exceeds its estimated fair value, we perform the second step, and determine the impairment loss, if any, as the excess of the carrying value of the goodwill or intangible asset over its fair value. The assumptions used in such valuations are subject to volatility and may differ from actual results; however, based on the carrying value of our goodwill and other non-amortized intangible assets as of November 25, 2012, relative to their estimated fair values, we do not anticipate any material impairment charges in the near-term.

We review our other long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the carrying amount of an other long-lived asset exceeds the expected future undiscounted cash flows, we measure and record an impairment loss for the excess of the carrying value of the asset over its fair value.

To determine the fair value of impaired assets, we utilize the valuation technique or techniques deemed most appropriate based on the nature of the impaired asset and the data available, which may include the use of quoted market prices, prices for similar assets or other valuation techniques such as discounted future cash flows or earnings.

Income tax assets and liabilities. We are subject to income taxes in both the United States and numerous foreign jurisdictions. We compute our provision for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. Significant judgments are required in order to determine the realizability of these deferred tax assets. In assessing the need for a valuation allowance, we evaluate all significant available positive and negative evidence, including historical operating results, estimates of future taxable income and the existence of prudent and feasible tax planning strategies. Changes in the expectations regarding the realization of deferred tax assets could materially impact income tax expense in future periods.

We continuously review issues raised in connection with all ongoing examinations and open tax years to evaluate the adequacy of our tax liabilities. We evaluate uncertain tax positions under a two-step approach. The first step is to evaluate the uncertain tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon examination based on its technical merits. The second step is, for those positions that meet the recognition criteria, to measure the tax benefit as the largest amount that is more than fifty percent likely of being realized. We believe our recorded tax liabilities are adequate to cover all open tax years based on our assessment. This assessment relies on estimates and assumptions and involves significant judgments about future events. To the extent that our view as to the outcome of these matters changes, we will adjust income tax expense in the period in which such determination is made. We classify interest and penalties related to income taxes as income tax expense.

Employee benefits and incentive compensation

Pension and postretirement benefits. We have several non-contributory defined benefit retirement plans covering eligible employees. We also provide certain health care benefits for U.S. employees who meet age, participation and length of service requirements at retirement. In addition, we sponsor other retirement or post-employment plans for our foreign employees in accordance with local government programs and requirements. We retain the right to amend, curtail or discontinue any aspect of the plans, subject to local regulations. Any of these actions, either individually or in combination, could have a material impact on our consolidated financial statements and on our future financial performance.

We recognize either an asset or liability for any plan’s funded status in our consolidated balance sheets. We measure changes in funded status using actuarial models which utilize an attribution approach that generally spreads individual events either over the estimated service lives of the remaining employees in the plan, or, for plans where participants will not earn additional benefits by rendering future service, over the plan participants’ estimated remaining lives. The attribution approach assumes that employees render service over their service lives on a relatively smooth basis and as such, presumes that the income statement effects of pension or postretirement benefit plans should follow the same pattern. Our policy is to fund our pension plans based upon actuarial recommendations and in accordance with applicable laws, income tax regulations and credit agreements.

Net pension and postretirement benefit income or expense is generally determined using assumptions which include expected long-term rates of return on plan assets, discount rates, compensation rate increases and medical trend rates. We use a mix of actual historical rates, expected rates and external data to determine the assumptions used in the actuarial models. For example, we utilized a yield curve constructed from a portfolio of high-quality corporate bonds with various maturities to determine the appropriate discount rate to use for our U.S. benefit plans. Under this model, each year’s expected future benefit payments are discounted to their present value at the appropriate yield curve rate, thereby generating the overall discount rate. We utilized country-specific third-party bond indices to determine appropriate discount rates to use for benefit plans of our foreign subsidiaries. Changes in actuarial assumptions and estimates, either individually or in combination, could have a material impact on our consolidated financial statements and on our future financial performance. For example, as of November 25, 2012, a twenty-five basis-point change in the discount rate would yield an approximately three-percent change in the projected benefit obligation and annual service cost of our pension and postretirement benefit plans.

Employee incentive compensation. We maintain short-term and long-term employee incentive compensation plans. These plans are intended to reward eligible employees for their contributions to our short-term and long-term success. For our short-term plans, the amount of the cash bonus earned depends upon business unit and corporate financial results as measured against pre-established targets, and also depends upon the performance and job level of the individual. Our long-term plans are intended to reward management for its long-term impact on our total earnings performance. Performance is measured at the end of a three-year period based on our performance over the period measured against certain pre-established targets such as the compound annual growth rates over the periods for net revenues and earnings adjusted for certain items such as interest and taxes. We accrue the related compensation expense over the period of the plan, and changes in our projected future financial performance could have a material impact on our accruals.

Recently Issued Accounting Standards

See Note 1 to our audited consolidated financial statements included in this prospectus for recently issued accounting standards, including the expected dates of adoption and expected impact to our consolidated financial statements upon adoption.

BUSINESS

Overview

From our California Gold Rush beginnings, we have grown into one of the world’s largest brand-name apparel companies. A history of responsible business practices, rooted in our core values, has helped us build our brands and engender consumer trust around the world. Under our brand names, we design, market and sell — directly or through third parties and licensees — products that include jeans, casual and dress pants, tops, shorts, skirts, jackets, footwear, and related accessories for men, women and children.

An Authentic American Icon

Our Levi’s® brand has become one of the most widely recognized brands in the history of the apparel industry. Its broad distribution reflects the brand’s appeal across consumers of all ages and lifestyles. Its merchandising and marketing reflect the brand’s core attributes: original, definitive, honest, confident and youthful.

Our Dockers® brand was at the forefront of the business casual trend in the United States, offering an alternative to suit dressing and casual wear that led to the American staple — the khaki pant. The brand quickly planted its stake in the marketplace and today, the Dockers® brand has evolved around the world as a market leader in the casual pant category.

Our Global Reach

Our products are sold in more than 110 countries, grouped into three geographic regions: Americas, Europe and Asia Pacific. We support our brands throughout these regions through a global infrastructure, developing, sourcing and marketing our products around the world. Although our brands are recognized as authentically “American,” we derive approximately half of our net revenues from outside the United States. A summary of financial information for each geographical region, which comprise our three reporting segments, is found in Note 19 to our audited consolidated financial statements included in this prospectus.

Our products are sold in approximately 50,000 retail locations worldwide, including approximately 2,300 retail stores dedicated to our brands, both franchised and company-operated. We distribute our Levi’s® and Dockers® products primarily through chain retailers and department stores in the United States and primarily through department stores, specialty retailers and franchised stores outside of the United States. Levi’s® and Dockers® products are also sold through our brand-dedicated company-operated stores and through the online stores we operate, as well as the online stores of certain of our key wholesale customers and other third parties. We distribute Signature by Levi Strauss & Co.™ and Denizen® brand products primarily through mass channel retailers in the Americas.

Levi Strauss & Co. was founded in San Francisco, California, in 1853 and incorporated in Delaware in 1971. We conduct our operations outside the United States through foreign subsidiaries owned directly or indirectly by Levi Strauss & Co. We have headquarter offices in San Francisco, Brussels and Singapore. Our corporate offices are located at Levi’s Plaza, 1155 Battery Street, San Francisco, California 94111, and our main telephone number is (415) 501-6000.

Our common stock is primarily owned by descendants of the family of Levi Strauss and their relatives.

Our Website — www.levistrauss.com — contains additional and detailed information about our history, our products and our commitments. Financial news and reports and related information about our company can be found at http://levistrauss.com/investors/financial-news. Our Website and the information contained on our Website are not part of this prospectus.

Our Business Strategies

Our goal is to generate and sustain profitable growth over the long term in order to significantly improve the value of the enterprise. The management team is focused on four key strategies to achieve this goal:

•

Drive the profitable core business. We will focus our resources behind our businesses that we believe will provide long-term, sustained profitability. We consider our core businesses to be the ones that create the most value on a brand, geographic, customer or business-segment basis. These businesses include our men’s bottoms business for the Levi’s® brand globally and the Dockers® brand in the United States. We consider our core products, including our 501® jean and our Dockers® khaki pant, to be key assets. We also consider our key wholesale accounts in the United States and Europe to be vital elements of our long-term growth strategies.

•

Expand the reach of our brands. We intend to grow our two largest brands through new or expanded product categories, consumer segments and geographic markets. We intend to build upon our brand equity and our innovative design and marketing expertise to expand the reach and appeal of our brands globally. For example, we believe we can better serve the female consumer, and that there are significant opportunities in tops, outerwear and accessories. We also believe opportunities remain to expand in emerging and underpenetrated geographic markets.

•

Elevate the performance of our dedicated retail channel. We will continue to expand our consumer reach through brand-dedicated stores globally, whether company-operated stores, dedicated e-commerce sites, franchisee or other dedicated store models. We believe these stores represent an attractive opportunity to establish incremental distribution and sales as well as to showcase the full breadth of our product offerings and deliver a consistent brand experience to the consumer.

•

Leverage our global scale to develop a competitive cost structure. We are focused on improving productivity, managing our controllable cost structure and driving efficiencies through our global supply chain. We will balance our pursuit of improved agility and marketplace responsiveness with our cost management efforts.

Our Brands and Products

We offer a broad range of products, including jeans, casual and dress pants, tops, shorts, skirts, jackets, footwear and related accessories. Across all of our brands, pants — including jeans, casual pants and dress pants — represented approximately 86%, 83% and 84% of our total units sold in each of fiscal years 2012, 2011 and 2010, respectively. Men’s products generated approximately 75%, 72% and 72% of our total net sales in each of fiscal years 2012, 2011 and 2010, respectively.

Levi’s® Brand

The Levi’s® brand epitomizes classic American style and effortless cool and is positioned as the original and definitive jeans brand. Since their inception in 1873, Levi’s® jeans have become one of the most recognizable garments in the world — reflecting the aspirations and earning the loyalty of people for generations. Consumers around the world instantly recognize the distinctive traits of Levi’s® jeans — the double arc of stitching, known as the Arcuate Stitching Design, and the Red Tab Device, a fabric tab stitched into the back right pocket. Today, the Levi’s® brand continues to evolve, driven by its distinctive pioneering and innovative spirit. Our range of leading jeanswear and accessories for men, women and children is available in more than 110 countries, allowing individuals around the world to express their personal style.

The Levi’s® brand encompasses a range of products. Levi’s® Red Tab™ products are the foundation of the brand, consisting of a wide spectrum of jeans and jeanswear offered in a variety of fits, fabrics, finishes, styles and price points intended to appeal to a broad spectrum of consumers. The line includes the flagship 501®

jean, the original and best-selling five-pocket jean of all-time. The line also incorporates a full range of jeanswear fits and styles designed specifically for women. Sales of Red Tab™ products represented the majority of our Levi’s® brand net sales in all three of our regions in fiscal years 2012, 2011 and 2010. We also offer premium products around the world including a range of premium pants, tops, shorts, skirts, jackets, footwear, and related accessories.

Our Levi’s® brand products accounted for approximately 84%, 83% and 81% of our total net sales in fiscal 2012, 2011 and 2010, respectively, approximately half of which were generated in our Americas region.

Dockers® Brand

The Dockers® brand has embodied the spirit of khakis for more than 25 years. Since its introduction in 1986, the brand has been perfecting the khaki and the essential goods to go with them. The brand focuses on men, celebrating the re-emergence of khakis as the go-to versatile pant. The brand also leverages its khaki expertise to deliver a range of women’s products targeted at consumers in selected key markets.

Our Dockers® brand products accounted for approximately 12%, 12% and 15% of our total net sales in fiscal 2012, 2011 and 2010, respectively. Although the substantial majority of these net sales were in the Americas region, Dockers® brand products are sold in more than 50 countries.

Signature by Levi Strauss & Co.™ Brand and Denizen® Brand

In addition to our Levi’s® and Dockers® brands, we offer two brands focused on consumers who seek high-quality, affordable and fashionable jeanswear from a company they trust. We offer denim jeans, casual pants, tops and jackets in a variety of fits, fabrics and finishes for men, women and kids under the Signature by Levi Strauss & Co.™ brand through the mass retail channel in the United States and Canada. The Denizen® brand was introduced in Target stores in the United States starting in 2011, and includes a variety of jeans, tops and accessories to complement active lifestyles and to empower consumers to express their aspirations, individuality and attitudes at an affordable price point.

Signature by Levi Strauss & Co.™ brand and Denizen® brand products accounted for approximately 4%, 5% and 4% of our total net sales in fiscal years 2012, 2011 and 2010, respectively.

Licensing

The appeal of our brands across consumer groups and our global reach enable us to license our Levi’s® and Dockers® trademarks for a variety of product categories in multiple markets in each of our regions, including footwear, belts, wallets and bags, outerwear, sweaters, dress shirts, kidswear, sleepwear and hosiery. We also license our Signature by Levi Strauss & Co.™ and our Denizen® trademarks in various markets for certain product categories.

In addition to product category licenses, we enter into regional license agreements with third parties to produce, market and distribute our products in several countries around the world, including various Latin American, Middle Eastern and Asia Pacific countries. Licensing accounted for approximately 2% of our total net revenues in each of fiscal years 2012, 2011 and 2010.

We enter into licensing agreements with our licensees covering royalty payments, product design and manufacturing standards, marketing and sale of licensed products, and protection of our trademarks. We require our licensees to comply with our code of conduct for contract manufacturing and engage independent monitors to perform regular on-site inspections and assessments of production facilities.

Sales, Distribution and Customers

We distribute our products through a wide variety of retail formats around the world, including chain and department stores, franchise stores dedicated to our brands, our own company-operated retail network, multi-brand specialty stores, mass channel retailers, and both company-operated and retailer websites.

Multi-brand Retailers

We seek to make our brands and products available where consumers shop, including offering products and assortments that are appropriately tailored for our wholesale customers and their retail consumers. Our products are also sold through authorized third-party online stores. Sales to our top ten wholesale customers accounted for approximately 32%, 30% and 33% of our total net revenues in fiscal years 2012, 2011 and 2010, respectively. No customer represented 10% or more of net revenues in any of these years. The loss of any major customer could have a material adverse effect on one or more of our segments or on the company as a whole.

Dedicated Stores

We believe retail stores dedicated to our brands are important for the growth, visibility, availability and commercial success of our brands, and they are an increasingly important part of our strategy for expanding distribution of our products. Our brand-dedicated stores are either operated by us or by independent third parties such as franchisees. In addition to the dedicated stores, we maintain brand-dedicated websites that sell products directly to retail consumers.

Company-operated retail stores. Our company-operated online and retail stores, including both mainline and outlet stores, generated approximately 21%, 18% and 15% of our net revenues in fiscal 2012, 2011 and 2010, respectively. As of November 25, 2012, we had 511 company-operated stores, predominantly Levi’s® stores, located in 32 countries across our three regions. We had 209 stores in the Americas, 190 stores in Europe and 112 stores in Asia Pacific. During 2012, we added 56 company-operated stores and closed 43 stores.

Franchised and other stores. Franchised, licensed, or other forms of brand-dedicated stores operated by independent third parties sell Levi’s® and Dockers® products in markets outside the United States. There were approximately 1,800 of these stores as of November 25, 2012, and they are a key element of our international distribution. In addition to these stores, we consider our network of dedicated shop-in-shops located within department stores, which may be either operated directly by us or third parties, to be an important component of our retail distribution in international markets. Outside of the United States, approximately 360 dedicated shop-in-shops were operated directly by us as of November 25, 2012.

Seasonality of Sales

We typically achieve our largest quarterly revenues in the fourth quarter, reflecting the “holiday” season, generally followed by the third quarter, reflecting the Fall or “back to school” season. In 2012, our net revenues in the first, second, third and fourth quarters represented 25%, 23%, 24% and 28%, respectively, of our total net revenues for the year. In 2011, our net revenues in the first, second, third and fourth quarters represented 24%, 23%, 25% and 28%, respectively, of our total net revenues in the year.

Our fiscal year ends on the last Sunday of November in each year, although the fiscal years of certain foreign subsidiaries end on November 30. Each quarter of fiscal years 2012, 2011 and 2010 consisted of 13 weeks.

Marketing and Promotion

We root our marketing in globally consistent brand messages that reflect the unique attributes of our brands, including the Levi’s® brand as the original and definitive jeans brand and the Dockers® brand as world’s best and most loved khaki. We support our brands with a diverse mix of marketing initiatives to drive consumer demand.

We also market through social media and digital and mobile outlets, event and music sponsorships, product placement in leading fashion magazines and with celebrities, personal sponsorships and endorsements, on the ground efforts such as street-level events and similar targeted “viral” marketing activities.

We also use our websites, www.levi.com, www.dockers.com, www.levistrausssignature.com, and www.denizen.com, in relevant markets to enhance consumer understanding of our brands and help consumers find and buy our products.

Sourcing and Logistics

Organization. Our global sourcing and logistics organizations are responsible for taking a product from the design concept stage through production to delivery to our customers. Our objective is to leverage our global scale to achieve product development and sourcing efficiencies and reduce total product and distribution costs while maintaining our focus on local service levels and working capital management.

Product procurement. We source nearly all of our products through independent contract manufacturers. The remainder are sourced from our company-operated manufacturing and finishing plants, including facilities for our innovation and development efforts that provide us with the opportunity to develop new product styles and finishes. See “Item 2 – Properties” for more information about those manufacturing facilities.

Sources and availability of raw materials. The principal fabrics used in our business are cotton, blends, synthetics and wools. The prices we pay our suppliers for our products are dependent in part on the market price for raw materials used to produce them, primarily cotton. The price and availability of cotton may fluctuate substantially, depending on a variety of factors. The price fluctuations impact the cost of our products in future seasons given the lead time of our product development cycle. Fluctuations in product costs can cause a decrease in our profitability if product pricing actions taken in response were to be insufficient or if those actions were to cause our wholesale customers or retail consumers to reduce the volumes they purchase.

Sourcing locations. We use numerous independent contract manufacturers located throughout the world for the production and finishing of our garments. We conduct assessments of political, social, economic, trade, labor and intellectual property protection conditions in the countries in which we source our products before placing production in those countries and on an ongoing basis.

In 2012 we sourced products from contractors located in more than 35 countries around the world. We sourced products in North and South Asia, South and Central America (including Mexico and the Caribbean), Europe and Africa. No single country accounted for more than 12% of our sourcing in 2012.

Sourcing practices. Our sourcing practices include these elements:

•

We require all third-party contractors and subcontractors who manufacture or finish products for us to comply with our code of conduct relating to supplier working conditions as well as environmental and employment practices. We also require our licensees to ensure that their manufacturers comply with our requirements.

•

Our code of conduct covers employment practices such as wages and benefits, working hours, health and safety, working age and discriminatory practices, environmental matters such as wastewater treatment and solid waste disposal, and ethical and legal conduct.

•

We regularly assess manufacturing and finishing facilities through periodic on-site facility inspections and improvement activities, including use of independent monitors to supplement our internal staff. We integrate review and performance results into our sourcing decisions.

We disclose the names and locations of our contract manufacturers to encourage collaboration among apparel companies in factory monitoring and improvement. We regularly evaluate and refine our code of conduct processes.

Logistics. We operate dedicated distribution centers in a number of countries. For more information, see “Item 2 — Properties.” Distribution center activities include receiving finished goods from our contractors and plants, inspecting those products, preparing them for retail presentation, and shipping them to our customers and to our own stores. Our distribution centers maintain a combination of replenishment and seasonal inventory from which we ship to our stores and wholesale customers. In certain locations around the globe we have consolidated our distribution centers to service multiple countries and brands. Our inventory significantly builds during peaks in seasonal shipping periods. We are constantly monitoring our inventory levels and adjusting them as necessary to meet market demand. In addition, we outsource some of our logistics activities to third-party logistics providers.

Competition

The worldwide apparel industry is highly competitive and fragmented. It is characterized by low barriers to entry, brands targeted at specific consumer segments, many regional and local competitors, and an increasing number of global competitors. Principal competitive factors include:

•	developing products with relevant fits, finishes, fabrics, style and performance features;

•	maintaining favorable brand recognition and appeal through strong and effective marketing;

•	anticipating and responding to changing consumer demands in a timely manner;

•	securing desirable retail locations and presenting products effectively at retail;

•	providing sufficient wholesale distribution, visibility and availability, and presenting products effectively at wholesale;

•	delivering compelling value for the price; and

•	generating competitive economics for wholesale customers, including retailers, franchisees, and distributors.

We face competition from a broad range of competitors at the global, regional and local levels in diverse channels across a wide range of retail price points. Worldwide, a few of our primary competitors include vertically integrated specialty stores operated by such companies such as Gap Inc. and Inditex; jeanswear brands such as those marketed by VF Corporation, a competitor in multiple channels and product lines including through their Wrangler, Lee and Seven for All Mankind brands; khakiwear brands such as Haggar; and athletic wear companies such as adidas Group and Nike, Inc. In addition, each region faces local or regional competition; and in the Americas, retailers’ private or exclusive labels such as those from Wal-Mart Stores, Inc. (Faded Glory brand), Target Corporation (Mossimo and Merona brands) and JC Penney (Arizona brand). Many of our regional competitors are also seeking to expand globally through an expanded store footprint and the e-commerce channel. For more information on the factors affecting our competitive position, see “Risk Factors.”

Trademarks

We have more than 5,000 trademark registrations and pending applications in approximately 180 countries worldwide, and we acquire rights in new trademarks according to business needs. Substantially all of our global trademarks are owned by Levi Strauss & Co., the parent and U.S. operating company. We regard our trademarks as our most valuable assets and believe they have substantial value in the marketing of our products. The Levi’s®, Dockers® and 501® trademarks, the Arcuate Stitching Design, the Tab Device, the Two Horse® Design, the Housemark and the Wings and Anchor Design are among our core trademarks.

We protect these trademarks by registering them with the U.S. Patent and Trademark Office and with governmental agencies in other countries, particularly where our products are manufactured or sold. We work vigorously to enforce and protect our trademark rights by engaging in regular market reviews, helping local law enforcement authorities detect and prosecute counterfeiters, issuing cease-and-desist letters against third parties infringing or denigrating our trademarks, opposing registration of infringing trademarks, and initiating litigation as necessary. As of November 25, 2012, we were pursuing approximately 330 infringement matters around the world. We also work with trade groups and industry participants seeking to strengthen laws relating to the protection of intellectual property rights in markets around the world.

Employees

As of November 25, 2012, we employed approximately 17,000 people, approximately 9,700 of whom were located in the Americas, 4,800 in Europe, and 2,500 in Asia Pacific. Approximately 4,400 of our employees were associated with the manufacturing and procurement of our products, 7,300 worked in retail, including seasonal employees, 1,400 worked in distribution and 3,900 were other non-production employees.

History and Corporate Citizenship

Our history and longevity are unique in the apparel industry. Our commitment to quality, innovation and corporate citizenship began with our founder, Levi Strauss, who infused the business with the principle of responsible commercial success that has been embedded in our business practices throughout our more than 150-year history. This mixture of history, quality, innovation and corporate citizenship contributes to the iconic reputations of our brands.

In 1853, during the California Gold Rush, Mr. Strauss opened a wholesale dry goods business in San Francisco that became known as “Levi Strauss & Co.” Seeing a need for work pants that could hold up under rough conditions, he and Jacob Davis, a tailor, created the first jean. In 1873, they received a U.S. patent for “waist overalls” with metal rivets at points of strain. The first product line designated by the lot number “501” was created in 1890.

In the 19th and early 20th centuries, our work pants were worn primarily by cowboys, miners and other working men in the western United States. Then, in 1934, we introduced our first jeans for women, and after World War II, our jeans began to appeal to a wider market. By the 1960s they had become a symbol of American culture, representing a unique blend of history and youth. We opened our export and international businesses in the 1950s and 1960s. In 1986, we introduced the Dockers® brand of casual apparel which revolutionized the concept of business casual.

Throughout this long history, we upheld our strong belief that we can help shape society through civic engagement and community involvement, responsible labor and workplace practices, philanthropy, ethical conduct, environmental stewardship and transparency. We have engaged in a “profits through principles” business approach from the earliest years of the business. Among our milestone initiatives over the years, we integrated our factories two decades prior to the U.S. civil rights movement and federally mandated desegregation, we developed a comprehensive supplier code of conduct requiring safe and healthy working conditions among our suppliers (a first of its kind for a multinational apparel company), and we offered full medical benefits to domestic partners of employees prior to other companies of our size, a practice that is widely accepted today.

Our website — www.levistrauss.com — contains additional and detailed information about our history and corporate citizenship initiatives. Our website and the information contained on our website are not part of this prospectus.

Properties

We conduct manufacturing, distribution and administrative activities in owned and leased facilities. We operate four manufacturing-related facilities abroad and nine distribution centers around the world. We have renewal rights for most of our property leases. We anticipate that we will be able to extend these leases on terms satisfactory to us or, if necessary, locate substitute facilities on acceptable terms. We believe our facilities and equipment are in good condition and are suitable for our needs. Information about our key operating properties in use as of November 25, 2012, is summarized in the following table:

Location	Primary Use	Leased/Owned
Americas
Hebron, KY	Distribution	Owned
Canton, MS	Distribution	Owned
Henderson, NV	Distribution	Owned
Westlake, TX	Data Center	Leased
Etobicoke, Canada	Distribution	Owned
Cuautitlan, Mexico	Distribution	Leased

Europe
Plock, Poland	Manufacturing and Finishing	Leased (1)
Northhampton, U.K.	Distribution	Owned
Sabadell, Spain	Distribution	Leased
Corlu, Turkey	Manufacturing, Finishing and Distribution	Owned

Asia Pacific
Adelaide, Australia	Distribution	Leased
Cape Town, South Africa	Manufacturing, Finishing and Distribution	Leased
Hiratsuka Kanagawa, Japan	Distribution	Owned (2)
Ninh Binh, Vietnam	Finishing	Leased

(1)	Building and improvements are owned but subject to a ground lease.
(2)	Owned by our 84%-owned Japanese subsidiary. In the third quarter of 2012, we announced that we would outsource distribution in Japan to a third-party and close our owned distribution center in that country beginning in 2013.

Our global headquarters and the headquarters of our Americas region are both located in leased premises in San Francisco, California. Our Europe and Asia Pacific headquarters are located in leased premises in Brussels, Belgium and Singapore, respectively. In addition to the above, we operate finance shared service centers in Eugene, Oregon and Singapore. As of November 25, 2012, we also leased or owned 111 administrative and sales offices in 43 countries, as well as leased 19 warehouses in ten countries.

In addition, as of November 25, 2012, we had 511 company-operated retail and outlet stores in leased premises in 32 countries. We had 209 stores in the Americas region, 190 stores in the Europe region and 112 stores in the Asia Pacific region.

Legal Proceedings

In the ordinary course of business, we have various pending cases involving contractual matters, facility- and employee-related matters, distribution matters, product liability claims, trademark infringement and other matters. We do not believe any of these pending legal proceedings will have a material impact on our financial condition, results of operations or cash flows.

DIRECTORS AND EXECUTIVE OFFICERS

The following provides information about our directors and executive officers as of April 15, 2013.

Name	Age	Position
Stephen C. Neal	64	Chairman of the Board of Directors
Robert D. Haas(1)(2)(4)	71	Director, Chairman Emeritus
Charles V. Bergh	55	Director, President and Chief Executive Officer
Fernando Aguirre(2)(3)(4)	55	Director
Troy Alstead(2)(3)	50	Director
Jill Beraud(3)	53	Director
Vanessa J. Castagna(1)(3)	63	Director
Robert A. Eckert(1)(4)	58	Director
Peter E. Haas Jr.(1)(4)	65	Director
Patricia Salas Pineda(1)(4)	61	Director
Varun Bhatia	49	Senior Vice President and Chief Human Resources Officer
James Curleigh	47	Executive Vice President and President, Global Levi’s® Brand
Seth Ellison	54	Executive Vice President and President, Global Dockers® Brand
Seth R. Jaffe	56	Senior Vice President and General Counsel
David Love	50	Senior Vice President and Chief Supply Chain Officer
Joelle Maher	46	Executive Vice President and President, Global Retail
Anne Rohosy	54	Executive Vice President and President, Commercial Operations Americas and Europe
Harmit Singh	50	Executive Vice President and Chief Financial Officer

(1)	Member, Human Resources Committee.
(2)	Member, Finance Committee.
(3)	Member, Audit Committee.
(4)	Member, Nominating, Governance and Corporate Citizenship Committee.

Members of the Haas family are descendants of the family of our founder, Levi Strauss. Peter E. Haas Jr. is a cousin of Robert D. Haas.

Stephen C. Neal, a director since 2007, became our Chairman of the Board on September 1, 2011. He is also the Chairman of the law firm Cooley LLP, where he was also Chief Executive Officer from 2001 until January 1, 2008. In addition to his extensive experience as a trial lawyer on a broad range of corporate issues, Mr. Neal has represented and advised numerous boards of directors, special committees of boards and individual directors on corporate governance and other legal matters. Prior to joining Cooley in 1995, Mr. Neal was a partner of the law firm Kirkland & Ellis. Mr. Neal brings to the board deep knowledge and broad experience in corporate governance as well as his perspectives drawn from advising many companies throughout his career.

Robert D. Haas, a director since 1980, is our longest-serving director. He served as Chairman from 1989 to February 2008 when he was named Chairman Emeritus. Mr. Haas joined the Company in 1973 and served in a variety of marketing, planning and operating positions including Chief Executive Officer from 1984 to 1999. In 1985, Mr. Haas led the effort to take the Company private through a leveraged buyout. As Chief Executive Officer he oversaw a business turnaround that resulted in more than a decade of substantial growth, paced by international expansion and the launch of the Dockers® brand. Under Mr. Haas’ leadership, the Company pioneered a number of practices and policies that have been adopted by corporations and institutions worldwide. These include HIV/AIDS awareness, education and prevention programs, a comprehensive code of supplier conduct to promote safe and healthy working conditions, and full medical benefits for the domestic partners of our employees. Mr. Haas’ deep experience in all aspects of the business as well as his familial connection to the Company’s founder, prior leaders and shareholders, provide him with a unique perspective on matters discussed by the directors.

Charles V. Bergh, a director since he joined the Company on September 1, 2011, is our President and Chief Executive Officer. Prior to joining Levi Strauss & Co., Mr. Bergh was Group President, Global Male Grooming, for The Procter & Gamble Company (“P&G”), a manufacturer and distributor of consumer products. He held a progression of leadership roles during his 28-year career at P&G. Mr. Bergh previously served on the Board of Directors for VF Corporation and on the Economic Development Board, Singapore, and was a member of the US-AESAN Business Council, Singapore. Mr. Bergh’s position as our Chief Executive Officer and his past experience as a leader of large, global consumer brands makes him well-suited to be a member of our board of directors.

Fernando Aguirre, a director since October 2010, is formerly Chairman of the Board, President and Chief Executive Officer of Chiquita Brands International, Inc., a position he held from 2004 until October 2012. From 1980 to 2004, Mr. Aguirre served The Procter & Gamble Company (“P&G”) in various capacities, including as President of P&G’s Global Snacks and U.S. Food Products business, President of Global Feminine Care and President of Special Projects. Mr. Aguirre brings to the board his experiences as a leader of large, global consumer brands, and his skills in translating consumer insights into strategies that drive growth across cultures. Mr. Aguirre is also currently a director of Aetna, Inc.

Troy Alstead, a director since April 2012, is the Chief Financial Officer and Chief Administrative Officer of Starbucks Corporation, a role he has held since 2008. He is responsible for Starbucks Global Finance, Technology, and Supply Chain Operations. He joined Starbucks in 1992, previously serving as Chief Operating Officer, Starbucks Greater China from April 2008 to October 2008, Senior Vice President, Global Finance and Business Operations from August 2007 to April 2008, and Senior Vice President, Corporate Finance from September 2004 to August 2007. Mr. Alstead served in a number of other senior positions with Starbucks prior to 2004. Mr. Alstead brings to the board his broad financial and business perspective developed over many years in the global consumer goods industry.

Jill Beraud, a director since February 6, 2013, has been Chief Executive Officer of Living Proof, Inc., a privately-held company that uses advanced medical and materials technologies to create hair care and skin care products for women, since January 2011. Prior to that, Ms. Beraud served as PepsiCo Americas Beverages Chief Marketing Officer and President-Joint Ventures from July 2009 to June 2011, and PepsiCo’s Global Chief Marketing Officer from December 2008 to July 2009. Before PepsiCo, Ms. Beraud spent 13 years at Limited Brands in various roles, including Chief Marketing Officer of Victoria’s Secret and Executive Vice President of Marketing for its broader portfolio of specialty brands, including Bath & Body Works, C.O. Bigelow, Express, Henri Bendel, and Limited Stores. Ms. Beraud is also a director of New York & Company, Inc. Ms. Beraud was selected to join the Board due to her extensive marketing and consumer branding experience, as well as her extensive managerial and operational knowledge in the apparel and other consumer goods industries.

Vanessa J. Castagna, a director since 2007, led Mervyns LLC department stores as its executive chairwoman of the board from 2005 until early 2007. Prior to Mervyns LLC, Ms. Castagna served as chairman and Chief Executive Officer of JC Penney Stores, Catalog and Internet from 2002 through 2004. She joined JC Penney in 1999 as chief operating officer, and was both president and Chief Operating Officer of JC Penney Stores, Catalog and Internet in 2001. Ms. Castagna was selected to serve on the board due to her extensive retail leadership experience. She brings to the board a valuable perspective on the retail and wholesale business. Ms. Castagna is currently a director of SpeedFC and Carter’s Inc.

Robert A. Eckert, a director since May 2010, served as Chairman of the Board of Mattel, Inc. from May 2000 until December 2012, and was Chief Executive Officer from May 2000 until December 2011. He previously worked for Kraft Foods, Inc. for 23 years, most recently as President and Chief Executive Officer from October 1997 until May 2000. From 1995 to 1997, Mr. Eckert was Group Vice President of Kraft Foods, Inc., and from 1993 to 1995, Mr. Eckert was President of the Oscar Mayer foods division of Kraft Foods, Inc.

Mr. Eckert was selected to join the board due to his experience as a senior executive engaged with the dynamics of building global consumer brands through high performance expectations, integrity, and decisiveness in driving businesses to successful results. Mr. Eckert has also been a director of McDonald’s Corporation since 2003 and a director of Amgen, Inc. since December 2012.

Peter E. Haas Jr., a director since 1985, is a director or trustee of each of the Levi Strauss Foundation, Red Tab Foundation, Joanne and Peter Haas Jr. Fund, Walter and Elise Haas Fund and the Novato Youth Center Honorary Board, a Trustee Emeritus of the San Francisco Foundation, and he is Vice President of the Peter E. Haas Jr. Fund. Mr. Haas was one of our managers from 1972 to 1989. He was Director of Product Integrity of The Jeans Company, one of our former operating units, from 1984 to 1989. He served as Director of Materials Management for Levi Strauss USA in 1982 and Vice President and General Manager in the Menswear Division in 1980. Mr. Haas’ background in numerous operational roles specific to the Company and his familial connection to the Company’s founder enable him to engage in board deliberations with valuable insight and experience.

Patricia Salas Pineda, a director since 1991, is currently Group Vice President, National Philanthropy and the Toyota USA Foundation for Toyota Motor North America, Inc., an affiliate of one of the world’s largest automotive firms. Ms. Pineda joined Toyota Motor North America, Inc. in September 2004 as Group Vice President of Corporate Communications and General Counsel. Prior to that, Ms. Pineda was Vice President of Legal, Human Resources and Government Relations and Corporate Secretary of New United Motor Manufacturing, Inc. with which she had been associated since 1984. Ms. Pineda was selected as a member of the board to bring her expertise in government relations and regulatory oversight, corporate governance and human resources matters. Her long tenure on the board also provides valuable historical perspective. She is currently a member of the corporate advisory board of the National Council of La Raza, and a member of the board of advisors of Catalyst.

Varun Bhatia joined the Company as our Senior Vice President and Chief Human Resources Officer in July 2012. Mr. Bhatia was previously Vice President of Human Resources of the Asia Pacific division at Kraft Foods from 2008 to 2012. Prior to that, he held various human resources executive roles with consumer goods companies including Kraft Foods, Gillette and Proctor & Gamble.

James Curleigh joined the Company as our Executive Vice President and President of the Global Levi’s® Brand in July 2012. Prior to joining the Company, Mr. Curleigh served as the President and Chief Executive Officer of Keen Footwear, Inc., a footwear and accessory company, from 2008 to 2012. Before Keen, he was President and Chief Executive Officer of Salomon Sports North America, an innovative performance sports company, from 2001 to 2007. He also established and led TaylorMade adidas golf division in Europe and held various leadership positions in the London office of M&M Mars, a global consumer goods company.

Seth Ellison joined the Company as our Executive Vice President and President of the Global Dockers® Brand in September 2012. Prior to joining the Company, Mr. Ellison was Executive Vice President and Chief Commercial Officer at Alternative Apparel from 2009 to 2012. Before Alternative Apparel, Mr. Ellison was President of the Swimwear Group at Perry Ellis from 2005 to 2009, and held various leadership positions at Nike, Inc. from 1996 to 2005.

Seth Jaffe joined the Company as our Senior Vice President and General Counsel in September 2011. Prior to joining the Company, Mr. Jaffe served as Senior Vice President, General Counsel and Secretary of Williams-Sonoma, Inc. from 2002 to August 2011. Mr. Jaffe also held various legal roles at the Company from 1984 to 1999 with increasing responsibilities in the United States and Europe during that time.

David Love became our Senior Vice President and Chief Supply Chain Officer in 2004 and is responsible for development, sourcing and delivery of our products worldwide. Prior to assuming this role,

Mr. Love was Vice President of our U.S. Supply Chain organization from 2001 to 2004 and Senior Director of Product Services for the U.S. Levi’s® brand from 1999 to 2001. From 1981, when he joined us, to 2001, Mr. Love held various managerial positions.

Joelle Maher became the Executive Vice President and President of Global Retail for the Company in May 2012. She joined the Company in 2007 as the Company’s Vice President and General Manager of Retail Planning, Allocation and Outlet, and most recently held the position of Senior Vice President, Retail Operations, Americas. Prior to joining the Company, she held various leadership positions at companies across the industry including Lucky Brand Jeans, Old Navy, Macy’s and Lord & Taylor.

Anne Rohosy is our Executive Vice President and President of our Commercial Operations in Americas and Europe, a position she has held since February 2012. Ms. Rohosy joined us in October 2009 as Senior Vice President, Levi’s® North America Commercial Operations, and then served as Senior Vice President, Levi’s® Wholesale, Americas, before being named Executive Vice President and President of the Global Dockers® Brand in May 2011. Ms. Rohosy’s professional experience in the apparel industry spans more than 20 years with such global brands as Swatch, Liz Claiborne and 15 years with Nike, Inc., where she led the company’s commercial strategy development and apparel sales in the United States and Europe.

Harmit Singh joined the Company as our Executive Vice President and Chief Financial Officer effective January 16, 2013. Previously, Mr. Singh, was Executive Vice President and Chief Financial Officer of Hyatt Hotels Corporation from 2008 to 2012. Prior to that, he spent 14 years at Yum! Brands, Inc. in a variety of roles including Senior Vice President and Chief Financial Officer of Yum Restaurants International from 2005 to 2008. Before joining Yum!, Mr. Singh worked in various financial capacities for American Express India & Area Countries, a worldwide travel, financial and network services company. Mr. Singh served on the board of directors and was also the Audit Committee Chair of Avendra, LLC through August 2012. Mr. Singh is a Chartered Accountant from India.

Our Board of Directors

Our board of directors currently has ten members. Our board is divided into three classes with directors elected for overlapping three-year terms. The term for directors in Class I (Mr. Aguirre, Ms. Beraud and Mr. R.D. Haas) will end at our annual stockholders’ meeting in 2014. The term for directors in Class II (Ms. Castagna, Mr. P. E. Haas Jr. and Mr. Neal) will end at our annual stockholders’ meeting in 2015. The term for directors in Class III (Mr. Alstead, Mr. Bergh, Mr. Eckert and Ms. Pineda) ended at our annual stockholders’ meeting in 2013 and all four Class III directors were re-elected for another three-year term.

Committees. Our board of directors has four committees.

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Audit. Our audit committee provides assistance to the board in the board’s oversight of the integrity of our financial statements, financial reporting processes, internal controls systems and compliance with legal requirements. The committee meets with our management regularly to discuss our critical accounting policies, internal controls and financial reporting process and our financial reports to the public. The committee also meets with our independent registered public accounting firm and with our financial personnel and internal auditors regarding these matters. The committee also examines the independence and performance of our internal auditors and our independent registered public accounting firm. The committee has sole and direct authority to engage, appoint, evaluate and replace our independent auditor. Both our independent registered public accounting firm and our internal auditors regularly meet privately with this committee and have unrestricted access to the committee. The audit committee held seven meetings during 2012.

— Members: Mr. Alstead (Chair), Mr. Aguirre, Ms. Beraud and Ms. Castagna.

Mr. Alstead is our audit committee financial expert as currently defined under SEC rules. We believe that the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with the applicable requirements of, the Sarbanes-Oxley Act and SEC rules and regulations.

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Finance. Our finance committee provides assistance to the board in the board’s oversight of our financial condition and management, financing strategies and execution and relationships with stockholders, creditors and other members of the financial community. The finance committee held one meeting in 2012 and otherwise acted by unanimous written consent.

— Members: Mr. Aguirre (Chair), Mr. Alstead and Mr. R.D. Haas.

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Human Resources. Our human resources committee provides assistance to the board in the board’s oversight of our compensation, benefits and human resources programs and of senior management performance, composition and compensation. The committee reviews our compensation objectives and performance against those objectives, reviews market conditions and practices and our strategy and processes for making compensation decisions and approves (or, in the case of our chief executive officer, recommends to the Board) the annual and long term compensation for our executive officers, including our long term incentive compensation plans. The committee also reviews our succession planning, diversity and benefit plans. The human resources committee held six meetings in 2012.

— Members: Mr. Eckert (Chair), Ms. Castagna, Mr. P.E. Haas Jr., Mr. R.D. Haas and Ms. Pineda.

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Nominating, Governance and Corporate Citizenship. Our nominating, governance and corporate citizenship committee is responsible for identifying qualified candidates for our board of directors and making recommendations regarding the size and composition of the board. In addition, the committee is responsible for overseeing our corporate governance matters, reporting and making recommendations to the board concerning corporate governance matters, reviewing the performance of our chairman and chief executive officer and determining director compensation. The committee also assists the board with oversight and review of corporate citizenship and sustainability matters which may have a significant impact on the Company. The nominating, governance and corporate citizenship committee held five meetings in 2012.

— Members: Mr. Aguirre (Chair), Mr. Eckert, Mr. R.D. Haas, Mr. P.E. Haas Jr. and Ms. Pineda.

Board Composition and Risk Management Practices

Board Leadership

While our by-laws do not require separation of the offices of chairman and chief executive officer, these positions are held by different individuals. The Board believes that the separation of the roles of chairman and chief executive officer is a matter to be addressed as part of the succession planning process for those roles and that it is in the best interests of the Company for the board, upon the review and advice of the Nominating, Governance and Corporate Citizenship Committee, to make such a determination when it elects a new chairman or chief executive officer or otherwise as the circumstances may require.

Board Selection Criteria

According to the board’s written membership policy, the board seeks directors who are committed to the values of the Company and are, by reason of their character, judgment, knowledge and experience, capable of contributing to the effective governance of the Company. Additionally, the board is committed to maintaining a diverse and engaged board of directors composed of both stockholders and non-stockholders. Upon any vacancy on the board, it seeks to fill that vacancy with any specific skills, experiences or attributes that will enhance the overall perspective or functioning of the board.

Board’s Role in Risk Management

Management is responsible for the day-to-day management of the risks facing the Company, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. Management engages the board in discussions concerning risk periodically and as needed, and addresses the topic as part of the annual planning discussions where the board and management review key risks to the Company’s plans and strategies and the mitigation plans for those risks. In addition, the Audit Committee of the board has the responsibility to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, with management, the senior internal auditing executive and the independent registered public accounting firm.

Worldwide Code of Business Conduct

We have a Worldwide Code of Business Conduct which applies to all of our directors and employees, including the chief executive officer, the chief financial officer, the controller and our other senior financial officers. The Worldwide Code of Business Conduct covers a number of topics including:

•	accounting practices and financial communications;

•	conflicts of interest;

•	confidentiality;

•	corporate opportunities;

•	insider trading; and

•	compliance with laws.

A copy of the Worldwide Code of Business Conduct is an exhibit to our Annual Report on Form 10-K for 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation policies and programs are designed to support the achievement of our strategic business plans by attracting, retaining and motivating exceptional talent. Our ability to compete effectively in the marketplace depends on the knowledge, capabilities and integrity of our leaders. Our compensation programs help create a high-performance, outcome-driven and principled culture by holding leaders accountable for delivering results, developing our employees and exemplifying our core values of empathy, originality, integrity and courage. In addition, we believe that our compensation policies and programs for leaders and employees do not promote risk-taking to any degree that would have a material adverse effect on the company.

The Human Resources Committee of the Board of Directors (the “HR Committee”) is responsible for fulfilling the Board’s obligation to oversee our executive compensation practices. Each year, the HR Committee conducts a review of our compensation and benefits programs to assess whether the programs are aligned with our business strategies, the competitive practices of our peer companies and our stockholders’ interests.

Compensation Philosophy and Objectives

Our executive compensation philosophy focuses on the following key goals:

•	Attract, motivate and retain high performing talent in an extremely competitive marketplace

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Our ability to achieve our strategic business plans and compete effectively in the marketplace is based on our ability to attract, motivate and retain exceptional leadership talent in a highly competitive talent market.

•	Deliver competitive compensation for competitive results

•

We provide competitive total compensation opportunities that are intended to attract, motivate and retain a highly capable and results-driven executive team, with the majority of compensation based on the achievements of performance results.

•	Align the interests of our executives with those of our stockholders

•

Our programs offer compensation incentives designed to motivate executives to enhance total stockholder return. These programs align certain elements of compensation with our achievement of corporate growth objectives (including defined financial targets and increases in stockholder value) as well as individual performance.

Policies and Practices for Establishing Compensation Packages

Establishing the elements of compensation

The HR Committee establishes the elements of compensation for our named executive officers after an extensive review of market data on the executives from the peer group described below. The HR Committee reviews each element of compensation independently and in the aggregate to determine the right mix of elements, and associated amounts, for each named executive officer.

A consistent approach is used for all named executive officers when setting each compensation element. However, the HR Committee, and the Board for the CEO, maintains flexibility to exercise its independent judgment in how it applies the standard approach to each executive, taking into account unique considerations existing at an executive’s time of hire, promotion or annual performance review, and the current and future estimated value of previously granted long-term incentives relative to individual performance.

Competitive peer group

In determining the design and the amount of each element of compensation, the HR Committee conducts a thorough annual review of competitive market information. The HR Committee references data provided by Hewitt Associates concerning peer companies in the consumer products, apparel and retail industry segments. The HR Committee also references data from the Apparel Industry & Footwear Compensation Survey published by Kenexa for commercial positions. The peer group is representative of the types of companies we compete with for executive talent, which is the primary consideration for inclusion in the peer group. Revenue size and other financial measures, such as cash flow and profit margin, are secondary considerations in selecting the peer companies.

The peer group used in establishing our named executive officers’ 2012 compensation packages was:

Company Name
Abercrombie & Fitch Co.	Kimberly-Clark Corporation
Alberto-Culver Company	Kohl’s Corporation
Ann Taylor Stores Corporation	Limited Brands, Inc.
Avon Products, Inc.	Mattel, Inc.
The Bon-Ton Stores, Inc.	NIKE, Inc.
Charming Shoppes, Inc.	Nordstrom, Inc.
The Clorox Company	Phillips-Van Heusen Corporation
Colgate-Palmolive Company	Retail Ventures, Inc.
Eddie Bauer Holdings, Inc.	Revlon Inc.
The Gap, Inc.	Sara Lee Corporation
General Mills, Inc.	The Timberland Company
Hasbro, Inc.	Whirlpool Corporation
J. C. Penney Company, Inc.	Williams-Sonoma, Inc.
Kellogg Company	Yum! Brands Inc.

Establishing compensation for named executive officers other than the CEO

The HR Committee does not have established targets for any element of compensation or for total direct compensation. Instead, the HR Committee uses a number of factors in determining compensation for our named executive offices. The factors considered in establishing compensation for our named executives officers include, among others, the individual’s performance in the prior year, the scope of each individual’s responsibilities, internal and external pay equity, succession planning strategies, and data regarding pay practices and trends.

The HR Committee approves all compensation decisions affecting the named executive officers (other than the CEO) based on recommendations provided by the CEO. The CEO conducts an annual performance review of each member of the executive leadership team against his or her annual objectives and reviews the relevant peer group data provided by the Human Resources staff. The CEO then develops a recommended compensation package for each executive. The HR Committee reviews the recommendations with the CEO, seeks advice from its consultant Exequity, an independent board advisor firm, and approves or adjusts the recommendations as it deems appropriate. The HR Committee then reports on its decisions to the full Board.

Kevin Wilson served as the Company’s Interim Chief Financial Officer, during a portion of the fiscal year after Blake Jorgensen separated from the Company, while also continuing in his role as Vice President, Finance, Americas Commercial Operations. As such, the compensation guidelines and procedures established for our named executive officers as described here did not apply to him during the interim period. His compensation continues to be managed in a manner consistent with the guidelines for all other vice president and director level employees.

Establishing the CEO compensation package

At the completion of each year, the Nominating, Governance and Corporate Citizenship Committee (the “NG&CC Committee”) assesses the CEO’s performance against annual objectives that were established jointly by the CEO and the NG&CC Committee at the beginning of that year, and submits its performance assessment to the HR Committee. The HR Committee then reviews the performance assessment and peer group data in its deliberations. During this decision-making process, the HR Committee consults with Exequity, which informs the HR Committee of market trends and conditions, comments on market data relative to the CEO’s current compensation, and provides perspective on other company CEO compensation practices. Based on all of these inputs, in addition to the same guidelines used for setting annual cash, long-term and total compensation for the other named executives, described above, the HR Committee prepares a recommendation to the full Board on all elements of the CEO compensation. The full Board then considers the HR Committee’s recommendation and approves the final compensation package for the CEO.

Role of executives and third parties in compensation decisions

Exequity, an independent board and management advisor firm, acts as the HR Committee’s independent consultant and as such, advises the HR Committee on industry standards and competitive compensation practices, as well as on the Company’s specific executive compensation practices. The HR Committee has reviewed the relationship of Exequity with respect to the Committee and the Company, and no conflict of interest has been identified.

Executive officers may influence the compensation package developed by the Board for the CEO by providing input on the CEO’s performance in the past year. The CEO influences the compensation packages for each of the other named executive officers through his recommendations made to the HR Committee.

Elements of Compensation

The primary elements of compensation for our named executive officers are:

•	Base Salary

•	Annual Incentive Awards

•	Long-Term Incentive Awards

•	Retirement Savings and Insurance Benefits

•	Perquisites

Base Salary

The objective of base salary is to provide fixed compensation that reflects what the market pays to individuals in similar roles with comparable experience. The peer group data serves as a general guideline only. The HR Committee, and for the CEO, the Board, retains the authority to exercise its independent judgment in establishing the base salary levels for each individual. Merit increases for the named executive officers are considered by the HR Committee on an annual basis and are based on the executive’s individual performance against planned objectives and other factors including the scope of each individual’s responsibilities, internal and external pay equity, succession planning strategies, and data regarding pay practices and trends. However, Mr. Wilson received a salary increase for the period he was in the interim CFO role.

Annual Incentive Plan

Our Annual Incentive Plan (“AIP”) provides the named executive officers, and other eligible employees, an opportunity to share in any success that they help create. The AIP encourages the achievement of our internal annual business goals and rewards Company, business unit and individual performance against those annual objectives. The alignment of AIP with our internal annual business goals is intended to motivate all participants to achieve and exceed our annual performance objectives.

Performance measures

Our priorities for 2012 were to continue strengthening our business in a challenging global economy and position the Company to return to long-term profitable growth. Our 2012 AIP goals were aligned with these key priorities through three performance measures:

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Earnings before interest and taxes (“EBIT”), a non-GAAP measure that is determined by deducting from operating income, as determined under generally accepted accounting principles in the United States (“GAAP”), the following: restructuring expense, net curtailment gains and losses from our post retirement medical plan in the United States and pension plans worldwide, and certain management-defined unusual, non-recurring selling, general and administrative expense/income items,

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Days in working capital, a non-GAAP measure defined as the average days in net trade receivables, plus the average days in inventories, minus the average days in accounts payable, where averages are calculated based on ending balances over the past thirteen months, and

•	Net revenues as determined under GAAP.

We use these measures because we believe they are key drivers in increasing stockholder value and because every AIP participant can impact them in some way. EBIT and days in working capital are used as indicators of our earnings and operating cash flow performance, and net revenue is used as an indicator of our growth. These measures may change from time to time based on business priorities. The HR Committee approves the goals for each measure and the respective funding scale at the beginning of each year to incent the executive team and all employee participants to strive and perform at a high level to meet the goals. The reward for meeting the AIP goals is set by the HR Committee. If goal levels are not met, but performance reaches minimum thresholds, participants may receive partial payouts to recognize their efforts that contributed to Company performance.

Funding the AIP pool

The AIP funding, or the amount of money made available in the AIP pool at the end of the year, is dependent on how actual performance compares to the goals. Actual performance is measured after eliminating any variance introduced by foreign currency movements and other adjustments determined to be appropriate by management based on business circumstances. In 2012, the three measures of EBIT, days in working capital and net revenue worked together as follows to determine AIP funding:

(EBIT Funding        x        Working Capital Funding Modifier)        +        Net Revenue Funding        =        2012 AIP Funding

% of EBIT Goals	Initial EBIT AIP Funding %		% of Working Capital Goals	Working Capital Funding Modifier		% of Net Revenue Goals *	Net Revenue AIP Funding % **		Performance	Total AIP Funding %
≥125%	175%		≥110%	1.20		≥110%	175%		Max	175%
100%	100%	x	100%	1.00	+	100%	100%	=	Plan	100%
< 85%	40%		≤ 95%	0.80		< 95%	30%		Min	0%

Note: EBIT-Working Capital Funding is capped at 175%			* Total Company Goal

			** 100% achievement of EBIT goals required for the Net Rev funding above 100%

Incentive Pool Funding Weight:	50%	+	50%	=	100%

•	Actual EBIT performance compared to our EBIT goals determines initial EBIT AIP funding.

•	Actual days in working capital performance compared to our days in working capital goals results in a working capital modifier, which increases or decreases the initial EBIT AIP funding.

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Actual net revenue performance compared to our net revenue goals determines Net Revenue AIP funding. To ensure that any incremental net revenue meets profitability goals, actual EBIT must meet or exceed our EBIT goals in order for net revenue funding to be in excess of 100%.

•	EBIT funding and Net Revenue funding are multiplied by the respective incentive pool funding weight and are totaled to determine the AIP funding.

There are multiple AIP pools reflecting the multiplicity of our businesses and geographic segments. For most employees, the AIP funding is based on a mix of their respective business unit’s performance and the performance of the next higher organizational level. Therefore, the final AIP funding for employees in a business unit is the resulting weighted sum of this mix. The intention is to tie individual rewards to the local business unit that the employee most directly impacts and to reinforce the message that the same efforts and results have an impact on the larger organization. For corporate staff, employees in such departments as Finance, Human Resources and Legal who provide support to the entire Company, the funding is based entirely on total Company performance. For our executive leadership team, which includes our named executive officers, their funding is also fully based on total Company performance as they provide leadership to and hold accountability for the total Company.

The table below shows the goals for each of our three performance measures and the actual 2012 funding levels reflecting the total Company performance:

	EBIT Goal	Days in Working Capital Goal	Net Revenue Goal	Actual AIP Funding Level*
	(Dollars in millions)
Total Company	$420	90	$4,885	90.0%

*	The funding results exclude the impacts of foreign currency exchange rate fluctuations on our business results.

At the close of the fiscal year, the HR Committee reviews and approves the final AIP funding levels based on the level of attainment of the designated financial measures at the local, regional and total Company levels. The Committee’s review includes an analysis of the fundamentals of the underlying business performance and adjustments for items that are not indicative of ongoing results. Such adjustments may include external factors or internal business decisions that may have impacted financial results during the year. For example, EBIT and Net Revenue are expressed in constant currencies (i.e., excluding the effects of foreign currency translation), since we believe that period-to-period changes in foreign exchange rates can cause our reported results to appear more or less favorable than business fundamentals indicate. AIP funding can range from 0% to a maximum of 175% of the target AIP pool.

Determining named executive officers’ AIP targets and actual award amounts

The AIP targets for the named executive officers are a specific dollar amount based on a defined percentage of the executive’s base salary, called the AIP participation rate. The AIP participation rate is typically based on the executive’s position and peer group practices.

In determining each executive’s actual AIP award in any given year, the HR Committee or, with respect to the CEO, the Board, considers the AIP target, the individual’s performance and the AIP funding for the respective executive. Because the sum of all actual payments for any given region or business unit do not typically exceed the amount of the AIP funding pool for that unit, the individual awards reflect both performance against individual objectives and relative performance against the balance of employees being paid out of that pool. Executives, like all employees, must be employed on the date of payment to receive payment, except in the cases of layoff, retirement, disability or death or in the case of a negotiated separation agreement. The AIP awards for all employee participants are made in the same manner, except that the employees’ managers determine the individual awards.

As previously stated, there are no mandated amounts for any element of compensation; the HR Committee uses a number of factors in determining compensation for our named executive officers. For this reason, an executive’s actual AIP award is not pre-determined by position or formulaic. Like all employees, the actual AIP award is based on the assessment of the executive’s performance against his or her annual objectives and performance relative to his or her peers, in addition to the AIP funding. Both business and individual annual objectives are taken into account in determining the actual award payments to our named executive officers. Individual annual objectives include non-financial goals which are not stated in quantitative terms, and a particular weighting is not assigned to any one of these individual goals. The non-financial objectives are not established in terms of how difficult or easy they are to attain; rather, they are taken into account in assessing the overall quality of the individual’s performance. The target AIP participation rates (stated as a percentage of base salary), target amounts, actual award payments and actual award payment as a percentage of each named executive officer’s target payment were as follows:

Name	2012 AIP Participation Rate	2012 Target Amount	2012 AIP Actual Award Payment	Payment as % of Target
Charles V. Bergh	135%	$1,620,000	$1,500,000	93%
Kevin Wilson(1)	44%	145,041	181,754	125%
Anne Rohosy(2)	80%	540,000	510,300	95%
David Love	70%	420,000	264,600	63%
Aaron Boey(3)	70%	473,319	70,997	15%

Blake Jorgensen(4)	80%	580,000	—	0%

(1)	On August 17, 2012, Mr. Wilson, the Company’s Vice President, Finance, Americas Commercial Operations, was appointed as the interim Chief Financial Officer of the Company after Mr. Jorgensen separated from the Company effective on that date.
(2)

On February 16, 2012, Anne Rohosy, the Company’s Executive Vice President and President, Global Dockers®, took on the newly-created role of Executive Vice President and President, Commercial Operations Americas and Europe, effective as of that date.

(3)	Mr. Boey was paid in Singapore Dollars (SGD). For purposes of the table, this amount was converted into U.S. Dollars using an exchange rate of 0.8184, which is the average exchange rate for the last month of the fiscal year. Mr. Boey’s last day was November 25, 2012.
(4)	Mr. Jorgensen separated from the Company effective on August 17, 2012, to pursue other opportunities. He is not eligible to receive a payment under the AIP for fiscal year 2012.

Long-Term Incentives

The HR Committee believes a large part of an executive’s compensation should be linked to long-term stockholder value creation as an incentive for sustained, profitable growth. Therefore, our long-term incentives for our named executive officers are in the form of equity awards and provide reward opportunities competitive with those offered by companies in the peer group for similar jobs. Consistent with the other elements of compensation, the HR Committee does not have established targets for long-term incentive awards for our named executive officers and uses a number of factors in establishing the long-term incentive award levels for each individual. Should we deliver against our long-term goals, the long-term equity incentive awards become a significant portion of the total compensation of each named executive officer. For more information on the 2012 long-term equity grants, see the 2012 Grants of Plan-Based Awards table.

The Company’s common stock is not listed on any stock exchange. Accordingly, the price of a share of our common stock for all purposes, including determining the value of equity awards, is established by the Board based on an independent third-party valuation conducted by Evercore Group LLC (“Evercore”). The valuation process is typically conducted two times a year, with interim valuations occurring from time to time based on stockholder and Company needs. Please see “Stock-Based Compensation” under Note 1 to our audited consolidated financial statements included in this propsectus for more information about the valuation process.

Equity Incentive Plan

Our omnibus 2006 Equity Incentive Plan (“EIP”) enables our HR Committee to select from a variety of stock awards in defining long-term incentives for our management, including stock options, restricted stock and restricted stock units, and stock appreciation rights (“SARs”). The EIP permits the grant of performance awards in the form of equity or cash. Stock awards and performance awards may be granted to employees, including named executive officers, non-employee directors and consultants.

To date, SARs have been the only form of equity granted to our named executive officers under the EIP with the exception of Mr. Wilson. SARs are typically granted annually with four-year vesting periods and exercise periods of up to ten years. (See the table entitled “Outstanding Equity Awards at 2012 Fiscal Year-End” for details concerning the SARs’ vesting schedule, including any individual variations from the typical four-year vesting period.) The HR Committee chose to grant SARs rather than other available forms of equity compensation to allow the Company the flexibility to grant SARs that may be settled in either stock or cash. The terms of the SAR grants made to our named executive officers to-date provide for stock settlement only. When a SAR is exercised and settled in stock, the shares issued are subject to the terms of the Stockholders’ Agreement, including restrictions on transfer. After the participant has held the shares issued under the EIP for six months, he or she may require the Company to repurchase, or the Company may require the participant to sell to the Company, those shares of common stock. The Company’s obligations under the EIP are subject to certain restrictive covenants in our various debt agreements (See Note 6 to our audited consolidated financial statements included in this prospectus for more details).

Mr. Wilson served as a named executive officer on an interim basis during a portion of the fiscal year. Because of his interim status, he is ineligible to receive a SAR grant. However, Mr. Wilson does participate in the cash-based long-term incentive plans that are in place for all vice president and director level employees. The Total Shareholder Return Plan (“TSRP”) under our EIP is similar to a stock appreciation rights plan in that awards are based on the amount of stock price increase. The Long-Term Incentive Plan (“LTIP”) is based on performance against the Company’s three-year internal goals. Awards under both plans vest automatically at the end of their respective three-year performance periods and payments are made in cash.

Long-term incentive grant practices

The Company does not have any program, plan, or practice to time equity grants to take advantage of the release of material, non-public information. Equity grants are made in connection with compensation decisions made by the HR Committee and the timing of the Evercore valuation process, and are made under the terms of the governing plan.

Retirement Savings and Insurance Benefits

In order to provide a competitive total compensation package, we offer a qualified 401(k) defined contribution retirement plan to our U.S. salaried employees through the Employee Savings and Investment Plan. We also offer a similar defined contribution retirement savings plan, called the Singapore Central Provident Fund, to our employees in Singapore. Executive officers participate in these plans on the same terms as other salaried employees. The ability of executive officers to participate fully in these plans is limited by local/national tax and other related legal requirements. Like many of the companies in the peer group, the Company offers a non-qualified supplement to the 401(k) plan, which is not subject to the IRS and ERISA limitations, through the Deferred Compensation Plan for Executives and Outside Directors. The Company also offers its executive officers the health and welfare insurance plans offered to all employees such as medical, dental, supplemental life, long-term disability and business travel insurance, consistent with the practices of the majority of the companies in the peer group.

In 2004, we froze our U.S. defined benefit pension plan and increased the Company match under the 401(k) plan. This change was made in recognition of an employment market that is characterized by career mobility, and traditional pension plan benefits that are not portable. David Love is the only current named executive officer with adequate years of service to be eligible for future benefits under the frozen U.S. defined benefit pension plan.

Defined contribution retirement plan

The Employee Savings and Investment Plan is a qualified 401(k) defined contribution savings plan that allows U.S. employees, including executive officers, to save for retirement on a pre-tax basis. The Company matches up to a certain level of employee contributions.

Deferred compensation plan

The Deferred Compensation Plan for Executives and Outside Directors is a U.S. non-qualified, unfunded tax effective savings plan provided to the named executive officers and other executives, and the outside directors.

Perquisites

The Company believes perquisites are an element of competitive total rewards. The Company is highly selective in its use of perquisites, the total value of which is modest. The primary perquisite provided to the named executive officers is a flexible allowance to cover expenses such as auto-related expenses, financial and tax planning, legal assistance and excess medical costs.

Tax and Accounting Considerations

We have structured our compensation program to comply with Internal Revenue Code Section 409A. Because our common stock is not registered on any exchange, we are not subject to Section 162(m) of the Internal Revenue Code.

Severance and Change in Control Benefits

The Executive Severance Plan is meant to provide a reasonable and competitive level of financial transitional support to executives who are involuntarily terminated. If employment is involuntarily terminated by the Company due to reduction in force, layoff or position elimination, the executive is eligible for severance payments and benefits. Severance benefits are not payable upon a change in control if the executive is still employed by or offered a comparable position with the surviving entity.

Under the 2006 EIP, in the event of a change in control in which the surviving corporation does not assume or continue the outstanding SARs program or substitute similar awards for such outstanding SARs, the vesting schedule of all SARs held by executives that are still employed upon the change in control will be accelerated in full as of a date prior to the effective date of the transaction as the Board determines. This accelerated vesting structure is designed to encourage the executives to remain employed with the Company through the date of the change in control and to ensure that the equity incentives awarded to the executives are not eliminated by the surviving company.

Summary Compensation Data

The following table provides compensation information for (i) our chief executive officer, (ii) our interim chief financial officer, (iii) three other executive officers who were our most highly compensated officers and who were serving as executive officers as of the last day of the fiscal year, and (iv) one additional individual for whom disclosure would have been provided, but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year.

Name and Principal Position(1)	Year	Salary	Bonus(4)	Option Awards(5)	Non-Equity Incentive Plan Compensation(6)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(7)	All Other Compensation(8)	Total
Charles V. Bergh
President and Chief Executive Officer	2012	$1,200,000	$—	$10,159,786	$1,500,000	$—	$141,842	$13,001,628
	2011	263,077	1,850,000	—	390,575	—	192,592	2,696,244
Kevin Wilson
Interim Chief Financial Officer	2012	328,928	—	—	181,754	—	38,179	548,861

Anne Rohosy
Executive Vice President and President, Commercial Operations America & Europe	2012	626,538	—	824,250	510,300	—	162,791	2,123,879
	2011	431,731	—	424,800	300,000	—	148,729	1,305,260
David Love
Senior Vice President and Chief Supply Officer	2012	580,387	—	439,600	264,600	—	595,795	1,880,382

Aaron Boey(2)(3)
Former Executive Vice President and President, Global Denizen® Brand	2012	676,170	—	720,471	70,997	—	584,845	2,052,483
	2011	634,648	—	884,638	311,867	—	46,905	1,878,058
	2010	575,528	—	516,441	223,786	—	46,435	1,362,190
Blake Jorgensen(2)
Former Chief Financial Officer	2012	538,750	—	936,612	—	—	114,008	1,589,370
	2011	690,192	—	982,927	476,000	—	54,670	2,203,789
	2010	650,000	—	1,118,976	500,000	—	37,323	2,306,299

(1)

On September 1, 2011, Mr. Bergh was named the Chief Executive Officer of the Company. On August 17, 2012, Mr. Wilson was named the interim Chief Financial Officer of the Company. Mr. Wilson remained in that role through January 16, 2013, when Harmit Singh was appointed as an Executive Vice President and the Chief Financial Officer of the Company. On February 16, 2012, Ms. Rohosy, then the Company’s Executive Vice President and President, Global Dockers®, took on the newly-created role of Executive Vice President and President, Commercial Operations Americas and Europe, effective as of that date.

(2)	Mr. Boey’s last day with the Company was November 25, 2012. Pursuant to a separation agreement, Mr. Boey received an amount equivalent to $546,075 in U.S. Dollars on his separation date. Also pursuant to his separation agreement, Mr. Boey was eligible to receive payments under the AIP. Mr. Jorgenson’s last day with the Company was August 17, 2012.

(3)	Mr. Boey was paid in Singapore Dollars. For purposes of the table, his 2012 payments were converted into U.S. Dollars using an exchange rate of 0.8184, for 2011, an exchange rate of 0.7797, and for 2010, an exchange rate of 0.7722. These rates were the average exchange rates for the last month of the Company’s 2012, 2011 and 2010 fiscal years, respectively.

(4)	For Mr. Bergh, the 2011 amount reflects a sign-on bonus of $1,850,000 pursuant to his employment contract.

(5)	These amounts reflect the aggregate grant date fair value of SARs granted to the recipient under the Company’s 2006 Equity Incentive Plan, computed in accordance with the Company’s accounting policy for stock-based compensation. For a description of the assumptions used in the calculation of these amounts, see Notes 1 and 11 of the audited consolidated financial statements included elsewhere in this prospectus.

Mr. Bergh was entitled to a SAR grant in connection with his hire in 2011 per his employment agreement, but the grant was not made until the 2012 fiscal year and thus is reflected as compensation received in 2012 in this table. On February 2, 2012, Mr. Bergh received a SAR grant for 436,720 shares of stock at a strike price of $32.00 per share and fair value per share of $10.71 per share for a total fair value of $4,677,271 representing the SAR grant to be made in connection with his hire in 2011 and Mr. Bergh received a SAR grant for 498,864 shares of stock at a strike price of $32.00 per share and fair value per share of $10.99 per share for a total fair value of $5,482,515 representing the SAR grant to made for the 2012 fiscal year, for a total fair value for both SAR grants of approximately $10,159,786. See Footnote 1 to the Outstanding Equity Awards at 2012 Fiscal Year-End table for the differing vesting schedules of these two grants.

On February 2, 2012, Ms. Rohosy received a SAR grant for 75,000 shares of stock at a strike price of $32.00 per share and fair value per share of $10.99 per share for a total fair value of $824,250.

On February 2, 2012, Mr. Love received a SAR grant for 40,000 shares of stock at a strike price of $32.00 per share and fair value per share of $10.99 per share for a total fair value of $439,600.

On February 2, 2012, Mr. Boey received a SAR grant for 65,557 shares of stock at a strike price of $32.00 per share and fair value per share of $10.99 per share for a total fair value of $720,471. As result of his departure from the Company, Mr. Boey forfeited all of his 2012 SAR grant, which had not become vested.

On February 2, 2012, Mr. Jorgensen received a SAR grant for 85,224 shares of stock at a strike price of $32.00 per share and fair value per share of $10.99 per share for a total fair value of $936,612. As a result of his departure from the Company, Mr. Jorgenson forfeited all of his 2012 SAR grant, which had not become vested. In 2012, Mr. Jorgensen exercised previously vested SARs and realized taxable gain of $488,438 on the exercise.

(6)	These amounts reflect the AIP awards made to the named executive officers except as otherwise stated in this note. For Mr. Bergh, the 2011 amount reflects a prorated AIP amount of $390,575 per his employment contract, as amended. For Mr. Boey, the AIP award was paid in Singapore Dollars in a total amount of SGD 86,751, which amount was converted into a U.S. Dollar equivalent at the exchange rate of 0.8184.

(7)	Effective November 28, 2004, we froze our U.S. pension plan for all salaried employees. Only positive changes in pension value would be reported.

(8)	For Mr. Bergh, the 2012 amount reflects amounts paid for charitable matches, imputed income for fringe benefits, relocation assistance, a car allowance, parking, $15,000 for executive allowance, and a Company 401(k) excess plan match of $101,505.

For Mr. Wilson, the 2012 amount reflects imputed fringe benefit income, $3,948 for parking, an executive allowance of $7,000, a 401(k) matching contribution of $12,000, and a 401(k) excess plan match of $10,968.

For Ms. Rohosy, the 2012 amount reflects a payment of $86,400 of additional pay, imputed fringe benefit income, an amount for parking, an executive allowance of $15,000, a 401(k) matching contribution, and a 401(k) excess plan match of $56,255.

For Mr. Love, the 2012 amount reflects amounts paid for imputed fringe benefit income, parking, an executive allowance of $16,250, a 401(k) excess plan match of $46,625, and a distribution from a non-qualified plan in the amount of $527,784.

For Mr. Boey, the 2012 amount reflects an executive allowance of $38,770 of which approximately $36,828 was a car allowance, and employer retirement plan contributions. These amounts are based on the foreign exchange rate noted above. The 2012 amount also reflects a payment to Mr. Boey on his separation date in Singapore Dollars in a lump sum that was the equivalent of $546,075 in U.S. Dollars. For purpose of this disclosure, the amount was converted into U.S. Dollars using an exchange rate of 1.238 Singapore Dollars to every U.S. Dollar.

For Mr. Jorgensen, the 2012 amount reflects amounts paid for imputed fringe benefit income, parking, an executive allowance of $15,000, a payment of $83,654 for unused vacation, and a distribution from a non-qualified plan.

Other Matters

Employment Contracts

Mr. Bergh.    We have an employment agreement with Mr. Bergh effective September 1, 2011. The agreement provides for an annual base salary of $1,200,000 which is subject to annual review and adjustment. Mr. Bergh is also eligible to participate in our AIP at a target participation rate of 135% of base salary.

Under the terms of his employment agreement, for the fiscal year 2011, Mr. Bergh was entitled to an AIP bonus payment of not less than 100% of his annual AIP target bonus, prorated for the period of his employment during the fiscal year. He also received a one-time employment bonus of $1,850,000 which would have been subject to repayment if his employment with the Company had not exceeded twelve months under certain conditions.

He also participates in the Company’s 2006 Equity Incentive Plan and will receive an initial SAR grant having a grant date value of not less than $4,900,000 (the “Initial SAR”). His employment agreement provides that in fiscal 2012 and 2013, he is eligible to receive SAR awards with an aggregate grant date value of not less than the median aggregate grant date value of annual long-term incentive awards made to the Chief Executive Officers of the Company’s peer group of companies.

Subject to the accelerated vesting provisions set forth in Mr. Bergh’s employment agreement, the Initial SAR award and any annual long-term incentive award granted in 2012 shall vest as to 25% of the shares subject to the award on September 1, 2012, and as to 1/48th of the shares subject to the award, monthly thereafter, subject to Mr. Bergh continuing to provide services to the Company through the relevant vesting dates.

His employment agreement also provides that if Mr. Bergh is terminated from employment either by the Company or constructively within four years of his effective date of employment or in connection with a change in control of the Company under certain circumstances, he will be entitled to receive, among other standard benefits, (1) an aggregate amount equal to two times the sum of his then-effective base salary plus his then-effective target AIP amount, (2) a pro-rated AIP award in respect of the performance period at the time, and (3) company-paid continuation coverage for certain benefits for 18 months. In addition, upon his termination from the Company at any time under certain circumstances, the unvested portion of his SAR awards that would have vested during the 24 months following the date of such termination will immediately vest, and all vested SAR awards shall be exercisable for 18 months following such termination. Upon his termination in connection with a change in control of the Company under certain circumstances, 100% of his SAR awards will immediately vest, and all vested SAR awards shall be exercisable for 18 months following such event. If he resigns from the Company after the fifth anniversary of his effective date of employment, 100% of his SAR awards that have remained outstanding for at least 12 months will immediately vest, and all vested SAR awards shall be exercisable for 18 months following such resignation.

Mr. Bergh’s right to any severance or vesting acceleration is subject to his execution of an effective release of claims in favor of the Company and compliance with certain restrictive covenants.

Mr. Bergh is eligible to receive standard healthcare, life insurance and long-term savings program benefits, as well as relocation program benefits. He also receives benefits under the Company’s various executive perquisite programs consistent with that provided to his predecessor.

Mr. Bergh’s employment is at-will and may be terminated by the Company or by him at any time. Mr. Bergh does not receive any separate compensation for his services as a member of our board of directors.

Mr. Wilson.    At the start of the 2012 fiscal year, Mr. Wilson was the Company’s Vice President, Global Dockers®, and in June of 2012, was appointed Vice President, Finance, Americas Commercial Operations, and his arrangement provided for an annualized base salary of $300,000 which is subject to annual review and adjustment. Mr. Wilson was also eligible to participate in our Long Term Incentive Plan (LTIP) in that role, at a long-term target value of $125,000 per year. Mr. Wilson was also eligible to participate in our AIP at a target participation rate of 44% of his base salary in that role.

On August 17, 2012, Mr. Wilson, was appointed the interim Chief Financial Officer of the Company and remained in that role through the end of the fiscal year. While serving in the interim role, Mr. Wilson’s employment arrangement with the Company provided for annualized base compensation of $480,000, and a target annualized payment under the AIP of $210,000.

Mr. Wilson also receives standard healthcare, life insurance and long-term savings program benefits, as well as benefits under our various executive perquisite programs, including a cash allowance of $7,000 per year.

Mr. Wilson’s employment is at-will and may be terminated by us or by Mr. Wilson at any time. Mr. Wilson ceased to serve as the interim Chief Financial Officer of the Company when Harmit Singh became our Chief Financial Officer in January 2013. Mr. Wilson continues to serve as the Vice President, Finance, Americas Commercial Operations of the Company.

Ms. Rohosy.    We have an employment arrangement with Ms. Rohosy effective May 9, 2011, which is subject to annual review and adjustment. At the start of the 2012 fiscal year, Ms. Rohosy was Executive Vice President and President, Global Dockers®, and the arrangement provided for an annualized base salary of $475,000 and an AIP participation rate of 70%, which are subject to annual review and adjustment. The arrangement also provided for a SAR grant awarded to eligible executives in 2012 under our 2006 Equity Incentive Plan. On February 16, 2012, Ms. Rohosy was promoted to the position of Executive Vice President and President, Commercial Operations America & Europe. In that position, her annualized base salary was increased to $675,000 and her AIP participation rate was increased to 80%.

Ms. Rohosy also receives standard healthcare, life insurance and long-term savings program benefits, as well as benefits under our various executive perquisite programs, including a cash allowance of $15,000 per year.

Ms. Rohosy’s employment is at-will and may be terminated by us or by Ms. Rohosy at any time.

Mr. Love.    We have an employment arrangement with Mr. Love that currently provides for an annualized base salary of $600,000 which is subject to annual review and adjustment. The arrangement also provided for a SAR grant awarded to eligible executives in 2012 under our 2006 Equity Incentive Plan. Mr. Love is eligible to participate in our AIP at a target participation rate of 70% of his base salary.

Mr. Love also receives standard healthcare, life insurance and long-term savings program benefits, as well as benefits under our various executive perquisite programs, including a cash allowance of $16,250 per year.

Mr. Love’s employment is at-will and may be terminated by us or by Mr. Love at any time.

Mr. Boey.    Prior to his departure from the Company, we had an employment arrangement with Mr. Boey effective September 20, 2010. Mr. Boey separated from the Company effective on November 25, 2012.

Mr. Boey is a resident of Singapore where his employment was also based. The arrangement initially provided for a minimum base salary of SGD 814,000 (US $600,960 using an exchange rate of 1.3545 as of August 31, 2010) which had since been adjusted, pursuant to annual review. The arrangement also provided for a grant of 1.5 times the standard SAR grant awarded to eligible executives in 2011 under our 2006 Equity Incentive Plan. Mr. Boey was eligible to participate in our AIP at a target participation rate of 70% of his annual base salary.

Mr. Boey also received standard employee healthcare, life insurance and long-term savings program benefits, as well as benefits under our various executive perquisite programs.

In connection with his departure at the end of the 2012 fiscal year, the Company and Mr. Boey entered into a Separation Agreement and Release of All Claims which provided that, in exchange for certain releases of claims and compliance with certain post-termination covenants, Mr. Boey was eligible to receive a payment on his separation date in Singaporean Dollars in a lump sum that was the equivalent of $546,075 in U.S. Dollars. For purpose of this disclosure, the amount was converted into U.S. Dollars using an exchange rate of 1.238 Singapore Dollar to every U.S. Dollar. He was also eligible to receive his 2012 AIP payment per his separation agreement and received $70,997.

Mr. Boey’s post-termination obligations include covenants relating to non-solicitation for a period of one year, non-disparagement, confidentiality and cooperation with litigation matters and administrative inquiries.

The agreement superseded any other potential separation benefits from the Company, including, but not limited to, any rights under the Company’s Executive Severance Plan.

Mr. Jorgensen.    We entered into an employment arrangement with Mr. Jorgensen, effective July 1, 2009. Mr. Jorgenson separated from the Company effective on August 17, 2012, to pursue other opportunities.

Prior to his departure, the employment arrangement with Mr. Jorgensen provided for an annualized base salary of $725,000, pursuant to annual review and adjustment. The arrangement also provided for a SAR grant awarded to eligible executives in 2012 under our 2006 Equity Incentive Plan. Mr. Jorgensen was also eligible to participate in our AIP at a target participation rate of 80% of his base salary. His 2009 award was guaranteed at a minimum of 50% of the target value, assuming a full-year of employment. He also received a one-time signing bonus upon his hire in 2009 of $250,000 which was subject to prorated repayment if his employment with the Company did not exceed 24 months under certain conditions.

Mr. Jorgensen also received standard employee healthcare, life insurance and long-term savings program benefits, as well as benefits under our various executive perquisite programs, including a cash allowance of $15,000 per year.

2012 Grants of Plan-Based Awards

The following table provides information on awards under our 2012 AIP and stock appreciation rights granted under the Equity Incentive Plan in 2012 to each of our named executive officers. The 2012 actual AIP awards for our named executive officers are included in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Option Awards
Name	Grant Date	Threshold	Target	Maximum	Number of Securities Underlying Options(1)	Exercise or Base Price of Option Awards(2)	Full Grant Date Fair Value(3)
Charles V. Bergh	2012	$—	$1,620,000	$3,240,000	935,584	$32.00	$10,159,786
Kevin Wilson	2012	—	145,041	290,082	—	—	—
Anne Rohosy	2012	—	540,000	1,080,000	75,000	32.00	824,250
David Love	2012	—	420,000	840,000	40,000	32.00	439,600
Aaron Boey	2012	—	473,319	946,638	65,557	32.00	720,471

Blake Jorgensen	2012	—	580,000	1,160,000	85,224	32.00	936,612

(1)	Reflects SARs granted in 2012 under the 2006 Equity Incentive Plan.

Mr. Bergh was entitled to a SAR grant in connection with his hire in 2011 per his employment agreement, but the grant was not made until the 2012 fiscal year and thus is reflected as compensation received in 2012 in this table. On February 2, 2012, Mr. Bergh received a SAR grant for 436,720 shares of stock at a strike price of $32.00 per share and fair value per share of $10.71 per share for a total fair value of $4,677,271 representing the SAR grant to be made in connection with his hire in 2011 and Mr. Bergh received a SAR grant for 498,864 shares of stock at a strike price of $32.00 per share and fair value per share of $10.99 per share for a total fair value of $5,482,515 representing the SAR grant to made for the 2012 fiscal year, for a total fair value for both SAR grants of approximately $10,159,786.

As a result of his separation from the Company on August 17, 2012, Mr. Jorgensen forfeited his 2012 SAR grant which had not become vested.

As a result of his separation from the Company on November 25, 2012, Mr. Boey forfeited his 2012 SAR grant which had not become vested.

(2)	The exercise price is based on the fair market value of the Company’s common stock as of the grant date established by the Evercore valuation process.

(3)	These amounts reflect the aggregate grant date fair value computed in accordance with the Company’s accounting policy for stock-based compensation for awards granted under the Equity Incentive Plan.

Mr. Wilson received a 2012 grant under the TSRP, the Company’s cash-settled stock appreciation rights plan, as detailed below. The plan has a three-year vesting period and a mandatory cash-out at the end of the period, based on the amount the stock price has appreciated from the original grant date. Like the SARs, the share price is also determined by the Board based on the Evercore valuation process.

Name	Grant Date	Number of TSRP Units	Stock Price(1)	Payment Date
Kevin Wilson	2/1/2012	2,900	$32.00	Feb. 2015

(1)	The exercise price is based on the fair market value of the Company’s common stock as of the grant date established by the Evercore valuation process.

Mr. Wilson also received a 2012 grant under the Long Term Incentive Plan, the Company’s cash-settled bonus plan, as detailed below. The plan has a three-year vesting period and a mandatory cash-out at the end of the period, based on the three-year performance goals established by the Board on the grant date.

Name	Grant Date	Target Amount	Payment Date
Kevin Wilson	2/1/2012	$62,500	Feb. 2015

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table provides information on the unexercised and unvested SAR holdings by the Company’s named executive officers as of November 25, 2012. The vesting schedule for each grant is shown following this table.

	SAR Awards
Name	Number of Securities Underlying Unexercised SARs Exercisable	Number of Securities Underlying Unexercised SARs Unexercisable(1)	SAR Exercise Price(2)	SAR Expiration Date(3)
Charles V. Bergh	136,475	300,245	$32.00	2/2/2019
	—	498,864	32.00	2/2/2019
Kevin Wilson	—	—	—	—
Anne Rohosy	10,625	19,375	39.50	7/14/2018
	—	75,000	32.00	2/2/2019
David Love	18,472	—	52.25	2/8/2013
	35,562	1,551	24.75	2/5/2016
	20,385	8,394	36.50	2/4/2017
	14,143	—	68.00	8/1/2017
	14,835	17,533	43.25	2/3/2018
	—	40,000	32.00	2/2/2019
Aaron Boey	14,148	615	24.75	2/5/2016
	27,925	11,498	36.50	2/4/2017
	25,044	29,597	43.25	2/3/2018
	—	65,557	32.00	2/2/2019
Blake Jorgensen	—	—	—	—

(1)	SAR Vesting Schedule for named executive officers other than Mr. Bergh:

Grant Date	Exercise Price	Vesting Schedule
7/13/2006	$42.00	1/24th monthly vesting beginning 1/1/08
8/1/2007	$68.00	25% vested on 7/31/08; monthly vesting over remaining 36 months
2/5/2009	$24.75	25% vested on 2/4/10; monthly vesting over remaining 36 months
7/8/2009	$25.50	25% vested on 7/7/10; monthly vesting over remaining 36 months
2/4/2010	$36.50	25% vested on 2/3/11; monthly vesting over remaining 36 months
2/3/2011	$43.25	25% vested on 2/2/12; monthly vesting over remaining 36 months
7/14/2011	$39.50	25% vested on 7/13/12; monthly vesting over remaining 36 months
2/2/2012	$32.00	25% vested on 2/1/13; monthly vesting over remaining 36 months
7/2/2012	$33.00	25% vested on 7/1/13; monthly vesting over remaining 36 months

Under the terms of his employment agreement, the vesting of the SAR grant for 436,720 shares of stock made to Mr. Bergh on February 2, 2012 in connection with his hire, is 25% on September 1, 2012, and then monthly vesting over the remaining 36 months, subject to continuous service with the Company. The vesting of the SAR grant for 498,864 shares of stock made to Mr. Bergh on February 2, 2012 in connection with his 2012 employment, is 25% on February 1, 2013, and monthly vesting over the remaining 36 months, subject to continuous service with the Company.

(2)	The SAR exercise prices reflect the fair market value of the Company’s common stock as of the grant date as established by the Evercore valuation process. Upon the vesting and exercise of a SAR, the recipient will receive shares of common stock in an amount equal to the product of (i) the excess of the per share fair market value of the Company’s common stock on the date of exercise over the exercise price, multiplied by (ii) the number of shares of common stock with respect to which the SAR is exercised. The named executive officers may only exercise vested SARs during certain times of the year under the terms of the Equity Incentive Plan.

(3)	Mr. Jorgensen exercised his 2009 SAR grant and realized gain of $488,438. Under the terms of the Equity Incentive Plan, Mr. Jorgensen forfeited his entire 2012 SAR grant, which had not become vested, upon his separation from the Company, and all other unexercised SAR grants ninety days following his separation from the Company.

Under the terms of the Equity Incentive Plan, Mr. Boey forfeited his entire 2012 SAR grant, and all other unvested SAR grants on his separation.

Executive Retirement Plans

David Love

Effective November 28, 2004, we froze our U.S. pension plan for all salaried employees. Of our named executive officers, only David Love has adequate years of service to be eligible for benefits under the frozen defined benefit pension plan. Under the frozen pension plan, the normal retirement age is 65 with five years of service; early retirement age is 55 with 15 years of service. For a participant who is eligible for early retirement, he or she may elect to receive his or her benefits before normal retirement age, in which case the accrued benefit is reduced by an applicable factor based on the number of years before normal retirement. Benefits are 100% vested after five years of service, measured from the date of hire.

There are two components to this pension plan, the Home Office Pension Plan (“HOPP”), an IRS qualified defined benefit plan, which has specific compensation limits and rules under which it operates, and the Supplemental Benefits Restoration Plan (“SBRP”), a non-qualified defined benefit plan, that provides benefits in excess of the IRS limit.

The benefit formula under the HOPP is the following:

a)	2% of final average compensation (as defined below) multiplied by the participant’s years of benefit service (not in excess of 25 years), less

b)	2% of Social Security benefit multiplied by the participant’s years of benefit service (not in excess of 25 years), plus

c)	0.25% of final average compensation multiplied by the participant’s years of benefit service earned after completing 25 years of service.

Final average compensation is defined as the average compensation (comprised of base salary, commissions, bonuses, incentive compensation and overtime earned for the fiscal year) over the five consecutive plan years producing the highest average out of the ten consecutive plan years immediately preceding the earlier of the participant’s retirement date or termination date.

The benefit formula under the SBRP is the excess of (a) over (b):

a)	Accrued benefit as described above for the qualified pension plan determined using non-qualified compensation and removing the application of maximum annuity amounts payable from qualified plans under Internal Revenue Code Section 415(b);

b)	Actual accrued benefit from the qualified pension plan.

The valuation method and assumptions are as follows:

a)	The values presented in the Pension Benefits table are based on certain actuarial assumptions as of November 25, 2012; see Notes 1 and 8 of the audited consolidated financial statements included elsewhere in this prospectus for more information.

b)	The discount rate and post-retirement mortality utilized are based on information in Note 8 to our audited consolidated financial statements included in this prospectus. No assumptions are included for early retirement, termination, death or disability prior to normal retirement at age 65.

c)	Present values incorporate the normal form of payment of life annuity for single participants and 50% joint and survivor for married participants.

Pension Benefits

The following table provides information regarding executive retirement arrangements applicable to Mr. Love as of November 25, 2012.

Name	Plan Name	Number of Years Credited Service as of 11/25/12	Present Value of Accumulated Benefits as of 11/25/12	Payments During Last Fiscal year
David Love	U.S. Home Office Pension Plan (qualified plan)	3.5	$62,511	$—
	U.S. Supplemental Benefit Restoration Plan (non-qualified plan)	3.5	72,344	—

	Total		$134,855	$—

Non-Qualified Deferred Compensation

The Deferred Compensation Plan for Executives and Outside Directors (“Deferred Compensation Plan”) is a U.S. non-qualified, unfunded tax effective savings plan provided to the named executive officers, among other executives and the directors, as part of competitive compensation.

Participants may elect to defer all or a portion of their base salary and AIP payment and may elect an in-service and/or retirement distribution. Executive officers who defer salary or bonus under this plan are credited with market-based returns depending upon the investment choices made by the executive applicable to each deferral. The investment options under the plan, which closely mirror the options provided under our qualified 401(k) plan, include a number of mutual funds with varying risk and return profiles. Participants may change their investment choices as frequently as they desire, consistent with our 401(k) plan.

In addition, under the Deferred Compensation Plan, the Company provides a match on all deferrals, up to 10% of eligible compensation that cannot be provided under the qualified 401(k) plan due to IRS qualified plan compensation limits. The amounts in the table below reflect non-qualified contributions over the 401(k) limit by the executive officers and the resulting Company match.

The table below reflects the 2012 contributions to the non-qualified Deferred Compensation Plans for the named executive officers that participate in the plans, as well as the earnings and balances under the plans.

Name	Registrant Contributions(1)	Executive Contributions	Aggregate Earnings	Aggregate Withdrawals / Distributions	Aggregate Balance at November 25, 2012
Charles V. Bergh	$101,505	$81,204	$2,023	$—	$197,726
Kevin Wilson	10,968	41,724	2,762	—	245,540
Anne Rohosy	56,255	770,624	11,737	—	1,220,231
David Love	46,625	37,300	17,667	527,784	665,374
Blake Jorgensen	—	—	821	9,506	—
Aaron Boey(2)	8,696	—	—	—	—

(1)	For Messrs. Bergh, Wilson, Love, and Jorgensen, and Ms. Rohosy, these amounts reflect the 401(k) excess plan match contributions made by the Company and are reflected in the Summary Compensation Table under All Other Compensation.

(2)	The Singapore Central Provident Fund is a government-managed program. Consequently, we do not have access to information regarding Mr. Boey’s account activity.

Aaron Boey

Mr. Boey participates in the Singapore Central Provident Fund (CPF). The CPF, a type of deferred compensation/defined contribution plan, is a government-run social security program. Funds are contributed both by the employee and the employer and can be used for retirement, home ownership, healthcare expenses, a child’s tertiary education, investments and insurance.

The plan is funded by mandatory contributions by both the employer and employee. Rates of employee and employer contributions vary based on the employee’s age and a pre-set wage limit. The rates vary from 5-20% of monthly salary for employee’s contributions and 6.5-16% for employer’s contributions. For employees aged 50-55 years old, the yearly employer’s contribution limit was 12% to a maximum of SGD 10,200 at the start of the 2012 fiscal year. On September 1, 2012, the yearly employer contribution limit was increased to 14% up to a maximum of SGD 11,900. This limit applied to Mr. Boey based on his age. Additional wages (such as amounts paid under the AIP and LTIP) are also eligible for matching employer contributions.

Individuals may begin drawing down from this account starting from age 55 after setting aside the CPF Minimum Sum. The CPF Minimum Sum can be used to buy CPF LIFE, a lifelong annuity administered by the CPF Board. If the individual chooses to remain in the CPF Minimum Sum Scheme, the sum of money can also be used to purchase a private annuity from a participating insurance company, be placed with a participating bank, or left in the individual’s own Retirement Accounts. If the individual chooses either CPF LIFE or to keep the money in his or her Retirement Accounts, they will receive monthly payments from the scheme the individual chooses starting from his or her draw-down age (currently at age 65).

Potential Payments Upon Termination Or Change In Control

The named executive officers are eligible to receive certain benefits and payments upon their separation from the Company under certain circumstances under the terms of the Executive Severance Plan for U.S. executives and the Equity Incentive Plan.

In 2012, our U.S. severance arrangements under our Executive Severance Plan, which covers named executive officers, except Mr. Wilson, offered basic severance of two weeks of base salary and enhanced severance of 78 weeks of base salary plus the beneficiaries’ AIP target amount, if their employment ceases due to a reduction in force, layoff or position elimination. Mr. Wilson was eligible for basic severance of two weeks of base salary, enhanced severance of 26 weeks of base salary plus his AIP target amount, plus two additional weeks of base salary plus his AIP target for each year of service in excess of five years of service up to an additional 52 weeks. We also cover the cost of the COBRA health coverage premium for the duration of the executive’s severance payment period, up to a maximum of 18 months. The COBRA premium coverage is shared between the individual and the Company at the same shared percentage that was effective during the executive’s employment. We also provide life insurance, career counseling and transition services. These severance benefits would not be payable upon a change in control if the executive is still employed or offered a comparable position with the surviving entity.

Under the Equity Incentive Plan, in the event of a change in control in which the surviving corporation does not assume or continue the outstanding SARs or substitute similar awards for the outstanding SARs, the vesting schedule of all SARs held by executives that are still employed will be accelerated in full to a date prior to the effective time of the transaction as determined by the Board. If the SARs are not exercised at or prior to the effective time of the transaction, all rights to exercise them will terminate, and any reacquisition or repurchase rights held by the Company with respect to such SARs shall lapse.

The information in the tables below reflects the estimated value of the compensation to be paid by us to each of the named executive officers in the event of termination or a change in control under the Executive Severance Plan and the Equity Incentive Plan. The amounts shown below assume that each named individual was employed and that a termination or change in control was effective as of November 25, 2012. The actual amounts that would be paid can only be determined at the time of an actual termination event. The amounts also assume a share price of $37.75 for the SAR grants, which is based on the Evercore share valuation dated as of December 31, 2012.

The actual payments associated with the departures of Messrs. Jorgensen and Boey are reported in Footnote 2 to the Summary Compensation Table, in the “Employment Contracts” section above, and in Current Reports on Form 8-K issued in connection with their departures.

Charles V. Bergh

Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Change of Control
Compensation:
Severance(1)	$—	$—	$7,098,000	$—	$7,098,000
Stock Appreciation Rights	—	—	3,227,642	—	4,594,877
Benefits:
COBRA & Life Insurance(2)	—	—	5,408	—	5,408

(1)	Based on Mr. Bergh’s annual salary of $1,200,000, his AIP target of 135% of his base salary and the termination provisions in his employment contract.

(2)	Reflects 18 months of COBRA and life insurance premiums at the same Company/employee percentage sharing as during employment. Mr. Bergh is also eligible for COBRA should termination occur due to a change in control, based on his employment contract.

Kevin Wilson

Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Change of Control
Compensation:
Severance(1)	$—	$—	$376,731	$—	$—
Stock Appreciation Rights	—	—	—	—	—
Benefits:
COBRA & Life Insurance(2)	—	—	4,102	—	—

(1)	Based on Mr. Wilson’s annual base salary while serving as the interim CFO of $480,000 and his AIP target of 43.8% of his base salary.

(2)	Reflects 18 months of COBRA and life insurance premiums at the same Company/employee percentage sharing as during employment.

Anne Rohosy

Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Change of Control
Compensation:
Severance(1)	$—	$—	$1,848,462	$—	$—
Stock Appreciation Rights	—	—	—	—	431,250
Benefits:
COBRA & Life Insurance(2)	—	—	4,102	—	—

(1)	Based on Ms. Rohosy’s annual base salary of $675,000 and her AIP target of 80% of her base salary.

(2)	Reflects 18 months of COBRA and life insurance premiums at the same Company/employee percentage sharing as during employment.

David Love

Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Change of Control
Compensation:
Severance(1)	$—	$—	$1,553,077	$—	$—
Stock Appreciation Rights	—	—	—	—	260,656
Benefits:
COBRA & Life Insurance(2)	—	—	4,102	—	—

(1)	Based on Mr. Love’s annual base salary of $600,000 and his AIP target of 70% of his base salary.

(2)	Reflects 18 months of COBRA and life insurance premiums at the same Company/employee percentage sharing as during employment.

Director Compensation

The following table provides compensation information for our directors who were not employees in fiscal 2012:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation(2)	Total
Stephen C. Neal(3)	$200,000	$283,308	$5,376	$488,684
Robert D. Haas(4)	100,000	99,990	198,184	398,174
Fernando Aguirre	110,000	99,990	2,272	212,262
Troy Alstead(5)	58,333	116,655	—	174,988
Vanessa J. Castagna	100,000	99,990	3,968	203,958
Robert A. Eckert(6)	110,000	99,990	3,136	213,126
Peter E. Haas, Jr.(7)	100,000	99,990	11,468	211,458
Leon J. Level(8)	120,000	99,990	11,468	231,458
Patricia Salas Pineda(9)	120,000	99,990	11,980	231,970

(1)	These amounts, from RSUs granted under the Equity Incentive Plan in 2012, reflect the aggregate grant date fair value computed in accordance with the Company’s accounting policy for stock-based compensation. The following table shows the aggregate number of RSUs outstanding but unexercised at fiscal year-end for those who were directors at fiscal year-end, including RSUs that were vested but deferred and RSUs that were not vested:

Name	Aggregate Outstanding RSUs
Stephen C. Neal	13,046
Robert D. Haas	8,181
Fernando Aguirre	6,509
Troy Alstead	3,535
Vanessa J. Castagna	7,368
Robert A. Eckert	9,019
Peter E. Haas, Jr.	7,337
Leon J. Level	7,337
Patricia Salas Pineda	10,147

(2)	This column also includes the aggregate grant date fair value of dividend equivalents provided to each director in fiscal 2012 in the following amounts:

Name	Fair Value of Dividend Equivalent RSUs Granted
Stephen C. Neal	5,376
Robert D. Haas	4,416
Fernando Aguirre	2,272
Troy Alstead	—
Vanessa J. Castagna	3,968
Robert A. Eckert	3,136
Peter E. Haas, Jr.	3,968
Leon J. Level	3,968
Patricia Salas Pineda	4,480

(3)	Mr. Neal is the Chairman of the Board. Mr. Neal elected to defer 100% of his director’s fees under the Deferred Compensation Plan.

(4)	Includes charitable matches of $7,500 and administrative support services valued at $159,672, provision of a car at a value of $8,215, use of an office at a value of $18,381, and home security services for his services as Chairman Emeritus.

(5)	On April 18, 2012, the Board of Directors elected Mr. Alstead to the Board of Directors effective as of that date. On July 12, 2012, Mr. Alstead received a grant of 3,535 RSUs with a grant date value of $33.00 per share for a total value of $116,655.

(6)	Mr. Eckert elected to defer 100% of his director’s fees under the Deferred Compensation Plan.

(7)	Mr. Haas’s 2012 amount includes charitable matches of $7,500.

(8)	Mr. Level’s 2012 amount includes charitable matches of $7,500. Mr. Level retired from the Board of Directors of the Company effective as of December 30, 2012. In December 2012, the Board of Directors accelerated the vesting of Mr. Level’s July 2012 grant effective upon his retirement. In December 2012, Mr. Level received 5,838 RSUs with a settlement value of $37.75 per share for a total value of $220,385.

(9)	Ms. Pineda’s 2012 amount includes charitable matches of $7,500.

Each non-employee director received compensation in 2012 consisting of an annual cash retainer fee of $100,000 and is eligible to participate in the provisions of the Deferred Compensation Plan for Executives and Outside Directors that apply to directors. In 2012, Mr. Eckert and Mr. Neal participated in this Deferred Compensation Plan. Each non-employee director also received an annual equity award in the form of RSUs which are granted under the Equity Incentive Plan. RSU recipients have target stock ownership guidelines of $300,000 worth of equity ownership within five years of participation in the program. The value of the RSUs is tracked against the Company’s share prices, established by the Evercore valuation process.

RSUs are units, representing beneficial ownership interests, corresponding in number and value to a specified number of underlying shares of stock. The RSUs vest in three equal installments after thirteen, twenty-four and thirty-six months following the grant date. After the recipient of the RSU has held the shares for six months, he or she may require the Company to repurchase, or the Company may require the participant to sell to the Company, those shares of common stock. If the director’s service terminates for reason other than cause after the first, but prior to full, vesting period then any unvested portion of the award will fully vest as of the date of such termination. In addition, each director’s initial RSU grant includes a deferral delivery feature, under which the director will not receive the vested awards until six months following the cessation of service on the Board.

Under the terms of the Equity Incentive Plan, recipients of RSUs receive additional grants as a dividend equivalent when the Board declares a dividend to all shareholders. Therefore, all directors who held RSUs as of April 30, 2012, received additional RSUs as a dividend equivalent. Dividend equivalents are subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

In addition to the compensation described above, committee chairpersons receive an additional retainer fee in the amount of $20,000 for the Audit Committee and the Human Resources Committee, and $10,000 for the Finance Committee and the Nominating, Governance and Corporate Citizenship Committee.

Mr. Neal is the Chairman of the Board. As the Chairman of the Board, he is entitled to receive an additional annual retainer in the amount of $200,000, 50% of which is paid in cash and 50% of which is paid in the form of RSUs. The Chairman may also receive the additional retainers attributable to committee chairmanship if applicable.

Robert D. Haas is Chairman Emeritus of the Board, and in that role receives support in form of an office, related administrative support, a leased car with driver and home security services.

Compensation Committee Interlocks and Insider Participation

The Human Resources Committee serves as the compensation committee of our board of directors. Its members are Ms. Pineda (Chair), Ms. Castagna, Mr. Eckert, Mr. P.E. Haas Jr. and Mr. R.D. Haas. In 2012, no member of the Human Resources Committee was a current officer or employee of ours. Mr. R.D. Haas served as our Chief Executive Officer from 1984 to 1999. There are no compensation committee interlocks between us and other entities involving our executive officers and our Board members who serve as executive officers of those other entities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

Our common stock is primarily owned by descendants of the family of Levi Strauss and their relatives. Shares of our common stock are not publicly held or traded. All shares are subject to a stockholders’ agreement. The agreement, which expires in April 2016, limits the transfer of shares and certificates to other holders, family members, specified charities and foundations and back to the Company.

The following table contains information about the beneficial ownership of our common stock as of April 15, 2013, by:

•	Each person known by us to own beneficially more than 5% of our common stock;

•	Each of our directors and each of our named executive officers; and

•	All of our directors and executive officers as a group.

Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. Except as described in the footnotes to the table below, the individuals named in the table have sole voting and investment power with respect to all common stock beneficially owned by them, subject to community property laws where applicable.

As of April 15, 2013, there were 273 record holders of common stock. The percentage of beneficial ownership shown in the table is based on 37,397,437 shares of common stock outstanding as of April 15, 2013. The business address of all persons listed is 1155 Battery Street, San Francisco, California 94111.

Name	Number of Shares Beneficially Owned		Percentage of Shares Outstanding
Miriam L. Haas	6,547,314		17.51%
Peter E. Haas Jr.	6,022,556	(1)	16.10%
Margaret E. Haas	4,354,330	(2)	11.64%
Robert D. Haas	3,950,522	(3)	10.56%
Peter E. Haas Jr. Family Fund	2,911,770	(4)	7.79%
Stephen C. Neal	10,121		*
Vanessa J. Castagna	9,220		*
Patricia Salas Pineda	6,461		*
Fernando Aguirre	858		*
Troy Alstead	—		—
Jill Beraud	—		—
Charles V. Bergh	—		—
Varun Bhatia	—		—
James Curleigh	—		—
Robert A. Eckert	—		—
Seth Ellison	—		—
Seth R. Jaffe	—		—
David Love	—		—
Joelle Maher	—		—
Anne Rohosy	—		—
Harmit Singh(5)	—		—
Blake Jorgensen(6)	—		—
Aaron Boey(6)	5,796		—
Directors and executive officers as a group (18 persons)	9,999,738		26.74%

*	Less than 0.01%.

(1)	Includes 2,911,770 shares held by the Peter E. Haas Jr. Family Fund, of which Mr. Haas is Vice President, for the benefit of charitable entities. Includes an aggregate of 1,086,140 shares held by the spouse of Mr. Haas and by trusts, of which Mr. Haas is trustee, for the benefit of his children, grandchildren and stepdaughters. Mr. Haas disclaims beneficial ownership of all the foregoing shares.

(2)	Includes 1,017,966 shares held in custodial accounts or trusts and a limited liability company, of which Ms. Haas is custodian, trustee or managing member, respectively, for the benefit of Ms. Haas’ son. Includes 886,122 shares held by the Margaret E. Haas Fund and 84,468 shares held by the Lynx Foundation, of which Ms. Haas is a board member, for the benefit of charitable entities. Ms. Haas disclaims beneficial ownership of all of the foregoing shares.

(3)	Includes an aggregate of 328,651 shares owned by the spouse of Mr. Haas and by trusts, of which Mr. Haas is trustee, for the benefit of their daughter. Mr. Haas disclaims beneficial ownership of all of the foregoing shares.

(4)	Peter E. Haas Jr. is a Vice President of this fund. The shares are also included in Mr. Haas’ ownership amounts as referenced above.

(5)	Executive Vice President & Chief Financial Officer effective January 16, 2013.

(6)	Was a Named Executive Officer during Fiscal 2012, but was no longer with the Company as of April 15, 2013.

Stockholders’ Agreement

Our common stock is primarily owned by descendants of the family of Levi Strauss and their relatives and are not publicly held or traded. All shares are subject to a stockholders’ agreement. The agreement, which expires in April 2016, limits the transfer of shares and certificates to other holders, family members, specified charities and foundations and to the Company. The agreement does not provide for registration rights or other contractual devices for forcing a public sale of shares or certificates, or other access to liquidity.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Robert D. Haas, a director and Chairman Emeritus of our board of directors, is the President of the Levi Strauss Foundation, which is not a consolidated entity of the Company. During 2012, we donated $2.8 million to the Levi Strauss Foundation.

Peter E. Haas Jr., a director of the Company, is the President of the Red Tab Foundation, which is not a consolidated entity of the Company. During 2012, the Company donated $0.1 million to the Red Tab Foundation.

Procedures for Approval of Related Party Transactions

We have a written policy concerning the review and approval of related party transactions. Potential related party transactions are identified through an internal review process that includes a review of director and officer questionnaires and a review of any payments made in connection with transactions in which related persons may have had a direct or indirect material interest. Any business transactions or commercial relationships between the Company and any director, stockholder, or any of their immediate family members, are reviewed by the Nominating, Governance and Corporate Citizenship Committee of the board and must be approved by at least a majority of the disinterested members of the board. Business transactions or commercial relationships between the Company and named executive officers who are not directors or any of their immediate family members requires approval of the chief executive officer with reporting to the Audit Committee.

Director Independence Policy

Although our shares are not registered on a national securities exchange, we review and take into consideration the director independence criteria required by both the New York Stock Exchange and the NASDAQ Stock Market in determining the independence of our directors on an annual basis. In addition, the charters of our board committees prohibit members from having any relationship that would interfere with the exercise of their independence from management and the Company. The fact that a director may own stock in the Company is not, by itself, considered an “interference” with independence under the committee charters. Family stockholders or other family member directors are not eligible for membership on the Audit Committee. These independence standards are disclosed on our website at http://www.levistrauss.com/investors/corporate-governance. Except as described below, all of our directors are independent under the independence criteria required by the New York Stock Exchange and the NASDAQ Stock Market.

Charles V. Bergh, who serves as our full-time President and Chief Executive Officer, is not considered independent due to his employment with the Company. Robert A. Eckert will not serve as a member of the Audit Committee while he has a family member through marriage who is employed by our independent registered public accounting firm. The Board does not have a lead director.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Revolving Credit Facility

We are a party to a credit agreement for a senior secured revolving credit facility. The credit agreement provides for an asset-based facility, in which the borrowing availability is primarily based on the value of the U.S. Levi’s® trademarks and the levels of accounts receivable and inventory in the United States and Canada, as further described below.

Availability, interest and maturity.    The maximum availability under the credit facility is $850.0 million, of which $800.0 million is available to us for revolving loans in U.S. Dollars and $50.0 million is available to us for revolving loans either in U.S. Dollars or Canadian Dollars. Subject to the level of this borrowing base, we may make and repay borrowings from time to time until the maturity of the credit facility. We may make voluntary prepayments of borrowings at any time and must make mandatory prepayments if certain events occur. Borrowings under the credit agreement will bear an interest rate of LIBOR plus 150 to 275 basis points, depending on borrowing base availability, and undrawn availability bears a rate of 37.5 to 50 basis points. The credit facility has a maturity date of September 30, 2016. Upon the maturity date, all of the obligations outstanding under the credit agreement become due.

Our unused availability under our senior secured revolving credit facility was $573.7 million at February 24, 2013, as our total availability of $656.0 million, based on the collateral levels discussed above, was reduced by $82.3 million. The $82.3 million was comprised of $15.5 million of other credit usage and $66.8 million of stand-by letters of credit with various international banks which serve as guarantees to cover U.S. workers’ compensation claims and the working capital requirements for certain subsidiaries, primarily India. As of February 24, 2013, we had no borrowings under the facility.

Guarantees and security.    Our obligations under the credit agreement are guaranteed by our domestic subsidiaries. The obligations under the agreement are secured by, among other domestic assets, certain U.S. trademarks associated with the Levi’s® brand and accounts receivable, goods and inventory in the United States. Additionally, the obligations of Levi Strauss & Co. (Canada) Inc. under the credit agreement are secured by Canadian accounts receivable, goods, inventory and other Canadian assets. The lien on the U.S. Levi’s® trademarks and related intellectual property may be released at our discretion so long as we meet certain conditions; such release would reduce the borrowing base.

Covenants.    The credit agreement contains customary covenants restricting our activities as well as those of our subsidiaries, including limitations on the ability to sell assets; engage in mergers; enter into transactions involving related parties or derivatives; incur or prepay indebtedness or grant liens or negative pledges on our assets; make loans or other investments; pay dividends or repurchase stock or other securities; guaranty third-party obligations; and make changes in our corporate structure. There are exceptions to these covenants, and some are only applicable when unused availability falls below specified thresholds. In addition, the credit agreement includes, as a financial covenant, a springing fixed charge coverage ratio of 1.0:1.0, which arises when availability falls below a specified threshold.

Events of default.    The credit agreement contains customary events of default, including payment failures; failure to comply with covenants; failure to satisfy other obligations under the credit agreements or related documents; defaults in respect of other indebtedness; bankruptcy, insolvency and inability to pay debts when due; material judgments; pension plan terminations or specified underfunding; substantial stock ownership changes; and specified changes in the composition of our board of directors. The cross-default provisions in the agreement apply if a default occurs on other indebtedness in excess of $50.0 million and the applicable grace period in respect of the indebtedness has expired, such that the lenders of or trustee for the defaulted indebtedness have the right to accelerate. If an event of default occurs under the credit agreement, the lenders may terminate their commitments, declare immediately payable all borrowings under the agreement and foreclose on the collateral.

Yen-denominated Eurobonds due 2016

In 1996, we issued ¥20 billion principal amount Eurobonds (equivalent to approximately $180.0 million at the time of issuance) due in November 2016, with interest payable at 4.25% per annum. The bonds are redeemable at our option at a make-whole redemption price. We repurchased a portion of the Yen-denominated Eurobonds due 2016 in May 2010, and again in May 2012.

The agreement governing these bonds contains customary events of default and restricts our ability and the ability of our subsidiaries and future subsidiaries to incur liens; engage in sale and leaseback transactions and engage in mergers and sales of assets. The agreement contains a cross-acceleration event of default that applies if any of our debt in excess of $25.0 million is accelerated and the debt is not discharged or acceleration rescinded within 30 days after our receipt of a notice of default from the fiscal agent or from the holders of at least 25% of the principal amount of the bonds.

Euro Notes due 2018 and Senior Notes due 2020

On May 6, 2010, we issued €300.0 million in aggregate principal amount of 7.75% Euro senior notes due 2018 (the “Euro Notes due 2018”) and $525.0 million in aggregate principal amount of 7.625% senior notes due 2020 (the “Senior Notes due 2020”) to qualified institutional buyers. We conducted a registered exchange offer for these notes in July 2010. The notes are unsecured obligations that rank equally with all of our other existing and future unsecured and unsubordinated debt. The Euro Notes due 2018 mature on May 15, 2018, and the Senior Notes due 2020 mature on May 15, 2020. Interest on the notes is payable semi-annually in arrears on May 15 and November 15. We may redeem some or all of the Euro Notes due 2018 prior to May 15, 2014, and some or all of the Senior Notes due 2020 prior to May 15, 2015, each at a price equal to 100% of the principal amount plus accrued and unpaid interest and a “make-whole” premium; after these dates, we may redeem all or any portion of the notes, at once or over time, at redemption prices specified in the indenture governing the notes, after giving the required notice under the indenture. In addition, at any time prior to May 15, 2013, we may redeem up to a maximum of 35% of the original aggregate principal amount of each series of notes with the proceeds of one or more public equity offerings at a redemption price of 107.750% and 107.625% of the principal amount of the Euro Notes due 2018 and Senior Notes due 2020, respectively, plus accrued and unpaid interest, if any, to the date of redemption.

Senior Notes due 2022

On May 8, 2012, we issued $385.0 million in aggregate principal amount of 6.875% senior notes due 2022 (the “Existing 2022 Notes”) to qualified institutional buyers and to purchasers outside the United States in compliance with the Securities Act. We conducted a registered exchange offer for the Existing 2022 Notes in June 2012. On March 14, 2013, we issued an additional $140 million in principal amount of senior notes (which we refer to as the “old notes” in this prospectus) which have substantially the same terms as those of the Existing 2022 Notes, except that the notes are subject to a registration rights agreement and until registered and exchanged for exchange notes, will have a different CUSIP number from the Existing 2022 Notes and will not be fungible with the Existing 2022 Notes. See “Description of Exchange Notes.”

DESCRIPTION OF EXCHANGE NOTES

You can find the definitions of capitalized terms used in this description and not defined elsewhere under the subheading “Definitions.” In this description, the words “Company,” “we,” “us” and “our” refer only to Levi Strauss & Co. and not to any of its subsidiaries.

The old notes were, and the exchange notes will be, issued under an indenture dated as of May 8, 2012, as supplemented by a first supplemental indenture, dated as of March 14, 2013, between the Company and Wells Fargo Bank, National Association, as trustee. The indenture is governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

The old notes, the exchange notes offered hereby, together with the $385.0 million aggregate principal amount of the 6 7/8% Senior Notes due 2022 which we issued on May 8, 2012 (the “2012 Notes”), will be treated as a single series of notes under the indenture, including for purposes of determining whether the required percentage of noteholders has given its approval or consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of all noteholders. For purposes of this description, unless the context indicates otherwise, references to “Senior Notes” means the 2012 Notes, the old notes, and the exchange notes offered hereby, and references to the “indenture” mean the indenture governing the Senior Notes.

The following is a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture. We urge you to read the indenture, which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 11, 2012, including the definitions of certain terms contained therein and those terms made part of the indenture by reference to the Trust Indenture Act as in effect on the date of the indenture, because the indenture, and not this description, defines your rights as a holder of the notes. Copies of the indenture are available upon request to the Company at the following address: Levi Strauss & Co., Levi’s Plaza, 1155 Battery Street, San Francisco, California 94111.

Principal, Maturity and Interest

We have issued $140 million in aggregate principal amount of old notes and $385.0 million in aggregate principal amount of 2012 Notes under the indenture and, subject to compliance with the covenant described under “—Certain Covenants—Limitation on Debt,” we can issue an unlimited amount of additional notes at later dates. Any additional notes that we issue in the future will be substantially the same as the notes offered hereby, except that the notes issued in the future will have different issuance prices, issuance dates and, in some cases, CUSIP numbers. We will issue notes only in fully registered form without coupons, in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof.

The Senior Notes will mature on May 1, 2022.

Interest on the Senior Notes will accrue at a rate of 6.875% per annum. Interest on the Senior Notes will be payable semi-annually in arrears on May 1 and November 1. We will pay interest to those persons who were holders of record on the April 15 or October 15 immediately preceding each interest payment date.

Interest on the Senior Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Senior Notes will be denominated in U.S. dollars and all payments of principal and interest thereon will be paid in U.S. dollars.

Additional interest is payable with respect to the notes in certain circumstances if we do not consummate the exchange offer (or shelf registration, if applicable) as described in this offering memorandum under the heading “Exchange Offer; Registration Rights.”

Ranking

The 2012 Notes and the old notes are and the exchange notes offered hereby will be:

•	senior unsecured obligations of the Company;

•	effectively subordinated in right of payment to existing and future secured debt, including obligations under our Existing Bank Credit Facilities;

•	structurally subordinated to all debt of our subsidiaries;

•	equal in ranking (“pari passu”) with all our existing and future senior debt; and

•	senior in right of payment to all our future subordinated debt.

Secured debt of the Company will be effectively senior to the Senior Notes to the extent of the value of the assets securing such debt. As of February 24, 2013, after giving effect to the application of the net proceeds from the offering of the old notes, together with cash on hand, as described herein, our total debt would have been approximately $1.6 billion, and we would have had approximately $573.7 million of additional borrowing capacity under our revolving credit facility. To the extent we enter into secured financings in the future, the Senior Notes will also be effectively subordinated to such secured debt to the extent of the value of the additional assets securing such debt.

A significant portion of our operations are conducted through our subsidiaries. Therefore, the Company’s ability to service its debt, including the Senior Notes, is dependent upon the earnings of its subsidiaries, joint ventures and minority investments and the distribution of those earnings to the Company, or upon loans, advances or other payments made by these entities to the Company. The ability of these entities to pay dividends or make other payments or advances to the Company will depend upon their operating results and will be subject to applicable laws and contractual restrictions contained in the instruments governing their debt, including the Company’s Existing Bank Credit Facilities.

We only have a stockholder’s claim in the assets of our subsidiaries. This stockholder’s claim is junior to the claims that creditors of our subsidiaries have against our subsidiaries. Holders of the Senior Notes will only be creditors of the Company, and not of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the Senior Notes.

We conduct our foreign operations through foreign subsidiaries, which in fiscal year 2011 accounted for approximately 43% of our consolidated net revenues. As a result, we depend in part upon dividends or other intercompany transfers of funds from our foreign subsidiaries for the funds necessary to meet our debt service obligations, including payments on the Senior Notes. We only receive the cash that remains after our foreign subsidiaries satisfy their obligations. If those subsidiaries are unable to pass on the amount of cash that we need, we may be unable to make payments to you. Any agreements our foreign subsidiaries enter into with other parties, as well as applicable laws and regulations limiting the right and ability of non-U.S. subsidiaries and affiliates to pay dividends and remit earnings to affiliated companies absent special conditions, may restrict the ability of our foreign subsidiaries to pay dividends or make other distributions to us.

As of February 24, 2013, the liabilities, including trade payables but excluding intercompany obligations, of our subsidiaries were approximately $569.5 million. Our subsidiaries have other liabilities, including contingent liabilities, that may be significant.

The indenture contains limitations on the amount of additional Debt that we and the Restricted Subsidiaries may Incur. However, the amounts of this Debt could nevertheless be substantial.

Optional Redemption

Except as set forth in the second and third succeeding paragraphs, the Senior Notes will not be redeemable at the option of the Company prior to May 1, 2017. Starting on that date, the Company may redeem all or any portion of the Senior Notes, at once or over time, after giving the required notice under the indenture. The Senior Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for Senior Notes redeemed during the 12-month period commencing on May 1 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price
2017	103.438%
2018	102.292%
2019	101.146%
2020 and thereafter	100.000%

At any time and from time to time, prior to May 1, 2015, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the Senior Notes (including additional 6 7/8% senior notes due 2022 issued under the Indenture, if any) with the proceeds of one or more Equity Offerings, at a redemption price equal to 106.875% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any redemption of this kind, at least 65% of the original aggregate principal amount of Senior Notes (including additional 6 7/8% senior notes due 2022 issued under the Indenture, if any) remains outstanding. Any redemption of this kind shall be made within 90 days of such Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

In addition, the Company may choose to redeem all or any portion of the Senior Notes, at once or over time, prior to May 1, 2017. If it does so, it may redeem the Senior Notes after giving the required notice under the indenture. To redeem the Senior Notes, the Company must pay a redemption price equal to the sum of:

(a)	100% of the principal amount of the Senior Notes to be redeemed, plus

(b)	the Applicable Premium,

plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Any notice to holders of Senior Notes of such a redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate delivered to the trustee no later than two business days prior to the redemption date.

Sinking Fund

There will be no mandatory sinking fund payments for the Senior Notes.

Repurchase at the Option of Holders Upon a Change of Control

Upon the occurrence of a Change of Control, each holder of Senior Notes will have the right to require us to repurchase all or any part of that holder’s Senior Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, the Company shall:

(a)	cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States, and

(b)	send, by first-class mail (or electronic transmission in the case of Senior Notes held in book entry form), with a copy to the trustee, to each holder of Senior Notes, at such holder’s address appearing in the security register, a notice stating:

(1)	that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders Upon a Change of Control” and that all Senior Notes timely tendered will be accepted for repurchase;

(2)	the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

(3)	the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

(4)	the procedures that holders of Senior Notes must follow in order to tender their Senior Notes (or portions thereof) for payment, and the procedures that holders of Senior Notes must follow in order to withdraw an election to tender Senior Notes (or portions thereof) for payment.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of such compliance.

The Change of Control repurchase feature is a result of negotiations between us and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the covenants described below, we could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” of our assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if we dispose of less than all our assets by any of the means described above, the ability of a holder of Senior Notes to require us to repurchase its notes may be uncertain. In such a case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

The Existing Bank Credit Facilities restrict us in certain circumstances from purchasing any Senior Notes prior to maturity of the Senior Notes and also provides that the occurrence of some of the events that would constitute a Change of Control would constitute a default under that existing debt. The terms of our Existing Notes require us to offer to repurchase such Existing Notes upon the occurrence of a Change of Control. Future debt of the Company, including any new bank credit facility, may contain prohibitions of certain events which would constitute a Change of Control or require that future debt be repurchased upon a Change of Control. Moreover, the exercise by holders of Senior Notes or our Existing Notes of their right to require us to repurchase their Senior Notes or Existing Notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of that repurchase on us. Finally, our ability to pay cash to holders of Senior Notes or Existing Notes upon a required repurchase may be limited by our financial resources at that time. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase Senior Notes in connection with a Change of Control would result in a default under the indenture and our failure to purchase Existing Notes in connection with a Change of Control would result in a default under the respective indentures governing such Existing Notes. Any such default would, in turn, constitute a default under our existing debt, and may constitute a default under future debt as well. Our obligation to make an offer to repurchase the Senior Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of that Change of Control with the written consent of the holders of a majority in principal amount of the Senior Notes. See “—Amendments and Waivers.”

Certain Covenants

Set forth below are summaries of certain of the covenants to be contained in the indenture.

Covenant Suspension

During any period of time that:

(a)	the Senior Notes have Investment Grade Ratings from both Rating Agencies, and

(b)	no Default or Event of Default has occurred and is continuing under the indenture, the Company and the Restricted Subsidiaries will not be subject to the following provisions of the indenture:

•	“—Limitation on Debt,”

•	“—Limitation on Restricted Payments,”

•	“—Limitation on Asset Sales,”

•	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries,”

•	clause (x) of the third paragraph (and as referred to in the first paragraph) of “—Designation of Restricted and Unrestricted Subsidiaries,” and

•	clause (e) of the first paragraph of “—Merger, Consolidation and Sale of Property”

(collectively, the “Suspended Covenants”). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Senior Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for all periods after that withdrawal, downgrade, Default or Event of Default and, furthermore, compliance with the provisions of the covenant described in “—Limitation on Restricted Payments” with respect to Restricted Payments made after the time of the withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of that covenant as though that covenant had been in effect during the entire period of time from the Issue Date, provided that there will not be deemed to have occurred a Default or Event of Default with respect to that covenant during the time that the Company and the Restricted Subsidiaries were not subject to the Suspended Covenants (or after that time based solely on events that occurred during that time).

Limitation on Debt

The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of the Incurrence or be continuing following the Incurrence and either:

(1)	the Debt is Debt of the Company or a Future Guarantor and after giving effect to the Incurrence of the Debt and the application of the proceeds thereof, the Consolidated Fixed Charges Coverage Ratio would be greater than 2.00 to 1.00, or

(2)	the Debt is Permitted Debt.

The term “Permitted Debt” is defined to include the following:

(a)	Debt of the Company evidenced by the notes offered hereby;

(b)	Debt of the Company or a Restricted Subsidiary Incurred under any Credit Facilities, Incurred by the Company or a Restricted Subsidiary pursuant to a Real Estate Financing Transaction, a Sale and Leaseback Transaction, an Equipment Financing Transaction or Debt Issuances, Debt Incurred by the Company or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, or Incurred by a Receivables Entity in a Qualified Receivables Transaction that is not recourse to the Company or any other Restricted Subsidiary of the Company (except for Standard Securitization Undertakings), provided that the aggregate principal amount of all Debt of this kind at any one time outstanding shall not exceed the greater of:

(1)	$1.6 billion, which amount shall be permanently reduced by the amount of Net Available Cash from an Asset Sale used to Repay Debt Incurred pursuant to this clause (b), pursuant to the covenant described under “—Limitation on Asset Sales,” and

(2)	the sum of the amounts equal to:

(A)	60% of the book value of the inventory of the Company and the Restricted Subsidiaries, and

(B)	85% of the book value of the accounts receivable of the Company and the Restricted Subsidiaries, in the case of each of clauses (A) and (B) as of the most recently ended quarter of the Company for which financial statements of the Company have been provided to the holders of the Senior Notes;

(c)	Debt of the Company owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that (1) any subsequent issue or transfer of Capital Stock or other event that results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of that Debt (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of that Debt by the issuer thereof, and (2) if the Company is the obligor on that Indebtedness, the Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Senior Notes;

(d)	Debt of a Restricted Subsidiary outstanding on the date on which that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, a transaction or series of transactions pursuant to which the Restricted Subsidiary became a Restricted Subsidiary of the Company or was otherwise acquired by the Company); provided that at the time that Person was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of that Debt, (i) the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant or (ii) the Consolidated Fixed Charges Coverage Ratio would have been greater than such ratio immediately prior to such transaction;

(e)	Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, a transaction or series of transactions pursuant to which a Person became a Restricted Subsidiary of the Company or was otherwise acquired by the Company; provided at the time that Person was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of that Debt, (i) the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant or (ii) the Consolidated Fixed Charges Coverage Ratio would have been greater than such ratio immediately prior to such transaction and would be at least 1.75 to 1.0;

(f)	Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or that Restricted Subsidiary and not for speculative purposes, provided that the obligations under those agreements are related to payment obligations on Debt otherwise permitted by the terms of this covenant;

(g)	Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or that Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

(h)	Debt under Commodity Price Protection Agreements entered into by the Company or a Restricted Subsidiary in the ordinary course of the financial management of the Company or that Restricted Subsidiary and not for speculative purposes;

(i)	Debt in connection with one or more standby letters of credit or performance bonds issued by the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(j)	Debt arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, other than Guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock; provided, however, that the maximum aggregate liability in respect of all such Debt shall at no time exceed the gross proceeds actually received by the Company or such Restricted Subsidiary in connection with such disposition;

(k)	Debt outstanding on the Issue Date not otherwise described in clauses (a) through (j) above;

(l)	Debt of the Company or a Restricted Subsidiary in an aggregate principal amount outstanding at any one time not to exceed the greater of $150.0 million and 7.5% of the Company’s Consolidated Net Tangible Assets (as calculated at the time of incurrence);

(m)	Debt of one or more Foreign Restricted Subsidiaries in an aggregate principal amount outstanding at any one time not to exceed $150.0 million;

(n)	Guarantees of Debt otherwise permitted herein by a Future Guarantor; and

(o)	Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (a), (d) and (k) above.

For purposes of determining compliance with any restriction on the incurrence of Debt in dollars where Debt is denominated in a different currency, the amount of such Debt will be the Dollar Equivalent determined on the date of such determination, provided that if any such Debt denominated in a different currency is subject to a Currency Exchange Protection Agreement (with respect to dollars) covering principal amounts payable on such Debt, the amount of such Debt expressed in Euros will be adjusted to take into account the effect of such agreement. The principal amount of any Permitted Refinancing Debt Incurred in the same currency as the Debt being refinanced will be the Dollar Equivalent of the Debt refinanced determined on the date such Debt being refinanced was initially Incurred. Notwithstanding any other provision of this covenant, for purposes of determining compliance with this “Limitation on Debt” covenant, increases in Debt solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that the Company or any Restricted Subsidiary may Incur under any of clauses (a) through (o) of this “Limitation on Debt” covenant.

For purposes of determining compliance with the covenant described above:

(A)	in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, the Company, in its sole discretion, will classify such item of Debt at the time of Incurrence and only be required to include the amount and type of such Debt in one of the above clauses; and

(B)	the Company will be entitled to divide and classify and reclassify an item of Debt in more than one of the types of Debt described above.

Limitation on Restricted Payments

The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, the proposed Restricted Payment,

(a)	a Default or Event of Default shall have occurred and be continuing,

(b)	the Company could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “—Limitation on Debt,” or

(c)	the aggregate amount of that Restricted Payment and all other Restricted Payments declared or made after the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

(1)	50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from February 27, 2012 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(2)	Capital Stock Sale Proceeds received after the Issue Date, plus

(3)	the sum of:

(A)	the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, and

(B)	the aggregate amount by which Debt of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, excluding, in the case of clause (A) or (B):

(x)	any Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of their employees, and

(y)	the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange,

plus

(4)	an amount equal to the sum of:

(A)	the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property made after the Issue Date, in each case to the Company or any Restricted Subsidiary from that Person, less the cost of the disposition of those Investments, and

(B)	the lesser of the net book value or the Fair Market Value of the Company’s equity interest in an Unrestricted Subsidiary at the time the Unrestricted Subsidiary is designated a Restricted Subsidiary (provided that such designation occurs after the Issue Date);

provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in that Person, plus

(5)

an amount equal to the restricted payment availability as of the Issue Date under the provisions corresponding to the foregoing in the indenture governing the Company’s 7 5/8% Senior Notes due 2020, which approximated $654 million as of November 25, 2012.

Notwithstanding the foregoing limitation, the Company may:

(a)	pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, the dividends could have been paid in compliance with the indenture; provided, however, that the dividend shall be included in the calculation of the amount of Restricted Payments;

(b)	purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of their employees); provided, however, that

(1)	the purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments, and

(2)	the Capital Stock Sale Proceeds from the exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

(c)	purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that the purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(d)	pay scheduled dividends (not constituting a return on capital) on Disqualified Stock of the Company issued pursuant to and in compliance with the covenant described under “—Limitation on Debt”;

(e)	permit a Restricted Subsidiary that is not a Wholly Owned Subsidiary to pay dividends to shareholders of that Restricted Subsidiary that are not the parent of that Restricted Subsidiary, so long as the Company or a Restricted Subsidiary that is the parent of that Restricted Subsidiary receives dividends on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary that is the parent of that Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis;

(f)	make cash payments in lieu of fractional shares in connection with the exercise of warrants, options or other securities convertible into Capital Stock of the Issuer; provided, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

(g)	make repurchases of shares of common stock of the Company deemed to occur upon the exercise of options to purchase shares of common stock of the Company if such shares of common stock of the Company represent a portion of the exercise price of such options; provided, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

(h)	pay dividends on the common stock of the Company following the first Equity Offering of the Company after the Issue Date in an annual amount not to exceed 6% of the net cash proceeds received by the Company in such Equity Offering; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;

(i)	repurchase shares of, or options to purchase shares of, common stock of the Company from current or former officers, directors or employees of the Company or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans approved by the Board of Directors under which such individuals acquire shares of such common stock; provided, however, that the aggregate amount of such repurchases shall not exceed $25.0 million in any calendar year (with unused amounts in any calendar year carried over to succeeding calendar years subject to a maximum of $50.0 million in any calendar year); and provided further, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

(j)	purchase, defease or otherwise acquire or retire for value any Subordinated Obligations upon a Change of Control of the Company or an Asset Sale by the Company, to the extent required by any agreement pursuant to which such Subordinated Obligations were issued, but only if the Company has previously made the offer to purchase Senior Notes required under “Repurchase at the Option of Holders Upon a Change of Control” or “—Limitation on Asset Sales”; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments; and

(k)	make other Restricted Payments not to exceed $75.0 million in the aggregate.

Limitation on Liens

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the Senior Notes will be secured by that Lien equally and ratably with (or prior to) all other Debt of the Company or any Restricted Subsidiary secured by that Lien.

Limitation on Asset Sales

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(a)	the Company or the Restricted Subsidiary receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the Property subject to that Asset Sale;

(b)	at least 75% of the consideration paid to the Company or the Restricted Subsidiary in connection with the Asset Sale is in the form of cash or cash equivalents or the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Senior Notes) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to those liabilities; and

(c)	the Company delivers an Officers’ Certificate to the trustee certifying that the Asset Sale complies with the foregoing clauses (a) and (b).

For the purposes of this covenant:

(1)	in the case of a transaction involving a sale of any distribution center by the Company or a Restricted Subsidiary and the establishment of an outsourcing arrangement in which the purchaser assumes distribution responsibilities on behalf of the Company or the Restricted Subsidiary, any credits or other consideration the purchaser grants to the Company or the Restricted Subsidiary as part of the purchase price of the distribution center, which credits or other consideration effectively offset future payments due from the Company or the Restricted Subsidiary to the purchaser as part of the outsourcing arrangement, will be considered to be cash equivalents;

(2)	securities or other assets received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days shall be considered to be cash to the extent of the cash received in that conversion;

(3)	any cash consideration paid to the Company or the Restricted Subsidiary in connection with the Asset Sale that is held in escrow or on deposit to support indemnification, adjustment of purchase price or similar obligations in respect of such Asset Sale shall be considered to be cash;

(4)	Productive Assets received by the Company or any Restricted Subsidiary in connection with the Asset Sale shall be considered to be cash; and

(5)	the requirement that at least 75% of the consideration paid to the Company or the Restricted Subsidiary in connection with the Asset Sale be in the form of cash or cash equivalents shall also be considered satisfied if the cash received constitutes at least 75% of the consideration received by the Company or the Restricted Subsidiary in connection with such Asset Sale, determined on an after-tax basis.

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or the Restricted Subsidiary elects (or is required by the terms of any Debt):

(a)	to Repay Debt of the Company (excluding, in any such case, any Debt that (i) constitutes a Subordinated Obligation or (ii) is owed to the Company or an Affiliate of the Company); or

(b)	to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary);

provided, however, that the Net Available Cash (or any portion thereof) from Asset Sales from the Company to any Subsidiary must be reinvested in Additional Assets of the Company.

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 360 days from the date of the receipt of that Net Available Cash or that the Company earlier elects to so designate shall constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds not previously subject to a Prepayment Offer (as defined below) exceeds $50.0 million (taking into account income earned on those Excess Proceeds, if any), the Company will be required to make an offer to purchase (the “Prepayment Offer”) the Senior Notes, which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Senior Notes have been given the opportunity to tender their Senior Notes for purchase in accordance with the indenture, the Company or such Restricted Subsidiary may use the remaining amount for any purpose permitted by the indenture and the amount of Excess Proceeds will be reset to zero.

The term “Allocable Excess Proceeds” will mean the product of:

(a)	the Excess Proceeds, and

(b)	a fraction,

(1)	the numerator of which is the aggregate principal amount of the Senior Notes outstanding on the date of the Prepayment Offer, and

(2)	the denominator of which is the sum of the aggregate principal amount of the Senior Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Senior Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Company to make an offer to purchase that Debt at substantially the same time as the Prepayment Offer.

Not later than five business days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail (or electronic transmission in the case of Senior Notes held in book entry form), to the holders of Senior Notes, accompanied by information regarding the Company and its Subsidiaries as the Company in good faith believes will enable the holders to make an informed decision with respect to that Prepayment Offer. The notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a)	pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary,

(b)	make any loans or advances to the Company or any other Restricted Subsidiary, or

(c)	transfer any of its Property to the Company or any other Restricted Subsidiary.

The foregoing limitations will not apply:

(1)	with respect to clauses (a), (b) and (c), to restrictions:

(a)	in effect on the Issue Date,

(b)	relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company,

(c)	that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided that restriction is no less favorable to the holders of Senior Notes than those under the agreement evidencing the Debt so Refinanced,

(d)	resulting from the Incurrence of any Permitted Debt described in clause (b) of the second paragraph of the covenant described under “—Limitation on Debt,” provided that the restriction is no less favorable to the holders of Senior Notes than the restrictions of the same type contained in the indenture, or

(e)	constituting Standard Securitization Undertakings relating solely to, and restricting only the rights of, a Receivables Entity in connection with a Qualified Receivables Transaction, and

(2)	with respect to clause (c) only, to restrictions:

(a)	relating to Debt that is permitted to be Incurred and secured without also securing the Senior Notes pursuant to the covenants described under “—Limitation on Debt” and “—Limitation on Liens” that limit the right of the debtor to dispose of the Property securing that Debt,

(b)	encumbering Property at the time the Property was acquired by the Company or any Restricted Subsidiary, so long as the restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of the acquisition,

(c)	resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements (including, without limitation, intellectual property licenses entered into in the ordinary course of business) that restrict assignment of the agreements or rights thereunder, or

(d)	which are customary restrictions contained in asset sale agreements limiting the transfer of Property pending the closing of the sale.

Limitation on Transactions with Affiliates

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”), unless:

(a)	the terms of such Affiliate Transaction are:

(1)	set forth in writing, and

(2)	no less favorable to the Company or that Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company, and

(b)	if the Affiliate Transaction involves aggregate payments or value in excess of $25.0 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves the Affiliate Transaction and, in its good faith judgment, believes that the Affiliate Transaction complies with clauses (a)(1) and (2) of this paragraph as evidenced by a Board Resolution promptly delivered to the trustee.

Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

(a)	any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business,

provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

(b)	any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments” or any Permitted Investment;

(c)	the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of the Restricted Subsidiaries, so long as, in the case of executive officers and directors, the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for the compensation to be fair consideration therefor;

(d)	loans and advances to employees made in the ordinary course of business in compliance with applicable laws and consistent with the past practices of the Company or that Restricted Subsidiary, as the case may be, provided that those loans and advances do not exceed $20.0 million in the aggregate at any one time outstanding;

(e)	any transaction effected as part of a Qualified Receivables Transaction or any transaction involving the transfer of accounts receivable of the type specified in the definition of “Credit Facility” and permitted under clause (b) of the second paragraph of the covenant described under “—Limitation on Debt”;

(f)	the Existing Policies or any transaction contemplated thereby; and

(g)	any sale of shares of Capital Stock (other than Disqualified Stock) of the Company.

Limitation on Sale and Leaseback Transactions

The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(a)	the Company or that Restricted Subsidiary would be entitled to:

(1)	Incur Debt in an amount equal to the Attributable Debt with respect to that Sale and Leaseback Transaction pursuant to the covenant described under “—Limitation on Debt,” and

(2)	create a Lien on the Property securing that Attributable Debt without also securing the Senior Notes pursuant to the covenant described under “—Limitation on Liens,” and

(b)	the Sale and Leaseback Transaction is effected in compliance with the covenant described under “—Limitation on Asset Sales.”

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if:

(a)	the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, and

(b)	any of the following:

(1)	the Subsidiary to be so designated has total assets of $1,000 or less,

(2)	if the Subsidiary has consolidated assets greater than $1,000, then the designation would be permitted under the covenant entitled “Limitation on Restricted Payments,” or

(3)	the designation is effective immediately upon the entity becoming a Subsidiary of the Company.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that the Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to the classification or if the Person is a Subsidiary of an Unrestricted Subsidiary.

Except as provided in the first sentence of the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary in existence and classified as an Unrestricted Subsidiary at the time the Company or the Restricted Subsidiary is liable for that Debt (including any right to take enforcement action against that Unrestricted Subsidiary).

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to the designation,

(x)	the Company could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “—Limitation on Debt,” and

(y)	no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any designation or redesignation of this kind by the Board of Directors will be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to the designation or redesignation and an Officers’ Certificate that:

(a)	certifies that the designation or redesignation complies with the foregoing provisions, and

(b)	gives the effective date of the designation or redesignation, and the filing with the trustee to occur within 45 days after the end of the fiscal quarter of the Company in which the designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company’s fiscal year, within 90 days after the end of that fiscal year).

Future Subsidiary Guarantors

The Company may, at any time after the Issue Date, cause one or more of its Restricted Subsidiaries to Guarantee the Senior Notes. Upon any Guarantee of the Senior Notes by a Future Guarantor, such Future Guarantor will execute and deliver to the trustee a supplemental indenture pursuant to which such Future Guarantor shall Guarantee payment of the Senior Notes.

Merger, Consolidation and Sale of Property

The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a)	the Company shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Company) formed by that merger, consolidation or amalgamation or to which that sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b)	the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the trustee, executed and delivered to the trustee by that Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Senior Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by the Company;

(c)	in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, that Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d)	immediately before and after giving effect to that transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of that transaction or series of transactions as having been Incurred by the Surviving Person or the Restricted Subsidiary at the time of that transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e)	immediately after giving effect to that transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, (i) would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Debt” or (ii) the Consolidated Fixed Charges Coverage Ratio would be greater than such ratio immediately prior to such transaction, provided, however, that this clause (e) shall not be applicable to the Company merging, consolidating or amalgamating with or into an Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States so long as the amount of Debt of the Company and the Restricted Subsidiaries is not increased thereby;

(f)	the Company shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that the transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to the transaction have been satisfied; and

(g)	the Company shall have delivered to the trustee an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of the transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that transaction had not occurred.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the indenture, but the predecessor Company in the case of:

(a)	a sale, transfer, assignment, conveyance or other disposition (unless that sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company as an entirety or virtually as an entirety), or

(b)	a lease, shall not be released from any obligation to pay the principal of, premium, if any, and interest on, the Senior Notes.

SEC Reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the trustee and holders of Senior Notes with annual reports and information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to those Sections, and the information, documents and reports to be so filed and provided at the times specified for the filing of the information, documents and reports under those Sections; provided, however, that (i) the Company shall not be so obligated to file the information, documents and reports with the SEC if the SEC does not permit those filings and (ii) the electronic filing with the SEC through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system providing for free public access to such filings) shall satisfy the Company’s obligation to provide such reports, information and documents to the trustee and the holders of Senior Notes.

Events of Default

Events of Default in respect of the Senior Notes include:

(1)	failure to make the payment of any interest on the Senior Notes when the same becomes due and payable, and that failure continues for a period of 30 days;

(2)	failure to make the payment of any principal of, or premium, if any, on, any of the Senior Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3)	failure to comply with the covenant described under “—Merger, Consolidation and Sale of Property”;

(4)	failure to comply with any other covenant or agreement in the Senior Notes or in the indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 30 days after written notice is given to the Company as provided below;

(5)	a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the maturity of that Debt, or failure to pay any Debt at maturity, in an aggregate amount greater than $50.0 million or its foreign currency equivalent at the time (the “cross acceleration provisions”);

(6)	any judgment or judgments for the payment of money in an aggregate amount in excess of $50.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the “judgment default provisions”); and

(7)	specified events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the “bankruptcy provisions”).

A Default under clause (4) is not an Event of Default until the trustee or the holders of not less than 25% in aggregate principal amount of the Senior Notes then outstanding notify the Company of the Default and the Company does not cure that Default within the time specified after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.”

The Company shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event that with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

If an Event of Default with respect to the Senior Notes (other than an Event of Default resulting from particular events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of Senior Notes then outstanding may declare to be immediately due and payable the principal amount of all the Senior Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, the amount with respect to all the Senior Notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the Senior Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the Senior Notes then outstanding may, under some circumstances, rescind and annul the acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the Senior Notes, unless the holders shall have offered to the trustee indemnity reasonably satisfactory to it. Subject to the provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the Senior Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Senior Notes.

No holder of Senior Notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a)	that holder has previously given to the trustee written notice of a continuing Event of Default,

(b)	the registered holders of at least 25% in aggregate principal amount of the Senior Notes then outstanding have made written request and offered indemnity to the trustee reasonably satisfactory to it to institute the proceeding as trustee, and

(c)	the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the Senior Notes then outstanding a direction inconsistent with that request and shall have failed to institute the proceeding within 60 days.

However, these limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest on, that note on or after the respective due dates expressed in that note.

Amendments and Waivers

Subject to some exceptions, the indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the Senior Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Senior Notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and particular covenants and provisions of the indenture which cannot be amended without the consent of each holder of an outstanding note) with the consent of the registered holders of at least a majority in aggregate principal amount of the Senior Notes then outstanding; However, without the consent of each holder of an outstanding note affected thereby, no amendment may, among other things,

(1)	reduce the amount of Senior Notes whose holders must consent to an amendment or waiver,

(2)	reduce the rate of or extend the time for payment of interest on any note,

(3)	reduce the principal of or extend the Stated Maturity of any note,

(4)	make any note payable in money other than U.S. dollars,

(5)	impair the right of any holder of the Senior Notes to receive payment of principal of and interest on that holder’s Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to that holder’s Senior Notes,

(6)	subordinate the Senior Notes to any other obligation of the Company,

(7)	release any security interest that may have been granted in favor of the holders of the Senior Notes other than pursuant to the terms of any agreement granting that security interest,

(8)	reduce the premium payable upon the redemption of any note nor change the time at which any note may be redeemed, as described under “—Optional Redemption,”

(9)	reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Senior Notes must be repurchased pursuant to that Change of Control Offer, or

(10)	at any time after the Company is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which the Prepayment Offer must be made or at which the Senior Notes must be repurchased pursuant thereto.

Without the consent of any holder of the Senior Notes, the Company and the trustee may amend the indenture to:

(1)	cure any ambiguity, omission, defect or inconsistency,

(2)	provide for the assumption by a successor corporation of the obligations of the Company under the indenture,

(3)	provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes (provided that the uncertificated Senior Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Senior Notes are described in Section 163(f)(2)(B) of the Code),

(4)	add Guarantees with respect to the Senior Notes,

(5)	secure the Senior Notes, to add to the covenants of the Company for the benefit of the holders of the Senior Notes or to surrender any right or power conferred upon the Company,

(6)	make any change that does not adversely affect the rights of any holder of the Senior Notes,

(7)	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act, or

(8)	provide for the issuance of additional Senior Notes in accordance with the indenture.

The consent of the holders of the Senior Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, the Company is required to mail to each registered holder of the Senior Notes at the holder’s address appearing in the security register a notice briefly describing the amendment. However, the failure to give this notice to all holders of the Senior Notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

The Company at any time may terminate all its obligations under the Senior Notes and the indenture (“legal defeasance”), except for particular obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Senior Notes, to replace mutilated, destroyed, lost or stolen Senior Notes and to maintain a registrar and paying agent in respect of the Senior Notes. The Company at any time may terminate:

(1)	its obligations under the covenants described under “—Repurchase at the Option of Holders Upon a Change of Control” and “—Certain Covenants,”

(2)	the operation of the cross acceleration provisions, the judgment default provisions and the bankruptcy provisions with respect to Significant Subsidiaries, described under “—Events of Default” above, and

(3)	the limitations contained in clause (e) under the first paragraph of “—Merger, Consolidation and Sale of Property” above (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under “—Certain Covenants”), (5), (6) or (7) (with respect only to Significant Subsidiaries) under “—Events of Default” above or because of the failure of the Company to comply with clause (e) under the first paragraph of “—Merger, Consolidation and Sale of Property” above. The legal defeasance option or the covenant defeasance option may be exercised only if:

(a)	the Company irrevocably deposits in trust with the trustee money in U.S. dollars or U.S. dollar-denominated Government Obligations for the payment of principal of and interest (including premium, if any) on the Senior Notes to maturity or redemption;

(b)	the Company delivers to the trustee a certificate of a nationally recognized accounting firm expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited Government Obligations plus any deposited money without investment will provide cash at the times and in amounts as will be sufficient to pay principal and interest (including premium, if any) when due on all the Senior Notes to maturity or redemption, as the case may be;

(c)	123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under “—Events of Default” occurs with respect to the Company or any other Person making the deposit which is continuing at the end of the period;

(d)	no Default or Event of Default has occurred and is continuing on the date of the deposit and after giving effect thereto;

(e)	the deposit does not constitute a default under any other agreement or instrument binding on the Company;

(f)	the Company delivers to the trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g)	in the case of the legal defeasance option, the Company delivers to the trustee an Opinion of Counsel stating that:

(1)	the Company has received from the Internal Revenue Service a ruling, or

(2)	since the date of the indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon the Opinion of Counsel shall confirm that, the holders of the Senior Notes will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if the defeasance had not occurred;

(h)	in the case of the covenant defeasance option, the Company delivers to the trustee an Opinion of Counsel to the effect that the holders of the Senior Notes will not recognize income, gain or loss for Federal income tax purposes as a result of that covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that covenant defeasance had not occurred; and

(i)	the Company delivers to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Senior Notes have been complied with as required by the indenture.

Governing Law

The indenture and the Senior Notes will be governed by the internal laws of the State of New York without reference to principles of conflicts of law.

The Trustee

Wells Fargo Bank, National Association is the trustee, registrar and paying agent with regard to the Senior Notes.

Except during the continuance of an Event of Default, the trustee will perform only the duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of that person’s own affairs.

Definitions

Set forth below is a summary of defined terms from the indenture that are used in this “Description of Notes.” Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

“Additional Assets” means:

(a)	any Property (other than cash, cash equivalents, securities and inventory) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or

(b)	Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of that Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company; provided, however, that, in the case of this clause (b), the Restricted Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means:

(a)	any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with that specified Person, or

(b)	any other Person who is a director or officer of that specified Person.

For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain Covenants—Limitation on Transactions with Affiliates” and “—Limitation on Asset Sales” and the definition of “Additional Assets” only, “Affiliate” shall also mean any Beneficial Owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase that Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any Beneficial Owner pursuant to the first sentence hereof.

“Applicable Premium” means, with respect to any note on any redemption date, the excess of (i) the present value on such redemption date of (A) the redemption price of such Senior Notes on May 1, 2017 (such redemption price being that described in “Optional Redemption” above), plus (B) all required remaining scheduled interest payments due on such note through May 1, 2017 computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (ii) the principal amount of such note.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a)	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares),

(b)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary, or

(c)	any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

other than, in the case of clause (a), (b) or (c) above,

(1)	any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

(2)	any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments,”

(3)	any disposition effected in compliance with the first paragraph of the covenant described under “—Merger, Consolidation and Sale of Property,”

(4)	a sale of accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity,

(5)	a transfer of accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in connection with a Qualified Receivables Transaction,

(6)	a transfer of accounts receivable of the type specified in the definition of “Credit Facilities” that is permitted under clause (b) of the second paragraph of “—Certain Covenants—Limitation on Debt,” and

(7)	any disposition that does not (together with all related dispositions) involve assets having a Fair Market Value or consideration in excess of $25.0 million.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a)	if the Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligation,” and

(b)	in all other instances, the greater of:

(1)	the Fair Market Value of the Property subject to the Sale and Leaseback Transaction, and

(2)	the present value (discounted at the interest rate borne by the Senior Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale and Leaseback Transaction (including any period for which the lease has been extended).

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a)	the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of that Debt or redemption or similar payment with respect to that Preferred Stock multiplied by the amount of the payment by

(b)	the sum of all payments of this kind.

“Beneficial Owner” means a beneficial owner as defined in Rule 13d-3 under the Exchange Act, except that:

(a)	a Person will be deemed to be the Beneficial Owner of all shares that the Person has the right to acquire, whether that right is exercisable immediately or only after the passage of time,

(b)	for purposes of clause (a) of the definition of “Change of Control,” Permitted Holders will be deemed to be the Beneficial Owners of any Voting Stock of a corporation or other legal entity held by any other corporation or other legal entity so long as the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of that corporation or other legal entity, and

(c)	for purposes of clause (b) of the definition of “Change of Control,” any “person” or “group” (as those terms are defined in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, shall be deemed to be the Beneficial Owners of any Voting Stock of a corporation or other legal entity held by any other corporation or legal entity (the “parent corporation”), so long as that person or group Beneficially Owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of that parent corporation.

The term “Beneficially Own” shall have a corresponding meaning.

“Capital Lease Obligation” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by that obligation shall be the capitalized amount of the obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under that lease prior to the first date upon which that lease may be terminated by the lessee without payment of a penalty. For purposes of “—Certain Covenants—Limitation on Liens,” a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in that Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into that equity interest.

“Capital Stock Sale Proceeds” means the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or the Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, initial purchasers’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with the issuance or sale and net of taxes paid or payable as a result thereof.

“Change of Control” means the occurrence of any of the following events:

(a)	if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company; or

(b)	the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of assets as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary or one or more Permitted Holders) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Holders) or any other Person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into the Company, in any event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than a transaction where:

(1)	the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the surviving corporation or transferee, and

(2)	the holders of the Voting Stock of the Company immediately prior to the transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the surviving corporation or transferee immediately after the transaction and in substantially the same proportion as before the transaction; or

(c)	during any period of two consecutive years, individuals who at the beginning of that period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved or by a vote of the shareholders of the Company) cease for any reason to constitute a majority of the Board of Directors then in office; or

(d)	the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in commodity prices.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Senior Notes. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with the Company.

“Comparable Treasury Price” means, with respect to any redemption date:

(a)	the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date,

as set forth in the most recently published statistical release designated “H.15 (519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” or

(b)	if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

(a)	all intercompany items between the Company and any Restricted Subsidiary or between Restricted Subsidiaries, and

(b)	all current maturities of long-term Debt.

“Consolidated Fixed Charges” means, for any period, the total interest expense (net of interest income) of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries,

(a)	interest expense recorded for such period attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

(b)	amortization of debt discount,

(c)	capitalized interest,

(d)	non-cash interest expense,

(e)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

(f)	net costs associated with Interest Rate Agreements (including amortization of fees) (it being understood that any net benefits associated with Interest Rate Agreements shall be included in interest income),

(g)	Disqualified Stock Dividends, excluding dividends paid in Qualified Capital Stock,

(h)	Preferred Stock Dividends,

(i)	interest Incurred in connection with Investments in discontinued operations,

(j)	interest accruing on any Debt of any other Person to the extent that Debt is Guaranteed by the Company or any Restricted Subsidiary, and

(k)	the cash contributions to any employee stock ownership plan or similar trust to the extent those contributions are used by the plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by the plan or trust.

Notwithstanding anything to the contrary contained herein, (i) amortization or write-off of debt issuance costs, deferred financing or liquidity fees, commissions, fees and expenses, call premiums, (ii) any expensing of bridge, commitment and other financing fees and (iii) commissions, discounts, yield and other fees and charges Incurred in connection with any transaction (including, without limitation, any Qualified Receivables Transaction) pursuant to which the Company or any Subsidiary of the Company may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets of the type specified in the definition of “Qualified Receivables Transaction” shall not be included in Consolidated Fixed Charges.

“Consolidated Fixed Charges Coverage Ratio” means, as of any date of determination, the ratio of:

(a)	the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to such determination date to

(b)	Consolidated Fixed Charges for those four fiscal quarters;

provided, however, that:

(1)	if

(a)	since the beginning of that period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

(b)	the transaction giving rise to the need to calculate the Consolidated Fixed Charges Coverage Ratio involves an Incurrence or Repayment of Debt, Consolidated Fixed Charges for that period shall be calculated after giving effect on a pro forma basis to that Incurrence or Repayment as if the Debt was Incurred or Repaid on the first day of that period, provided that, in the event of any Repayment of Debt, EBITDA for that period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

(2)	if

(a)	since the beginning of that period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

(b)	the transaction giving rise to the need to calculate the Consolidated Fixed Charges Coverage Ratio involves an Asset Sale, Investment or acquisition, or

(c)	since the beginning of that period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of that period) shall have made such an Asset Sale, Investment or acquisition,

EBITDA for that period shall be calculated after giving pro forma effect to the Asset Sale, Investment or acquisition as if the Asset Sale, Investment or acquisition occurred on the first day of that period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on that Debt shall be calculated as if the base interest rate in effect for the floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to that Debt if the applicable Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during that period the Debt of that Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for that Debt after the sale.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries (excluding any net income (loss) attributable to noncontrolling interests), determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(a)	any net income (loss) of any Person (other than the Company) if that Person is not a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for that period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by that Person during that period to the Company or a Restricted Subsidiary as a dividend or other distribution,

(b)	any gain (or loss) realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

(c)	any gain or loss attributable to the early extinguishment of Debt,

(d)	any extraordinary gain or loss or cumulative effect of a change in accounting principles to the extent disclosed separately on the consolidated statement of income,

(e)	any unrealized gains or losses of the Company or its consolidated Subsidiaries on any Hedging Obligations, and

(f)	any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary, provided, however, that if any such shares, options or other rights are subsequently redeemed for Property other than Capital Stock of the Company that is not Disqualified Stock then the Fair Market Value of such Property shall be treated as a reduction in Consolidated Net Income during the period of such redemption.

Notwithstanding the foregoing, for purposes of the covenant described under “—Certain Covenants— Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent the dividends, repayments or transfers increase the amount of Restricted Payments permitted under that covenant pursuant to clause (c)(4) thereof.

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation, amortization, allowances for doubtful receivables, other applicable allowances and other properly deductible items) of the Company and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(a)	the excess of cost over fair market value of assets or businesses acquired;

(b)	any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

(c)	unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(d)	noncontrolling interests in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary;

(e)	treasury stock;

(f)	cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(g)	Investments in and assets of Unrestricted Subsidiaries.

For the avoidance of doubt any deferred tax assets that would appear on a consolidated balance sheet of the Company and its Restricted Subsidiaries shall be included in the calculation of Consolidated Net Tangible Assets.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of the aggregate amount of all Debt secured by Liens of the Company and its Restricted Subsidiaries at the end of the most recent fiscal period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Secured Leverage Ratio to the aggregate amount of EBITDA for the Company for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the Transaction Date (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”). In addition, for purposes of calculating the ratio, the entire commitment of any revolving credit facility of the Company or any Restricted Subsidiary shall be deemed to be fully drawn as of the date such agreement is executed, and thereafter the amount of such commitment shall be deemed to fully borrowed at all times for purposes of determining the ratio. In addition to and without limitation of the foregoing, for purposes of this definition, this ratio shall be calculated after giving effect to the following:

(a)	if since the beginning of that period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

(b)	if the transaction giving rise to the need to calculate the Consolidated Secured Leverage Ratio involves an Asset Sale, Investment or acquisition, or

(c)	since the beginning of the Four Quarter Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of the Four Quarter Period) shall have made such an Asset Sale, Investment or acquisition,

EBITDA for that period shall be calculated after giving pro forma effect to the Asset Sale, Investment or acquisition as if the Asset Sale, Investment or acquisition occurred on the first day of the Four Quarter Period.

For purposes of calculating the Consolidated Secured Leverage Ratio, the entire commitment of any revolving credit facility of the Company or any Restricted Subsidiary shall be deemed outstanding.

“Consolidated Tangible Assets” means, as of any date of determination, the sum of the amounts of Consolidated Net Tangible Assets and Consolidated Current Liabilities as of such date.

“Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt or commercial paper facilities (including related Guarantees) with banks, investment banks, insurance companies, mutual funds or other institutional lenders (including the Existing Bank Credit Facilities), providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to institutional lenders or to special purpose, bankruptcy remote entities formed to borrow from institutional lenders against those receivables or inventory) or trade or standby letters of credit, in each case together with any Refinancing thereof on any basis so long as such Refinancing constitutes Debt; provided that, in the case of a transaction in which any accounts receivable are sold, conveyed or otherwise transferred by the Company or any of its subsidiaries to another Person other than a Receivables Entity, then that transaction must satisfy the following three conditions:

(a)	if the transaction involves a transfer of accounts receivable with Fair Market Value equal to or greater than $25.0 million, the Board of Directors shall have determined in good faith that the transaction is economically fair and reasonable to the Company or the Subsidiary that sold, conveyed or transferred the accounts receivable,

(b)	the sale, conveyance or transfer of accounts receivable by the Company or the Subsidiary is made at Fair Market Value, and

(c)	the financing terms, covenants, termination events and other provisions of the transaction shall be market terms (as determined in good faith by the Board of Directors).

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect that Person against fluctuations in currency exchange rates.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a)	the principal of and premium (if any) in respect of:

(1)	debt of the Person for money borrowed, and

(2)	debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Person is responsible or liable;

(b)	all Capital Lease Obligations of the Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Person;

(c)	all obligations of the Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of the Person and all obligations of the Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d)	all obligations of the Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of the Person to the extent those letters of credit are not drawn upon or, if and to the extent drawn upon, the drawing is reimbursed no later than the third Business Day following receipt by the Person of a demand for reimbursement following payment on the letter of credit);

(e)	the amount of all obligations of the Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of the Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f)	all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, the Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g)	all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of the Person (whether or not such obligation is assumed by the Person), the amount of such obligation being deemed to be the lesser of the value of that Property or the amount of the obligation so secured; and

(h)	to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance at that date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at that date. The amount of Debt represented by a Hedging Obligation shall be equal to:

(1)	zero if the Hedging Obligation has been Incurred pursuant to clause (e), (f) or (g) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Debt,” or

(2)

if the Hedging Obligation is not Incurred pursuant to clause (e), (f) or (g) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Debt,” then 105% of the aggregate net amount, if any, that would then be payable by the Company and any Restricted Subsidiary on a per counter-party basis pursuant to Section 6(e) of the ISDA Master Agreement (Multicurrency-Cross Border) in the form published by the International Swaps and Derivatives Association in 1992 (the “ISDA Form”), as if the date of determination were a date that constitutes or is substantially equivalent to an Early Termination Date, as defined in the ISDA Form, with respect to all transactions governed by the ISDA Form, plus the equivalent amount under the terms of any other Hedging Obligations that are not Incurred pursuant to clause (e), (f) or (g) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Debt,” each such amount to be estimated in good faith by the Company.

“Debt Issuances” means, with respect to the Company or any Restricted Subsidiary, one or more issuances after the Issue Date of Debt evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b)	is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c)	is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock, on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Senior Notes.

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published by the Federal Reserve Board on the date of such determination.

“EBITDA” means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries:

(a)	the sum of Consolidated Net Income for that period, plus the following to the extent reducing Consolidated Net Income for that period:

(1)	the provision for taxes based on income or profits or utilized in computing net loss,

(2)	Consolidated Fixed Charges,

(3)	depreciation,

(4)	amortization of intangibles,

(5)	any non-recurring expenses relating to, or arising from, any closures of facilities,

(6)	restructuring costs, facilities relocation costs and acquisition integration costs and fees (including cash severance payments) made in connection with acquisitions,

(7)	any non-cash impairment charge or asset write-off and the amortization of intangibles,

(8)	inventory purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments in connection with acquisitions,

(9)	any expenses or charges related to any offering of securities, Permitted Investments, acquisition, incurrence of Indebtedness permitted to be incurred by the indenture (whether or not successful), and

(10)	any other non-cash items (other than any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus

(b)	all non-cash items increasing Consolidated Net Income for that period (other than any such non-cash item to the extent that it has resulted or will result in the receipt of cash payments in any period).

“Equipment Financing Transaction” means any arrangement (together with any Refinancings thereof) with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on equipment or equipment related property of the Company or any Restricted Subsidiary.

“Equity Offering” means (i) an underwritten public equity offering of Qualified Capital Stock of the Company pursuant to an effective registration statement under the Securities Act, or any direct or indirect parent company of the Company but only to the extent contributed to the Company in the form of Qualified Capital Stock of the Company or (ii) a private equity offering of Qualified Capital Stock of the Company, or any direct or indirect parent company of the Company but only to the extent contributed to the Company in the form of Qualified Capital Stock of the Company, other than any public offerings registered on Form S-8.

“Event of Default” has the meaning set forth under “—Events of Default.”

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Bank Credit Facilities” means, collectively, (i) the Credit Agreement dated as of September 30, 2011, among the Company, Levi Strauss & Co. (Canada), Inc., JPMorgan Chase Bank, N.A., as administrative agent, and the other agents and lenders from time to time party thereto and (ii) the Term Loan Agreement dated as of March 27, 2007, among the Company, the financial institutions listed on the signature pages thereto and Bank of America, N.A., as agent, as amended as of the Issue Date.

“Existing Notes” means, the Company’s 7.750% Euro Senior Notes due 2018 and 7.625% Senior Notes due 2020, in each case as outstanding on the Issue Date.

“Existing Policies” means (1) the Company’s estate tax repurchase policy under which the Company repurchases a portion of a deceased stockholder’s shares to generate funds for payment of estate taxes and (2) the Company’s valuation policy under which the Company obtains an annual valuation of the Company’s common stock, as both policies exist at the Issue Date or as they may exist from time to time, provided that if either of these policies is materially amended after the Issue Date in a manner less favorable to the Company than the policy as existing on the Issue Date, then that amended policy shall be deemed not to be an Existing Policy.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For purposes of the covenants described under “—Certain Covenants—Limitation on Restricted Payments” and “—Certain Covenants—Limitation on Asset Sales” and the definitions of “Qualified Receivables Transaction” and “Credit Facilities,” Fair Market Value shall be determined, except as otherwise provided,

(a)	if the Property has a Fair Market Value equal to or less than $25.0 million, by any Officer of the Company, or

(b)	if the Property has a Fair Market Value in excess of $25.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 12 months of the relevant transaction, delivered to the trustee.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“Future Guarantor” means any Subsidiary of the Company that provides a Guarantee of the Senior Notes at any time after the Issue Date pursuant to the covenant described above under “—Certain Covenants—Future Subsidiary Guarantors.”

“GAAP” means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth in the Accounting Standards Codification of the Financial Accounting Standards Board and in the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act.

“Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America or any country that is a member of the European Union on the Issue Date (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America or such European Union country is pledged and which are not callable or redeemable at the issuer’s option.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of that Person:

(a)	to purchase or pay (or advance or supply funds for the purchase or payment of) the Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b)	entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided , however, that the term “Guarantee” shall not include:

(1)	endorsements for collection or deposit in the ordinary course of business, or

(2)	a contractual commitment by one Person to invest in another Person for so long as the Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (i) of the definition of “Permitted Investment.”

The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligation” of any Person means any obligation of that Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of that Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any Debt or obligation on the balance sheet of that Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of that Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of that Debt; provided further, however, that any Debt or other obligations of a Person existing at the time the Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by that Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with “—Certain Covenants—Limitation on Debt,” amortization of debt discount or premium shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount or at a premium, the amount of the Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

“Independent Financial Advisor” means an investment banking firm of national standing or any third party appraiser of national standing, provided that the firm or appraiser is not an Affiliate of the Company.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate option agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates.

“Investment” by any Person means any direct or indirect loan (other than advances to customers and suppliers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of that Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” “—Certain Covenants— Designation of Restricted and Unrestricted Subsidiaries” and the definition of “Restricted Payment,” “Investment” shall include the portion (proportionate to the Company’s equity interest in the Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that the Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of that Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a)	the Company’s “Investment” in that Subsidiary at the time of such redesignation, less

(b)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of that Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, the Property shall be valued at its Fair Market Value at the time of the Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB-(or the equivalent) by S&P.

“Issue Date” means May 8, 2012.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to that Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of that Asset Sale or received in any other non-cash form), in each case net of:

(a)	all legal, title and recording tax expenses, commissions and other fees (including, without limitation, brokers’ or investment bankers’ commissions or fees) and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of the Asset Sale,

(b)	all payments made on any Debt that is secured by any Property subject to the Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to that Property, or which must by its terms, or in order to obtain a necessary consent to the Asset Sale, or by applicable law, be repaid out of the proceeds from the Asset Sale,

(c)	all distributions and other payments required to be made to noncontrolling interest holders in Subsidiaries or joint ventures as a result of the Asset Sale, and

(d)	the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in the Asset Sale and retained by the Company or any Restricted Subsidiary after the Asset Sale.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Vice President and Global Treasurer, the Treasurer or the Assistant Treasurer of the Company.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer, principal financial officer or the principal accounting officer of the Company, and delivered to the trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the trustee. The counsel may be an employee of or counsel to the Company.

“Permitted Business” means any business that is reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged in on the Issue Date.

“Permitted Holders” means the holders of Voting Stock as of the Issue Date, together with any Person who is a “Permitted Transferee” of the holders, as that term is defined in the Stockholders Agreement dated as of April 15, 1996 between the Company and the stockholders of the Company party thereto as that Stockholders Agreement was in effect on the Issue Date, except that transferees pursuant to Section 2.2(a)(x) of that Stockholders Agreement shall not be deemed to be Permitted Transferees for purposes of the indenture.

“Permitted Investment” means any Investment by the Company or a Restricted Subsidiary in:

(a)	any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of the Restricted Subsidiary is a Related Business;

(b)	any Person if as a result of the Investment that Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary, provided that the Person’s primary business is a Related Business;

(c)	Temporary Cash Investments;

(d)	receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that those trade terms may include such concessionary trade terms as the Company or the Restricted Subsidiary deems reasonable under the circumstances;

(e)	payroll, travel and similar advances to cover matters that are expected at the time of those advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f)	loans and advances to employees made in the ordinary course of business in compliance with applicable laws and consistent with past practices of the Company or the applicable Restricted Subsidiary, as the case may be, provided that those loans and advances do not exceed $20.0 million at any one time outstanding;

(g)	stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments;

(h)	any Person to the extent the Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “—Certain Covenants—Limitation on Asset Sales”;

(i)	a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing that Qualified Receivables Transaction or any related Indebtedness; provided that any Investment in a Receivables Entity is in the form of a purchase money note, contribution of additional receivables or an equity interest;

(j)	customers or suppliers of the Company or any of its subsidiaries in the form of extensions of credit or transfers of property, to the extent otherwise constituting an Investment, and in the ordinary course of business and any Investments received in the ordinary course of business in satisfaction or partial satisfaction thereof;

(k)	any Person if the Investments are outstanding on the Issue Date and not otherwise described in clauses (a) through (j) above;

(l)	any securities, derivative instruments or other Investments of any kind that are acquired and held for the benefit of Company employees in the ordinary course of business pursuant to deferred compensation plans or arrangements approved by the board of directors; provided, however, that (i) the amount of such Investment represents funds paid or payable in respect of deferred compensation previously included as an expense in the calculation of Consolidated Net Income (and not excluded pursuant to clause (h) of the definition of Consolidated Net Income), and (ii) the terms of such Investment shall not require any additional Investment by the Company or any Restricted Subsidiary; and

(m)	any Person (other than an Affiliate) in aggregate amount not to exceed the greater of (x) $180.0 million and (y) 7.5% of Consolidated Net Tangible Assets outstanding at any one time in the aggregate.

“Permitted Liens” means:

(a)	Liens (including, without limitation and to the extent constituting a Lien, negative pledges) to secure Debt in an aggregate principal amount not to exceed the greater of (x) the amount permitted to be Incurred under clause (b) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Debt,” regardless of whether the Company and the Restricted Subsidiaries are actually subject to that covenant at the time the Lien is Incurred and (y) an amount that does not cause the Consolidated Secured Leverage Ratio to exceed 3.50 to 1.0;

(b)	Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(c)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(d)	Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, including banker’s liens and rights of set-off, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

(e)	Liens on Property at the time the Company or any Restricted Subsidiary acquired the Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any Lien of this kind may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that the Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which the Property was acquired by the Company or any Restricted Subsidiary;

(f)	Liens on the Property of a Person at the time that Person becomes a Restricted Subsidiary; provided, however, that any Lien of this kind may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of that Person; provided further, however, that the Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which the Person became a Restricted Subsidiary;

(g)	pledges or deposits by the Company or any Restricted Subsidiary under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(h)	Liens (including, without limitation and to the extent constituting Liens, negative pledges), assignments and pledges of rights to receive premiums, interest or loss payments or otherwise arising in connection with worker’s compensation loss portfolio transfer insurance transactions or any insurance or reinsurance agreements pertaining to losses covered by insurance, and Liens (including, without limitation and to the extent constituting Liens, negative pledges) in favor of insurers or reinsurers on pledges or deposits by the Company or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation;

(i)	utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j)	Liens arising out of judgments or awards against the Company or a Restricted Subsidiary with respect to which the Company or the Restricted Subsidiary shall then be proceeding with an appeal or other proceeding for review;

(k)	Liens in favor of surety bonds or letters of credit issued pursuant to the request of and for the account of the Company or a Restricted Subsidiary in the ordinary course of its business, provided that these letters of credit do not constitute Debt;

(l)	leases or subleases of real property granted by the Company or a Restricted Subsidiary to any other Person in the ordinary course of business and not materially impairing the use of the real property in the operation of the business of the Company or the Restricted Subsidiary;

(m)	Liens (including, without limitation and to the extent constituting Liens, negative pledges) on intellectual property arising from intellectual property licenses entered into in the ordinary course of business;

(n)	Liens or negative pledges attaching to or related to joint ventures engaged in a Related Business, restricting Liens on interests in those joint ventures;

(o)	Liens existing on the Issue Date not otherwise described in clauses (a) through (n) above;

(p)	Liens not otherwise described in clauses (a) through (o) above on (x) the Property of any Foreign Subsidiary to secure any Debt permitted to be Incurred by the Foreign Subsidiary pursuant to the covenant described under “—Certain Covenants—Limitation on Debt” and (y) the Property of the Company or any Restricted Subsidiary to secure any Debt permitted to be incurred under clause (k) of such covenant;

(q)	Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (d), (e), (f), (j) or (k) above; provided, however, that any Lien of this kind shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by the Lien shall not be increased to an amount greater than the sum of:

(1)	the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (d), (e), (f), (j) or (k) above, as the case may be, at the time the original Lien became a Permitted Lien under the indenture, and

(2)	an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or the Restricted Subsidiary in connection with the Refinancing;

(r)	Liens not otherwise permitted by clauses (a) through (q) above that are Liens permitted by the Existing Bank Credit Facilities as they exist on the Issue Date;

(s)	Liens on cash or Temporary Cash Investments held as proceeds of Permitted Refinancing Debt pending the payment, purchase, defeasance or other retirement of the Debt being Refinanced; and

(t)	Liens not otherwise permitted by clauses (a) through (s) above encumbering assets having an aggregate Fair Market Value not in excess of the greater of (i) $125.0 million and (ii) 5% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior to the date the Lien shall be Incurred.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a)	the new Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1)	the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

(2)	an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to the Refinancing,

(b)	the Average Life of the new Debt is equal to or greater than the Average Life of the Debt being Refinanced,

(c)	the Stated Maturity of the new Debt is no earlier than the Stated Maturity of the Debt being Refinanced, and

(d)	the new Debt shall not be senior in right of payment to the Debt that is being Refinanced; provided, however, that Permitted Refinancing Debt shall not include:

(x)	Debt of a Subsidiary that Refinances Debt of the Company, or

(y)	Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of that Person, over shares of any other class of Capital Stock issued by that Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of the Preferred Stock.

“Productive Assets” means assets (other than securities and inventory) that are used or usable by the Company and its Restricted Subsidiaries in Permitted Businesses.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors of the Company, or otherwise a calculation made in good faith by the Board of Directors of the Company, as the case may be.

“Property” means, with respect to any Person, any interest of that Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indenture, the value of any Property shall be its Fair Market Value.

“Purchase Money Debt” means Debt:

(a)	consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of the Debt does not exceed the anticipated useful life of the Property being financed, and

(b)	Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of the Property, including additions and improvements thereto;

provided, however, that the Debt is Incurred within 180 days after the acquisition, construction or lease of the Property by the Company or Restricted Subsidiary.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

(a)	a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries), and

(b)	any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing those accounts receivable, all contracts and all Guarantees or other obligations in respect of those accounts receivable, proceeds of those accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided that:

(1)	if the transaction involves a transfer of accounts receivable with Fair Market Value equal to or greater than $25.0 million, the Board of Directors shall have determined in good faith that the Qualified Receivables Transaction is economically fair and reasonable to the Company and the Receivables Entity,

(2)	all sales of accounts receivable and related assets to or by the Receivables Entity are made at Fair Market Value, and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors).

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries to secure the Credit Facilities shall not be deemed a Qualified Receivables Transaction.

“Rating Agencies” mean Moody’s and S&P.

“Real Estate Financing Transaction” means any arrangement with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on real property of the Company or any Restricted Subsidiary and related personal property together with any Refinancings thereof.

“Receivables Entity” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to that business, and (with respect to any Receivables Entity formed after the Issue Date) which is designated by the Board of Directors (as provided below) as a Receivables Entity and

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(1)	is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),

(2)	is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or

(3)	subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or the Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, and

(c)	to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve the entity’s financial condition or cause the entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

Any designation of this kind by the Board of Directors shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the foregoing conditions.

“Reference Treasury Dealer” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and one other financial institution chosen by the Company and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, that Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Business” means any business that is related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire that Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of the covenants described under “—Certain Covenants—Limitation on Asset Sales” and “—Certain Covenants— Limitation on Debt” and the definition of “Consolidated Fixed Charges Coverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Restricted Payment” means:

(a)	any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made to the Company or the parent of the Restricted Subsidiary or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;

(b)	the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into Capital Stock of the Company or any Restricted Subsidiary, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock);

(c)	the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);

(d)	any Investment (other than Permitted Investments) in any Person; or

(e)	the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary if the result thereof is that the Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of the “Restricted Payment” shall be the Fair Market Value of the remaining interest, if any, in the former Restricted Subsidiary held by the Company and the other Restricted Subsidiaries.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Service or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers that Property to another Person and the Company or a Restricted Subsidiary leases it from that other Person together with any Refinancings thereof.

“Securities Act” means the Securities Act of 1933.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are customary in an accounts receivable securitization transaction involving a comparable company.

“Stated Maturity” means, with respect to any security, the date specified in the security as the fixed date on which the payment of principal of the security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of the security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless that contingency has occurred).

“Subordinated Obligation” means any Debt of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Senior Notes pursuant to a written agreement to that effect.

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a)	that Person,

(b)	that Person and one or more Subsidiaries of that Person, or

(c)	one or more Subsidiaries of that Person.

“Temporary Cash Investments” means any of the following:

(a)	Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

(b)

Investments in time deposit accounts, banker’s acceptances, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million or issued by a commercial bank organized under the laws of any other country that is a member of the

Organization for Economic Cooperation and Development having total assets in excess of $500.0 million (or its foreign currency equivalent at the time), and in any case whose long-term debt is rated “A-3” or “A-” or higher according to Moody’s or S&P (or a similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(c)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

(1)	a bank meeting the qualifications described in clause (b) above, or

(2)	any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(d)	Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any other country that is a member of the Organization for Economic Cooperation and Development, and in any case with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or a similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)); and

(e)	direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer’s option, provided that:

(1)	the long-term debt of the state is rated “A-3” or “A-” or higher according to Moody’s or S&P (or a similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), and

(2)	the obligations mature within 180 days of the date of acquisition thereof.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Unrestricted Subsidiary” means:

(a)	any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries” and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(b)	any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of that Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at that time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

EXCHANGE OFFER; REGISTRATION RIGHTS

In this section, the words “Company,” “we,” “us” and “our” refer only to Levi Strauss & Co. and not to any of its subsidiaries. We have agreed, pursuant to a registration rights agreement with the initial purchasers for the benefit of the holders of the notes (the “Registration Rights Agreement”), that we will, at our cost: (a) not later than 90 days after the date of original issuance of the old notes, file a registration statement (the “Exchange Offer Registration Statement”) with the SEC with respect to a registered offer to exchange the old notes for the exchange notes having terms substantially identical in all material respects to the old notes (except that the exchange notes will not contain terms with respect to transfer restrictions) and (b) cause the Exchange Offer Registration Statement to be declared effective under the Securities Act not later than 180 days after the date of original issuance of the old notes. Upon the effectiveness of the Exchange Offer Registration Statement, we will offer the exchange notes in exchange for surrender of the old notes (the “Registered Exchange Offer”). We will keep the Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) and not more than 45 days after the date notice of the Registered Exchange Offer is mailed to the holders of the old notes. For each old note surrendered to us pursuant to the Registered Exchange Offer, the holder of such old note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor or, if no interest has been paid on the old note surrendered, from the date of its original issue. Under existing SEC interpretations, the exchange notes would be freely transferable by holders of the old notes (other than affiliates of the Company) after the Registered Exchange Offer without further registration under the Securities Act if such holder represents that (a) it is acquiring the exchange notes in the ordinary course of its business, (b) it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and (c) it is not an affiliate of the Company, as those terms are interpreted by the SEC; provided that broker-dealers (“Participating Broker-Dealers”) receiving exchange notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the old notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of exchange notes.

A holder of old notes (other than certain specified holders) who wishes to exchange old notes for exchange notes in the Registered Exchange Offer will be required to represent that (a) any exchange notes to be received by it will be acquired in the ordinary course of its business, (b) at the time of the commencement of the Registered Exchange Offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and (c) it is not an “affiliate” of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

In the event that (a) applicable interpretations of the staff of the SEC do not permit us to effect such a Registered Exchange Offer, (b) for any other reason the Exchange Offer Registration Statement is not declared effective within 180 days after the date of the original issuance of the old notes or the Registered Exchange Offer is not consummated within 210 days after the original issuance of the old notes, (c) the initial purchasers so request within 45 days of consummation of the Registered Exchange Offer with respect to old notes not eligible to be exchanged for exchange notes in the Registered Exchange Offer, or (d) any holder of old notes (other than an initial purchaser) is not eligible to participate in the Registered Exchange Offer or does not receive freely tradeable exchange notes in the Registered Exchange Offer other than by reason of the holder being an affiliate of the Company (it being understood that the requirement that a Participating Broker-Dealer deliver the prospectus contained in the Exchange Offer Registration Statement in connection with sales of exchange notes shall not result in such exchange notes being not “freely tradeable”), we will, at our cost, (1) as promptly as practicable, file a registration statement under the Securities Act covering continuous resales of the old notes (the

“Shelf Registration Statement”), (2) cause the Shelf Registration Statement to be declared effective under the Securities Act, and (3) use our best efforts to keep the Shelf Registration Statement effective until two years after the closing date of the offering of the old notes. We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom the Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take other actions as are required to permit unrestricted resales of the old notes or the exchange notes. A holder selling the old notes or the exchange notes, in each case pursuant to the Shelf Registration Statement, generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to applicable civil liability provisions under the Securities Act in connection with sales of that kind and will be bound by the provisions of the Registration Rights Agreement which are applicable to that holder (including certain indemnification obligations).

If (a) on or prior to the 90th day following the date of original issuance of the old notes, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the SEC, (b) on or prior to the 180th day following the date of original issuance of the old notes, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been declared effective, (c) on or prior to the 210th day following the date of original issuance of the old notes, neither the Registered Exchange Offer has been consummated nor the Shelf Registration Statement has been declared effective, or (d) after either the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective, the registration statement thereafter ceases to be effective or usable (subject to particular exceptions) in connection with resales of the old notes or the exchange notes, in each case in accordance with and during the periods specified in the Registration Rights Agreement (each event referred to in clauses (a) through (d), a “Registration Default”), interest (“Special Interest”) will accrue on the principal amount of the old notes and the exchange notes (in addition to the stated interest on the old notes and the exchange notes) from and including the date on which the Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Special Interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of the Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall the rate exceed 1.00% per annum. The summary herein of provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, copies of which are available upon request to the Company.

BOOK-ENTRY, DELIVERY AND FORM

General

The exchange notes will be represented by one or more global notes in registered form without interest coupons attached (collectively, the “Global Notes”). The Global Notes representing the notes will be deposited with a custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of interests in the Global Notes (“Book-Entry Interests”) will be limited to persons that have accounts with DTC, or persons that hold interests through such participants.

Book-Entry Interests will be shown on, and transfers thereof will be done only through, records maintained in book-entry form by DTC and its participants. The laws of some jurisdictions, including certain states of the U.S., may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair your ability to own, transfer or pledge Book-Entry Interests. In addition, while the notes are in global form, holders of Book-Entry Interests are not considered the owners or “holders” of notes for any purpose.

So long as the notes are held in global form, DTC (or its nominees) will be considered the sole holders of Global Notes for all purposes under the indenture governing the notes. In addition, participants in DTC must rely on the procedures of DTC and indirect participants must rely on the procedures of DTC and the participants through which they own Book-Entry Interests, to transfer their interests or to exercise any rights of holders under the indenture.

Neither the Company nor the Trustee has any responsibility or liability for any aspect of the records relating to the Book-Entry Interests.

Redemption of the Global Notes

In the event any Global Note (or any portion thereof) is redeemed, DTC (or its nominees) will redeem an equal amount of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC in connection with the redemption of such Global Note (or any portion thereof). The Company understands that, under existing practices of DTC, if fewer than all of the notes are to be redeemed at any time, DTC will credit its participants’ accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as they deem fair and appropriate; provided, however, that no Book-Entry Interest of $2,000 principal amount or less may be redeemed in part.

Payments on Global Notes

The Company will make payments of any amounts owing in respect of the Global Notes (including principal, premium, if any, interest, and Additional Amounts, if any) to DTC or its nominee, which will distribute such payments to participants in accordance with its procedures. The Company will make payments of all such amounts without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law. The Company expects that standing customer instructions and customary practices will govern payments by participants to owners of Book-Entry Interests held through such participants.

Under the terms of the indenture, the Company and the Trustee will treat the registered holders of the Global Notes (e.g., DTC (or its nominees)) as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, none of the Company, the Trustee or any or their respective agents has or will have any responsibility or liability for:

•

any aspect of the records of DTC or any participant or indirect participant relating to payments made on account of a Book-Entry Interest or for maintaining, supervising or reviewing the records of DTC, or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest; or

•	DTC or any participant or indirect participant.

Payments by participants to owners of Book-Entry Interests held through participants are the responsibility of such participants.

Currency of Payment for the Global Notes

Except as may otherwise be agreed between DTC and any holder, the principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Global Notes will be paid to holders of interests in such notes (the “DTC Holders”) through DTC in U.S. dollars.

Payments will be subject in all cases to any fiscal or other laws and regulations (including any regulations of the applicable clearing system) applicable thereto. None of the Company, the Trustee or any of their respective agents will be liable to any holder of a Global Note or any other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection with any such payment.

Action by Owners of Book-Entry Interests

DTC has advised the Company that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the Book-Entry Interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. DTC will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Notes. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for definitive registered notes in certificated form (the “Definitive Registered Notes”), and to distribute Definitive Registered Notes to its participants.

Transfers

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which rules and procedures may change from time to time.

Any Book-Entry Interest in one of the Global Notes that is transferred to a person who takes delivery in the form of a Book-Entry Interest in any other Global Note of the same series will, upon transfer, cease to be a Book-Entry Interest in the first-mentioned Global Note and become a Book-Entry Interest in such other Global Note, and accordingly will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to Book-Entry Interests in such other Global Note for as long as it remains such a Book-Entry Interest.

Definitive Registered Notes

Under the terms of the indenture, owners of the Book-Entry Interests will receive Definitive Registered Notes:

•

if DTC notifies the Company that it is unwilling or unable to continue as depositary for the Global Note, or DTC ceases to be a clearing agency registered under the U.S. Exchange Act of 1934, as amended (the “Exchange Act”) and, in either case, a qualified successor depositary is not appointed by the Company within 120 days;

•	if an event of default under the indenture occurred or is continuing and the owner of a Book-Entry Interest requests such exchange in writing delivered through DTC.

In the case of the issuance of Definitive Registered Notes, the holder of a Definitive Registered Note may transfer such note by surrendering it to the registrar. In the event of a partial transfer or a partial redemption of a holding of Definitive Registered Notes represented by one Definitive Registered Note, a Definitive Registered Note shall be issued to the transferee in respect of the part transferred, and a new Definitive Registered Note in respect of the balance of the holding not transferred or redeemed shall be issued to the transferor or the holder, as applicable; provided that no Definitive Registered Note in a denomination less than $2,000 shall be issued. The Company will bear the cost of preparing, printing, packaging and delivering the Definitive Registered Notes.

The Company shall not be required to register the transfer or exchange of Definitive Registered Notes for a period of 15 calendar days preceding (a) the record date for any payment of interest on the notes, (b) any date fixed for redemption of the notes or (c) the date fixed for selection of the notes to be redeemed in part. Also, the Company is not required to register the transfer or exchange of any notes selected for redemption. In the event of the transfer of any Definitive Registered Note, the transfer agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents as described in the indenture. The Company may require a holder to pay any taxes and fees required by law and permitted by the indenture and the notes.

If Definitive Registered Notes are issued and a holder thereof claims that such Definitive Registered Notes have been lost, destroyed or wrongfully taken or if such Definitive Registered Notes are mutilated and are surrendered to the registrar or at the office of a transfer agent, the Company shall issue and the trustee shall authenticate a replacement Definitive Registered Note if the Trustee’s and the Company’s requirements are met. The Trustee or the Company may require a holder requesting replacement of a Definitive Registered Note to furnish an indemnity bond sufficient in the judgment of both the Trustee and the Company to protect the Company, the Trustee or the paying agent appointed pursuant to the indenture from any loss which any of them may suffer if a Definitive Registered Note is replaced. The Company may charge for its expenses in replacing a Definitive Registered Note.

In case any such mutilated, destroyed, lost or stolen Definitive Registered Note has become or is about to become due and payable, or is about to be redeemed or purchased by the Company pursuant to the provisions of the indenture, the Company in its discretion may, instead of issuing a new Definitive Registered Note, pay, redeem or purchase such Definitive Registered Note, as the case may be.

Definitive Registered Notes may be transferred and exchanged for Book-Entry Interests in a Global Note only in accordance with the indenture.

Information Concerning DTC

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

The Company understands as follows with respect to DTC:

DTC is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” under New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions among its participants. It does this through electronic book-entry changes in the accounts of securities participants, eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC’s owners are the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. and a number of its direct participants. Others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant also have access to the DTC system and are known as indirect participants.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for that interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests to such persons may be limited. In addition, owners of beneficial interests through the DTC system will receive distributions attributable to the Global Notes only through DTC participants.

Global Clearance and Settlement Under the Book-Entry System

The notes are expected to trade in DTC’s Same-Day Funds Settlement System and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds. Subject to compliance with the transfer restrictions applicable to the Global Notes, cross-market transfers of Book-Entry Interests in the notes between the participants in DTC will be done through DTC in accordance with DTC’s rules.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee, the registrar, any transfer agent or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

Secondary Market Trading

The Book-Entry Interests will trade through participants of DTC and will settle in same day funds. Since the purchase determines the place of delivery, it is important to establish at the time of trading of any Book-Entry Interests where both the purchaser’s and the seller’s accounts are located to ensure that settlement can be made on the desired value date.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This general discussion of certain U.S. federal income tax consequences applies to you if you acquired the old notes for cash in the offering of the old notes, exchange the old notes for exchange notes and hold the exchange notes as a “capital asset,” as defined in Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion, however, does not address state, local or foreign tax laws or any U.S. federal tax laws other than income tax laws (such as estate or gift tax laws or the Medicare tax on certain investment income). In addition, it does not describe all of the rules which may affect the U.S. federal income tax treatment of your investment in the exchange notes. For example, special rules not discussed here may apply to you if you are:

•	a broker-dealer, a dealer in securities, a trader in securities who elects to apply a mark-to-market method of accounting or a bank or other financial institution;

•	an S corporation, partnership or other pass-through entity (or an investor in such an entity);

•	an insurance company;

•	a tax-exempt entity;

•	a person subject to the alternative minimum tax provisions of the Code;

•	a person holding the exchange notes as part of a hedge, straddle, conversion transaction or other risk reduction or constructive sale transaction;

•	an expatriate of the United States; or

•	a U.S. person whose functional currency is not the U.S. dollar.

If a partnership holds the exchange notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding exchange notes, we suggest that you consult your tax advisor.

This discussion is a summary of certain U.S. federal income tax consequences that may apply to you based on current U.S. federal income tax law. This discussion is based on current provisions of the Code, U.S. Treasury regulations, published rulings, and court decisions, all as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) or any court will agree with the statements and conclusions in this discussion.

This discussion may not cover your particular circumstances because it does not consider foreign, state or local tax rules, disregards certain special U.S. federal tax rules, and does not describe future changes in U.S. federal tax rules. Please consult your tax advisor rather than relying on this general discussion.

Exchange of Old Notes for Exchange Notes

The exchange of old notes for exchange notes pursuant to an exchange offer will not be a taxable event. Your basis in the old notes will carry over to the exchange notes received and the holding period of the exchange notes will include the holding period of old notes surrendered.

Pre-Issuance Accrued Interest

The aggregate price paid for the old notes included “pre-issuance accrued interest” from November 1, 2012. Such pre-issuance accrued interest will be included in the interest payment on the old notes that will be made on May 1, 2013 to the holders of the old notes. The portion of the interest payable on the May 1, 2013 interest payment date that is attributable to pre-issuance accrued interest should be treated as a non-taxable return of the excluded pre-issuance accrued interest, rather than as an amount payable on the old notes.

U.S. Holders

Definition of U.S. Holder

For purposes of this discussion, you are a “U.S. Holder” if you are a beneficial owner of exchange notes that, for U.S. federal income tax purposes, is:

•

an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. person.

Stated Interest

You must generally include the stated interest on the exchange notes in ordinary income:

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes; or

•	as it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes.

Amortizable Bond Premium

A U.S. Holder who acquired an old note for an amount (excluding any amounts attributable to pre-issuance accrued interest, as discussed above) that is greater than the sum of all amounts payable on the old note (other than stated interest) will be considered to have purchased such old note at a premium. Subject to the special rules noted below, a U.S. Holder of an old note and an exchange note received in exchange for an old note generally may elect to amortize such premium using a constant yield method over the remaining term of the old notes and the exchange note as an offset to interest when includible in income under the U.S. Holder’s method of accounting for tax purposes. Any such election shall apply to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held at the beginning of the first taxable year to which the election applies or thereafter acquired, and is irrevocable without the consent of the IRS.

Special rules provide that, where an issuer of a debt instrument has an option to redeem the debt instrument at a premium to the stated principal amount, the sum of all amounts payable on the debt instrument shall be determined, solely for purposes of the amortizable bond premium rules, as if the issuer will in fact redeem the debt instrument at a premium (and subsequent adjustments will be made if the issuer does not actually redeem the bonds). These rules may have the effect of eliminating, reducing or deferring a U.S. Holder’s premium amortization deductions.

U.S. Holders should consult with their own tax advisors regarding the consequences of making the amortizable bond premium election.

Sale or Other Disposition of Exchange Notes

You will generally recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note equal to the difference, if any, between the amount you receive for the exchange note (in cash or other property, valued at fair market value), other than amounts attributable to accrued and unpaid interest on the exchange note, and your tax basis in the exchange note. Your tax basis in an exchange note generally will equal your cost for the exchange note (excluding any amounts attributable to pre-issuance accrued interest, as discussed above) less any bond premium previously amortized.

Any gain or loss will generally be a long-term capital gain or loss if your holding period for the exchange note is more than one year. Otherwise, it will be a short-term capital gain or loss. Non-corporate U.S. Holders generally are eligible for a reduced rate of taxation on long-term capital gain. The deductibility of capital losses is subject to limitations. Payments attributable to accrued and unpaid interest (other than in respect of pre-issuance accrued interest) which you have not yet included in income will be taxed as ordinary income.

Non-U.S. Holders

Definition of Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of exchange notes that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. Holder.

Interest

In general, interest income of a Non-U.S. Holder that is not effectively connected with a United States trade or business will not be subject to U.S. federal income tax. In addition, under the “portfolio interest exemption,” a Non-U.S. Holder will not be subject to U.S. federal withholding tax on interest paid on the notes if:

•

you represent that you are the beneficial owner of exchange notes and not a U.S. person for U.S. federal income tax purposes and you provide your name and address to us or our paying agent on a properly executed IRS Form W-8 (or a suitable substitute form) signed under penalties of perjury; or

•

a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the exchange notes on your behalf, certifies to us or our agent under penalty of perjury that it has received IRS Form W-8 (or a suitable substitute form) from you or from another qualifying financial institution intermediary, and provides a copy to us or our agent.

Special certification rules apply to foreign partnerships, estates, and trusts, and in certain circumstances, certifications as to the foreign status of partners, trust owners, or beneficiaries may have to be provided to our paying agent or to us. In addition, special certification rules apply to payments made through a qualified intermediary.

You will not, however, qualify for the portfolio interest exemption described above if:

•	you own, actually or constructively, 10% or more of the total combined voting power of all classes of our capital stock which is entitled to vote;

•	you are a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code; or

•	you are a bank receiving interest described in Section 881(c)(3)(A) of the Code.

If you do not claim, or do not qualify for, the benefit of the portfolio interest exemption, you will be subject to a 30% withholding tax on payments of interest made on the exchange notes that are not effectively connected with a United States trade or business unless you are able to claim the benefit of a reduced withholding tax rate under an applicable income tax treaty. The required information for claiming treaty benefits is generally submitted on IRS Form W-8BEN (or a suitable substitute form).

Except to the extent that an applicable treaty otherwise provides, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder with respect to interest that is effectively connected with a United States trade or business of the Non-U.S. Holder. A corporate Non-U.S. Holder may also, in some circumstances, be subject to a “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate) on its effectively connected earnings and profits (subject to adjustments). Even though effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the holder delivers a properly executed IRS Form W-8 ECI or other applicable form (or a suitable substitute form) to the payor.

Sale or Other Disposition of Exchange Notes

You will generally not be subject to U.S. federal income tax or withholding tax on any gain recognized on a sale, exchange, redemption, retirement, or other disposition of an exchange note unless (i) the gain is effectively connected with a U.S. trade or business (and in the case of certain income tax treaties, is attributable to a permanent establishment within the United States), in which case such gain generally will be taxed in the same manner as effectively connected interest (as described above) or (ii) you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case you generally will be subject to a U.S. federal income tax of 30% (or a reduced treaty rate) on such gain (net of certain U.S. source losses). In the event that a payment is attributable to accrued interest, the rules applicable to payments of interest described above will apply.

Backup Withholding and Information Reporting; FATCA

Backup withholding may apply in respect of interest payments made to a holder of exchange notes, and proceeds from a sale or other disposition (including a retirement or redemption) of exchange notes, unless such holder provides proof of an applicable exemption or provides a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns will generally be filed with the IRS in connection with interest payments on the exchange notes and the proceeds from a sale or other disposition (including a redemption or retirement) of the exchange notes, unless the holder provides proof of an applicable exemption from the information reporting rules.

The regulations governing information reporting and backup withholding are complex, and this summary does not completely describe them. Please consult your tax advisor to determine how the applicable regulations will affect your particular circumstances.

Under the Foreign Account Tax Compliance Act (“FATCA”) withholding tax at a 30% rate will be required for certain payments made to certain foreign persons after December 31, 2013 (in addition to any other withholding that may otherwise apply), unless specific information reporting or other compliance provisions are satisfied or an exemption applies. Each holder of exchange notes should consult with its own tax adviser regarding the application of FATCA in its particular situation.

The preceding discussion of certain U.S. federal income tax considerations is for general information only. It is not tax advice. Each holder of exchange notes should consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of acquiring, holding, and disposing of exchange notes, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                 , 2013, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit resulting from any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

If a tendering holder is not a broker-dealer, the tendering holder, by tendering its old notes in the exchange offer, represents that it acquired the exchange notes in the ordinary course of its business, it is not engaged in, and does not intend to engage in, a distribution of exchange notes and it has no arrangements or understandings with any person to participate in a distribution of the exchange notes. If a tendering holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes, it represents that the old notes to be exchanged for exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledges that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; however, by so acknowledging and by delivering a prospectus, the tendering holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

EXPERTS

The consolidated financial statements as of November 25, 2012, and November 27, 2011, and for each of the three years in the period ended November 25, 2012, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by Orrick Herrington & Sutcliffe LLP, San Francisco, California.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited) February 24, 2013	November 25, 2012
	(Dollars in thousands)
ASSETS

Current Assets:
Cash and cash equivalents	$449,596	$406,134
Trade receivables, net of allowance for doubtful accounts of $21,939 and $20,738	398,990	500,672
Inventories:
Raw materials	4,677	5,312
Work-in-process	5,788	9,558
Finished goods	561,583	503,990

Total inventories	572,048	518,860
Deferred tax assets, net	114,341	116,224
Other current assets	125,557	136,483

Total current assets	1,660,532	1,678,373
Property, plant and equipment, net of accumulated depreciation of $785,626 and $782,766	451,027	458,807
Goodwill	240,499	239,971
Other intangible assets, net	57,126	59,909
Non-current deferred tax assets, net	615,075	612,916
Other non-current assets	122,570	120,101

Total assets	$3,146,829	$3,170,077

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Short-term debt	$81,424	$59,759
Current maturities of capital leases	1,395	1,760
Accounts payable	246,277	225,726
Other accrued liabilities	219,398	263,575
Accrued salaries, wages and employee benefits	165,126	223,850
Accrued interest payable	30,068	5,471
Accrued income taxes	50,378	16,739

Total current liabilities	794,066	796,880
Long-term debt	1,598,270	1,669,452
Long-term capital leases	210	262
Postretirement medical benefits	138,316	140,958
Pension liability	471,030	492,396
Long-term employee related benefits	63,874	62,529
Long-term income tax liabilities	35,764	40,356
Other long-term liabilities	59,477	60,869

Total liabilities	3,161,007	3,263,702

Commitments and contingencies
Temporary equity	10,102	7,883

Stockholders’ Deficit:
Levi Strauss & Co. stockholders’ deficit Common stock — $.01 par value; 270,000,000 shares authorized; 37,398,181 shares and 37,392,343 shares issued and outstanding	374	374
Additional paid-in capital	32,582	33,365
Retained earnings	355,919	273,975
Accumulated other comprehensive loss	(417,762)	(414,635)

Total Levi Strauss & Co. stockholders’ deficit	(28,887)	(106,921)
Noncontrolling interest	4,607	5,413

Total stockholders’ deficit	(24,280)	(101,508)

Total liabilities, temporary equity and stockholders’ deficit	$3,146,829	$3,170,077

The accompanying notes are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	February 24, 2013	February 26, 2012
	(Dollars in thousands)
	(Unaudited)
Net revenues	$1,146,678	$1,164,961
Cost of goods sold	554,800	616,167

Gross profit	591,878	548,794
Selling, general and administrative expenses	410,423	438,583

Operating income	181,455	110,211
Interest expense	(32,157)	(38,573)
Loss on early extinguishment of debt	(114)	—
Other income, net	6,066	1,172

Income before income taxes	155,250	72,810
Income tax expense	48,375	23,513

Net income	106,875	49,297
Net loss (income) attributable to noncontrolling interest	145	(79)

Net income attributable to Levi Strauss & Co.	$107,020	$49,218

The accompanying notes are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended
	February 24, 2013	February 26, 2012
	(Dollars in thousands)
	(Unaudited)
Net income	$106,875	$49,297

Other comprehensive income (loss), net of related income taxes:
Pension and postretirement benefits	3,909	296
Net investment hedge (losses) gains	(3,638)	525
Foreign currency translation (losses) gains	(3,097)	7,424
Unrealized (loss) gain on marketable securities	(962)	1,268

Total other comprehensive (loss) income	(3,788)	9,513

Comprehensive income	103,087	58,810
Comprehensive loss attributable to noncontrolling interest	(806)	(254)

Comprehensive income attributable to Levi Strauss & Co.	$103,893	$59,064

The accompanying notes are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	February 24, 2013	February 26, 2012
	(Dollars in thousands)
	(Unaudited)
Cash Flows from Operating Activities:
Net income	$106,875	$49,297
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,368	31,218
Asset impairments	835	58
Gain on disposal of property, plant and equipment	(149)	(88)
Unrealized foreign exchange gains	(6,189)	(1,639)
Realized loss on settlement of forward foreign exchange contracts not designated for hedge accounting	2,710	3,485
Employee benefit plans’ amortization from accumulated other comprehensive loss	5,767	373
Employee benefit plans’ curtailment gain, net	—	(773)
Noncash loss on extinguishment of debt	114	—
Amortization of deferred debt issuance costs	1,066	1,110
Stock-based compensation	1,435	1,214
Allowance for doubtful accounts	2,153	2,919
Change in operating assets and liabilities:
Trade receivables	97,437	118,185
Inventories	(56,050)	(29,961)
Other current assets	12,471	(17,713)
Other non-current assets	(6,629)	(1,744)
Accounts payable and other accrued liabilities	2,859	26,711
Income tax liabilities	34,212	11,764
Accrued salaries, wages and employee benefits and long-term employee related benefits	(83,244)	(90,766)
Other long-term liabilities	(1,093)	1,049
Other, net	106	94

Net cash provided by operating activities	143,054	104,793

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(20,883)	(17,291)
Proceeds from sale of property, plant and equipment	45	117
Payments on settlement of forward foreign exchange contracts not designated for hedge accounting	(2,710)	(3,485)

Net cash used for investing activities	(23,548)	(20,659)

Cash Flows from Financing Activities:
Repayments of long-term debt and capital leases	(50,450)	(458)
Proceeds from senior revolving credit facility	—	50,000
Repayments of senior revolving credit facility	—	(110,000)
Short-term borrowings, net	(347)	7,754
Debt issuance costs	—	(51)
Restricted cash	(127)	(305)
Repurchase of common stock	—	(479)
Dividend to stockholders	(25,076)	—

Net cash used for financing activities	(76,000)	(53,539)

Effect of exchange rate changes on cash and cash equivalents	(44)	3,183

Net increase in cash and cash equivalents	43,462	33,778
Beginning cash and cash equivalents	406,134	204,542

Ending cash and cash equivalents	$449,596	$238,320

Supplemental disclosure of cash flow information:
Cash paid (received) during the period for:
Interest	$4,580	$5,796
Income taxes	(15,376)	4,077

The accompanying notes are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE QUARTERLY PERIOD ENDED FEBRUARY 24, 2013

NOTE 1:    SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Levi Strauss & Co. (the “Company”) is one of the world’s leading branded apparel companies. The Company designs and markets jeans, casual and dress pants, tops, shorts, skirts, jackets, footwear and related accessories, for men, women and children under the Levi’s®, Dockers®, Signature by Levi Strauss & Co.™ and Denizen® brands. The Company operates its business through three geographic regions: Americas, Europe and Asia Pacific.

Basis of Presentation and Principles of Consolidation

The unaudited consolidated financial statements of the Company and its wholly-owned and majority-owned foreign and domestic subsidiaries are prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) for interim financial information. In the opinion of management, all adjustments necessary for a fair statement of the financial position and the results of operations for the periods presented have been included. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the year ended November 25, 2012, included in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission (“SEC”) on February 7, 2013.

The unaudited consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated. Management believes the disclosures are adequate to make the information presented herein not misleading. The results of operations for the three months ended February 24, 2013, may not be indicative of the results to be expected for any other interim period or the year ending November 24, 2013.

The Company’s fiscal year ends on the last Sunday of November in each year, although the fiscal years of certain foreign subsidiaries end on November 30. Each quarter of both fiscal years 2013 and 2012 consists of 13 weeks. All references to years relate to fiscal years rather than calendar years.

Subsequent events have been evaluated through the issuance date of these financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the related notes to the consolidated financial statements. Estimates are based upon historical factors, current circumstances and the experience and judgment of the Company’s management. Management evaluates its estimates and assumptions on an ongoing basis and may employ outside experts to assist in its evaluations. Changes in such estimates, based on more accurate future information, or different assumptions or conditions, may affect amounts reported in future periods.

Recently Issued Accounting Standards

There have been no developments to recently issued accounting standards, including the expected dates of adoption and estimated effects on the Company’s consolidated financial statements, from those disclosed in the Company’s 2012 Annual Report on Form 10-K, except for the following:

First Quarter of 2015

•

In March 2013, the FASB issued Accounting Standards Update No. 2013-05, “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity,” (“ASU 2013-05”). The objective of ASU

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE QUARTERLY PERIOD ENDED FEBRUARY 24, 2013

2013-05 is to resolve the diversity in practice regarding the release into net income of the cumulative translation adjustment upon derecognition of a subsidiary or group of assets within a foreign entity. The Company does not anticipate that the adoption of this standard will have a material impact on its consolidated financial statements, absent any material transactions involving the derecognition of subsidiaries or groups of assets within a foreign entity.

NOTE 2:    FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the Company’s financial instruments that are carried at fair value:

	February 24, 2013			November 25, 2012
		Fair Value Estimated Using			Fair Value Estimated Using
	Fair Value	Level 1 Inputs(1)	Level 2 Inputs(2)	Fair Value	Level 1 Inputs(1)	Level 2 Inputs(2)
	(Dollars in thousands)
Financial assets carried at fair value
Rabbi trust assets	$21,557	$21,557	$—	$20,322	$20,322	$—
Forward foreign exchange contracts, net(3)	9,156	—	9,156	5,792	—	5,792

Total	$30,713	$21,557	$9,156	$26,114	$20,322	$5,792

Financial liabilities carried at fair value
Forward foreign exchange contracts, net(3)	$6,416	$—	$6,416	$3,018	$—	$3,018

(1)	Fair values estimated using Level 1 inputs are inputs which consist of quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Rabbi trust assets consist of a diversified portfolio of equity, fixed income and other securities.

(2)	Fair values estimated using Level 2 inputs are inputs, other than quoted prices, that are observable for the asset or liability, either directly or indirectly and include among other things, quoted prices for similar assets or liabilities in markets that are active or inactive as well as inputs other than quoted prices that are observable. For forward foreign exchange contracts, inputs include foreign currency exchange and interest rates and, where applicable, credit default swap prices.

(3)	The Company’s over-the-counter forward foreign exchange contracts are subject to International Swaps and Derivatives Association, Inc. master agreements. These agreements permit the net-settlement of these contracts on a per-institution basis.

The following table presents the carrying value — including related accrued interest — and estimated fair value of the Company’s financial instruments that are carried at adjusted historical cost:

	February 24, 2013		November 25, 2012
	Carrying Value	Estimated Fair Value(1)	Carrying Value	Estimated Fair Value(1)
	(Dollars in thousands)
Financial liabilities carried at adjusted historical cost
Senior term loan due 2014	$274,936	$275,622	$324,890	$324,484
4.25% Yen-denominated Eurobonds due 2016	43,591	42,840	48,656	47,201
7.75% Euro senior notes due 2018	404,190	435,844	387,433	416,422
7.625% senior notes due 2020	536,120	582,714	526,223	572,161
6.875% senior notes due 2022	393,382	425,625	386,838	404,163
Short-term borrowings	56,785	56,785	59,861	59,861

Total	$1,709,004	$1,819,430	$1,733,901	$1,824,292

(1)	Fair value estimate incorporates mid-market price quotes.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE QUARTERLY PERIOD ENDED FEBRUARY 24, 2013

NOTE 3:    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

As of February 24, 2013, the Company had forward foreign exchange contracts to buy $660.0 million and to sell $373.1 million against various foreign currencies. These contracts are at various exchange rates and expire at various dates through July 2014.

The table below provides data about the carrying values of derivative instruments and non-derivative instruments:

	February 24, 2013			November 25, 2012
	Assets	(Liabilities)		Assets	(Liabilities)
	Carrying Value	Carrying Value	Derivative Net Carrying Value	Carrying Value	Carrying Value	Derivative Net Carrying Value
	(Dollars in thousands)
Derivatives not designated as hedging instruments
Forward foreign exchange contracts(1)	$11,639	$(2,483)	$9,156	$7,131	$(1,339)	$5,792
Forward foreign exchange contracts(2)	2,554	(8,970)	(6,416)	5,183	(8,201)	(3,018)

Total	$14,193	$(11,453)		$12,314	$(9,540)

Non-derivatives designated as hedging instruments
4.25% Yen-denominated Eurobonds due 2016	$—	$(24,919)		$—	$(28,135)
7.75% Euro senior notes due 2018	—	(395,670)		—	(386,520)

Total	$—	$(420,589)		$—	$(414,655)

(1)	Included in “Other current assets” or “Other non-current assets” on the Company’s consolidated balance sheets.

(2)	Included in “Other accrued liabilities” on the Company’s consolidated balance sheets.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE QUARTERLY PERIOD ENDED FEBRUARY 24, 2013

The table below provides data about the amount of gains and losses related to derivative instruments and non-derivative instruments designated as net investment hedges included in “Accumulated other comprehensive loss” (“AOCI”) on the Company’s consolidated balance sheets, and in “Other income, net” in the Company’s consolidated statements of income:

	Gain or (Loss) Recognized in AOCI (Effective Portion)		Gain or (Loss) Recognized in Other Income, net (Ineffective Portion and Amount Excluded from Effectiveness Testing)
	As of February 24, 2013	As of November 25, 2012	Three Months Ended
			February 24, 2013	February 26, 2012
	(Dollars in thousands)
Forward foreign exchange contracts	$4,637	$4,637
4.25% Yen-denominated Eurobonds due 2016	(23,070)	(26,285)	$2,328	$2,606
7.75% Euro senior notes due 2018	(18,601)	(9,451)	—	—
Cumulative income taxes	14,543	12,246

Total	$(22,491)	$(18,853)

The table below provides data about the amount of gains and losses related to derivatives not designated as hedging instruments included in “Other income, net” in the Company’s consolidated statements of income:

	Gain or (Loss)
	Three Months Ended
	February 24, 2013	February 26, 2012
	(Dollars in thousands)
Forward foreign exchange contracts:
Realized	$(2,710)	$(3,485)
Unrealized	(109)	(11,767)

Total	$(2,819)	$(15,252)

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE QUARTERLY PERIOD ENDED FEBRUARY 24, 2013

NOTE 4:    DEBT

	February 24, 2013	November 25, 2012
	(Dollars in thousands)
Long-term debt
Unsecured:
Senior term loan due 2014	$249,636	$324,424
4.25% Yen-denominated Eurobonds due 2016	42,964	48,508
7.75% Euro senior notes due 2018	395,670	386,520
7.625% senior notes due 2020	525,000	525,000
6.875% senior notes due 2022	385,000	385,000

Total unsecured	1,598,270	1,669,452

Total long-term debt	$1,598,270	$1,669,452

Short-term debt
Senior term loan due 2014	$24,964	$—
Short-term borrowings	56,460	59,759

Total short-term debt	$81,424	$59,759

Total long-term and short-term debt	$1,679,694	$1,729,211

Senior Term Loan due 2014

During the three months ended February 24, 2013, the Company prepaid $50.0 million of the Senior Term Loan due 2014. After the quarter-end, the Company prepaid another $25.0 million bringing the aggregate year-to-date prepayment amount to $75.0 million. Subsequently, the remaining balance of the Senior Term Loan due 2014 was repaid in full with the proceeds of the notes issued on March 14, 2013, and cash on hand. See “Subsequent Event — Additional Issuance of Senior Notes due 2022” below.

Subsequent Event — Additional Issuance of Senior Notes due 2022

Additional Senior Notes due 2022. On March 14, 2013, the Company issued an additional $140.0 million in 6.875% senior notes due 2022 (the “Additional Senior Notes due 2022”) to qualified institutional buyers in compliance with the Securities Act of 1933, as amended (the “Securities Act”). The Additional Senior Notes due 2022 are treated as a single series with the $385.0 million aggregate principal amount of 6.875% senior notes due 2022 the Company issued in May 2012 (the “Existing Senior Notes due 2022”) and have substantially the same terms as those of the Existing Senior Notes due 2022, except that the Additional Senior Notes due 2022 are subject to a registration rights agreement and until they are registered and exchanged for registered notes, the Additional Senior Notes due 2022 will not be fungible with the Existing Senior Notes due 2022.

Pursuant to the registration rights agreement, the Company is required to conduct an exchange offer in order to allow holders of the Additional Senior Notes due 2022 to exchange their notes for exchange notes in the same principal amount and with substantially identical terms, except that the exchange notes will be registered under the Securities Act.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE QUARTERLY PERIOD ENDED FEBRUARY 24, 2013

The Additional Senior Notes due 2022, the Existing Senior Notes due 2022, and the exchange notes will be treated as a single class for all purposes under the indenture governing the Company’s Existing Senior Notes due 2022, including without limitation, the covenants, events of default, asset sale, change of control, covenant suspension and other terms. The Additional Senior Notes due 2022 were offered at a premium of $11.2 million, which will be amortized to interest expense over the term of the notes. Costs of approximately $2.6 million associated with the issuance of the notes, representing underwriting fees and other expenses, will also be amortized to interest expense over the term of the notes.

Use of Proceeds. The Company used the net proceeds from the offering, together with cash on hand, to prepay in full its Senior Term Loan due 2014.

Senior Revolving Credit Facility

The Company’s unused availability under its senior secured revolving credit facility was $573.7 million at February 24, 2013, as the Company’s total availability of $656.0 million was reduced by $82.3 million of letters of credit and other credit usage allocated under the facility.

Interest Rates on Borrowings

The Company’s weighted-average interest rate on average borrowings outstanding during the three months ended February 24, 2013, was 6.91% as compared to 6.99% in the same period of 2012.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE QUARTERLY PERIOD ENDED FEBRUARY 24, 2013

NOTE 5:    EMPLOYEE BENEFIT PLANS

The following table summarizes the components of net periodic benefit cost (income) and the changes recognized in “Accumulated other comprehensive loss” for the Company’s defined benefit pension plans and postretirement benefit plans:

	Pension Benefits		Postretirement Benefits
	Three Months Ended		Three Months Ended
	February 24, 2013	February 26, 2012	February 24, 2013	February 26, 2012
	(Dollars in thousands)
Net periodic benefit cost (income):
Service cost	$2,281	$2,247	$94	$99
Interest cost	13,066	14,413	1,239	1,659
Expected return on plan assets	(14,014)	(13,009)	—	—
Amortization of prior service benefit	(20)	(20)	(122)	(4,089)
Amortization of actuarial loss	4,218	3,142	1,691	1,289
Curtailment gain	—	(773)	—	—
Net settlement loss	45	107	—	—

Net periodic benefit cost (income)	5,576	6,107	2,902	(1,042)

Changes in accumulated other comprehensive loss:
Actuarial gain	—	(4)	—	—
Amortization of prior service benefit	20	20	122	4,089
Amortization of actuarial loss	(4,218)	(3,142)	(1,691)	(1,289)
Curtailment loss	(440)	(1)	—	—
Net settlement loss	—	(51)	—	—

Total recognized in accumulated other comprehensive loss	(4,638)	(3,178)	(1,569)	2,800

Total recognized in net periodic benefit cost (income) and accumulated other comprehensive loss	$938	$2,929	$1,333	$1,758

NOTE 6:    COMMITMENTS AND CONTINGENCIES

Forward Foreign Exchange Contracts

The Company uses over-the-counter derivative instruments to manage its exposure to foreign currencies. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the forward foreign exchange contracts. However, the Company believes that its exposures are appropriately diversified across counterparties and that these counterparties are creditworthy financial institutions. Please see Note 3 for additional information.

Other Contingencies

Litigation.    There have been no material developments with respect to the information previously reported in the Company’s 2012 Annual Report on Form 10-K related to legal proceedings.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE QUARTERLY PERIOD ENDED FEBRUARY 24, 2013

In the ordinary course of business, the Company has various pending cases involving contractual matters, facility- and employee-related matters, distribution matters, product liability claims, trademark infringement and other matters. The Company does not believe any of these pending legal proceedings will have a material impact on its financial condition, results of operations or cash flows.

NOTE 7:    DIVIDEND PAYMENT

The Company paid a cash dividend of $25.1 million in the first quarter of 2013. The Company does not have an established annual dividend policy. The Company will continue to review its ability to pay cash dividends at least annually, and dividends may be declared at the discretion of the Company’s Board of Directors depending upon, among other factors, the income tax impact to the dividend recipients, the Company’s financial condition and compliance with the terms of the Company’s debt agreements.

NOTE 8:    ACCUMULATED OTHER COMPREHENSIVE LOSS

The following is a summary of the components of “Accumulated other comprehensive loss,” net of related income taxes:

	February 24, 2013	November 25, 2012
	(Dollars in thousands)
Pension and postretirement benefits	$(327,052)	$(330,961)
Net investment hedge losses	(22,491)	(18,853)
Foreign currency translation losses	(58,520)	(55,423)
Unrealized gain on marketable securities	52	1,014

Accumulated other comprehensive loss	(408,011)	(404,223)
Accumulated other comprehensive income attributable to noncontrolling interest	9,751	10,412

Accumulated other comprehensive loss attributable to Levi Strauss & Co.	$(417,762)	$(414,635)

NOTE 9:    OTHER INCOME, NET

The following table summarizes significant components of “Other income, net”:

	Three Months Ended
	February 24, 2013	February 26, 2012
	(Dollars in thousands)
Foreign exchange management losses	$(2,819)	$(15,252)
Foreign currency transaction gains	4,398	15,441
Interest income	391	347
Investment income	2,805	127
Other	1,291	509

Total other income, net	$6,066	$1,172

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE QUARTERLY PERIOD ENDED FEBRUARY 24, 2013

NOTE 10:    INCOME TAXES

The effective income tax rate was 31.2% for the three months ended February 24, 2013, compared to 32.3% for the same period ended February 26, 2012. The decrease in the effective tax rate in 2013 is primarily a result of a favorable change in the projected mix of earnings in jurisdictions with lower effective tax rates.

NOTE 11:    RELATED PARTIES

Robert D. Haas, a director and Chairman Emeritus of the Company, is the President of the Levi Strauss Foundation, which is not a consolidated entity of the Company. During the three-month period ended February 24, 2013, the Company donated $3.1 million to the Levi Strauss Foundation as compared to $0.3 million for the same prior-year period.

NOTE 12:    BUSINESS SEGMENT INFORMATION

The Company manages its business according to three regional segments, the Americas, Europe and Asia Pacific. The Company considers its chief executive officer to be the Company’s chief operating decision maker. The Company’s management, including the chief operating decision maker, manages business operations, evaluates performance and allocates resources based on the regional segments’ net revenues and operating income.

Business segment information for the Company is as follows:

	Three Months Ended
	February 24, 2013	February 26, 2012
	(Dollars in thousands)
Net revenues:
Americas	$647,127	$647,294
Europe	296,587	289,452
Asia Pacific	202,964	228,215

Total net revenues	$1,146,678	$1,164,961

Operating income:
Americas	$132,463	$79,636
Europe	62,926	52,073
Asia Pacific	48,965	41,160

Regional operating income	244,354	172,869
Corporate expenses	62,899	62,658

Total operating income	181,455	110,211
Interest expense	(32,157)	(38,573)
Loss on early extinguishment of debt	(114)	—
Other income, net	6,066	1,172

Income before income taxes	$155,250	$72,810

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Levi Strauss & Co.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders’ deficit and comprehensive income, and of cash flows present fairly, in all material respects, the financial position of Levi Strauss & Co. and its subsidiaries at November 25, 2012 and November 27, 2011, and the results of their operations and their cash flows for each of the three years in the period ended November 25, 2012, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the related financial statement schedule listed in the index appearing under Item 21 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

San Francisco, CA

February 7, 2013

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	November 25, 2012	November 27, 2011
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$406,134	$204,542
Trade receivables, net of allowance for doubtful accounts of $20,738 and $22,684	500,672	654,903
Inventories:
Raw materials	5,312	7,086
Work-in-process	9,558	9,833
Finished goods	503,990	594,483

Total inventories	518,860	611,402
Deferred tax assets, net	116,224	99,544
Other current assets	136,483	172,830

Total current assets	1,678,373	1,743,221
Property, plant and equipment, net of accumulated depreciation of $782,766 and $731,859	458,807	502,388
Goodwill	239,971	240,970
Other intangible assets, net	59,909	71,818
Non-current deferred tax assets, net	612,916	613,161
Other non-current assets	120,101	107,997

Total assets	$3,170,077	$3,279,555

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term debt	$59,759	$154,747
Current maturities of capital leases	1,760	1,714
Accounts payable	225,726	204,897
Other accrued liabilities	263,575	256,316
Accrued salaries, wages and employee benefits	223,850	235,530
Accrued interest payable	5,471	9,679
Accrued income taxes	16,739	9,378

Total current liabilities	796,880	872,261
Long-term debt	1,669,452	1,817,625
Long-term capital leases	262	1,999
Postretirement medical benefits	140,958	140,108
Pension liability	492,396	427,422
Long-term employee related benefits	62,529	75,520
Long-term income tax liabilities	40,356	42,991
Other long-term liabilities	60,869	51,458

Total liabilities	3,263,702	3,429,384

Commitments and contingencies
Temporary equity	7,883	7,002

Stockholders’ Deficit:
Levi Strauss & Co. stockholders’ deficit
Common stock — $.01 par value; 270,000,000 shares authorized; 37,392,343 shares and 37,354,021 shares issued and outstanding	374	374
Additional paid-in capital	33,365	29,266
Retained earnings	273,975	150,770
Accumulated other comprehensive loss	(414,635)	(346,002)

Total Levi Strauss & Co. stockholders’ deficit	(106,921)	(165,592)
Noncontrolling interest	5,413	8,761

Total stockholders’ deficit	(101,508)	(156,831)

Total liabilities, temporary equity and stockholders’ deficit	$3,170,077	$3,279,555

The accompanying notes are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended
	November 25, 2012	November 27, 2011	November 28, 2010
	(Dollars in thousands)
Net revenues	$4,610,193	$4,761,566	$4,410,649
Cost of goods sold	2,410,862	2,469,327	2,187,726

Gross profit	2,199,331	2,292,239	2,222,923
Selling, general and administrative expenses	1,865,352	1,955,846	1,841,562

Operating income	333,979	336,393	381,361
Interest expense	(134,694)	(132,043)	(135,823)
Loss on early extinguishment of debt	(8,206)	(248)	(16,587)
Other income (expense), net	4,802	(1,275)	6,647

Income before income taxes	195,881	202,827	235,598
Income tax expense	54,922	67,715	86,152

Net income	140,959	135,112	149,446
Net loss attributable to noncontrolling interest	2,891	2,841	7,057

Net income attributable to Levi Strauss & Co.	$143,850	$137,953	$156,503

The accompanying notes are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF

STOCKHOLDERS’ DEFICIT AND COMPREHENSIVE INCOME

	Levi Strauss & Co. Stockholders
	Common Stock	Additional Paid-In Capital	Accumulated Earnings (Deficit)	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Stockholders’ Deficit
	(Dollars in thousands)
Balance at November 29, 2009	$373	$39,532	$(123,157)	$(249,867)	$17,735	$(315,384)

Net income (loss)	—	—	156,503	—	(7,057)	149,446
Other comprehensive (loss) income (net of tax)	—	—	—	(22,301)	130	(22,171)

Total comprehensive income						127,275

Stock-based compensation and dividends, net	—	(601)	—	—	—	(601)
Repurchase of common stock	—	(78)	—	—	—	(78)
Cash dividends paid	—	(20,013)	—	—	—	(20,013)

Balance at November 28, 2010	373	18,840	33,346	(272,168)	10,808	(208,801)

Net income (loss)	—	—	137,953	—	(2,841)	135,112
Other comprehensive (loss) income (net of tax)	—	—	—	(73,834)	794	(73,040)

Total comprehensive income						62,072

Stock-based compensation and dividends, net	1	10,436	(27)	—	—	10,410
Repurchase of common stock	—	(10)	(479)	—	—	(489)
Cash dividends paid	—	—	(20,023)	—	—	(20,023)

Balance at November 27, 2011	374	29,266	150,770	(346,002)	8,761	(156,831)

Net income (loss)	—	—	143,850	—	(2,891)	140,959
Other comprehensive loss (net of tax)	—	—	—	(68,633)	(457)	(69,090)

Total comprehensive income						71,869

Stock-based compensation and dividends, net	—	4,118	(25)	—	—	4,093
Repurchase of common stock	—	(19)	(584)	—	—	(603)
Cash dividends paid	—	—	(20,036)	—	—	(20,036)

Balance at November 25, 2012	$374	$33,365	$273,975	$(414,635)	$5,413	$(101,508)

The accompanying notes are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	November 25, 2012	November 27, 2011	November 28, 2010
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$140,959	$135,112	$149,446
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	122,608	117,793	104,896
Asset impairments	27,031	5,777	6,865
Gain on disposal of property, plant and equipment	(351)	(2)	(248)
Unrealized foreign exchange gains	(3,146)	(5,932)	(17,662)
Realized (gain) loss on settlement of forward foreign exchange contracts not designated for hedge accounting	(8,508)	9,548	16,342
Employee benefit plans’ amortization from accumulated other comprehensive loss	1,412	(8,627)	3,580
Employee benefit plans’ curtailment (gain) loss, net	(2,391)	129	106
Noncash (gain) loss on extinguishment of debt, net of write-off of unamortized debt issuance costs	(3,643)	226	(13,647)
Amortization of deferred debt issuance costs	4,323	4,345	4,332
Stock-based compensation	5,965	8,439	6,438
Allowance for doubtful accounts	5,024	4,634	7,536
Deferred income taxes	19,853	16,153	31,113
Change in operating assets and liabilities:
Trade receivables	145,717	(116,003)	(30,259)
Inventories	87,547	(6,848)	(148,533)
Other current assets	34,384	(39,231)	(20,131)
Other non-current assets	1,019	4,780	(7,160)
Accounts payable and other accrued liabilities	46,578	(55,300)	39,886
Income tax liabilities	(27,811)	(15,242)	6,330
Accrued salaries, wages and employee benefits and long-term employee related benefits	(74,140)	(55,846)	(12,128)
Other long-term liabilities	7,995	(2,358)	19,120
Other, net	551	301	52

Net cash provided by operating activities	530,976	1,848	146,274

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(83,855)	(130,580)	(154,632)
Proceeds from sale of property, plant and equipment	640	171	1,549
Proceeds (payments) on settlement of forward foreign exchange contracts not designated for hedge accounting	8,508	(9,548)	(16,342)
Acquisitions, net of cash acquired	(491)	—	(12,242)
Other	—	(1,000)	(114)

Net cash used for investing activities	(75,198)	(140,957)	(181,781)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	385,000	—	909,390
Repayments of long-term debt and capital leases	(407,963)	(1,848)	(866,051)
Proceeds from senior revolving credit facility	50,000	305,000	—
Repayments of senior revolving credit facility	(250,000)	(213,250)	—
Short-term borrowings, net	(694)	19,427	27,311
Debt issuance costs	(7,376)	(7,307)	(17,546)
Restricted cash	565	(3,803)	(700)
Repurchase of common stock	(603)	(489)	(78)
Excess tax benefits from stock-based compensation	168	—	—
Dividend to stockholders	(20,036)	(20,023)	(20,013)

Net cash (used for) provided by financing activities	(250,939)	77,707	32,313

Effect of exchange rate changes on cash and cash equivalents	(3,247)	(3,782)	2,116

Net increase (decrease) in cash and cash equivalents	201,592	(65,184)	(1,078)
Beginning cash and cash equivalents	204,542	269,726	270,804

Ending cash and cash equivalents	$406,134	$204,542	269,726

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$128,718	$129,079	$147,237
Income taxes	49,346	56,229	52,912

The accompanying notes are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

NOTE 1:    SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Levi Strauss & Co. (the “Company”) is one of the world’s leading branded apparel companies. The Company designs and markets jeans, casual and dress pants, tops, shorts, skirts, jackets, footwear and related accessories, for men, women and children under the Levi’s®, Dockers®, Signature by Levi Strauss & Co.™ and Denizen® brands. The Company operates its business through three geographic regions: Americas, Europe and Asia Pacific.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements of the Company and its wholly-owned and majority-owned foreign and domestic subsidiaries are prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”). All significant intercompany balances and transactions have been eliminated. The Company is privately held primarily by descendants of the family of its founder, Levi Strauss, and their relatives.

The Company’s fiscal year ends on the last Sunday of November in each year, although the fiscal years of certain foreign subsidiaries end on November 30. Each quarter of fiscal years 2012, 2011 and 2010 consists of 13 weeks. All references to years relate to fiscal years rather than calendar years.

Subsequent events have been evaluated through the issuance date of these financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the related notes to the consolidated financial statements. Estimates are based upon historical factors, current circumstances and the experience and judgment of the Company’s management. Management evaluates its estimates and assumptions on an ongoing basis and may employ outside experts to assist in its evaluations. Changes in such estimates, based on more accurate future information, or different assumptions or conditions, may affect amounts reported in future periods.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are stated at fair value.

Restricted Cash

Restricted cash primarily relates to required cash deposits for customs and rental guarantees to support the Company’s international operations. As restricted cash is not material in any period presented, it is included in “Other current assets” and “Other non-current assets” on the consolidated balance sheets.

Accounts Receivable, Net

The Company extends credit to its wholesale customers that satisfy pre-defined credit criteria. Accounts receivable, which include receivables related to the Company’s net sales and licensing revenues, are recorded net of an allowance for doubtful accounts. The Company estimates the allowance for doubtful accounts based upon an analysis of the aging of accounts receivable at the date of the consolidated financial statements, assessments of collectability based on historic trends, customer-specific circumstances, and an evaluation of economic conditions. Actual write-off of receivables may differ from estimates due to changes in customer and economic circumstances.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

Inventory Valuation

The Company values inventories at the lower of cost or market value. Inventory cost is determined using the first-in first-out method. The Company includes product costs, labor and related overhead, sourcing costs, inbound freight, internal transfers, and the cost of operating its remaining manufacturing facilities, including the related depreciation expense, in the cost of inventories. The Company estimates quantities of slow-moving and obsolete inventory, by reviewing on-hand quantities, outstanding purchase obligations and forecasted sales. The Company determines inventory market values by estimating expected selling prices based on the Company’s historical recovery rates for slow-moving and obsolete inventory and other factors, such as market conditions, expected channel of distribution and current consumer preferences.

Income Tax Assets and Liabilities

The Company is subject to income taxes in both the United States and numerous foreign jurisdictions. The Company computes its provision for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. Significant judgments are required in order to determine the realizability of these deferred tax assets. In assessing the need for a valuation allowance, the Company’s management evaluates all significant available positive and negative evidence, including historical operating results, estimates of future taxable income and the existence of prudent and feasible tax planning strategies.

The Company continuously reviews issues raised in connection with all ongoing examinations and open tax years to evaluate the adequacy of its tax liabilities. The Company evaluates uncertain tax positions under a two-step approach. The first step is to evaluate the uncertain tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon examination based on its technical merits. The second step, for those positions that meet the recognition criteria, is to measure the tax benefit as the largest amount that is more than fifty percent likely to be realized. The Company believes that its recorded tax liabilities are adequate to cover all open tax years based on its assessment. This assessment relies on estimates and assumptions and involves significant judgments about future events. To the extent that the Company’s view as to the outcome of these matters change, the Company will adjust income tax expense in the period in which such determination is made. The Company classifies interest and penalties related to income taxes as income tax expense.

Property, Plant and Equipment

Property, plant and equipment are carried at cost, less accumulated depreciation. The cost is depreciated on a straight-line basis over the estimated useful lives of the related assets. Certain costs relating to internal-use software development are capitalized when incurred during the application development phase. Buildings are depreciated over 20 to 40 years, and leasehold improvements are depreciated over the lesser of the life of the improvement or the initial lease term. Machinery and equipment includes furniture and fixtures, automobiles and trucks, and networking communication equipment, and is depreciated over a range from three to 20 years. Capitalized internal-use software is depreciated over periods ranging from three to seven years.

Goodwill and Other Intangible Assets

Goodwill resulted primarily from a 1985 acquisition of the Company by Levi Strauss Associates Inc., a former parent company that was subsequently merged into the Company in 1996, and the Company’s 2009 acquisitions. Goodwill is not amortized; intangible assets are comprised of owned trademarks with indefinite

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

useful lives which are not being amortized and acquired contractual rights and customers lists with finite lives which are being amortized over periods ranging from four to eight years.

Impairment

The Company reviews its goodwill and other non-amortized intangible assets for impairment annually in the fourth quarter of its fiscal year, or more frequently as warranted by events or changes in circumstances which indicate that the carrying amount may not be recoverable. The Company qualitatively assesses goodwill impairment for certain reporting units and impairment for other non-amortized intangible assets to determine whether it is more likely than not that the fair value of a reporting unit or other non-amortized intangible asset is less than its carrying amount. For goodwill and other non-amortized intangible assets not assessed qualitatively, a two-step quantitative approach is utilized. In the first step, the Company compares the carrying value of the reporting unit or applicable asset to its fair value, which the Company estimates using a discounted cash flow analysis or by comparison with the market values of similar assets. If the carrying amount of the reporting unit or asset exceeds its estimated fair value, the Company performs the second step, and determines the impairment loss, if any, as the excess of the carrying value of the goodwill or intangible asset over its fair value.

The Company reviews its other long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the carrying amount of an asset exceeds the expected future undiscounted cash flows, the Company measures and records an impairment loss for the excess of the carrying value of the asset over its fair value.

To determine the fair value of impaired assets, the Company utilizes the valuation technique or techniques deemed most appropriate based on the nature of the impaired asset and the data available, which may include the use of quoted market prices, prices for similar assets or other valuation techniques such as discounted future cash flows or earnings.

Debt Issuance Costs

The Company capitalizes debt issuance costs, which are included in “Other non-current assets” in the Company’s consolidated balance sheets. Bond issuance costs are generally amortized utilizing the effective interest method whereas revolving credit facility issuance costs are amortized utilizing the straight-line method. Amortization of debt issuance costs is included in “Interest expense” in the consolidated statements of income.

Deferred Rent

The Company is obligated under operating leases of property for manufacturing, finishing and distribution facilities, office space, retail stores and equipment. Rental expense relating to operating leases are recognized on a straight-line basis over the lease term after consideration of lease incentives and scheduled rent escalations beginning as of the date the Company takes physical possession or control of the property. Differences between rental expense and actual rental payments are recorded as deferred rent liabilities included in “Other accrued liabilities” and “Other long-term liabilities” on the consolidated balance sheets.

Fair Value of Financial Instruments

The fair values of the Company’s financial instruments reflect the amounts that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The fair value estimates presented in this report are based on information available to the Company as of November 25, 2012, and November 27, 2011.

The carrying values of cash and cash equivalents, trade receivables and short-term borrowings approximate fair value. The Company has estimated the fair value of its other financial instruments using the market and

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

income approaches. Rabbi trust assets and forward foreign exchange contracts are carried at their fair values. The Company’s debt instruments are carried at historical cost and adjusted for amortization of premiums or discounts, foreign currency fluctuations and principal payments.

Pension and Postretirement Benefits

The Company has several non-contributory defined benefit retirement plans covering eligible employees. The Company also provides certain health care benefits for U.S. employees who meet age, participation and length of service requirements at retirement. In addition, the Company sponsors other retirement or post-employment plans for its foreign employees in accordance with local government programs and requirements. The Company retains the right to amend, curtail or discontinue any aspect of the plans, subject to local regulations.

The Company recognizes either an asset or a liability for any plan’s funded status in its consolidated balance sheets. The Company measures changes in funded status using actuarial models which utilize an attribution approach that generally spreads individual events either over the estimated service lives of the remaining employees in the plan, or, for plans where participants will not earn additional benefits by rendering future service – which, beginning in the second quarter of 2011, includes the Company’s U.S. plans – over the plan participants’ estimated remaining lives. The Company’s policy is to fund its retirement plans based upon actuarial recommendations and in accordance with applicable laws, income tax regulations and credit agreements. Net pension and postretirement benefit income or expense is generally determined using assumptions which include expected long-term rates of return on plan assets, discount rates, compensation rate increases and medical trend rates. The Company considers several factors including actual historical rates, expected rates and external data to determine the assumptions used in the actuarial models.

Pension benefits are primarily paid through trusts funded by the Company. The Company pays postretirement benefits to the healthcare service providers on behalf of the plan’s participants.

Employee Incentive Compensation

The Company maintains short-term and long-term employee incentive compensation plans. These plans are intended to reward eligible employees for their contributions to the Company’s short-term and long-term success. Provisions for employee incentive compensation are recorded in “Accrued salaries, wages and employee benefits” and “Long-term employee related benefits” in the Company’s consolidated balance sheets. The Company accrues the related compensation expense over the period of the plan and changes in the liabilities for these incentive plans generally correlate with the Company’s financial results and projected future financial performance.

Stock-Based Compensation

The Company has stock-based incentive plans which reward certain employees and directors with cash or equity. Compensation cost for these awards is estimated based on the number of awards that are expected to vest. Compensation cost for equity awards is measured based on the fair value at the grant date, while liability award expense is measured and adjusted based on the fair value at the end of each quarter. No compensation cost is ultimately recognized for awards which are unvested and forfeited at an employees’ termination date or for liability awards which are out-of-the-money at the award expiration date. Compensation cost is recognized on a straight-line basis over the period that an employee provides service for that award, which generally is the vesting period.

The Company’s common stock is not listed on any established stock exchange. Accordingly, the stock’s fair market value is determined by the Board based upon a valuation performed by an independent third-party,

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

Evercore Group LLC (“Evercore”). Determining the fair value of the Company’s stock requires complex judgments. The valuation process includes comparison of the Company’s historical and estimated future financial results with selected publicly-traded companies and application of an appropriate discount for the illiquidity of the stock to derive the fair value of the stock. The Company uses this valuation for, among other things, making determinations under its stock-based compensation plans, such as the grant date fair value of awards.

The fair value of equity awards granted to employees is estimated on the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions including volatility. Due to the fact that the Company’s common stock is not publicly traded, the computation of expected volatility is based on the average of the historical and implied volatilities, over the expected life of the awards, of comparable companies from a representative peer group of publicly-traded entities, selected based on industry and financial attributes. Other assumptions include expected life, risk-free rate of interest and dividend yield. Expected life prior to 2012 was computed using the simplified method. Beginning with the 2012 equity awards, the expected life is derived based on historical experience and expected future post-vesting termination and exercise patterns. The risk-free interest rate is based on zero coupon U.S. Treasury bond rates corresponding to the expected life of the awards. Dividend assumptions are based on historical experience.

The fair value of equity awards granted to directors is based on the fair value of the common stock at the date of grant. The fair value of liability awards granted to employees is also based on the Black-Scholes option pricing model and is calculated based on the common stock value and assumptions at each quarter end.

Due to the job function of the award recipients, the Company has included stock-based compensation cost in “Selling, general and administrative expenses” in the consolidated statements of income.

Self-Insurance

The Company self-insures, up to certain limits, workers’ compensation risk and employee and eligible retiree medical health benefits. The Company carries insurance policies covering claim exposures which exceed predefined amounts, per occurrence and/or in the aggregate, for workers’ compensation claims and for the medical claims of active employees as well as those salaried retirees who retired after June 1, 2001. Accruals for losses are made based on the Company’s claims experience and actuarial assumptions followed in the insurance industry, including provisions for incurred but not reported losses.

Derivative Financial Instruments and Hedging Activities

The Company recognizes all derivatives as assets and liabilities at their fair values. The Company uses derivatives to manage exposures that are sensitive to changes in market conditions, such as foreign currency risk. Additionally, some of the Company’s contracts contain provisions that are accounted for as embedded derivative instruments. The Company does not designate its derivative instruments for hedge accounting; changes in the fair values of these instruments are recorded in “Other income (expense), net” in the Company’s consolidated statements of income.

The non-derivative instruments the Company designates and that qualify for hedge accounting treatment hedge the Company’s net investment position in certain of its foreign subsidiaries. For these instruments, the Company documents the hedge designation by identifying the hedging instrument, the nature of the risk being hedged and the approach for measuring hedge effectiveness. The ineffective portions of these hedges are recorded in “Other income (expense), net” in the Company’s consolidated statements of income. The effective portions of these hedges are recorded in “Accumulated other comprehensive loss” in the Company’s consolidated balance sheets and are not reclassified to earnings until the related net investment position has been liquidated.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

Foreign Currency

The functional currency for most of the Company’s foreign operations is the applicable local currency. For those operations, assets and liabilities are translated into U.S. Dollars using period-end exchange rates, income and expenses are translated at average monthly exchange rates, and equity accounts are translated at historical rates. Net changes resulting from such translations are recorded as a component of translation adjustments in “Accumulated other comprehensive income (loss)” in the Company’s consolidated balance sheets.

Foreign currency transactions are transactions denominated in a currency other than the entity’s functional currency. At each balance sheet date, each entity remeasures the recorded balances related to foreign-currency transactions using the period-end exchange rate. Gains or losses arising from the remeasurement of these balances are recorded in “Other income (expense), net” in the Company’s consolidated statements of income. In addition, at the settlement date of foreign currency transactions, foreign currency gains and losses are recorded in “Other income (expense), net” in the Company’s consolidated statements of income to reflect the difference between the rate effective at the settlement date and the historical rate at which the transaction was originally recorded.

Noncontrolling Interest

Noncontrolling interest includes a 16.4% minority interest of third parties in Levi Strauss Japan K.K., the Company’s Japanese subsidiary.

Revenue Recognition

Net sales is primarily comprised of sales of products to wholesale customers, including franchised stores, and direct sales to consumers at the Company’s company-operated and online stores and at the Company’s company-operated shop-in-shops located within department stores. The Company recognizes revenue on sale of product when the goods are shipped or delivered and title to the goods passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectability is reasonably assured. The revenue is recorded net of an allowance for estimated returns, discounts and retailer promotions and other similar incentives. Licensing revenues from the use of the Company’s trademarks in connection with the manufacturing, advertising, and distribution of trademarked products by third-party licensees are earned and recognized as products are sold by licensees based on royalty rates set forth in the licensing agreements.

The Company recognizes allowances for estimated returns in the period in which the related sale is recorded. The Company recognizes allowances for estimated discounts, retailer promotions and other similar incentives at the later of the period in which the related sale is recorded or the period in which the sales incentive is offered to the customer. The Company estimates non-volume based allowances based on historical rates as well as customer and product-specific circumstances. Sales and value-added taxes collected from customers and remitted to governmental authorities are presented on a net basis in the consolidated statements of income.

Net sales to the Company’s ten largest customers totaled approximately 32%, 30% and 33% of net revenues for 2012, 2011 and 2010, respectively. No customer represented 10% or more of net revenues in any of these years.

Cost of Goods Sold

Cost of goods sold includes the expenses incurred to acquire and produce inventory for sale, including product costs, labor and related overhead, sourcing costs, inbound freight, internal transfers, and the cost of operating the Company’s remaining manufacturing facilities, including the related depreciation expense. Costs relating to the Company’s licensing activities are included in “Selling, general and administrative expenses” in the consolidated statements of income.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

Selling, General and Administrative Expenses

Selling, general and administrative expenses are primarily comprised of costs relating to advertising, marketing, selling, distribution, information technology and other corporate functions. Selling costs include all occupancy costs associated with company-operated stores and with the Company’s company-operated shop-in-shops located within department stores. The Company expenses advertising costs as incurred. For 2012, 2011 and 2010, total advertising expense was $260.4 million, $313.8 million and $327.8 million, respectively. Distribution costs include costs related to receiving and inspection at distribution centers, warehousing, shipping to the Company’s customers, handling and certain other activities associated with the Company’s distribution network. These expenses totaled $186.7 million, $183.9 million and $185.1 million for 2012, 2011 and 2010, respectively.

Recently Issued Accounting Standards

The following recently issued accounting standards have been grouped by their required effective dates for the Company:

First Quarter of 2013

•

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income,” (“ASU 2011-05”). ASU 2011-05 eliminates the option to report other comprehensive income and its components in the statement of changes in equity. ASU 2011-05 requires that all nonowner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. In December 2011, the FASB issued Accounting Standards Update No. 2011-12 (“ASU 2011-12”) which deferred certain requirements within ASU 2011-05. All other requirements in ASU 2011-05 are to be applied retrospectively. The Company anticipates that the adoption of this ASU will materially change the presentation of its consolidated financial statements.

Second Quarter of 2013

•

In February 2013, the FASB issued Accounting Standards Update No. 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income,” (“ASU 2013-02”). ASU 2013-02 finalizes the requirements of ASU 2011-05 that ASU 2011-12 deferred, clarifying how to report the effect of significant reclassifications out of accumulated other comprehensive income. ASU 2013-02 is to be applied prospectively. The Company does not anticipate that the adoption of this ASU will materially change the presentation of its consolidated financial statements.

First Quarter of 2014

•

In December 2011, the FASB issued Accounting Standards Update No. 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities,” (“ASU 2011-11”). ASU 2011-11 enhances disclosures regarding financial instruments and derivative instruments. Entities are required to provide both net information and gross information for these assets and liabilities in order to enhance comparability between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS. The requirements of ASU 2011-11 are to be applied retrospectively. The Company anticipates that the adoption of this ASU will expand its consolidated financial statement footnote disclosures.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

NOTE 2:    PROPERTY, PLANT AND EQUIPMENT

The components of property, plant and equipment (“PP&E”) were as follows:

	November 25, 2012	November 27, 2011
	(Dollars in thousands)
Land	$21,319	$30,236
Buildings and leasehold improvements	404,438	422,020
Machinery and equipment	473,014	477,895
Capitalized internal-use software	285,960	286,662
Construction in progress	56,842	17,434

Subtotal	1,241,573	1,234,247
Accumulated depreciation	(782,766)	(731,859)

PP&E, net	$458,807	$502,388

Depreciation expense for the years ended November 25, 2012, November 27, 2011, and November 28, 2010, was $110.5 million, $104.8 million and $88.9 million, respectively.

Construction in progress at November 25, 2012, and November 27, 2011, primarily related to the installation of various information technology systems.

NOTE 3:    GOODWILL AND OTHER INTANGIBLE ASSETS

The changes in the carrying amount of goodwill by business segment for the years ended November 25, 2012, and November 27, 2011, were as follows:

	Americas	Europe	Asia Pacific	Total
	(Dollars in thousands)
Balance, November 28, 2010	$207,427	$31,603	$2,442	$241,472
Foreign currency fluctuation	(9)	(80)	(413)	(502)

Balance, November 27, 2011	207,418	31,523	2,029	240,970
Foreign currency fluctuation	5	(896)	(108)	(999)

Balance, November 25, 2012	$207,423	$30,627	$1,921	$239,971

Other intangible assets, net, were as follows:

	November 25, 2012			November 27, 2011
	Gross Carrying Value	Accumulated Amortization	Total	Gross Carrying Value	Accumulated Amortization	Total
	(Dollars in thousands)
Non-amortized intangible assets:
Trademarks	$42,743	$—	$42,743	$42,743	$—	$42,743
Amortized intangible assets:
Acquired contractual rights	42,220	(32,163)	10,057	41,667	(23,051)	18,616
Customer lists	19,326	(12,217)	7,109	20,018	(9,559)	10,459

Total	$104,289	$(44,380)	$59,909	$104,428	$(32,610)	$71,818

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

For the years ended November 25, 2012, and November 27, 2011, amortization of these intangible assets were $11.4 million and $12.1 million, respectively. The amortization of these intangible assets, which is included in “Selling, general and administrative expenses” in the Company’s consolidated statements of income, in the succeeding fiscal years is approximately $10.9 million in 2013 and immaterial thereafter.

As of November 25, 2012, there was no impairment to the carrying value of the Company’s goodwill or non-amortized intangible assets.

NOTE 4:    FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the Company’s financial instruments that are carried at fair value:

	November 25, 2012			November 27, 2011
		Fair Value Estimated Using			Fair Value Estimated Using
	Fair Value	Level 1 Inputs(1)	Level 2 Inputs(2)	Fair Value	Level 1 Inputs(1)	Level 2 Inputs(2)
	(Dollars in thousands)
Financial assets carried at fair value
Rabbi trust assets	$20,322	$20,322	$—	$18,064	$18,064	$—
Forward foreign exchange contracts, net(3)	5,792	—	5,792	25,992	—	25,992

Total	$26,114	$20,322	$5,792	$44,056	$18,064	$25,992

Financial liabilities carried at fair value
Forward foreign exchange contracts, net(3)	$3,018	$—	$3,018	$5,256	$—	$5,256

(1)	Fair values estimated using Level 1 inputs are inputs which consist of quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Rabbi trust assets consist of a diversified portfolio of equity, fixed income and other securities. See Note 12 for more information on rabbi trust assets.

(2)	Fair values estimated using Level 2 inputs are inputs, other than quoted prices, that are observable for the asset or liability, either directly or indirectly and include among other things, quoted prices for similar assets or liabilities in markets that are active or inactive as well as inputs other than quoted prices that are observable. For forward foreign exchange contracts, inputs include foreign currency exchange and interest rates and, where applicable, credit default swap prices.

(3)	The Company’s over-the-counter forward foreign exchange contracts are subject to International Swaps and Derivatives Association, Inc. master agreements. These agreements permit the net-settlement of these contracts on a per-institution basis.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

The following table presents the carrying value — including related accrued interest — and estimated fair value of the Company’s financial instruments that are carried at adjusted historical cost:

	November 25, 2012		November 27, 2011
	Carrying Value	Estimated Fair Value(1)	Carrying Value	Estimated Fair Value(1)
	(Dollars in thousands)
Financial liabilities carried at adjusted historical cost
Senior revolving credit facility	$—	$—	$200,267	$199,767
Senior term loan due 2014	324,890	324,484	324,663	316,562
8.875% senior notes due 2016	—	—	354,918	366,293
4.25% Yen-denominated Eurobonds due 2016	48,656	47,201	118,618	102,508
7.75% Euro senior notes due 2018	387,433	416,422	401,495	381,478
7.625% senior notes due 2020	526,223	572,161	526,446	519,883
6.875% senior notes due 2022	386,838	404,163	—	—
Short-term borrowings	59,861	59,861	54,975	54,975

Total	$1,733,901	$1,824,292	$1,981,382	$1,941,466

(1)	Fair value estimate incorporates mid-market price quotes.

NOTE 5:    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company’s foreign currency management objective is to minimize the effect of fluctuations in foreign exchange rates on nonfunctional currency cash flows of the Company and its subsidiaries and selected assets or liabilities of the Company and its subsidiaries without exposing the Company to additional risk associated with transactions that could be regarded as speculative. Forward exchange contracts on various currencies are entered into to manage foreign currency exposures associated with certain product sourcing activities, some intercompany sales, foreign subsidiaries’ royalty payments, interest payments, earnings repatriations, net investment in foreign operations and funding activities. The Company manages certain forecasted foreign currency exposures and uses a centralized currency management operation to take advantage of potential opportunities to naturally offset foreign currency exposures against each other. The Company designates its outstanding Euro senior notes and a portion of its outstanding Yen-denominated Eurobonds as net investment hedges to manage foreign currency exposures in its foreign operations. The Company does not apply hedge accounting to its derivative transactions. As of November 25, 2012, the Company had forward foreign exchange contracts to buy $795.1 million and to sell $422.3 million against various foreign currencies. These contracts are at various exchange rates and expire at various dates through January 2014.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

The table below provides data about the carrying values of derivative instruments and non-derivative instruments:

	November 25, 2012			November 27, 2011
	Assets	(Liabilities)		Assets	(Liabilities)	Derivative Net Carrying Value
	Carrying Value	Carrying Value	Derivative Net Carrying Value	Carrying Value	Carrying Value
	(Dollars in thousands)
Derivatives not designated as hedging instruments
Forward foreign exchange contracts(1)	$7,131	$(1,339)	$5,792	$31,906	$(5,914)	$25,992
Forward foreign exchange contracts(2)	5,183	(8,201)	(3,018)	4,547	(9,803)	(5,256)

Total	$12,314	$(9,540)		$36,453	$(15,717)

Non-derivatives designated as hedging instruments
4.25% Yen-denominated Eurobonds due 2016	$—	$(28,135)		$—	$(46,115)
7.75% Euro senior notes due 2018	—	(386,520)		—	(400,350)

Total	$—	$(414,655)		$—	$(446,465)

(1)	Included in “Other current assets” or “Other non-current assets” on the Company’s consolidated balance sheets.

(2)	Included in “Other accrued liabilities” on the Company’s consolidated balance sheets.

The table below provides data about the amount of gains and losses related to derivative instruments and non-derivative instruments designated as net investment hedges included in “Accumulated other comprehensive loss” (“AOCI”) on the Company’s consolidated balance sheets, and in “Other income (expense), net” in the Company’s consolidated statements of income:

	Gain or (Loss) Recognized in AOCI (Effective Portion)		Gain or (Loss) Recognized in Other Income (Expense), net (Ineffective Portion and Amount Excluded from Effectiveness Testing)
	As of November 25, 2012	As of November 27, 2011	Year Ended
			November 25, 2012	November 27, 2011	November 28, 2010
	(Dollars in thousands)
Forward foreign exchange contracts	$4,637	$4,637
4.25% Yen-denominated Eurobonds due 2016	(26,285)	(28,525)	$3,474	$(5,033)	$2,254
7.75% Euro senior notes due 2018	(9,451)	(23,281)	—	—	—
Cumulative income taxes	12,246	18,476

Total	$(18,853)	$(28,693)

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

The table below provides data about the amount of gains and losses related to derivatives not designated as hedging instruments included in “Other income (expense), net” in the Company’s consolidated statements of income:

	Gain or (Loss)
	Year Ended
	November 25, 2012	November 27, 2011	November 28, 2010
	(Dollars in thousands)
Forward foreign exchange contracts:
Realized	$8,508	$(9,548)	$(16,342)
Unrealized	(17,952)	24,858	10,163

Total	$(9,444)	$15,310	$(6,179)

NOTE 6:    DEBT

	November 25, 2012	November 27, 2011
	(Dollars in thousands)
Long-term debt
Secured:
Senior revolving credit facility	$—	$100,000
Unsecured:
Senior term loan due 2014	324,424	324,032
8.875% senior notes due 2016	—	350,000
4.25% Yen-denominated Eurobonds due 2016	48,508	118,243
7.75% Euro senior notes due 2018	386,520	400,350
7.625% senior notes due 2020	525,000	525,000
6.875% senior notes due 2022	385,000	—

Total unsecured	1,669,452	1,717,625

Total long-term debt	$1,669,452	$1,817,625

Short-term debt
Senior revolving credit facility	$—	$100,000
Short-term borrowings	59,759	54,747

Total short-term debt	$59,759	$154,747

Total long-term and short-term debt	$1,729,211	$1,972,372

Senior Revolving Credit Facility

The Company is a party to a credit agreement for a senior secured revolving credit facility. The credit agreement provides for an asset-based facility, in which the borrowing availability is primarily based on the value of the U.S. Levi’s® trademarks and the levels of accounts receivable and inventory in the United States and Canada, as further described below.

Availability, interest and maturity.    The maximum availability under the credit facility is $850.0 million, of which $800.0 million is available to the Company for revolving loans in U.S. Dollars and $50.0 million is available to the Company for revolving loans either in U.S. Dollars or Canadian Dollars. Subject to the level of this borrowing base, the Company may make and repay borrowings from time to time until the maturity of the credit facility. The Company may make voluntary prepayments of borrowings at any time and must make mandatory prepayments if certain events occur. Borrowings under the credit agreement will bear an interest rate

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

of LIBOR plus 150 to 275 basis points, depending on borrowing base availability, and undrawn availability bears a rate of 37.5 to 50 basis points. The credit facility has a maturity date of September 30, 2016, which may be accelerated to December 26, 2013, if the senior unsecured term loan due 2014 is still outstanding on that date and the Company has not met other conditions set forth in the credit agreement. Upon the maturity date, all of the obligations outstanding under the credit agreement become due.

The Company’s unused availability under its senior secured revolving credit facility was $533.8 million at November 25, 2012, as the Company’s total availability of $616.1 million, based on the collateral levels discussed above, was reduced by $82.3 million of letters of credit and other credit usage allocated under the facility. The $82.3 million was comprised of $15.5 million of other credit usage and $66.8 million of stand-by letters of credit with various international banks which serve as guarantees to cover U.S. workers’ compensation claims and the working capital requirements for certain subsidiaries, primarily India.

Guarantees and security.    The Company’s obligations under the credit agreement are guaranteed by its domestic subsidiaries. The obligations under the agreement are secured by, among other domestic assets, certain U.S. trademarks associated with the Levi’s® brand and accounts receivable, goods and inventory in the United States. Additionally, the obligations of Levi Strauss & Co. (Canada) Inc. under the credit agreement are secured by Canadian accounts receivable, goods, inventory and other Canadian assets. The lien on the U.S. Levi’s® trademarks and related intellectual property may be released at the Company’s discretion so long as it meets certain conditions; such release would reduce the borrowing base.

Covenants.    The credit agreement contains customary covenants restricting the Company’s activities as well as those of the Company’s subsidiaries, including limitations on the ability to sell assets; engage in mergers; enter into transactions involving related parties or derivatives; incur or prepay indebtedness or grant liens or negative pledges on the Company’s assets; make loans or other investments; pay dividends or repurchase stock or other securities; guaranty third-party obligations; and make changes in the Company’s corporate structure. There are exceptions to these covenants, and some are only applicable when unused availability falls below specified thresholds. In addition, the credit agreement includes, as a financial covenant, a springing fixed charge coverage ratio of 1.0:1.0, which arises when availability falls below a specified threshold.

Events of default.    The credit agreement contains customary events of default, including payment failures; failure to comply with covenants; failure to satisfy other obligations under the credit agreements or related documents; defaults in respect of other indebtedness; bankruptcy, insolvency and inability to pay debts when due; material judgments; pension plan terminations or specified underfunding; substantial stock ownership changes; and specified changes in the composition of the Company’s board of directors. The cross-default provisions in the agreement apply if a default occurs on other indebtedness in excess of $50.0 million and the applicable grace period in respect of the indebtedness has expired, such that the lenders of or trustee for the defaulted indebtedness have the right to accelerate. If an event of default occurs under the credit agreement, the lenders may terminate their commitments, declare immediately payable all borrowings under the agreement and foreclose on the collateral.

Senior Term Loan due 2014

The Company is a party to a senior unsecured term loan agreement (the “Term Loan”). The Term Loan, entered into in 2007, consists of a single borrowing of $325.0 million, net of a 0.75% discount to the lenders. The Term Loan matures on April 4, 2014, and bears interest at 2.25% over LIBOR or 1.25% over the base rate. The Term Loan could not have been prepaid during the first year but thereafter may be prepaid without premium or penalty.

Covenants.    The agreement governing the Term Loan contains covenants that limit the Company and its subsidiaries’ ability to incur additional debt; pay dividends or make other restricted payments; consummate

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

specified asset sales; enter into transactions with affiliates; incur liens; impose restrictions on the ability of a subsidiary to pay dividends or make payments to the Company and its subsidiaries; merge or consolidate with any other person; and sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s assets or its subsidiaries’ assets. The Company and its subsidiaries would not be required to comply with certain of these covenants if the Term Loan receives and maintains an investment grade rating by both Standard and Poor’s and Moody’s and the Company and its subsidiaries are and remain in compliance with the agreement.

Asset sales.    The agreement governing the Term Loan provides that the Company’s asset sales must be at fair market value and the consideration must consist of at least 75% cash or cash equivalents or the assumption of liabilities. The Company would be required to use the net proceeds from the asset sale within 360 days after receipt either to repay bank debt, with an equivalent permanent reduction in the available commitment in the case of a repayment under the Company’s senior secured revolving credit facility, or to invest in additional assets in a business related to the Company’s business. To the extent proceeds not so used within the time period exceed $10.0 million, the Company would be required to make an offer to prepay the Term Loan plus accrued but unpaid interest, if any, to the date of prepayment.

Change in control.    If the Company experienced a change in control as defined in the agreement, then the Company is required under the agreement to make an offer to prepay the Term Loan at 101% of the principal amount plus accrued and unpaid interest, if any, to the date of prepayment.

Events of default.    The agreement contains customary events of default, including failure to pay principal, failure to pay interest after a 30-day grace period, failure to comply with the merger, consolidation and sale of property covenant, failure to comply with other covenants in the agreement for a period of 30 days after notice given to the Company, failure to satisfy certain judgments in excess of $25.0 million after a 30-day grace period, and certain events involving bankruptcy, insolvency or reorganization. The agreement also contains a cross-acceleration event of default that applies if debt of the Company or any restricted subsidiary in excess of $25.0 million is accelerated or is not paid when due at final maturity.

Senior Notes due 2016

Principal, interest and maturity.    The Company issued $350.0 million in notes with a ten-year term to qualified institutional buyers in 2006 (the “Senior Notes due 2016”). The Senior Notes due 2016 were unsecured obligations that ranked equally with all of the Company’s other existing and future unsecured and unsubordinated debt. The Company redeemed all of the remaining outstanding Senior Notes due 2016 in May 2012, as described below.

Yen-denominated Eurobonds due 2016

In 1996, the Company issued ¥20 billion principal amount Eurobonds (equivalent to approximately $180.0 million at the time of issuance) due in November 2016, with interest payable at 4.25% per annum. The bond is redeemable at the option of the Company at a make-whole redemption price. The Company repurchased a portion of the Yen-denominated Eurobonds due 2016 in May 2010, and again in May 2012, as described below.

The agreement governing these bonds contains customary events of default and restricts the Company’s ability and the ability of its subsidiaries and future subsidiaries to incur liens; engage in sale and leaseback transactions and engage in mergers and sales of assets. The agreement contains a cross-acceleration event of default that applies if any of the Company’s debt in excess of $25.0 million is accelerated and the debt is not discharged or acceleration rescinded within 30 days after the Company’s receipt of a notice of default from the fiscal agent or from the holders of at least 25% of the principal amount of the bond.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

Euro Notes due 2018 and Senior Notes due 2020

Principal, interest and maturity.    On May 6, 2010, the Company issued €300.0 million in aggregate principal amount of 7.75% Euro senior notes due 2018 (the “Euro Notes due 2018”) and $525.0 million in aggregate principal amount of 7.625% senior notes due 2020 (the “Senior Notes due 2020”) to qualified institutional buyers. The notes are unsecured obligations that rank equally with all of the Company’s other existing and future unsecured and unsubordinated debt. The Euro Notes due 2018 mature on May 15, 2018, and the Senior Notes due 2020 mature on May 15, 2020. Interest on the notes is payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2010. The Company may redeem some or all of the Euro Notes due 2018 prior to May 15, 2014, and some or all of the Senior Notes due 2020 prior to May 15, 2015, each at a price equal to 100% of the principal amount plus accrued and unpaid interest and a “make-whole” premium; after these dates, the Company may redeem all or any portion of the notes, at once or over time, at redemption prices specified in the indenture governing the notes, after giving the required notice under the indenture. In addition, at any time prior to May 15, 2013, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of each series of notes with the proceeds of one or more public equity offerings at a redemption price of 107.750% and 107.625% of the principal amount of the Euro Notes due 2018 and Senior Notes due 2020, respectively, plus accrued and unpaid interest, if any, to the date of redemption. Costs representing underwriting fees and other expenses of $17.5 million are amortized over the term of the notes to interest expense.

Covenants.    The indenture governing both notes contains covenants that limit, among other things, the Company’s and certain of the Company’s subsidiaries’ ability to incur additional debt; make certain restricted payments; consummate specified asset sales; enter into transactions with affiliates; incur liens; impose restrictions on the ability of its subsidiaries to pay dividends or make payments to the Company and its restricted subsidiaries; enter into sale and leaseback transactions; merge or consolidate with another person; and dispose of all or substantially all of the Company’s assets. The indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants in the indenture, payment defaults or acceleration of other indebtedness, a failure to pay certain judgments and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the trustee under the indenture or holders of at least 25% in principal amount of the then outstanding notes may declare all notes to be due and payable immediately. Upon the occurrence of a change in control (as defined in the indenture), each holder of notes may require the Company to repurchase all or a portion of the notes in cash at a price equal to 101% of the principal amount of notes to be repurchased, plus accrued and unpaid interest, if any, thereon to the date of purchase.

Exchange offer.    In accordance with a registration rights agreement, the Company conducted an exchange offer to allow holders to exchange the notes for new notes in the same principal amount and with substantially identical terms, except that the new notes were registered under the Securities Act of 1933.

Use of Proceeds.    The proceeds from the issuance of the Euro Notes due 2018 and the Senior Notes due 2020 were used to repurchase and repay all of the Company’s then-existing Euro Notes due 2013 and Senior Notes due 2015. The proceeds were also used to repurchase ¥10,883,500,000 in principal amount tendered of the Yen-denominated Eurobonds due 2016 for total consideration of $100.0 million including accrued interest.

Issuance of Senior Notes due 2022

Principal, interest and maturity.    On May 8, 2012, the Company issued $385.0 million in aggregate principal amount of 6.875% senior notes due 2022 (the “Senior Notes due 2022”) to qualified institutional buyers and to purchasers outside the United States in compliance with the Securities Act of 1933, as amended (the “Securities Act”). The notes are unsecured obligations that rank equally with all of the Company’s other existing

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

and future unsecured and unsubordinated debt. The Senior Notes due 2022 mature on May 1, 2022. Interest on the notes is payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2012. The Company may redeem some or all of the Senior Notes due 2022 prior to May 1, 2017, at a price equal to 100% of the principal amount plus accrued and unpaid interest and a “make-whole” premium; on or after this date, the Company may redeem all or any portion of the notes, at once or over time, at redemption prices specified in the indenture governing the notes, after giving the required notice under the indenture. In addition, at any time prior to May 1, 2015, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the Senior Notes due 2022 with the proceeds of certain equity offerings at a redemption price of 106.875% of the principal amount of the Senior Notes due 2022, plus accrued and unpaid interest, if any, to the date of redemption. Costs of approximately $7.4 million associated with the issuance of the notes, representing underwriting fees and other expenses, will be amortized to interest expense over the term of the notes.

Other Covenants.    The indenture contains covenants that limit, among other things, the Company’s and certain of the Company’s subsidiaries’ ability to incur additional debt, make certain restricted payments, consummate specified asset sales, enter into transactions with affiliates, incur liens, impose restrictions on the ability of its subsidiaries to pay dividends or make payments to the Company and its restricted subsidiaries, enter into sale and leaseback transactions, merge or consolidate with another person, and dispose of all or substantially all of the Company’s assets. The indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants in the indenture, payment defaults or acceleration of other indebtedness, a failure to pay certain judgments and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the trustee under the indenture or holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Upon the occurrence of a change in control (as defined in the indenture), each holder of notes may require the Company to repurchase all or a portion of the notes in cash at a price equal to 101% of the principal amount of notes to be repurchased, plus accrued and unpaid interest, if any, thereon to the date of purchase.

Exchange offer.    In accordance with a registration rights agreement, the Company conducted an exchange offer to allow holders to exchange the notes for new notes in the same principal amount and with substantially identical terms, except that the new notes were registered under the Securities Act.

Use of Proceeds.    On April 24, 2012, the Company commenced a cash tender offer for the outstanding principal amount of its $350.0 million Senior Notes due 2016. The tender offer expired May 21, 2012, and the Company redeemed all remaining notes that were not tendered in the offer on May 25, 2012. The Company purchased all of the outstanding Senior Notes due 2016 pursuant to the tender offer and subsequent redemption.

On May 11, 2012, the Company repurchased ¥5,116,500,000 in aggregate principal amount tendered of the Yen-denominated Eurobonds due 2016 for total consideration of $56.4 million including interest.

The tender offer, redemption, and partial repurchase described above, as well as underwriting fees associated with the new issuance, were primarily funded with the proceeds from the issuance of the Senior Notes due 2022.

Short-term Borrowings

Short-term borrowings consist of term loans and revolving credit facilities at various foreign subsidiaries which the Company expects to either pay over the next twelve months or refinance at the end of their applicable terms. Certain of these borrowings are guaranteed by stand-by letters of credit allocated under the Company’s senior secured revolving credit facility.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

Loss on Early Extinguishment of Debt

For the year ended November 25, 2012, the Company recorded a net loss of $8.2 million on early extinguishment of debt, primarily comprised of a tender premium of $11.4 million and the write-off of $4.0 million of unamortized debt issuance costs, partially offset by a gain of $7.6 million related to the partial repurchase of Yen-denominated Eurobonds at a discount of their par value.

Principal Payments on Short-term and Long-term Debt

The table below sets forth, as of November 25, 2012, the Company’s required aggregate short-term and long-term debt principal payments (inclusive of premium and discount) for the next five fiscal years and thereafter.

(Dollars in thousands)
2013	$59,759
2014	324,424
2015	—
2016	48,508
2017	—
Thereafter	1,296,520

Total future debt principal payments	$1,729,211

Interest Rates on Borrowings

The Company’s weighted-average interest rate on average borrowings outstanding during 2012, 2011 and 2010 was 7.05%, 6.90% and 7.05%, respectively. The weighted-average interest rate on average borrowings outstanding includes the amortization of capitalized bank fees and underwriting fees, and excludes interest on obligations to participants under deferred compensation plans.

Dividends and Restrictions

The terms of certain of the indentures relating to the Company’s unsecured notes and its senior secured revolving credit facility agreement contain covenants that restrict the Company’s ability to pay dividends to its stockholders. For information about the Company’s dividend payments, see Note 14. As of November 25, 2012, and at the time the dividends were paid, the Company met the requirements of its debt instruments. Subsidiaries of the Company that are not wholly-owned subsidiaries are permitted under the indentures to pay dividends to all stockholders either on a pro rata basis or on a basis that results in the receipt by the Company of dividends or distributions of greater value than it would receive on a pro rata basis. The Company has not entered into any arrangements that would restrict the transfer of the assets of the Company’s subsidiaries to the Company in the form of loans, advances or cash dividends.

NOTE 7:    GUARANTEES

Indemnification agreements.    In the ordinary course of business, the Company enters into agreements containing indemnification provisions under which the Company agrees to indemnify the other party for specified claims and losses. For example, the Company’s trademark license agreements, real estate leases, consulting agreements, logistics outsourcing agreements, securities purchase agreements and credit agreements typically contain such provisions. This type of indemnification provision obligates the Company to pay certain amounts associated with claims brought against the other party as the result of trademark infringement,

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

negligence or willful misconduct of Company employees, breach of contract by the Company including inaccuracy of representations and warranties, specified lawsuits in which the Company and the other party are co-defendants, product claims and other matters. These amounts generally are not readily quantifiable; the maximum possible liability or amount of potential payments that could arise out of an indemnification claim depends entirely on the specific facts and circumstances associated with the claim. The Company has insurance coverage that minimizes the potential exposure to certain of such claims. The Company also believes that the likelihood of material payment obligations under these agreements to third parties is low.

Covenants.    The Company’s long-term debt agreements contain customary covenants restricting its activities as well as those of its subsidiaries, including limitations on its, and its subsidiaries’, ability to sell assets; engage in mergers; enter into capital leases or certain leases not in the ordinary course of business; enter into transactions involving related parties or derivatives; incur or prepay indebtedness or grant liens or negative pledges on its assets; make loans or other investments; pay dividends or repurchase stock or other securities; guaranty third-party obligations; make capital expenditures; and make changes in its corporate structure. For additional information see Note 6.

NOTE 8:    EMPLOYEE BENEFIT PLANS

Pension plans.    The Company has several non-contributory defined benefit retirement plans covering eligible employees. Plan assets are invested in a diversified portfolio of securities including stocks, bonds, real estate investment funds, cash equivalents, and alternative investments. Benefits payable under the plans are based on years of service, final average compensation, or both. The Company retains the right to amend, curtail or discontinue any aspect of the plans, subject to local regulations.

Postretirement plans.    The Company maintains plans that provide postretirement benefits to eligible employees, principally health care, to substantially all U.S. retirees and their qualified dependents. These plans were established with the intention that they would continue indefinitely. However, the Company retains the right to amend, curtail or discontinue any aspect of the plans at any time. The plans are contributory and contain certain cost-sharing features, such as deductibles and coinsurance. The Company’s policy is to fund postretirement benefits as claims and premiums are paid.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

The following tables summarize activity of the Company’s defined benefit pension plans and postretirement benefit plans:

	Pension Benefits		Postretirement Benefits
	2012	2011	2012	2011
	(Dollars in thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$1,203,677	$1,131,765	$156,060	$164,308
Service cost	8,952	10,241	397	478
Interest cost	57,635	60,314	6,634	7,629
Plan participants’ contribution	884	1,177	5,531	5,832
Actuarial loss(1)	184,183	75,268	10,408	2,323
Net curtailment gain	(2,379)	(7,132)	—	—
Impact of foreign currency changes	1,103	(2,027)	—	—
Plan settlements	(867)	(4,051)	—	—
Special termination benefits	159	120	—	—
Benefits paid	(64,697)	(61,998)	(23,166)	(24,510)

Benefit obligation at end of year	$1,388,650	$1,203,677	$155,864	$156,060

Change in plan assets:
Fair value of plan assets at beginning of year	771,914	731,676	—	—
Actual return on plan assets	125,430	39,091	—	—
Employer contribution	60,096	67,584	17,635	18,678
Plan participants’ contributions	884	1,177	5,531	5,832
Plan settlements	(867)	(4,051)	—	—
Impact of foreign currency changes	1,602	(1,565)	—	—
Benefits paid	(64,697)	(61,998)	(23,166)	(24,510)

Fair value of plan assets at end of year	894,362	771,914	—	—

Unfunded status at end of year	$(494,288)	$(431,763)	$(155,864)	$(156,060)

(1)	Actuarial losses in the Company’s pension benefit plans resulted from changes in discount rate assumptions, primarily for the Company’s U.S. plans. Changes in financial markets during 2011 and 2012, including a decrease in corporate bond yield indices, caused a reduction in the discount rates used to measure the benefit obligations in each of those years.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

Amounts recognized in the consolidated balance sheets as of November 25, 2012, and November 27, 2011, consist of the following:

	Pension Benefits		Postretirement Benefits
	2012	2011	2012	2011
	(Dollars in thousands)
Accrued benefit liability – current portion	(8,217)	(7,876)	(14,906)	(15,952)
Accrued benefit liability – long-term portion	(486,071)	(423,887)	(140,958)	(140,108)

	$(494,288)	$(431,763)	$(155,864)	$(156,060)

Accumulated other comprehensive loss:
Net actuarial loss	$(493,487)	$(395,554)	$(51,644)	$(46,393)
Net prior service benefit	708	806	493	16,849

	$(492,779)	$(394,748)	$(51,151)	$(29,544)

The accumulated benefit obligation for all defined benefit plans was $1.4 billion and $1.2 billion at November 25, 2012, and November 27, 2011, respectively. Information for the Company’s defined benefit plans with an accumulated or projected benefit obligation in excess of plan assets is as follows:

	Pension Benefits
	2012	2011
	(Dollars in thousands)
Accumulated benefit obligations in excess of plan assets:
Aggregate accumulated benefit obligation	$1,335,827	$1,133,801
Aggregate fair value of plan assets	859,373	713,818
Projected benefit obligations in excess of plan assets:
Aggregate projected benefit obligation	$1,388,650	$1,203,677
Aggregate fair value of plan assets	894,362	771,914

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

The components of the Company’s net periodic benefit cost (income) were as follows:

	Pension Benefits			Postretirement Benefits
	2012	2011	2010	2012	2011	2010
	(Dollars in thousands)
Net periodic benefit cost (income):
Service cost	$8,952	$10,241	$7,794	$397	$478	$474
Interest cost	57,635	60,314	59,680	6,634	7,629	8,674
Expected return on plan assets	(52,029)	(52,959)	(46,085)	—	—	—
Amortization of prior service (benefit) cost(1)	(78)	47	453	(16,356)	(28,945)	(29,566)
Amortization of actuarial loss	12,612	14,908	26,660	5,157	5,025	5,608
Curtailment (gain) loss	(2,391)	129	106	—	—	—
Special termination benefit	159	120	312	—	—	—
Net settlement loss	383	714	425	—	—	—

Net periodic benefit cost (income)	25,243	33,514	49,345	(4,168)	(15,813)	(14,810)

Changes in accumulated other comprehensive loss:
Actuarial loss(2)	110,262	84,593		10,408	2,324
Amortization of prior service benefit (cost)(1)	78	(47)		16,356	28,945
Amortization of actuarial loss	(12,612)	(14,908)		(5,157)	(5,025)
Curtailment gain (loss)	192	(3,064)		—	—
Net settlement loss	(77)	(338)		—	—

Total recognized in accumulated other comprehensive loss	97,843	66,236		21,607	26,244

Total recognized in net periodic benefit cost (income) and accumulated other comprehensive loss	$123,086	$99,750		$17,439	$10,431

(1)	Postretirement benefits amortization of prior service benefit recognized during each of years 2012, 2011, and 2010 relates primarily to the favorable impact of the February 2004 and August 2003 plan amendments.
(2)	Reflects the impact of the changes in the discount rate assumptions at year-end remeasurement for the pension and postretirement benefit plans for 2012 and 2011.

The amounts that will be amortized from “Accumulated other comprehensive loss” into net periodic benefit cost in 2013 for the Company’s defined benefit pension and postretirement benefit plans are expected to be $16.8 million and $6.3 million, respectively.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

Assumptions used in accounting for the Company’s benefit plans were as follows:

	Pension Benefits		Postretirement Benefits
	2012	2011	2012	2011
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	4.9%	5.5%	4.5%	4.9%
Expected long-term rate of return on plan assets	6.7%	6.9%
Rate of compensation increase	3.6%	4.0%

Weighted-average assumptions used to determine benefit obligations:
Discount rate	3.8%	4.9%	3.3%	4.5%
Rate of compensation increase	3.5%	3.5%

Assumed health care cost trend rates were as follows:
Health care trend rate assumed for next year			7.4%	7.6%
Rate trend to which the cost trend is assumed to decline			4.5%	4.5%
Year that rate reaches the ultimate trend rate			2028	2028

For the Company’s U.S. benefit plans, the discount rate used to determine the present value of the future pension and postretirement plan obligations was based on a yield curve constructed from a portfolio of high quality corporate bonds with various maturities. Each year’s expected future benefit payments are discounted to their present value at the appropriate yield curve rate, thereby generating the overall discount rate. The Company utilized a variety of country-specific third-party bond indices to determine the appropriate discount rates to use for the benefit plans of its foreign subsidiaries.

The Company bases the overall expected long-term rate of return on assets on anticipated long-term returns of individual asset classes and each pension plans’ target asset allocation strategy based on current economic conditions. For the U.S. pension plan, the expected long-term returns for each asset class are determined through a mean-variance model to estimate 20-year returns for the plan.

Health care cost trend rate assumptions are a significant input in the calculation of the amounts reported for the Company’s postretirement benefits plans. A one percentage-point change in assumed health care cost trend rates would have no significant effect on the total service and interest cost components or on the postretirement benefit obligation.

Consolidated pension plan assets relate primarily to the U.S. pension plan. The Company utilizes the services of independent third-party investment managers to oversee the management of U.S. pension plan assets. The Company’s investment strategy is to invest plan assets in a diversified portfolio of domestic and international equity securities, fixed income securities and real estate and other alternative investments with the objective of generating long-term growth in plan assets at a reasonable level of risk. Prohibited investments for the U.S. pension plan include certain privately placed or other non-marketable debt instruments, letter stock, commodities or commodity contracts and derivatives of mortgage-backed securities, such as interest-only, principal-only or inverse floaters. The current target allocation percentages for the Company’s U.S. pension plan assets are 43-47% for equity securities, 43-47% for fixed income securities and 8-12% for other alternative investments, including real estate.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

The fair value of the Company’s pension plan assets by asset class are as follows:

	Year Ended November 25, 2012
Asset Class	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Cash and cash equivalents	$6,585	$6,585	$—	$—
Equity securities(1)
U.S. large cap	208,722	—	208,722	—
U.S. small cap	37,356	—	37,356	—
International	158,281	—	158,281	—
Fixed income securities(2)	397,706	—	397,706	—
Other alternative investments
Real estate(3)	69,526	—	69,526	—
Private equity(4)	3,837	—	—	3,837
Hedge fund(5)	5,733	—	5,733	—
Other(6)	6,616	—	6,616	—

Total investments at fair value	$894,362	$6,585	$883,940	$3,837

(1)	Primarily comprised of equity index funds that track various market indices.

(2)	Predominantly includes bond index funds that invest in U.S. government and investment grade corporate bonds.

(3)	Primarily comprised of investments in U.S. Real Estate Investment Trusts.

(4)	Represents holdings in a diversified portfolio of private equity funds and direct investments in companies located primarily in North America. Fair values are determined by investment fund managers using primarily unobservable market data.

(5)	Primarily invested in a diversified portfolio of equities, bonds, alternatives and cash with a low tolerance for capital loss.

(6)	Primarily relates to accounts held and managed by a third-party insurance company for employee-participants in Belgium. Fair values are based on accumulated plan contributions plus a contractually-guaranteed return plus a share of any incremental investment fund profits.

The fair value of plan assets are composed of U.S. plan assets of approximately $761 million and non-U.S. plan assets of approximately $133 million. The fair values of the substantial majority of the equity, fixed income and real estate investments are based on the net asset value of comingled trust funds that passively track various market indices.

The Company’s estimated future benefit payments to participants, which reflect expected future service, as appropriate are anticipated to be paid as follows:

Fiscal year	Pension Benefits	Postretirement Benefits	Total
	(Dollars in thousands)
2013	$61,726	$17,943	$79,669
2014	59,188	17,339	76,527
2015	60,580	16,832	77,412
2016	61,661	16,196	77,857
2017	64,067	15,459	79,526
2018-2022	349,646	69,469	419,115

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

At November 25, 2012, the Company’s contributions to its pension plans in 2013 were estimated to be approximately $31.7 million.

NOTE 9:    EMPLOYEE INVESTMENT PLANS

The Company’s Employee Savings and Investment Plan (“ESIP”) is a qualified plan that covers eligible home office employees. The Company matches 125% of ESIP participant’s contributions to all funds maintained under the qualified plan up to the first 6.0% of eligible compensation. Total amounts charged to expense for the Company’s employee investment plans for the years ended November 25, 2012, November 27, 2011, and November 28, 2010, were $11.0 million, $10.3 million and $9.7 million, respectively.

NOTE 10:    EMPLOYEE INCENTIVE COMPENSATION PLANS

Annual Incentive Plan

The Annual Incentive Plan (“AIP”) provides a cash bonus that is earned based upon the Company’s business unit and consolidated financial results as measured against pre-established internal targets and upon the performance and job level of the individual. Total amounts charged to expense for this plan for the years ended November 25, 2012, November 27, 2011, and November 28, 2010, were $54.6 million, $54.0 million and $46.1 million, respectively. As of November 25, 2012, and November 27, 2011, the Company had accrued $57.2 million and $52.6 million, respectively, for the AIP.

Long-Term Incentive Plans

2006 Equity Incentive Plan (“EIP”).    In July 2006, the Company’s board of directors adopted, and the stockholders approved, the EIP. For more information on this plan, see Note 11.

2005 Long-Term Incentive Plan (“LTIP”).    The Company established a long-term cash incentive plan effective at the beginning of 2005. Executive officers are not participants in this plan. The plan is intended to reward management for its long-term impact on total Company earnings performance. Performance will be measured at the end of a three-year period based on the Company’s performance over the period measured against the following pre-established targets: (i) the target compound annual growth rate of the Company’s earnings adjusted for certain items such as interest and taxes for the three-year period; and (ii) the target compound annual growth rate in the Company’s net revenues over the three-year period. Individual target amounts are set for each participant based on job level. Awards will be paid out in the quarter following the end of the three-year period based on Company performance against objectives.

The Company recorded a net reversal of expense for the LTIP of $3.6 million and $2.5 million for the years ended November 25, 2012 and November 27, 2011, respectively, and expense for the LTIP of $10.6 million for the year ended November 28, 2010. As of November 25, 2012, and November 27, 2011, the Company had accrued a total of $0.1 million and $14.9 million, respectively, for the LTIP, of which $11.3 million was recorded in “Accrued salaries, wages and employee benefits” as of November 27, 2011, and $0.1 million and $3.6 million were recorded in “Long-term employee related benefits” as of November 25, 2012, and November 27, 2011, respectively, on the Company’s consolidated balance sheets.

NOTE 11:    STOCK-BASED INCENTIVE COMPENSATION PLANS

The Company recognized stock-based compensation expense of $5.1 million, $6.6 million and $11.7 million, and related income tax expense of $2.6 million and income tax benefits of $2.7 million and $4.5 million,

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

respectively, for the years ended November 25, 2012, November 27, 2011 and November 28, 2010, respectively. As of November 25, 2012, there was $11.7 million of total unrecognized compensation cost related to nonvested awards, which cost is expected to be recognized on a straight-line basis over a weighted-average period of 2.89 years. No stock-based compensation cost has been capitalized in the accompanying consolidated financial statements.

2006 Equity Incentive Plan

Under the Company’s 2006 Equity Incentive Plan (“EIP”), a variety of stock awards, including stock options, restricted stock, restricted stock units (“RSUs”), and stock appreciation rights (“SARs”) may be granted. The EIP also provides for the grant of performance awards in the form of cash or equity. The aggregate number of shares of common stock authorized for issuance under the EIP is 700,000 shares. At November 25, 2012, 585,895 shares remained available for issuance.

Under the EIP, stock awards have a maximum contractual term of ten years and generally must have an exercise price at least equal to the fair market value of the Company’s common stock on the date the award is granted. The Company’s common stock is not listed on any stock exchange. Accordingly, as provided by the EIP, the stock’s fair market value is determined by the Board based upon a valuation performed by Evercore. Awards vest according to terms determined at the time of grant. Unvested stock awards are subject to forfeiture upon termination of employment prior to vesting, but are subject in some cases to early vesting upon specified events, including certain corporate transactions as defined in the EIP or as otherwise determined by the Board in its discretion. Some stock awards are payable in either shares of the Company’s common stock or cash at the discretion of the Board as determined at the time of grant.

Upon the exercise of a SAR, the participant will receive a share of common stock in an amount equal to the product of (i) the excess of the per share fair market value of the Company’s common stock on the date of exercise over the exercise price, multiplied by (ii) the number of shares of common stock with respect to which the SAR is exercised.

Only non-employee members of the Company’s board of directors have received RSUs. Each recipient’s initial grant of RSUs is converted to a share of common stock six months after discontinuation of service with the Company for each fully vested RSU held at that date. Subsequent grants of RSUs provide recipients with the opportunity to make deferral elections regarding when the Company’s common stock are to be delivered in settlement of vested RSUs. If the recipient does not elect to defer the receipt of common stock, then the RSUs are immediately converted to common stock upon vesting. The RSUs additionally have “dividend equivalent rights,” of which dividends paid by the Company on its common stock are credited by the equivalent addition of RSUs.

Shares of common stock will be issued from the Company’s authorized but unissued shares and are subject to the Stockholders Agreement that governs all shares.

Put rights.    Prior to an initial public offering (“IPO”) of the Company’s common stock, a participant (or estate or other beneficiary of a deceased participant) may require the Company to repurchase shares of the common stock held by the participant at then-current fair market value (a “put right”). Put rights may be exercised only with respect to shares of the Company’s common stock that have been held by a participant for at least six months following their issuance date, thus exposing the holder to the risk and rewards of ownership for a reasonable period of time. Accordingly, the SARs and RSUs are classified as equity awards, and are reported in “Stockholders’ deficit” in the accompanying consolidated balance sheets.

Call rights.    Prior to an IPO, the Company also has the right to repurchase shares of its common stock held by a participant (or estate or other beneficiary of a deceased participant, or other permitted transferee) at then-current fair market value (a “call right”). Call rights apply to an award as well as any shares of common stock

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

acquired pursuant to the award. If the award or common stock is transferred to another person, that person is subject to the call right. As with the put rights, call rights may be exercised only with respect to shares of common stock that have been held by a participant for at least six months following their issuance date.

Temporary equity.    Equity-classified awards that may be settled in cash at the option of the holder are presented on the balance sheet outside permanent equity. Accordingly, “Temporary equity” on the face of the accompanying consolidated balance sheets includes the portion of the intrinsic value of these awards relating to the elapsed service period since the grant date as well as the fair value of common stock issued pursuant to the EIP.

SARs.    The Company grants SARs to a small group of the Company’s senior executives. SAR activity during the years ended November 25, 2012, and November 27, 2011, was as follows:

	Units	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)
Outstanding at November 28, 2010	1,915,020	$40.32	4.5
Granted	599,370	43.06
Exercised	(26,381)	27.26
Forfeited	(380,332)	41.08
Expired	(86,666)	55.15

Outstanding at November 27, 2011	2,021,011	$40.52	3.9
Granted	1,438,023	32.09
Exercised	(271,175)	24.93
Forfeited	(387,407)	35.78
Expired	(263,651)	43.49

Outstanding at November 25, 2012	2,536,801	$37.82	4.5

Vested and expected to vest at November 25, 2012	2,394,646	$38.06	4.4

Exercisable at November 25, 2012	1,350,483	$42.53	2.9

The vesting terms of SARs range from two-and-a-half to four years, and have maximum contractual lives ranging from six-and-a-half to ten years.

The weighted-average grant date fair value of SARs was estimated using the Black-Scholes option valuation model. The weighted-average grant date fair values and corresponding weighted-average assumptions used in the model were as follows:

	SARs Granted
	2012	2011	2010
Weighted-average grant date fair value	$10.96	$16.08	$13.10
Weighted-average assumptions:
Expected life (in years)	4.5	4.6	4.5
Expected volatility	47.1%	46.9%	48.0%
Risk-free interest rate	0.6%	2.0%	2.1%
Expected dividend	1.7%	1.2%	2.0%

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

RSUs.    The Company grants RSUs to certain members of its Board of Directors. RSU activity during the years ended November 25, 2012, and November 27, 2011, was as follows:

	Units	Weighted-Average Fair Value
Outstanding at November 28, 2010	66,255	$36.63
Granted	30,584	39.57
Converted	(37,331)	35.88
Forfeited	—	—

Outstanding at November 27, 2011	59,508	$38.61
Granted	34,396	32.90
Converted	(21,425)	31.13
Forfeited	—	—

Outstanding, vested and expected to vest at November 25, 2012	72,479	$38.11

The weighted-average grant date fair value of RSUs was estimated using the Evercore stock valuation.

RSUs vest in a series of three equal installments at thirteen months, twenty-four months and thirty-six months following the date of grant. However, if the recipient’s continuous service terminates for reason other than cause after the first vesting installment, but prior to full vesting, then the remaining unvested portion of the award becomes fully vested as of the date of such termination.

Total Shareholder Return Plan

In 2008, the Company established the Total Shareholder Return Plan (“TSRP”) as a cash-settled plan under the EIP to provide long-term incentive compensation for the Company’s senior management. The TSRP provides for grants of units that vest over a three-year performance period. Upon vesting of a TSRP unit, the participant will receive a cash payout in an amount equal to the excess of the per share value of the Company’s common stock at the end of the three-year performance period over the per share value at the date of grant. The common stock values used in the determination of the TSRP grants and payouts are approved by the Board based on the Evercore stock valuation. Unvested units are subject to forfeiture upon termination of employment, but are subject in some cases to early vesting upon specified events, as defined in the agreement. The TSRP units are classified as liability instruments due to their cash settlement feature and are required to be remeasured to fair value at the end of each reporting period until settlement.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

TSRP activity during the years ended November 25, 2012, and November 27, 2011, was as follows:

	Units	Weighted-Average Exercise Price	Weighted-Average Fair Value At Period End
Outstanding at November 28, 2010	1,241,425	$33.91	$13.20
Granted	431,925	42.65
Exercised	—	—
Forfeited	(255,750)	32.37
Expired	(248,850)	49.80

Outstanding at November 27, 2011	1,168,750	$34.09	$6.59
Granted	389,450	32.09
Exercised	(436,875)	24.84
Forfeited	(289,175)	37.46
Expired	—	—

Outstanding at November 25, 2012	832,150	$36.83	$4.22

Vested and expected to vest at November 25, 2012	694,575	$37.09	$3.81

Exercisable at November 25, 2012	252,350	$36.36	$1.26

The weighted-average fair value of TSRPs at November 25, 2012, and November 27, 2011, was estimated using the Black-Scholes option valuation model. The weighted-average assumptions used in the model were as follows:

	TSRPs Outstanding at
	November 25, 2012	November 27, 2011
Weighted-average assumptions:
Expected life (in years)	1.2	1.1
Expected volatility	38.3%	46.9%
Risk-free interest rate	0.2%	0.1%
Expected dividend	1.7%	1.2%

NOTE 12:    LONG-TERM EMPLOYEE RELATED BENEFITS

Long-term employee-related benefit liabilities primarily consist of the Company’s liabilities for its deferred compensation plans.

Deferred compensation plan for executives and outside directors, established January 1, 2003.     The Company has a non-qualified deferred compensation plan for executives and outside directors that was established on January 1, 2003 and amended thereafter. The deferred compensation plan obligations are payable in cash upon retirement, termination of employment and/or certain other times in a lump-sum distribution or in installments, as elected by the participant in accordance with the plan. As of November 25, 2012, and November 27, 2011, these plan liabilities totaled $18.7 million and $21.1 million, respectively, of which $1.1 million and $6.3 million was included in “Accrued salaries, wages and employee benefits” as of November 25, 2012, and November 27, 2011, respectively. The Company held funds of approximately $20.3 million and $18.1

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

million in an irrevocable grantor’s rabbi trust as of November 25, 2012, and November 27, 2011, respectively, related to this plan. Rabbi trust assets are included in “Other current assets” or “Other non-current assets” on the Company’s consolidated balance sheets.

Deferred compensation plan for executives, prior to January 1, 2003.     The Company also maintains a non-qualified deferred compensation plan for certain management employees relating to compensation deferrals for the period prior to January 1, 2003. The rabbi trust is not a feature of this plan. As of November 25, 2012, and November 27, 2011, liabilities for this plan totaled $41.6 million and $43.1 million, respectively, of which $5.5 million and $4.9 million, respectively, was included in “Accrued salaries, wages and employee benefits” on the Company’s consolidated balance sheets.

Interest earned by the participants in deferred compensation plans was $6.8 million, $0.7 million and $5.6 million for the years ended November 25, 2012, November 27, 2011, and November 28, 2010, respectively. The charges were included in “Interest expense” in the Company’s consolidated statements of income.

NOTE 13:    COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

The Company is obligated under operating leases for manufacturing, finishing and distribution facilities, office space, retail stores and equipment. At November 25, 2012, obligations for future minimum payments under operating leases were as follows:

(Dollars in thousands)
2013	$146,079
2014	114,568
2015	96,278
2016	81,402
2017	70,131
Thereafter	200,454

Total future minimum lease payments	$708,912

In general, leases relating to real estate include renewal options of up to approximately 27 years, except for the San Francisco headquarters office lease, which contains multiple renewal options of up to 57 years. Some leases contain escalation clauses relating to increases in operating costs. Rental expense for the years ended November 25, 2012, November 27, 2011, and November 28, 2010, was $186.1 million, $174.6 million and $161.2 million, respectively.

Forward Foreign Exchange Contracts

The Company uses over-the-counter derivative instruments to manage its exposure to foreign currencies. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the forward foreign exchange contracts. However, the Company believes that its exposures are appropriately diversified across counterparties and that these counterparties are creditworthy financial institutions. Please see Note 5 for additional information.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

Other Contingencies

Litigation.    In the ordinary course of business, the Company has various pending cases involving contractual matters, facility- and employee-related matters, distribution matters, product liability claims, trademark infringement and other matters. The Company does not believe any of these pending legal proceedings will have a material impact on its financial condition, results of operations or cash flows.

NOTE 14:    DIVIDEND PAYMENT

The Company paid cash dividends of $20.0 million in the first half of 2012, 2011 and 2010. Subsequent to the Company’s year-end, the Company’s Board of Directors declared and the Company paid a cash dividend of $25.1 million.

The Company does not have an established annual dividend policy. The Company will continue to review its ability to pay cash dividends at least annually, and dividends may be declared at the discretion of the Company’s Board of Directors depending upon, among other factors, the income tax impact to the dividend recipients, the Company’s financial condition and compliance with the terms of the Company’s debt agreements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

NOTE 15:    ACCUMULATED OTHER COMPREHENSIVE LOSS

Accumulated other comprehensive income (loss) is summarized below:

	Levi Strauss & Co.
		Translation Adjustments		Unrealized Gain (Loss) on Marketable Securities
	Pension and Postretirement Benefits(1)	Net Investment Hedges	Foreign Currency Translation		Total	Noncontrolling Interest	Totals
	(Dollars in thousands)
Accumulated other comprehensive income (loss) at November 29, 2009	$(176,880)	$(49,317)	$(21,595)	$(2,075)	$(249,867)	$9,945	$(239,922)

Gross changes	(34,625)	37,143	(20,833)	3,615	(14,700)	130	(14,570)
Tax	12,698	(14,215)	(4,701)	(1,383)	(7,601)	—	(7,601)

Other comprehensive income (loss), net of tax	(21,927)	22,928	(25,534)	2,232	(22,301)	130	(22,171)

Accumulated other comprehensive income (loss) at November 28, 2010	(198,807)	(26,389)	(47,129)	157	(272,168)	10,075	(262,093)

Gross changes	(92,480)	(3,758)	(10,881)	(1,149)	(108,268)	794	(107,474)
Tax	35,603	1,454	(3,068)	445	34,434	—	34,434

Other comprehensive income (loss), net of tax	(56,877)	(2,304)	(13,949)	(704)	(73,834)	794	(73,040)

Accumulated other comprehensive income (loss) at November 27, 2011	(255,684)	(28,693)	(61,078)	(547)	(346,002)	10,869	(335,133)

Gross changes	(119,450)	16,070	(4,755)	2,549	(105,586)	(457)	(106,043)
Tax	44,173	(6,230)	(2)	(988)	36,953	—	36,953

Other comprehensive income (loss), net of tax	(75,277)	9,840	(4,757)	1,561	(68,633)	(457)	(69,090)

Accumulated other comprehensive income (loss) at November 25, 2012	$(330,961)	$(18,853)	$(65,835)	$1,014	$(414,635)	$10,412	$(404,223)

(1)	Pension and postretirement benefit amounts primarily resulted from the actuarial losses recorded in conjunction with the year-end remeasurements of pension obligations, and were principally due to a decline in discount rates caused by changes in the financial markets, including a decrease in corporate bond yield indices.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

NOTE 16: OTHER INCOME (EXPENSE), NET

The following table summarizes significant components of “Other income (expense), net”:

	Year Ended
	November 25, 2012	November 27, 2011	November 28, 2010
	(Dollars in thousands)
Foreign exchange management (losses) gains(1)	$(9,444)	$15,310	$(6,179)
Foreign currency transaction gains (losses)(2)	8,512	(20,251)	9,940
Interest income	1,514	1,618	2,232
Other	4,220	2,048	654

Total other income (expense), net	$4,802	$(1,275)	$6,647

(1)	Gains and losses on forward foreign exchange contracts primarily result from currency fluctuations relative to negotiated contract rates. Losses on forward foreign exchange contracts in 2012 primarily resulted from unfavorable currency fluctuations relative to negotiated contract rates on positions to sell the Mexican Peso. Gains in 2011 primarily resulted from favorable currency fluctuations in the fourth quarter, relative to negotiated contract rates, including the appreciation of the U.S. Dollar against various foreign currencies.

(2)	Foreign currency transaction gains and losses reflect the impact of foreign currency fluctuation on the Company’s foreign currency denominated balances. Gains in 2012 were primarily due to a significant increase in Euro denominated intercompany receivables and the appreciation of the U.S. Dollar against the Japanese Yen. Losses in 2011 were primarily due to the depreciation of the U.S. Dollar, the Turkish Lira and the Polish Zloty against various foreign currencies.

NOTE 17:    INCOME TAXES

The Company’s income tax expense was $54.9 million, $67.7 million and $86.2 million for the years 2012, 2011 and 2010, respectively. The decrease in income tax expense in 2012 as compared to 2011 is primarily due to a net tax benefit of $27.0 million recognized in 2012, resulting from a definitive agreement with the State of California on the state tax refund claims involving tax years 1986 – 2004. The benefit was partially offset by a charge of $9.1 million for the write-off of domestic deferred tax assets associated with expired stock appreciation rights and fixed assets, as well as an unfavorable shift in the mix of foreign earnings to jurisdictions with higher effective tax rates.

The decrease in income tax expense for 2011 as compared to 2010 primarily reflects the decrease in income before income taxes, as well as the comparatively favorable net impact of the following three significant income tax entries recorded in 2010. In 2010, the Company recognized a $27.5 million tax charge for a valuation allowance to fully offset the amount of deferred tax assets in Japan and a $14.5 million tax charge for a reduction in deferred tax assets as a result of the enactment of the Patient Protection and Affordable Care Act (Health Care Act); these charges were partially offset by a $34.2 million tax benefit arising from plans to repatriate the prior undistributed earnings of foreign subsidiaries.

The U.S. and foreign components of income before income taxes were as follows:

	Year Ended
	November 25, 2012	November 27, 2011	November 28, 2010
	(Dollars in thousands)
Domestic	$82,764	$114,236	$165,489
Foreign	113,117	88,591	70,109

Total Income before Income Taxes	$195,881	$202,827	$235,598

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

Income tax expense (benefit) consisted of the following:

	Year Ended
	November 25,	November 27,	November 28,
	2012	2011	2010
	(Dollars in thousands)
U.S. Federal
Current	$15,334	$19,992	$12,259
Deferred	29,537	40,435	24,507

	$44,871	$60,427	$36,766

U.S. State
Current	$(34,603)	$(10)	$2,854
Deferred	(2,956)	(617)	2,454

	$(37,559)	$(627)	$5,308

Foreign
Current	$54,338	$31,580	$39,926
Deferred	(6,728)	(23,665)	4,152

	$47,610	$7,915	$44,078

Consolidated
Current	$35,069	$51,562	$55,039
Deferred	19,853	16,153	31,113

Total Income Tax Expense	$54,922	$67,715	$86,152

The Company’s effective income tax rate was 28.0%, 33.4%, and 36.6% for 2012, 2011 and 2010, respectively. The Company’s income tax expense differed from the amount computed by applying the U.S. federal statutory income tax rate of 35% to income before income taxes as follows:

	Year Ended
	November 25, 2012		November 27, 2011		November 28, 2010
	(Dollars in thousands)
Income tax expense at U.S. federal statutory rate	$68,558	35.0%	$70,990	35.0%	$82,459	35.0%
State income taxes, net of U.S. federal impact	892	0.5%	1,535	0.8%	1,894	0.8%
Change in Health Care Act legislation	—	—%	—	—%	14,481	6.2%
Change in valuation allowance	(1,329)	(0.7)%	(2,421)	(1.2)%	28,278	12.0%
Impact of foreign operations	7,313	3.7%	(2,148)	(1.1)%	(40,668)	(17.3)%
Reassessment of tax liabilities	(29,500)	(15.1)%	(51)	—%	162	0.1%
Write-off of deferred tax assets	9,061	4.6%	—	—%	—	—%
Other, including non-deductible expenses	(73)	—%	(190)	(0.1)%	(454)	(0.2)%

Total	$54,922	28.0%	$67,715	33.4%	$86,152	36.6%

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

Deferred Tax Assets and Liabilities

The Company’s deferred tax assets and deferred tax liabilities were as follows:

	November 25, 2012	November 27, 2011
	(Dollars in thousands)
Foreign tax credit carryforwards	$180,890	$247,003
State net operating loss carryforwards	13,030	14,861
Foreign net operating loss carryforwards	82,748	126,365
Employee compensation and benefit plans	300,796	274,534
Advance royalties	82,799	—
Restructuring and special charges	29,031	18,703
Sales returns and allowances	33,372	35,429
Inventory	14,261	10,240
Property, plant and equipment	18,504	16,037
Unrealized gains/losses on investments	9,720	19,385
Other	38,445	48,884

Total gross deferred tax assets	803,596	811,441
Less: Valuation allowance	(74,456)	(98,736)

Total net deferred tax assets	$729,140	$712,705

Current
Deferred tax assets	$125,804	$108,726
Valuation allowance	(9,580)	(9,182)

Total current deferred tax assets	$116,224	$99,544

Long-term
Deferred tax assets	$677,792	$702,715
Valuation allowance	(64,876)	(89,554)

Total long-term deferred tax assets	$612,916	$613,161

In the fourth quarter of 2012, the Company identified certain deferred tax assets and valuation allowances that should have been written off and reversed, respectively, in prior periods. The Company determined that the amounts were not material to its previously issued financial statements and recorded a correcting entry in the fourth quarter of 2012. The correction had no effect on operating income or cash, but increased income tax expense and decreased net income in the fourth quarter of 2012 by $5.8 million.

Foreign tax credit carryforwards.    This asset decreased from the prior year period primarily due to the utilization of foreign tax credits in the 2012 U.S. federal income tax return, mainly due to the inclusion in 2012 of $213.7 million advance royalty payments from the Company’s European operations relating to the fiscal years 2013 and thereafter. The foreign tax credit carryforwards at November 25, 2012, are subject to expiration from 2014 to 2021, if not utilized.

Foreign net operating loss carryforwards.    As of November 25, 2012, the Company had a deferred tax asset of $82.7 million for foreign net operating loss carryforwards of $276.5 million. Approximately $136.2

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

million of these operating losses expire between the years 2013 and 2031. The remaining $140.3 million are available as indefinite carryforwards under applicable tax law.

Valuation Allowance.    The following table details the changes in valuation allowance during the year ended November 25, 2012:

	Valuation Allowance at November 27, 2011	Changes in Related Gross Deferred Tax Asset	Release	Valuation Allowance at November 25, 2012
	(Dollars in thousands)
Foreign net operating loss carryforwards and other foreign deferred tax assets	98,736	(22,951)	(1,329)	74,456

	$98,736	$(22,951)	$(1,329)	$74,456

At November 25, 2012, $57.3 million of the Company’s valuation allowance related to its gross deferred tax asset for foreign net operating loss carryforwards, to reduce the asset to the amount that will more likely than not be realized. The reduction in the valuation allowance during 2012 was primarily attributable to expirations of unused net operating loss carryforwards in certain foreign jurisdictions.

Uncertain Income Tax Positions

As of November 25, 2012, the Company’s total gross amount of unrecognized tax benefits was $63.6 million, of which $38.5 million could impact the effective tax rate, if recognized, as compared to November 27, 2011, when the Company’s total gross amount of unrecognized tax benefits was $143.4 million, of which $87.9 million could have impacted the effective tax rate, if recognized. The reduction in gross unrecognized tax benefits was primarily due to the Company reaching an agreement during the year with the State of California on state tax refund claims involving tax years 1986 – 2004. In accordance with the agreement, subsequent to the end of the fourth quarter, the Company received a cash refund of state taxes of $29.0 million.

The following table reflects the changes to the Company’s unrecognized tax benefits for the year ended November 25, 2012, and November 27, 2011:

(Dollars in thousands)
Gross unrecognized tax benefits as of November 28, 2010	$150,702
Increases related to current year tax positions	4,309
Increases related to tax positions from prior years	307
Decreases related to tax positions from prior years	(2,357)
Settlement with tax authorities	(1,676)
Lapses of statutes of limitation	(6,226)
Other, including foreign currency translation	(1,662)

Gross unrecognized tax benefits as of November 27, 2011	143,397
Increases related to current year tax positions	5,216
Increases related to tax positions from prior years	3,018
Decreases related to tax positions from prior years	(97)
Settlement with tax authorities	(83,852)
Lapses of statutes of limitation	(3,126)
Other, including foreign currency translation	(930)

Gross unrecognized tax benefits as of November 25, 2012	$63,626

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

The Company believes that it is reasonably possible that unrecognized tax benefits could decrease within the next twelve months by as much as $23.4 million due to anticipated settlement of audits in various jurisdictions.

As of November 25, 2012, and November 27, 2011, accrued interest and penalties primarily relating to non-U.S. jurisdictions were $15.6 million and $16.5 million, respectively.

The Company’s income tax returns are subject to examination in the U.S. federal and state jurisdictions and numerous foreign jurisdictions. The following table summarizes the tax years that are either currently under audit or remain open and subject to examination by the tax authorities in the major jurisdictions in which the Company operates:

Jurisdiction	Open Tax Years
U.S. federal	2003-2012
California	2003-2012
Belgium	2010-2012
United Kingdom	2008-2012
Spain	2007-2012
Mexico	2005-2012
Canada	2004-2012
Hong Kong	2006-2012
Italy	2007-2012
France	2009-2012
Turkey	2007-2012

NOTE 18:    RELATED PARTIES

Robert D. Haas, a director and Chairman Emeritus of the Company, is the President of the Levi Strauss Foundation, which is not a consolidated entity of the Company. During 2012, 2011, and 2010, the Company donated $2.8 million, $1.6 million and $3.1 million, respectively, to the Levi Strauss Foundation.

Peter E. Haas Jr., a director of the Company, is the President of the Red Tab Foundation, which is not a consolidated entity of the Company. During 2012, the Company donated $0.1 million to the Red Tab Foundation.

Stephen C. Neal, a director and Chairman of the Board of Directors, is Chairman of the law firm Cooley LLP. In 2010, the Company paid fees to Cooley LLP of approximately $0.2 million.

NOTE 19:    BUSINESS SEGMENT INFORMATION

The Company manages its business according to three regional segments: the Americas, Europe and Asia Pacific. The Company considers its chief executive officer to be the Company’s chief operating decision maker. The Company’s management, including the chief operating decision maker, manages business operations, evaluates performance and allocates resources based on the regional segments’ net revenues and operating income. The Company reports net trade receivables and inventories by segment as that information is used by the chief operating decision maker in assessing segment performance. The Company does not report its other assets by segment as that information is not used by the chief operating decision maker in assessing segment performance.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

Business segment information for the Company is as follows:

	Year Ended
	November 25, 2012	November 27, 2011	November 28, 2010
	(Dollars in thousands)
Net revenues:
Americas	$2,749,327	$2,715,925	$2,549,086
Europe	1,103,212	1,174,138	1,105,264
Asia Pacific	757,654	871,503	756,299

Total net revenues	$4,610,193	$4,761,566	$4,410,649

Operating income:
Americas	$431,552	$393,906	$402,530
Europe	178,313	182,306	163,475
Asia Pacific	66,839	108,065	86,274

Regional operating income	676,704	684,277	652,279
Corporate expenses(1)	342,725	347,884	270,918

Total operating income	333,979	336,393	381,361
Interest expense	(134,694)	(132,043)	(135,823)
Loss on early extinguishment of debt	(8,206)	(248)	(16,587)
Other income (expense), net	4,802	(1,275)	6,647

Income before income taxes	$195,881	$202,827	$235,598

(1)	Included in corporate expenses for the year ended November 25, 2012, is an $18.8 million impairment charge related to the Company’s decision in the third quarter to outsource distribution in Japan to a third-party and close its owned distribution center in that country.

	Year Ended
	November 25, 2012	November 27, 2011	November 28, 2010
	(Dollars in thousands)
Depreciation and amortization expense:
Americas	$43,368	$53,804	$51,050
Europe	21,891	23,803	25,485
Asia Pacific	12,887	12,878	11,798
Corporate	44,462	27,308	16,563

Total depreciation and amortization expense	$122,608	$117,793	$104,896

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

	November 25, 2012
	Americas	Europe	Asia Pacific	Unallocated	Consolidated Total
	(Dollars in thousands)
Assets:
Trade receivables, net	$327,308	$113,405	$40,996	$18,963	$500,672
Inventories	270,019	126,018	96,969	25,854	518,860
All other assets	—	—	—	2,150,545	2,150,545

Total assets					$3,170,077

	November 27, 2011
	Americas	Europe	Asia Pacific	Unallocated	Consolidated Total
	(Dollars in thousands)
Assets:
Trade receivables, net	$404,401	$164,077	$66,779	$19,646	$654,903
Inventories	332,955	141,764	130,953	5,730	611,402
All other assets	—	—	—	2,013,250	2,013,250

Total assets					$3,279,555

Geographic information for the Company was as follows:

	Year Ended
	November 25, 2012	November 27, 2011	November 28, 2010
	(Dollars in thousands)
Net revenues:
United States	$2,412,647	$2,380,096	$2,248,340
Foreign countries	2,197,546	2,381,470	2,162,309

Total net revenues	$4,610,193	$4,761,566	$4,410,649

Deferred tax assets:
United States	$647,767	$643,767	$646,050
Foreign countries	81,373	68,938	50,895

Total deferred tax assets	$729,140	$712,705	$696,945

Long-lived assets:
United States	$353,567	$365,907	$337,592
Foreign countries	123,977	152,874	169,557

Total long-lived assets	$477,544	$518,781	$507,149

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 25, 2012, NOVEMBER 27, 2011, AND NOVEMBER 28, 2010

NOTE 20:    QUARTERLY FINANCIAL DATA (UNAUDITED)

Set forth below are the consolidated statements of operations for the first, second, third and fourth quarters of 2012 and 2011.

Year Ended November 25, 2012	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands)
Net revenues	$1,164,961	$1,047,157	$1,100,856	$1,297,219
Cost of goods sold	616,167	566,471	580,108	648,116

Gross profit	548,794	480,686	520,748	649,103
Selling, general and administrative expenses	438,583	435,056	433,961	557,752

Operating income	110,211	45,630	86,787	91,351
Interest expense	(38,573)	(32,411)	(32,160)	(31,550)
Loss on early extinguishment of debt	—	(8,206)	—	—
Other income (expense), net	1,172	10,697	(5,747)	(1,320)

Income before taxes	72,810	15,710	48,880	58,481
Income tax expense	23,513	2,467	23,802	5,140

Net income	49,297	13,243	25,078	53,341
Net (income) loss attributable to noncontrolling interest	(79)	(10)	3,273	(293)

Net income attributable to Levi Strauss & Co.	$49,218	$13,233	$28,351	$53,048

Year Ended November 27, 2011	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands)
Net revenues	$1,120,693	$1,092,922	$1,204,017	$1,343,934
Cost of goods sold	562,726	552,226	634,573	719,802

Gross profit	557,967	540,696	569,444	624,132
Selling, general and administrative expenses	459,093	475,720	488,545	532,488

Operating income	98,874	64,976	80,899	91,644
Interest expense	(34,866)	(33,515)	(30,208)	(33,454)
Loss on early extinguishment of debt	—	—	—	(248)
Other income (expense), net	(5,959)	(1,006)	(5,779)	11,469

Income before taxes	58,049	30,455	44,912	69,411
Income tax expense	18,881	9,944	13,612	25,278

Net income	39,168	20,511	31,300	44,133
Net loss (income) attributable to noncontrolling interest	1,507	460	893	(19)

Net income attributable to Levi Strauss & Co.	$40,675	$20,971	$32,193	$44,114

LEVI STRAUSS & CO.

Offer to Exchange

all outstanding unregistered 6 7/8% Senior Notes due 2022

($140,000,000 aggregate principal amount outstanding)

for

6 7/8% Senior Notes due 2022

($140,000,000 aggregate principal amount)

which have been registered under the Securities Act of 1933

PROSPECTUS

                    , 2013

Until the date that is 90 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145(a) and (b) of the Delaware General Corporation Law (“DGCL”) provide generally that a corporation has the power to indemnify its officers, directors, employees and agents (or persons serving in such positions in another entity at the request of the corporation) against expenses, including attorneys’ fees, judgments, fines or settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person’s conduct was unlawful), except that if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity. The Registrant’s Certificate of Incorporation provides that the Registrant will indemnify its officers and directors to the fullest extent permitted by Delaware law.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Certificate of Incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director other than (i) for breaches of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by Section 145(g) of the DGCL and Registrant’s By-laws, the directors and officers of the Registrant are covered by directors’ and officers’ liability and insurance policies.

We have entered into an agreement with each of our current directors that requires us to, among other things, indemnify such director to the fullest extent permitted by law against all expenses and costs actually and reasonably incurred and all amounts such director is legally obligated to pay if such director was or becomes a party to or a witness or other participant, or is threatened to be made a party to or witness or other participant, in a claim by reason of such person’s status as a director of the company or by reason of such person’s service, at our request, as a director, officer, employee or agent of another corporation or other enterprise. We are required to advance all expenses actually and reasonably incurred by a director in defending or being a witness in a claim in advance of its final disposition; however, in certain circumstances, we are entitled to be reimbursed by the director upon determination, as provided in the indemnification agreement, that the director was not permitted to be indemnified under applicable law.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits

3.1	Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3.3 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 6, 2001.

3.2	Amended and Restated By-Laws. Incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed with the Commission on July 16, 2012.

4.1	Fiscal Agency Agreement, dated November 21, 1996, between the Registrant and Citibank, N.A., relating to ¥20 billion 4.25% bonds due 2016. Incorporated by reference to Exhibit 4.2 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.

4.2	Indenture, relating to the Euro denominated Senior Notes due 2018 and the U.S. Dollar denominated Senior Notes due 2020, dated as of May 6, 2010, between the Registrant and Wells Fargo Bank, National Association, as trustee. Incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed with the Commission on May 7, 2010.

4.3	Indenture relating to the 6.875% Senior Notes due 2022, dated as of May 8, 2012, between the Registrant and Wells Fargo Bank, National Association, as trustee. Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 11, 2012.

4.6	First Supplemental Indenture, dated as of March 14, 2013, supplementing the Indenture, dated as of May 8, 2012, each between the Registrant and Wells Fargo Bank, National Association, as trustee. Incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed with the Commission on March 15, 2013.

4.7	Registration Rights Agreement relating to the 6.875% Senior Notes due 2022, dated March 14, 2013, between the Registrant and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Incorporated by reference to Exhibit 4.2 to Registrant’s Current Report on Form 8-K filed with the Commission on March 15, 2013.

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP (including consent). Filed herewith.

10.1	Stockholders Agreement, dated April 15, 1996, among LSAI Holding Corp. (predecessor of the Registrant) and the stockholders. Incorporated by reference to Exhibit 10.1 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.

10.2	Excess Benefit Restoration Plan. Incorporated by reference as Exhibit 10.4 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.3	Supplemental Benefit Restoration Plan. Incorporated by reference as Exhibit 10.5 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.4	First Amendment to Supplemental Benefit Restoration Plan. Incorporated by reference as Exhibit 10.6 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.5	Executive Severance Plan effective November 29, 2010. Incorporated by reference as Exhibit 10.7 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.6	Annual Incentive Plan, effective November 29, 2010. Incorporated by reference as Exhibit 10.8 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.7	Annual Incentive Plan, effective November 28, 2011. Incorporated by reference as Exhibit 10.9 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.8	Deferred Compensation Plan for Executives and Outside Directors, Amended and Restated, effective January 1, 2011. Incorporated by reference as Exhibit 10.10 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.9	First Amendment to Deferred Compensation Plan for Executives and Outside Directors, dated August 26, 2011. Incorporated by reference as Exhibit 10.11 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.10	2006 Equity Incentive Plan, amended as of December 8, 2011. Incorporated by reference as Exhibit 10.12 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.11	Rabbi Trust Agreement, effective January 1, 2003, between the Registrant and Boston Safe Deposit and Trust Company. Incorporated by reference to Exhibit 10.65 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.*

10.12	Form of stock appreciation right award agreement. Incorporated by reference to Exhibit 99.2 to Registrant’s Current Report on Form 8-K filed with the Commission on July 19, 2006.*

10.13	Term Loan Agreement, dated as of March 27, 2007, among Levi Strauss & Co., the lenders and other financial institutions party thereto and Bank of America, N.A. as administrative agent. Incorporated by reference to Exhibit 99.1 to Registrant’s Current Report on Form 8-K filed with the Commission on March 30, 2007.

10.14	Director Indemnification Agreement. Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on July 10, 2008.

10.15	Second Amendment to Lease, dated November 12, 2009, by and among the Registrant, Blue Jeans Equities West, a California general partnership, Innsbruck LP, a California limited partnership, and Plaza GB LP, a California limited partnership. Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on November 25, 2009.

10.16	Employment Agreement between the Company and Charles V. Bergh, dated June 9, 2011. Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on June 16, 2011.*

10.17	Transition Services, Separation Agreement and Release of All Claims between John Anderson and the Company, dated June 16, 2011. Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K filed with the Commission on June 16, 2011.*

10.18	Credit Agreement, dated as of September 30, 2011, by and among Levi Strauss & Co., Levi Strauss & Co. (Canada) Inc., the other Loan Parties party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Multicurrency Administrative Agent, the other financial institutions, agents and arrangers party thereto. Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on September 30, 2011.

10.19	U.S. Security Agreement, dated September 30, 2011, by Levi Strauss & Co. and certain subsidiaries of Levi Strauss & Co. in favor of JP Morgan Chase Bank, N.A., as Administrative Agent. Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on September 30, 2011.

10.20	Separation Agreement and Release of All Claims between Robert Hanson and the Company, dated October 31, 2011. Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on November 3, 2011.*

10.21	Separation Agreement and Release of All Claims between Aaron Boey and the Company, dated October 4, 2012. Incorporated by reference as Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission October 5, 2012.*

10.22	Employment Offer Letter between Harmit Singh and the Company, dated December 10, 2012. Incorporated by reference as Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on December 13, 2012.*

10.23	Amendment to Employment Agreement, effective as of May 8, 2012, between Levi Strauss & Co. and Charles V. Bergh. Incorporated by reference as Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on May 11, 2012.*

12	Statements re: Computation of Ratio of Earnings to Fixed Charges. Filed herewith.

21	Subsidiaries of the Registrant. Incorporated by reference to Exhibit 21 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2013.

23.1	Consent of PricewaterhouseCoopers LLP. Filed herewith.

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).

24	Power of Attorney. Contained in signature pages hereto.

25.1	Statement of Eligibility of Trustee on Form T-1.

99.1	Form of Letter of Transmittal. Filed herewith.

101.INS	XBRL Instance Document. Furnished herewith.

101.SCH	XBRL Taxonomy Extension Schema Document. Furnished herewith.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document. Furnished herewith.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document. Furnished herewith.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document. Furnished herewith.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document. Furnished herewith.

*	Management contract, compensatory plan or arrangement.

(b) Financial Statement Schedule

SCHEDULE II

LEVI STRAUSS & CO. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

Allowance for Doubtful Accounts	Balance at Beginning of Period	Additions Charged to Expenses	Deductions(1)	Balance at End of Period
	(Dollars in thousands)
November 25, 2012	$22,684	$5,024	$6,970	$20,738

November 27, 2011	$24,617	$4,634	$6,567	$22,684

November 28, 2010	$22,523	$7,536	$5,442	$24,617

Sales Returns	Balance at Beginning of Period	Additions Charged to Net Sales	Deductions(1)	Balance at End of Period
	(Dollars in thousands)
November 25, 2012	$51,023	$161,620	$172,068	$40,575

November 27, 2011	$47,691	$139,068	$135,736	$51,023

November 28, 2010	$33,106	$133,012	$118,427	$47,691

Sales Discounts and Incentives	Balance at Beginning of Period	Additions Charged to Net Sales	Deductions(1)	Balance at End of Period
	(Dollars in thousands)
November 25, 2012	$102,359	$254,556	$254,554	$102,361

November 27, 2011	$90,560	$277,016	$265,217	$102,359

November 28, 2010	$85,627	$274,903	$269,970	$90,560

Valuation Allowance Against Deferred Tax Assets	Balance at Beginning of Period	Charges/ (Releases) to Tax Expense	(Additions) / Deductions(1)	Balance at End of Period
	(Dollars in thousands)
November 25, 2012	$98,736	$(1,329)	$22,951	$74,456

November 27, 2011	$97,026	$(2,421)	$(4,131)	$98,736

November 28, 2010	$72,986	$28,278	$4,238	$97,026

(1)	The charges to the accounts are for the purposes for which the allowances were created.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the City and County of San Francisco, State of California, on April 25, 2013.

LEVI STRAUSS & CO.

By:	/s/ Harmit Singh
Harmit Singh
Executive Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harmit Singh, Johan Nystedt and Jennifer Chaloemtiarana and each of them, his or her attorney-in-fact with power of substitution for him or her in any and all capacities, to sign any amendments, supplements or other documents relating to this registration statement on Form S-4 he or she deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that such attorney-in-fact or his or her substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated.

Signature	Title	Date

/s/ Stephen C. Neal Stephen C. Neal	Chairman of the Board	April 25, 2013

/s/ Charles V. Bergh Charles V. Bergh	Director, President and Chief Executive Officer (Principal Executive Officer)	April 25, 2013

/s/ Troy Alstead Troy Alstead	Director	April 25, 2013

/s/ Robert D. Haas Robert D. Haas	Director	April 25, 2013

/s/ Fernando Aguirre Fernando Aguirre	Director	April 25, 2013

/s/ Jill Beraud Jill Beraud	Director	April 25, 2013

/s/ Vanessa J. Castagna Vanessa J. Castagna	Director	April 25, 2013

/s/ Robert A. Eckert Robert A. Eckert	Director	April 25, 2013

/s/ Peter E. Haas Jr. Peter E. Haas Jr.	Director	April 25, 2013

/s/ Patricia Salas Pineda Patricia Salas Pineda	Director	April 25, 2013

/s/ Harmit Singh Harmit Singh	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 25, 2013

/s/ Heidi L. Manes Heidi L. Manes	Vice President and Controller (Principal Accounting Officer)	April 25, 2013

EXHIBIT INDEX

3.1	Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3.3 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 6, 2001.

3.2	Amended and Restated By-Laws. Incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed with the Commission on July 16, 2012.

4.1	Fiscal Agency Agreement, dated November 21, 1996, between the Registrant and Citibank, N.A., relating to ¥20 billion 4.25% bonds due 2016. Incorporated by reference to Exhibit 4.2 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.

4.2	Indenture, relating to the Euro denominated Senior Notes due 2018 and the U.S. Dollar denominated Senior Notes due 2020, dated as of May 6, 2010, between the Registrant and Wells Fargo Bank, National Association, as trustee. Incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed with the Commission on May 7, 2010.

4.3	Indenture relating to the 6.875% Senior Notes due 2022, dated as of May 8, 2012, between the Registrant and Wells Fargo Bank, National Association, as trustee. Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 11, 2012.

4.6	First Supplemental Indenture, dated as of March 14, 2013, supplementing the Indenture, dated as of May 8, 2012, each between the Registrant and Wells Fargo Bank, National Association, as trustee. Incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed with the Commission on March 15, 2013.

4.7	Registration Rights Agreement relating to the 6.875% Senior Notes due 2022, dated March 14, 2013, between the Registrant and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Incorporated by reference to Exhibit 4.2 to Registrant’s Current Report on Form 8-K filed with the Commission on March 15, 2013.

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP (including consent). Filed herewith.

10.1	Stockholders Agreement, dated April 15, 1996, among LSAI Holding Corp. (predecessor of the Registrant) and the stockholders. Incorporated by reference to Exhibit 10.1 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.

10.2	Excess Benefit Restoration Plan. Incorporated by reference as Exhibit 10.4 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.3	Supplemental Benefit Restoration Plan. Incorporated by reference as Exhibit 10.5 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.4	First Amendment to Supplemental Benefit Restoration Plan. Incorporated by reference as Exhibit 10.6 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.5	Executive Severance Plan effective November 29, 2010. Incorporated by reference as Exhibit 10.7 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.6	Annual Incentive Plan, effective November 29, 2010. Incorporated by reference as Exhibit 10.8 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.7	Annual Incentive Plan, effective November 28, 2011. Incorporated by reference as Exhibit 10.9 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.8	Deferred Compensation Plan for Executives and Outside Directors, Amended and Restated, effective January 1, 2011. Incorporated by reference as Exhibit 10.10 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.9	First Amendment to Deferred Compensation Plan for Executives and Outside Directors, dated August 26, 2011. Incorporated by reference as Exhibit 10.11 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.10	2006 Equity Incentive Plan, amended as of December 8, 2011. Incorporated by reference as Exhibit 10.12 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.11	Rabbi Trust Agreement, effective January 1, 2003, between the Registrant and Boston Safe Deposit and Trust Company. Incorporated by reference to Exhibit 10.65 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.*

10.12	Form of stock appreciation right award agreement. Incorporated by reference to Exhibit 99.2 to Registrant’s Current Report on Form 8-K filed with the Commission on July 19, 2006.*

10.13	Term Loan Agreement, dated as of March 27, 2007, among Levi Strauss & Co., the lenders and other financial institutions party thereto and Bank of America, N.A. as administrative agent. Incorporated by reference to Exhibit 99.1 to Registrant’s Current Report on Form 8-K filed with the Commission on March 30, 2007.

10.14	Director Indemnification Agreement. Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on July 10, 2008.

10.15	Second Amendment to Lease, dated November 12, 2009, by and among the Registrant, Blue Jeans Equities West, a California general partnership, Innsbruck LP, a California limited partnership, and Plaza GB LP, a California limited partnership. Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on November 25, 2009.

10.16	Employment Agreement between the Company and Charles V. Bergh, dated June 9, 2011. Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on June 16, 2011.*

10.17	Transition Services, Separation Agreement and Release of All Claims between John Anderson and the Company, dated June 16, 2011. Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K filed with the Commission on June 16, 2011.*

10.18	Credit Agreement, dated as of September 30, 2011, by and among Levi Strauss & Co., Levi Strauss & Co. (Canada) Inc., the other Loan Parties party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Multicurrency Administrative Agent, the other financial institutions, agents and arrangers party thereto. Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on September 30, 2011.

10.19	U.S. Security Agreement, dated September 30, 2011, by Levi Strauss & Co. and certain subsidiaries of Levi Strauss & Co. in favor of JP Morgan Chase Bank, N.A., as Administrative Agent. Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on September 30, 2011.

10.20	Separation Agreement and Release of All Claims between Robert Hanson and the Company, dated October 31, 2011. Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on November 3, 2011.*

10.21	Separation Agreement and Release of All Claims between Aaron Boey and the Company, dated October 4, 2012. Incorporated by reference as Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission October 5, 2012.*

10.22	Employment Offer Letter between Harmit Singh and the Company, dated December 10, 2012. Incorporated by reference as Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on December 13, 2012.*

10.23	Amendment to Employment Agreement, effective as of May 8, 2012, between Levi Strauss & Co. and Charles V. Bergh. Incorporated by reference as Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on May 11, 2012.*

12	Statements re: Computation of Ratio of Earnings to Fixed Charges. Filed herewith.

21	Subsidiaries of the Registrant. Incorporated by reference to Exhibit 21 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2013.

23.1	Consent of PricewaterhouseCoopers LLP. Filed herewith.

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).

24	Power of Attorney. Contained in signature pages hereto.

25.1	Statement of Eligibility of Trustee on Form T-1.

99.1	Form of Letter of Transmittal. Filed herewith.

101.INS	XBRL Instance Document. Furnished herewith.

101.SCH	XBRL Taxonomy Extension Schema Document. Furnished herewith.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document. Furnished herewith.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document. Furnished herewith.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document. Furnished herewith.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document. Furnished herewith.

*	Management contract, compensatory plan or arrangement.